QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on July     , 2005

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COWLITZ BANCORPORATION
(Exact name of registrant as specified in its charter)

Washington (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	91-1529841 (IRS Employer Identification No.)

927 Commerce Ave.
Longview, Washington 98632
(360) 423-9800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Richard J. Fitzpatrick
President and Chief Executive Officer
Cowlitz Bancorporation
927 Commerce Ave.
Longview, Washington 98632
(360) 423-9800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Kenneth E. Roberts Charmin B. Shiely Foster Pepper Tooze LLP Suite 1800 601 SW Second Avenue Portland, Oregon 97204 (503) 221-0607	Sandra Gallagher-Alford Ryan J. York Davis Wright Tremaine LLP 2600 Century Square 1501 Fourth Avenue Seattle, Washington 98101 (206) 622-3150

        Approximate Date of Proposed Sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, no par value	830,735	N/A	$8,391,854	$988.68

(1)
Represents the estimated maximum number of shares of common stock of Cowlitz Bancorporation, no par value per share, that could be issued in connection with the merger with AEA Bancshares, Inc., including shares of common stock issuable upon the exercise of outstanding warrants to acquire AEA Bancshares, Inc. common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(f) under the Securities Act of 1933, as amended, based on the book value of AEA Bancshares, Inc. as of March 31, 2005, the latest practicable date prior to filing of this registration statement of $8,391,854.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission may determine.

Prospectus of Cowlitz Bancorporation	Proxy Statement of AEA Bancshares, Inc.

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear AEA Shareholders:

        You are cordially invited to attend a special meeting of shareholders of AEA Bancshares, Inc. ("AEA"), which will be held at AEA's office located at 1505 Westlake Avenue North, Seattle, Washington, on                        , 2005, at             p.m. At the meeting, shareholders will be asked to vote on the proposed merger of AEA into Cowlitz Bancorporation ("Cowlitz"). The terms of the merger are detailed in a merger agreement dated May 3, 2005, which is attached as Appendix A. We are sending you this document to ask you to vote in favor of the merger.

        If the merger is completed, you will receive shares of Cowlitz common stock in exchange for your shares of AEA common stock. Cowlitz's common stock trades on the Nasdaq National Market™ under the symbol "CWLZ."

        The total purchase price paid by Cowlitz will range between $5.83 million and $7.0 million, depending, in part, on the resolution of a claim involving a potential loss to AEA. Between 1.737 and 2.086 shares of Cowlitz common stock will be exchanged for each share of AEA common stock, assuming the current number of outstanding shares of AEA common stock does not change prior to the effective date of the merger. The final exchange ratio will be determined immediately prior to closing of the merger, and may be adjusted dependent on the outcome of certain other claims and disputes between AEA and third parties. We specifically negotiated for the merger consideration to be structured to give AEA shareholders the benefits, if any, of certain potential recoveries that were too uncertain, at the time the merger agreement was signed, to directly factor into the purchase price. Based on the closing price of Cowlitz common stock of $            , on            , 2005 the consideration for each share of AEA common stock will be between $            and $            , not including possible positive adjustments to the purchase price which are too uncertain to estimate and which therefore should not be considered in evaluating the purchase price. In the event of a positive adjustment to the purchase price, a portion of the purchase price may be paid in cash instead of stock at Cowlitz's option under certain circumstances detailed in the merger agreement. In the event certain of AEA's claims and disputes with third parties are resolved following the effective date of the merger, you will receive your pro rata portion of the net benefit of these recoveries. The Board of Directors, after thorough consideration, determined the merger to be in the best interests of AEA and our shareholders.

        Over the past several years, AEA has experienced significant financial losses, primarily as a result of the deterioration of loans in the bank's loan portfolio. We have also been required to reduce the bank's assets to increase liquidity and maintain required regulatory capital ratios. Because of AEA's weakened financial condition and regulatory difficulties, we have been unable to recruit and retain adequate management resources. If the merger with Cowlitz is not approved and AEA remains independent, we expect losses to continue due to the condition of the loans in our loan portfolio and the significant expenses we must incur for consulting and professional services to resolve these loan portfolio issues, respond to and address regulatory matters, and attract additional qualified management. The bank is presently subject to a consent order issued by the FDIC and the Washington Department of Financial Institutions, with which it has been unable to fully comply despite diligent efforts. This could subject the bank to further regulatory action.

        In light of these circumstances and based on the specifically negotiated provisions of the merger agreement, the Board of Directors has determined that the proposed merger with Cowlitz offers better potential returns to AEA shareholders than are likely if AEA continues on a stand-alone basis. The Board has received an opinion from its financial advisor, Sandler O'Neill & Partners, L.P., that the exchange ratio is fair, from a financial point of view, to AEA shareholders.

        Your vote is very important. We cannot complete the merger unless holders of two-thirds of our outstanding shares vote to approve the merger. AEA's Board of Directors is soliciting proxies from shareholders to vote at the special shareholder meeting. You do not need to attend the meeting to vote your shares, although you are invited to do so. To ensure that your vote is represented at this important meeting, please complete, sign, date and return the enclosed proxy.

        This proxy statement-prospectus gives you detailed information about the merger and includes a copy of the merger agreement. You should read both carefully, particularly the information under "Risk Factors" beginning on page 10, before sending in your proxy or voting your shares at the special shareholders meeting.

        You should rely only on the information in this document or in other documents to which we refer you, concerning Cowlitz, AEA and the proposed merger. We have not authorized anyone to provide you with information that is different.

Sincerely,

Clyde "Chuck" B. Brooks, Jr.
Interim President and Chief Executive Officer
AEA Bancshares, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the terms of the merger agreement or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

        The securities of Cowlitz Bancorporation are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        This proxy statement-prospectus is dated                , 2005 and first mailed to shareholders on or about                , 2005.

WHERE YOU CAN FIND MORE INFORMATION

        This proxy statement-prospectus incorporates important business and financial information about Cowlitz from documents filed with the Securities and Exchange Commission ("SEC") that are not included in or delivered with this document. See "Incorporation of Documents by Reference" on page 141. These documents (including any exhibits incorporated by reference) are available without charge to you upon written or oral request to:

  Cowlitz Bancorporation
  927 Commerce Ave.
  Longview, Washington 98632
  Attn: Lynda Altman
  (360) 501-7330
  Email: laltman@cowlitzbank.com

        Additional financial information about AEA is available to you without charge upon your written or oral request to:

  AEA Bancshares, Inc.
  1505 Westlake Avenue North
  Seattle, WA 98109
  Attn: Chuck Brooks
  (206) 282-4000
  Email: cbrooks@aea-bank.com

        To obtain timely delivery before the special shareholder meeting, you must request the information no later than                , 2005.

        Cowlitz files annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may obtain copies of these documents by mail from the public reference room of the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-732-0330 for information on the operation of the public reference room. Cowlitz's documents can also be reviewed and copied from the SEC's web site located at http://www.sec.gov.

        Cowlitz has filed a registration statement on Form S-4 to register with the SEC the shares of Cowlitz common stock to be issued to AEA shareholders in the proposed merger. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the SEC's address set forth above. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.

AEA BANCSHARES, INC.
1505 Westlake Avenue North
Seattle, WA 98109
(206) 301-0180

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

            , 2005

To AEA Shareholders:

        A special meeting of shareholders of AEA Bancshares, Inc. will be held at AEA's office located at 1505 Westlake Avenue North, Seattle, Washington at              p.m., local time, on                , 2005, for the following purposes:

  •
  Approval of the Merger.    To vote on a proposal to approve the Agreement and Plan of Reorganization and the accompanying Plan of Merger providing for the merger of AEA Bancshares, Inc. into Cowlitz Bancorporation (the "merger"); and

  •
  Transaction of Other Business.    To transact other business that may properly come before the meeting, including, if necessary, any proposal to adjourn the special shareholders' meeting to solicit additional proxies if there are insufficient votes at the time of the special shareholders' meeting to approve the proposed merger with Cowlitz Bancorporation.

        The proposed merger is discussed more fully in the proxy statement-prospectus and merger agreement attached to this notice. You should read both carefully.

        If you were a shareholder of record of AEA common stock as of the close of business on                , 2005, you are entitled to receive this notice and vote at the special meeting, or any adjournment or postponement thereof.

        Your vote is important.    The holders of two-thirds of the outstanding shares of AEA common stock must vote in favor of the merger for the merger to be completed; therefore, it is important that all shareholders vote. We urge you to vote in favor of the proposal. To ensure that your vote is represented at this important meeting please sign and return the enclosed proxy as promptly as possible, whether or not you expect to attend the special shareholders' meeting in person.

        After careful consideration, AEA's Board of Directors has determined that the merger is in the best interest of AEA and its shareholders. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER.

        In connection with the proposed merger, you may exercise dissenters' rights as provided under Washington law. If you follow all of the required procedures, you would receive cash in an amount equal to the fair value of your shares of AEA common stock in lieu of the merger consideration. The procedure for exercising dissenters' rights is summarized under the heading "Dissenters' Rights" in the attached proxy statement-prospectus. The relevant provisions of the Washington law on dissenters' rights are attached as Appendix C to the proxy statement-prospectus.

By Order of the Board of Directors,
Per Heggelund, Chairman
, 2005

QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETING	1
QUESTIONS AND ANSWERS ABOUT THE MERGER	3
SUMMARY	5
FORWARD-LOOKING INFORMATION	10
RISK FACTORS	10
SELECTED FINANCIAL DATA	14
Selected Historical Financial Data for Cowlitz	14
Selected Unaudited Pro Forma Financial Data	16
SELECTED UNAUDITED COMPARATIVE PER SHARE DATA	18
MARKET PRICE DATA AND DIVIDEND INFORMATION	20
BENEFICIAL OWNERSHIP INFORMATION	23
AEA SPECIAL MEETING	26
When and Where the Meeting Will Be Held	26
Purpose of the Meeting	26
Who May Vote	26
Voting	26
Revoking a Proxy	26
How We Determine a Quorum	26
How We Count Votes	27
Vote Required to Approve the Merger	27
Shares Owned by Directors and Executive Officers	27
Other Business for the Special Meeting of AEA Shareholders	27
Proxy Solicitation	27
BACKGROUND AND REASONS FOR MERGER	29
Background of the Merger	29
AEA's Reasons for the Merger and Recommendation of AEA's Board of Directors	32
Cowlitz's Reasons for the Merger	33
Fairness Opinion of AEA's Financial Advisor	34
THE MERGER	45
Transaction Structure	45
Merger Consideration	45
Effective Date of the Merger	48
Treatment of Outstanding Options and Warrants	48
Resulting Management and Board of Directors of Cowlitz	48
Interests of AEA Directors and Officers in the Merger	49
Commitment of Directors	50
Resales of Cowlitz Stock	50
Material United States Federal Income Tax Consequences of the Merger	50
Accounting Treatment	51
Dissenters' Rights	52
THE MERGER AGREEMENT	54
Representations and Warranties	54
Covenants and Other Agreements	55
No Solicitation	57
Conditions to Complete the Merger	57
Termination	58
Amendment	60
Expenses	60

i

INFORMATION ABOUT COWLITZ	61
Description of Cowlitz's Business	61
Cowlitz Management's Discussion & Analysis of Financial Condition and Results of Operations	70
INFORMATION ABOUT AEA	100
Description of AEA's Business	100
AEA Management's Discussion & Analysis of Financial Condition and Results of Operations	103
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	126
Cowlitz/AEA Pro Forma Condensed Combined Balance Sheet	127
Notes To The Unaudited Pro Forma Condensed Combined Financial Information	133
DESCRIPTION OF COWLITZ CAPITAL STOCK	136
COMPARISON OF RIGHTS OF SHAREHOLDERS	137
LEGAL MATTERS	141
EXPERTS	141
INCORPORATION OF DOCUMENTS BY REFERENCE	141
APPENDIX A—Agreement and Plan of Reorganization	A-1
APPENDIX B—Sandler O'Neill & Partners L.P. Opinion	B-1
APPENDIX C—Washington Statute Concerning Dissenters' Rights	C-1
APPENDIX D—Cowlitz's Financial Statements	D-1
APPENDIX E—AEA's Financial Statements	E-1

ii

QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETING

Q:
What is the purpose of this proxy statement-prospectus?

A:
This document serves as both a proxy statement of AEA Bancshares, Inc. ("AEA") and a prospectus of Cowlitz Bancorporation ("Cowlitz"). As a proxy statement, it is being provided to you by AEA's Board of Directors to solicit your proxy to vote to approve the proposed merger of AEA into Cowlitz (the "merger"). As a prospectus, it is being provided to you by Cowlitz to offer you shares of its common stock as consideration for your AEA shares in the proposed merger.

Q:
When and where will the special meeting take place?

A:
AEA will hold a special meeting of its shareholders at its office located at 1505 Westlake Avenue North, Seattle, Washington on                , 2005, at              p.m.

Q:
What are shareholders being asked to vote on at the shareholder meeting?

A:
You are being asked to vote "FOR" the approval of the Agreement and Plan of Reorganization dated May 3, 2005, providing for the merger of AEA into Cowlitz, included as Appendix A to this proxy statement-prospectus.

Q:
Who is eligible to vote?

A:
Holders of AEA common stock of record at the close of business on            , 2005 are eligible to vote at the AEA special meeting of shareholders.

Q:
What vote is required to approve the merger agreement?

A:
The merger agreement will be approved if the holders of two-thirds of the outstanding shares of AEA vote in favor of the merger. Accordingly, a failure to vote or an abstention will have the same effect as a vote against the merger.

Q:
Can I dissent from the merger?

A:
Yes, you may dissent from the merger. If you follow all of the required procedures under Washington law, you may receive cash in an amount equal to the fair value of your shares instead of receiving the merger consideration. However, if you elect dissenter's rights, you will not know the amount of cash you would be entitled to receive until after the merger is effective. The procedure for exercising dissenters' rights is summarized under the heading "Dissenters' Rights." The relevant provisions of Washington law are attached to this proxy statement-prospectus as Appendix C.

Q:
Has AEA's Board of Directors approved the merger?

A:
Yes. After careful consideration, AEA's Board of Directors determined the merger to be in the best interests of AEA and its shareholders, approved the merger, and has recommended that shareholders vote in favor of the merger.

Q:
What do I need to do now?

A:
Carefully read this proxy statement-prospectus and the documents incorporated by reference, including the merger agreement, in their entirety. Then, vote your shares by:

•
marking, signing, dating and returning your proxy card in the enclosed return envelope as soon as possible; or

•
attending the special meeting and submitting a properly executed proxy or ballot. If a broker holds your shares in "street name," you will need to get a proxy from your broker to vote in person at the meeting.

Q:
Can I change my vote after I have mailed my signed proxy card?

A:
Yes. If you have not voted through your broker, you can change your vote at any time before your shares are voted at the special shareholders' meeting. You can do this by notifying Mr. Chuck Brooks, AEA's Interim President and Chief Executive Officer, who is also acting corporate secretary, in writing of the revocation of your proxy.

Q:
Can I attend the special meeting even if I vote by proxy?

A:
Yes. You are welcome to attend and we encourage you to do so.

Q:
What if I do not vote or I abstain from voting?

A:
If you fail to vote or mark your proxy "abstain," it will have the same effect as a vote against the merger.

Q:
What if I sign and return a proxy without indicating for, against or abstain?

A:
If you submit your proxy but do not indicate how you want to vote, your proxy will be voted in favor of the merger.

Q:
If my shares are held in "street name" by my broker or other nominee, will my broker vote my shares for me?

A:
Yes, but only if you give your broker instructions on how to vote your shares. If your shares are held in "street name" and you do not tell your broker how to vote, your broker cannot vote your shares. This will have the same effect as a vote against the merger.

Q:
Should I send my stock certificates at this time?

A:
No, please do not send in your certificates until you receive instructions to do so. If you do not know where your stock certificates are located, you may want to find them now, so you do not experience delays in receiving your merger consideration. If you have lost or misplaced your AEA stock certificates, contact Chuck Brooks, AEA's Interim President and Chief Executive Officer at (206) 282-4000. Promptly after completion of the merger, you will receive instructions for exchanging your AEA stock certificates for Cowlitz stock certificates, or in some cases, for cash.

Q:
Where do I get more information?

A:
If you have questions about the merger or submitting your proxy, or if you need additional copies of this document or the proxy card, you should contact:

  Chuck Brooks
  Interim President and Chief Executive Officer
  AEA Bancshares, Inc.
  1505 Westlake Avenue North
  Seattle, Washington 98109
  (206) 282-4000

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What will I receive in the merger?

A:
You generally will receive shares of Cowlitz common stock in exchange for your shares of AEA common stock. If the total value of the transaction exceeds $7,006,856, Cowlitz may elect to pay the excess in cash. However, in the unlikely event the total number of shares of Cowlitz common stock that would be issued in the transaction exceeds 19.9% of Cowlitz common stock outstanding prior to the merger, the excess amount will be paid in cash. You will also receive cash for any fractional shares of Cowlitz common stock that otherwise would be issued.

Q:
How many shares of Cowlitz common stock will I receive for each share of AEA common stock?

A:
The number of shares of Cowlitz common stock exchanged for each share of AEA common stock will depend on the total purchase price, as determined prior to closing of the merger, and the number of shares of AEA common stock outstanding prior to closing. Assuming no additional shares of AEA common stock are issued prior to closing, we estimate the number of shares of Cowlitz common stock to be exchanged for each share of AEA common stock will be between 1.737 and 2.086 shares.

Q:
What factors will affect the total purchase price?

A:
The total purchase price may be increased or decreased based on the outcome of certain claims and disputes between AEA and third parties. The total purchase price of $7,006,856 may be decreased by as much as $1.2 million, and may be increased by as much as $2.2 million, although any such increase is too uncertain at this point to take into consideration.

Q:
Will the number of shares of Cowlitz common stock that I receive change based on fluctuations in the market price of Cowlitz common stock?

A:
No. The exchange ratio will be based on Cowlitz common stock value of $11.34 per share, the average closing price of Cowlitz's common stock on the Nasdaq market for the twenty trading day period ended April 28, 2005. As of                , 2005, the latest practicable date prior to the printing of this proxy statement-prospectus, the closing price was $            .

Q:
Will the exchange ratio adjust under any circumstances?

A:
Maybe. If Cowlitz's common stock price for the twenty trading days ending five days prior to the anticipated closing date for the merger is less than $9.64 and that decline in value is more than fifteen percentage points greater than any decline in the Nasdaq Bank Index, Cowlitz may increase the exchange ratio to avoid AEA's termination of the merger agreement.

Q:
Has AEA's financial advisor reviewed the financial terms of the merger?

A:
Yes. Sandler O'Neill & Partners, L.P. reviewed the financial terms of the merger and on May 3, 2005 issued an opinion that as of that date, the exchange ratio is fair, from a financial point of view, to AEA shareholders.

Q:
What are the tax consequences of the merger?

A:
We have structured the merger to qualify as a tax-free reorganization, which means that to the extent you receive shares of Cowlitz common stock, most shareholders will not recognize any taxable gain or loss and you will have a carry-over basis and holding period from your AEA shares. To the extent you receive cash, you will recognize gain or loss. We urge you to consult with your tax adviser to fully understand the tax consequences of the merger to you.

Q:
What risks should I consider before I vote on the merger?

A:
We encourage you to read the detailed information about the merger in this proxy statement-prospectus, including the merger agreement and the "Risk Factors" section beginning on page 10.

Q:
When do you expect the merger to be completed?

A:
We are working to complete the merger as quickly as possible, and we anticipate the merger will be completed in the fourth quarter of 2005. Because the merger is subject to shareholder and regulatory approval and other factors beyond our control, we cannot predict with accuracy when the merger will be complete.

Q:
What regulatory approvals are required to complete the merger?

A:
Cowlitz and AEA must obtain approvals or waivers from the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Washington Department of Financial Institutions.

Q:
Who will manage the combined company?

A:
Cowlitz will be the surviving corporation in the merger. The executive officers of Cowlitz immediately prior to the merger will be the executive officers of the surviving corporation. The Board of Directors of Cowlitz prior to the merger will be the Board of Directors of the surviving corporation. Cowlitz may invite one member of AEA's Board of Directors to join the Cowlitz Board of Directors.

Q:
How does the merger affect outstanding options to purchase AEA common stock?

A:
Option holders will receive notice from AEA of their right to exercise all outstanding options, both vested and unvested. If they do not exercise their options within 30 days of their receipt of the notice, their options will terminate, subject to reinstatement if the merger does not close.

Q:
How does the merger affect outstanding warrants to purchase AEA common stock?

A:
Warrants to purchase AEA common stock will automatically be converted into warrants to purchase the number of shares of Cowlitz common stock into which the underlying AEA shares would have been exchanged in the merger. The exercise price of such warrants will be adjusted to reflect the exchange ratio in the merger. All other terms of the warrants, including the expiration date in November 2005, will remain unchanged.

Q:
How do I exchange my AEA stock certificates?

A:
Shortly after the merger, the exchange agent will send you a form of letter of transmittal. At that time you will return your stock certificates and the signed letter of transmittal. Please do not send stock certificates at this time.

SUMMARY

        This brief summary includes information discussed in greater detail elsewhere in this document and does not contain all the information that may be important to you. You should carefully read this entire document and its appendices and the other documents to which this document refers you before deciding how to vote your shares. Each item in this summary contains a page reference directing you to a more complete description of that item. We incorporate by reference important business and financial information about Cowlitz and AEA into this document. For a description of this information, see "Incorporation of Documents by Reference," on page 141, and "Where You Can Find More Information," on the inside front cover of this document.

The Companies (page 61 and 100)

  Cowlitz Bancorporation
  927 Commerce Ave.
  Longview, Washington 98632
  (360) 423-9800

        Cowlitz Bancorporation ("Cowlitz"), a Washington corporation, is the holding company for The Cowlitz Bank ("Cowlitz Bank"), a Washington state chartered bank that commenced operations in 1978. Cowlitz's executive offices are located in Longview, Washington. Cowlitz Bank operates four branches in Cowlitz County in southwest Washington. Outside of Cowlitz County, Cowlitz Bank does business under the name Bay Bank with branches in Bellevue, Washington, and Portland, Oregon, a loan production office in Vancouver, Washington, and a limited service branch in a retirement center in Wilsonville, Oregon. The Oregon branches of Bay Bank previously operated under the name Northern Bank of Commerce. Cowlitz Bank also provides mortgage banking services through its Bay Mortgage division with offices in Longview and Vancouver, Washington.

        Cowlitz offers a broad range of financial services to its customers, primarily small and medium-sized businesses, professionals, and retail customers. Cowlitz Bank's commercial and personal banking services include commercial and real estate lending, consumer lending, and trust services. Cowlitz's goals are to offer exceptional customer service and to invest in the markets it serves through its business practices and community service.

  AEA Bancshares, Inc.
  1505 Westlake Avenue North
  Seattle, Washington 98109
  (206) 282-4000

        AEA Bancshares, Inc. ("AEA"), a Washington corporation, is the holding company for Asia-Europe-Americas Bank ("AEA Bank"), a Washington state-chartered bank that commenced operations in 1995. Through its one office in Seattle, Washington, AEA Bank offers banking services such as deposits, online banking and bill payment, trade finance, business and personal loans, VISA credit and debit cards, travelers checks, letters of credit and collections, and foreign drafts and currencies. AEA Bank specializes in providing personal banking services to small and medium sized businesses, entrepreneurs, individuals and immigrants in the Greater Seattle area. A portion of AEA Bank's business is handling accounts and transactions for individuals and businesses overseas that conduct trade and investment transactions within the United States.

The Merger (page 45)

        Upon shareholder approval and the satisfaction or waiver of the conditions to the merger, AEA will merge into Cowlitz, immediately followed by the merger of AEA Bank into Cowlitz Bank. AEA and AEA Bank will cease to exist as separate entities. AEA's banking office will become a branch of Cowlitz Bank, operating under the name Bay Bank.

        The merger agreement is the legal document that governs the merger of AEA into Cowlitz and is attached to this document as Appendix A. Please read the merger agreement carefully.

Merger Consideration (page 45)

        If the merger is completed, AEA shareholders will receive shares of Cowlitz common stock in exchange for their shares of AEA common stock. The number of shares of Cowlitz common stock exchanged for each share of AEA common stock will be determined immediately prior to closing of the merger, and depends on the outcome of certain claims and disputes between AEA and third parties. The total purchase price will range between $5.83 million and $7.0 million. Between 1.737 and 2.086 shares of Cowlitz common stock will be exchanged for each share of AEA common stock, assuming the current number of outstanding shares of AEA common stock does not change prior to the effective date. This range does not take into account possible positive adjustments to the purchase price that we believe are too uncertain to estimate at this time. All fractional shares will be paid in cash. In the event of a positive adjustment to the purchase price, a portion of the purchase price may be paid in cash. In the event certain of AEA's claims and disputes with third parties are resolved following the merger, AEA shareholders who do not exercise statutory dissenters' rights will be entitled to post-merger payments, which may be paid in cash or shares of Cowlitz common stock.

Treatment of AEA Stock Options and Warrants (page 48)

        Holders of outstanding options to purchase shares of AEA common stock will be given notice of an opportunity to exercise their options, whether vested or unvested. Options that are not exercised within 30 days of the notice will terminate, subject to reinstatement if the merger does not close.

        Warrants to purchase shares of AEA common stock will be converted into the right to purchase the number of shares of Cowlitz common stock for which the shares of AEA common stock underlying such warrants could have been exchanged, at an exercise price equal to the AEA exercise price of $25.00 divided by the exchange ratio to be applied to shares of AEA common stock in the merger. The warrants expire in November 2005.

Market Price Information for Cowlitz and AEA Common Stock (page 20)

        Cowlitz common stock trades on the Nasdaq National Market™ under the symbol "CWLZ." The closing price of Cowlitz common stock on May 4, 2005, the last trading day before public announcement of the merger was $11.36. The closing price on                , 2005, the last practicable trading date before the date of this document was $            .

        AEA common stock is not listed on any stock exchange and is not qualified for inclusion in any inter-dealer quotation system. AEA common stock has occasionally been sold or transferred in private transactions. The occasional transactions of which AEA is aware that have occurred during the preceding two fiscal years have ranged between $25.00 and $60.00 per share, with the most recent trade at $25.00 in June 2004. Due to the limited information available, the absence of any trading market, and recent material adverse changes in AEA's financial condition, such transactions may not accurately reflect the actual market value of AEA common stock.

Opinion of AEA's Financial Advisor (page 34)

        On May 1, 2005, AEA's financial advisor, Sandler O'Neill & Partners, L.P., orally delivered its opinion to AEA's Board of Directors, as to the fairness, from a financial point of view, of the exchange ratio to AEA shareholders. The opinion was confirmed in a written opinion dated May 3, 2005, that stated that as of that date, and subject to the assumptions and qualifications in the opinion, the exchange ratio is fair from a financial point of view to AEA shareholders. A copy of the written opinion is attached as Appendix B to this proxy statement-prospectus.

Interests of Directors and Executive Officers (page 49)

        Under the terms of his employment agreement, Clyde B. Brooks, Jr., AEA's Interim President and Chief Executive Officer, will receive a lump sum payment equal to his annual salary ($187,000) to be paid 90 days following closing of the merger, and will receive continued insurance coverage for twelve months following termination, if he remains employed for 45 days following the merger.

        Certain of AEA's directors are members of Funding Source, LLC, an entity created for the purpose of lending $1.8 million to AEA so that AEA could maintain required regulatory capital. The promissory note to Funding Source, LLC will be repaid by Cowlitz within 90 days of closing of the merger.

        AEA Bank is currently operating under a Consent Order from the Federal Deposit Insurance Corporation ("FDIC") and Washington Department of Financial Institutions. Under federal banking laws and regulations, the directors of AEA Bank may be personally liable for losses or penalties imposed because of noncompliance with federal banking laws, regulations and directives, and these liabilities are not indemnifiable. The merger would likely relieve the AEA directors of exposure to such potential personal liability.

Special Meeting of AEA Shareholders (page 26)

        A special meeting of AEA shareholders will be held on                , 2005 at         p.m., local time, at AEA's main office located at 1505 Westlake Avenue North, Seattle, Washington. At the meeting, AEA shareholders will be asked to approve the merger. Approval of the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of AEA common stock.

AEA Shareholders Have Dissenters' Rights (page 52)

        You have the right under Washington law to dissent from the merger and receive cash equal to the fair value of your AEA shares instead of receiving the merger consideration. To exercise dissenters' rights, among other things, you must:

  •
  deliver to AEA, before the vote is taken at the special meeting, a written demand for payment of your shares; and

  •
  not vote in favor of the merger agreement.

        A shareholder electing to dissent from the merger must strictly comply with all procedures required under Washington law. These procedures are described more fully beginning on page 52 of this proxy statement-prospectus, and a copy of the relevant Washington statutory provisions regarding dissenters' rights is included as Appendix C.

        If you dissent from the merger and the conditions outlined above are met, your only right will be to receive the fair value of your shares in cash, which fair value may be more or less than the merger consideration and will not be determined until after the merger is completed. You will not have the right to receive any other benefits with respect to your shares.

Conditions to the Merger (page 57)

        Completion of the merger depends upon a number of conditions being satisfied or, where legally possible, waived, including among others:

  •
  approval of the merger agreement by AEA shareholders;

  •
  receipt of required regulatory approvals or waivers;

  •
  continuing accuracy of representations and warranties, in all material respects;

  •
  compliance with all covenants in the merger agreement;

  •
  resolution of a certain claims against AEA;

  •
  no material adverse change in AEA or Cowlitz;

  •
  receipt and non-withdrawal of an opinion as to fairness of the exchange ratio from AEA's financial advisor;

  •
  receipt of an opinion regarding favorable tax treatment of the merger from Cowlitz's counsel;

  •
  not more than 20% of the AEA shareholders perfect statutory dissenters' rights;

  •
  the cost of director and officer liability insurance tail coverage, together with AEA legal fees associated with the transaction, not exceeding $750,000; and

  •
  not exceeding limitations on AEA's tax operating losses.

        We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation (page 57)

        The merger agreement contains provisions that prohibit AEA and its directors and officers from taking any action to solicit, encourage, or engage in discussions or negotiations with any person or group with respect to an alternative acquisition proposal. AEA may not provide non-public information to any other person in connection with a possible alternative transaction, except to the extent specifically authorized by its Board of Directors in the good faith exercise of its fiduciary duties after consultation with legal counsel. AEA must notify Cowlitz of any alternative acquisition proposal.

Termination (page 58)

        The merger agreement may be terminated by Cowlitz and AEA upon mutual agreement of their Boards of Directors or by either party if the merger is not effective by December 31, 2005. Cowlitz or AEA may terminate the merger agreement if the other party fails to satisfy its covenants, materially breaches its representations and warranties, or suffers a material adverse change. AEA may also terminate the merger agreement upon advice of its counsel that the AEA directors' fiduciary duties require termination of the merger agreement. If regulatory or AEA shareholder approvals are not received, the merger agreement will terminate automatically 31 days after the regulatory denial or the failed shareholders vote.

        AEA may also terminate the merger agreement if Cowlitz stock price falls below $9.64 per share and such decline is fifteen percentage points greater than any decline over the same period in the Nasdaq Bank Index, unless Cowlitz agrees to a "Price Fill." The Price Fill would restore the per share value received by AEA shareholders to the minimum level that would not trigger AEA's termination right.

Termination Fees (page 59)

        If the merger agreement is terminated by one party because the other party has failed to satisfy its covenants or has materially breached its representations and warranties, the breaching party would pay the other party's reasonable transaction expenses. AEA would pay Cowlitz's reasonable transaction expenses if AEA's Board of Directors terminates the agreement to comply with its fiduciary duties. In the event AEA's shareholders do not approve the merger, AEA would pay Cowlitz $200,000 for its transaction related expenses. Additionally, AEA would pay Cowlitz a termination fee of $575,000 under certain circumstances if the merger agreement is terminated and a third party acquires over 50% of AEA's outstanding common stock or merges with or purchases the assets of AEA prior to November 3, 2006.

        If there is a change in the majority of Cowlitz's Board of Directors, without the consent of Cowlitz's current Board of Directors, and subsequent thereto Cowlitz terminates the merger agreement by reason of AEA's breach of its representations and warranties which are not attributable to gross negligence or willful misconduct on the part of AEA officers or directors, then Cowlitz will reimburse AEA for its transaction related expenses up to $200,000.

Regulatory Matters

        To complete the merger, Cowlitz and AEA must obtain approvals or waivers from the FDIC, the Board of Governors of the Federal Reserve System and the Washington Department of Financial Institutions. Cowlitz has submitted its application to the FDIC and Washington Department of Financial Institutions and submitted a request for waiver of jurisdiction by the Federal Reserve Board.

Material United States Federal Income Tax Considerations (page 50)

        In general, when you exchange your AEA common stock for shares of Cowlitz common stock, you will not recognize any gain or loss for United States federal income tax purposes. You will be subject to taxation with respect to any cash consideration received. You are urged to consult your own tax advisors regarding the tax consequences to you of the merger based on your own circumstances.

FORWARD-LOOKING INFORMATION

        This document contains and incorporates by reference forward-looking statements about each of Cowlitz's and AEA's financial condition, results of operations and business. These statements may include statements regarding business strategies, management plans and objectives for future operations and projected performance of Cowlitz and AEA after the merger. You can find many of these statements by looking for words such as "anticipates," "expects," "believes," "estimates," and "intends," and words or phrases of similar meaning. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include those identified in the following section entitled "Risk Factors." Cowlitz and AEA do not intend to update these forward-looking statements. You should consider any written or oral forward-looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

RISK FACTORS

        Completion of the merger represents an investment by AEA shareholders in Cowlitz common stock, which will subject you to various risks. You should carefully consider the following risk factors, as well as other information contained in this document and in Cowlitz's filings with the SEC, before deciding how to vote on the merger. You should also carefully consider the risk factors contained in Cowlitz's filings with the SEC that are incorporated by reference into this proxy statement-prospectus.

Merger Related Risks:

•
The purchase price to be received by AEA shareholders will not be determined until immediately prior to closing of the merger.

        The merger agreement provides that the total purchase price to be paid to AEA shareholders is subject to adjustment prior to closing of the merger, depending on the outcome of various claims and disputes between AEA and third parties. The total purchase price, initially set at $7,006,856, would be reduced by as much as $1.2 million if a certain dispute is not resolved prior to closing or is not resolved in AEA's favor. The total purchase price could be positively adjusted, in an amount not to exceed approximately $2.2 million, if AEA recovers under certain fidelity bond claims; however, the amount of the potential recovery, if any, is too uncertain to estimate at this time.

        The total purchase price and the number of shares of Cowlitz common stock to be exchanged for each share of AEA common stock will not be known at the time of the special shareholder meeting. We encourage you to anticipate the full negative adjustment and not to depend on any positive adjustments in estimating the purchase price that you may receive.

        See "Merger Consideration" on page 45 for further discussion of purchase price adjustments and potential post-merger payments to AEA shareholders.

•
The market value of Cowlitz common stock to be received by AEA shareholders will fluctuate prior to closing of the merger.

        Upon completion of the merger, each share of AEA common stock will be exchanged for the right to receive shares of Cowlitz common stock. There will be no adjustment to the exchange ratio for changes in the market price of Cowlitz shares, unless Cowlitz adjusts the exchange ratio to avoid AEA's exercise of its termination right due to a significant disproportionate decline in the value of Cowlitz stock. See "Termination" on page 58. The market value of the Cowlitz shares that you receive upon completion of the merger will depend on the market value of Cowlitz shares at that time and could vary significantly from the market value on the date of this proxy statement-prospectus or the date of the AEA special shareholder meeting. Accordingly, at the time of the special shareholder meeting, you will not know the value of the Cowlitz stock that you will receive in the merger. An unexpected change in the performance or prospects of either Cowlitz or the stock market in general will likely influence the market value of Cowlitz common stock.

•
The combined company may fail to realize all of the anticipated benefits of the merger.

        The merger is expected to generate after-tax cost savings and expense reductions of approximately 50% of AEA's non-interest expense when fully phased-in. Cowlitz intends to achieve these expense reductions by eliminating duplicative technology, operations, outside services, redundant staff, and through purchasing efficiencies. The combined company may fail to realize some or all or the anticipated cost savings and other benefits of the transaction which could adversely affect the financial condition and results of operations of Cowlitz.

•
Future results of the combined company may differ materially from the pro forma financial information presented in this document.

        Future results of the combined company may be materially different from those shown in the unaudited pro forma combined financial information. That pro forma information is based on assumptions, such as merger—related expenses, that may prove to be incorrect. We have estimated that the combined company will record approximately $1.6 million pre-tax merger-related expenses. Merger-related expenses consist of investment advising, legal, and accounting fees, change in control payments, and the costs associated with data conversion. These charges may be higher or lower than we have estimated, depending on how costly or difficult it is to integrate our two companies. Furthermore, those charges may decrease capital of the combined company that could be used for profitable, income-earning investments in the future. The estimated charges and adjustments are described in the section entitled, "Unaudited Pro Forma Condensed Combined Financial Information," beginning on page 126.

•
The integration of Cowlitz Bank operations may not be completed smoothly, which could result in the loss of customers.

        At the time of the merger, Asia-Europe-Americas Bank ("AEA Bank") will merge with Cowlitz Bank and operate under the "Bay Bank" name. Some of AEA's customers may not react favorably to this re-branding. AEA Bank has branded itself as a bank specializing in international banking transactions. Although Cowlitz intends to continue to offer the services currently provided by AEA Bank after the merger, some of AEA Bank's customers may believe that the combined bank will no longer provide the same international banking services and move their banking business to other institutions.

•
The ability to maintain AEA's current foreign deposit relationships may depend on maintaining employees with foreign language abilities and referral services.

        Approximately 30% of AEA Bank's deposits are from foreign depositors, primarily Russian and Eastern European. These foreign depositors are generally foreign nationals with businesses in the United States. AEA Bank has cultivated and maintained these relationships primarily through the efforts of its Russian-speaking employees and third party referral services. If these employees cease to be employed and Cowlitz Bank does not find replacement employees with the skills necessary to maintain the foreign deposit relationships, Cowlitz Bank may lose these deposit relationships. If Cowlitz Bank does not maintain its relationship with referral services, it may be unable to develop new foreign deposit accounts.

•
The integration of AEA may place heavy demands on Cowlitz's management resources.

        Cowlitz's management believes that a substantial amount of its attention and effort will need to be directed at deriving the benefits and efficiencies expected from the merger with AEA. In addition to typical efforts required for merger integration, Cowlitz's management has identified improvements needed in various aspects of AEA's operations. Achievement of necessary improvements will require resources for employee training, operational restructuring, and internal controls. Cowlitz will also need to attract a qualified branch manager for the former AEA Bank office. If factors beyond the control of Cowlitz management divert attention away from its integration and training plans, management may become over-taxed and Cowlitz might be unable to realize some or all of the anticipated benefits of the merger.

•
Cowlitz is acquiring an entity that is operating under regulatory restrictions.

        AEA Bank was issued a consent order by the Federal Deposit Insurance Corporation and the Director of Banks, Department of Financial Institutions for the State of Washington, dated May 17, 2004. See "Description of AEA's Business" on page 102 for information concerning the consent order. Following the merger, Cowlitz must continue to correct the operational deficiencies noted by the regulators. If Cowlitz is unable to correct deficiencies in the operations of the AEA Bank branch, such deficiencies may adversely impact Cowlitz Bank's operations, and could result in regulatory restrictions being imposed on Cowlitz Bank.

•
Cowlitz is acquiring an entity that has been operating with insufficient management.

        In February 2004, AEA's former Chief Executive Officer took a leave of absence and in March 2004 his employment was terminated. Over the next several months, other executive officers, as well as several board members, resigned. Although in March 2004, AEA hired Mr. Chuck Brooks as Interim Chief Executive Officer, AEA has been unable to recruit and retain other necessary management personnel, including a Chief Financial Officer. Due to the change in management and the inadequate management resources following those changes, AEA's books and records, which Cowlitz reviewed in its due diligence of AEA, may not have accurately reflected all material information regarding AEA. Moreover, current management may not be aware of certain material information regarding AEA's past business operations and therefore may have inadvertently omitted disclosing such information to Cowlitz. If the information Cowlitz received was not accurate, certain anticipated benefits of the merger may not be realized.

Risks Related to Cowlitz's Business:

•
Changes in the regional economy could adversely affect Cowlitz's results of operations.

        Cowlitz is extremely sensitive to the economy of the Pacific Northwest, specifically Cowlitz County, Washington, the Seattle/Bellevue metropolitan area, and the Portland, Oregon metropolitan area. According to the US Department of Labor—Bureau of Labor Statistics website, both Washington (38th at 5.5%) and Oregon (46th at 6.4%) are among the states with the highest unemployment rates during January 2005. If the economy in the region weakens, Cowlitz could be adversely affected by lower loan demand and increased credit problems.

•
Cowlitz may incur significant losses due to defaulting customer loans.

        Cowlitz, like other lenders, is subject to credit risk, which is the risk of losing principal and interest due to customers' failure to repay loans in accordance with their terms. Although Cowlitz has established lending criteria and most loans are secured by collateral, economic weakness or a rapid increase in interest rates could have a negative effect on collateral values or borrowers' ability to repay. Cowlitz's targeted customers are small to medium-sized businesses, professionals, and retail customers. During a prolonged economic downturn, or due to increased payments due to significant increases in rates, these customers may have limited capital resources to repay loans. Cowlitz has a credit concentration in commercial real estate secured loans so any widespread real estate devaluation could adversely affect Cowlitz.

•
Changing interest rates may have an adverse effect on net interest income.

        Cowlitz's earnings are largely derived from net interest income, which includes interest and fees earned on loans and investment income, less interest expense paid on deposits and other borrowings.

Interest rates are highly sensitive to many factors that are beyond the control of management, including general economic conditions, and the policies of various governmental and regulatory authorities. As interest rates change, net interest income is affected. Depending on the maturities of fixed rate assets and liabilities, Cowlitz's could experience losses in a changing interest rate environment.

•
Cowlitz may have difficulty competing with significantly larger financial institutions in its market areas.

        The banking industry in the market areas in which Cowlitz operates is generally characterized by well established, large banks based outside of the region. In addition, thrift institutions, other community banks, and credit unions compete for deposits and consumer loans. Non-traditional banking entities such as investment banking firms, insurance companies, payday loan offices, mortgage lenders, and related industries offering bank-like products, have also increased competition for deposits and loans.

        Offices of the major financial institutions have competitive advantages over Cowlitz in that they have high public visibility, may offer a wider variety of products and are able to maintain advertising and marketing activities on a much larger scale than Cowlitz can economically maintain. Since single borrower lending limits imposed by law are dependent on the capital of the institution, the branches of larger institutions with substantial capital bases also have an advantage with respect to loan applications that are in excess of Cowlitz's legal lending limits.

        In competing for deposits, Cowlitz is subject to certain limitations not applicable to non-bank financial institution competitors. Previous laws limiting the deposit instruments and lending activities of savings and loan associations have been substantially eliminated, thus increasing the competition from these institutions. In Cowlitz County, the main source of competition for deposits is the relatively large number of credit unions.

        With significant competition in Cowlitz's market areas, there can be no assurance that Cowlitz can continue to attract significant loan and deposit customers. The inability to attract these customers could have an adverse effect on Cowlitz's financial position and results of operations.

•
Cowlitz anticipates growing through future acquisitions which could adversely affect net income.

        Cowlitz anticipates engaging in selected acquisitions of financial institutions and assets in the future. There are risks associated with Cowlitz's acquisition strategy that could adversely impact net income. These risks include, among others, incorrectly assessing the asset quality of a particular institution being acquired, encountering greater than anticipated costs of incorporating acquired businesses into Cowlitz, and being unable to profitably deploy funds acquired in an acquisition. Furthermore, we can give you no assurance about the extent to which Cowlitz will grow through acquisitions.

        Cowlitz may issue capital stock in connection with acquisitions, which may have a dilutive effect on earnings per share and ownership interest of existing shareholders. Cowlitz does not currently have any definitive understandings or agreements for any acquisitions material to Cowlitz other than the merger agreement with AEA.

SELECTED FINANCIAL DATA

Selected Historical Financial Data for Cowlitz

        The following selected consolidated financial data for Cowlitz have been derived from, and are qualified by reference to, the audited consolidated financial statements and notes thereto contained in Cowlitz's Annual Reports on Form 10-K for the five years ended December 31, 2004. The financial information as of and for the three months ended March 31, 2005 and 2004 are derived from unaudited financial statements contained in Cowlitz's Quarterly Report on Form 10-Q. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Cowlitz considers necessary for fair presentation of the financial results of operations for such periods. The operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2005. This information is only a summary and you should read it with the financial statements and notes thereto referenced above. Cowlitz's financial statements are attached as Appendix D to this document.

	As of and For
	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(dollars in thousands)
Income Statement Data (for the period)
Interest income	$4,112	$3,620	$15,243	$16,282	$22,039	$26,104	$21,320
Interest expense	951	754	3,048	4,962	8,611	13,382	9,940

Net interest income	3,161	2,866	12,195	11,320	13,428	12,722	11,380
Provision for loan losses	—	(13)	210	237	2,783	3,492	1,012

Net interest income after provision for loan losses	3,161	2,879	11,985	11,083	10,645	9,230	10,368
Non-interest income	618	808	2,787	9,406	11,893	9,591	5,219
Non-interest expense	2,915	3,173	12,242	20,410	20,197	17,544	14,737

Income from continuing operations before income tax (benefit) provision	864	514	2,530	79	2,341	1,277	850
Income tax (benefit) provision	222	117	590	(38)	339	669	494

Income from continuing operations	642	397	1,940	117	2,002	608	356
Income (loss) from discontinued operations, net of tax	—	—	—	—	285	(2,058)	513

Income (loss) before cumulative effect of a change in accounting principle	642	397	1,940	117	2,287	(1,450)	869
Cumulative effect of a change in accounting principle, net of tax	—	—	—	—	(791)	—	—

Net income (loss)	$642	$397	$1,940	$117	$1,496	$(1,450)	$869

Cash dividends paid	—	—	$—	$—	$—	$200	$281
Ratio of dividends to net income	N/A	N/A	N/A	N/A	N/A	N/A	32.3%
Earnings (loss) per diluted share from:
Continuing operations	0.15	0.10	$0.47	$0.03	$0.53	$0.16	$0.09
Discontinued operations	—	—	—	—	0.07	(0.55)	0.13
Change in accounting principles	—	—	—	—	(0.21)	—	—

Total earnings per common share	$0.15	$0.10	$0.47	$0.03	$0.39	$(0.39)	$0.22

Cash dividends paid per common share	$—	$—	$—	$—	$—	$0.05	$0.07
Weighted average diluted shares outstanding	4,309,767	4,135,912	4,094,109	4,004,502	3,851,196	3,731,319	3,900,765

Balance Sheet Data (at period end)
Loans, net of deferred fees	$197,665	$165,929	$189,346	$163,490	$194,506	$232,156	$228,994
Allowance for loan losses	$3,840	$4,003	$3,796	$3,968	$6,150	$5,710	$4,432
Net loans charged-off (recovered) during period	$(44)	$(48)	$382	$2,419	$2,343	$2,214	$793
Total assets(1)	$286,703	$259,704	$273,286	$268,799	$345,164	$370,660	$296,898
Total deposits	$247,828	$220,460	$234,610	$226,480	$290,120	$315,490	$241,216
Total liabilities(1)	$250,873	$227,049	$237,588	$236,997	$313,901	$341,912	$266,489
Total shareholders' equity	$35,830	$32,655	$35,698	$31,802	$31,263	$28,748	$30,409
Balance Sheet Data (average for period)
Average loans, net	$193,811	$165,277	$176,449	$173,966	$219,231	$235,165	$197,081
Average interest-earning assets	$259,169	$234,075	$242,296	$271,771	$325,063	$324,289	$229,152
Average total assets	$282,020	$258,465	$265,411	$292,520	$346,345	$353,164	$254,829
Average shareholders' equity	$36,205	$32,496	$33,477	$32,660	$30,193	$30,701	$30,782
Total non-performing assets(1)(2)	$1,845	$3,352	$818	$3,225	$7,387	$7,488	$7,839
Selected Ratios(3)
Return on average total assets	0.91%	0.61%	0.73%	0.04%	0.43%	(0.41)%	0.34%
Return on average shareholders' equity	7.09%	4.89%	5.80%	0.36%	4.95%	(4.72)%	2.82%
Net interest margin (fully tax equivalent)	4.88%	4.90%	5.10%	4.18%	4.13%	3.92%	4.97%
Efficiency ratio(4)	77.14%	86.36%	81.71%	98.48%	79.76%	78.63%	88.78%
Allowance for loan losses to:
Ending total loans	1.94%	2.41%	2.00%	2.43%	3.16%	2.46%	1.94%
Non-performing assets	208.13%	119.42%	464.06%	123.04%	83.25%	76.26%	56.54%
Non-performing assets to ending total assets	0.64%	1.29%	0.30%	1.20%	2.14%	2.02%	2.64%
Net loans charged-off to average loans	-0.02%	-0.03%	0.22%	1.39%	1.07%	0.94%	0.40%
Shareholders' equity to average assets	12.70%	12.63%	13.45%	10.87%	9.03%	8.14%	11.93%
Tier 1 capital ratio(5)	15.57%	15.55%	16.00%	15.12%	11.29%	8.84%	9.74%
Total risk-based capital ratio(6)	16.83%	16.81%	17.26%	16.38%	12.56%	10.10%	10.99%

(1)
For the purposes of this presentation, immaterial results from discontinued operations have not been included in the total.

(2)
Non-performing assets consist of non-accrual loans, loans contractually past due 90 days or more, and repossessed assets.

(3)
Yields are annualized for interim periods.

(4)
Non-interest expense divided by the sum of net interest income plus non-interest income

(5)
Tier 1 capital divided by risk-weighted assets

(6)
Total risk-based capital divided by risk-weighted assets

Selected Unaudited Pro Forma Financial Data

        The following table shows selected unaudited pro forma financial data. See "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 126 for further information and for the assumptions used in preparing the pro forma statements. This selected unaudited pro forma financial data have been derived from, and are qualified by reference to Cowlitz's financial statements found in Appendix D, and AEA's financial statements found in Appendix E.

        The selected unaudited pro forma financial data assume an exchange ratio in the merger of 2.086 shares of Cowlitz common stock for each share of AEA common stock; however, the actual exchange ratio could be as low as 1.737. The pro forma income statement information has been prepared assuming the merger occurred at the beginning of the period presented. The pro forma income statement items and related per share amounts do not include anticipated revenue enhancements, operating cost savings or the after-tax impact of merger-related costs expected as a result of the merger. The pro forma balance sheet items give effect to the merger as if it occurred at March 31, 2005 and December 31, 2004, respectively, and include adjustments to reflect the after-tax impact of merger-related costs. The adjustments are described in detail in the "Notes to the Unaudited Pro Forma Condensed Combined Financial Information" on page 133. In the opinion of the management of both Cowlitz and AEA, the information in the following tables includes all necessary for the fair presentation of the results of the periods presented. The information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been reported had the merger occurred as of such dates, nor is it necessarily indicative of future financial position or results of operations.

	Exchange Ratio = 2.086
	For three months ended March 31, 2005	For year ended December 31, 2004
	(dollars in thousands)
Income Statement Data
Interest Income	$5,439	$22,871
Interest Expense	$1,303	$4,902
Net interest income	$4,136	$17,969
Provision for loan losses	$—	$6,350
Net interest income after provision for loan losses	$4,136	$11,619
Non-interest income	$786	$3,631
Non-interest expense	$4,164	$17,597
Income before income tax (benefit) provision	$758	$(2,347)
Income tax (benefit) provision	$181	$(1,194)
Net income (loss)	$577	$(1,153)
Cash dividends paid	$—	$—
Earnings (loss) per diluted common share	$0.12	$(0.24)
Weighted average diluted shares outstanding	4,927,767	4,617,216
Balance Sheet Data
Loans, net of deferred fees	$250,656	$251,968
Allowance for loan losses	$(11,888)	$(12,256)
Net loans charged-off during period	$368	$3,813
Total assets	$392,634	$384,226
Total liabilities	$349,797	$342,698
Total shareholders' equity	$42,837	$41,528
Balance Sheet Data
Average loans, net	$251,614	$270,278
Average total assets	$389,071	$399,706
Average shareholders' equity	$42,823	$42,321
Total non-performing assets	$13,324	$14,041
Selected Ratios
Return on average total assets	0.15%	-0.29%
Return on average shareholders' equity	1.35%	-2.72%
Net interest margin	4.52%	4.88%
Efficiency ratio	66.89%	66.40%
Allowance for loan losses to:
Ending total loans	4.74%	4.86%
Non-performing assets	89.22%	87.29%
Non-performing assets to ending loans	5.32%	5.57%
Net loans charged-off to average loans	0.15%	1.41%
Shareholders' equity to average loans	17.02%	15.36%
Total risk-based capital ratio	14.88%	14.87%
Tier 1 risk-based capital ratio	13.63%	13.62%
Tier 1 leverage capital ratio	10.10%	10.28%

SELECTED UNAUDITED COMPARATIVE PER SHARE DATA

        The following table sets forth the closing price per share for Cowlitz common stock, as reported on the Nasdaq National Market on May 4, 2005, the last full trading day prior to the public announcement of the execution of the merger agreement, and on                , 2005, which is the most recent date for which it was practicable to obtain market price data prior to the printing of this proxy statement-prospectus. AEA common stock is not listed on any stock exchange, and is not qualified for inclusion in any inter-dealer quotation system. There have been no open-market transactions in AEA common stock, although AEA common stock has occasionally been sold in private transactions. Because of this lack of a public market, the market price of AEA stock is omitted from the table below.

        The table also shows the equivalent pro forma per share price for AEA common stock. The equivalent pro forma price per share assumes a range of total purchase price of approximately $5.8 million to $7.0 million, which accounts for the range of possible negative adjustment to the total purchase price. Although the merger agreement provides for the possible upward adjustment of $2.2 million under certain circumstances, this pro forma per share value is not provided as it is considered too uncertain at this time. The equivalent pro forma per share value is calculated by (1) dividing the total consideration by $11.34 to determine the total number of shares of Cowlitz common stock to be issued, (2) multiplying this amount by the Cowlitz closing price for the date shown, and (3) dividing this amount by 296,273, the number of shares of AEA common stock outstanding as of            , 2005.

        Holders of AEA common stock are urged to obtain current market quotations for shares of Cowlitz common stock. Because AEA common stock is infrequently traded in private transactions, there will be no reported market price changes for AEA common stock.

	May 4, 2005	, 2005
Closing price per share:
Cowlitz	$11.36
AEA	NA	NA
Equivalent pro forma price per share of AEA common stock	$19.73 - $23.70

        The following table presents historical earnings per share, book and tangible book value, and cash dividends per share as of December 31, 2004 and March 31, 2005 and for the year and quarter then ended, for Cowlitz and AEA, together with the pro forma amounts for Cowlitz and the pro forma equivalent amounts for AEA after giving effect to the merger on a purchase accounting basis.

			Exchange Ratio 1.737		Exchange Ratio 2.086
	Cowlitz Historical	AEA Historical	Cowlitz and AEA Combined	AEA Equivalent per Share	Cowlitz and AEA Combined	AEA Equivalent
Earnings per share:
Basic earnings per share for the year ended December 31, 2004	$0.49	$(10.68)	$(0.26)	$(0.45)	$(0.25)	$(0.52)
Diluted earnings per share for the year ended December 31, 2004	$0.47	$(10.68)	$(0.26)	$(0.45)	$(0.25)	$(0.52)
Basic earnings per share for the three months ended March 31, 2005	$0.15	$(0.25)	$0.12	$0.21	$0.12	$0.25
Diluted earnings per share for the three months ended March 31, 2005	$0.15	$(0.25)	$0.12	$0.21	$0.12	$0.25
Cash Dividends Declared:
Year ended December 31, 2004	$—	$—	$—	$—	$—	$—
Three months ended March 31, 2005	$—	$—	$—	$—	$—	$—
Per Share Data:
Book value December 31, 2004	$8.55	$28.32	$8.86	$15.39	$8.91	$18.59
Tangible book value December 31, 2004	$8.35	$28.32	$8.20	$14.24	$8.24	$17.19
Book value March 31, 2005	$8.58	$28.08	$8.88	$15.42	$8.94	$18.65
Tangible book value March 31, 2005	$8.38	$28.08	$8.21	$14.26	$8.25	$17.21

MARKET PRICE DATA AND DIVIDEND INFORMATION

Market Price of Stock

        Cowlitz common stock is quoted on the Nasdaq National Market™ under the symbol "CWLZ."

        The following table lists the high and low closing prices and cash dividends declared per share for Cowlitz common stock, for each quarterly period beginning with January 1, 2003.

	Cowlitz Common Stock
	High		Low		Cash Dividends Paid Per share
2003
First Quarter		$7.59		$6.10	$—
Second Quarter		$8.15		$6.87	$—
Third Quarter		$8.90		$7.81	$—
Fourth Quarter		$11.42		$8.60	$—
2004
First Quarter		$11.42		$10.42	$—
Second Quarter		$10.80		$9.26	$—
Third Quarter		$10.99		$9.50	$—
Fourth Quarter		$11.14		$10.43	$—
2005
First Quarter		$12.54		$10.85	$—
Second Quarter (through June , 2005)	$		$		$—

        As of June    , 2005, the latest trading date prior to this document, the closing price of Cowlitz common stock was $            per share.

        Cowlitz common stock is registered under the Securities Exchange Act of 1934, as amended. As of June 30, 2005, 4,177,052 outstanding shares of Cowlitz common stock were held of record by approximately 240 shareholders. Shareholders of record do not include beneficial owners who hold shares in "street name." As of June 30, 2005, there were options outstanding to purchase 864,636 shares of Cowlitz's common stock.

        AEA common stock is not listed on any stock exchange and is not qualified for inclusion in any inter-dealer quotation system. AEA common stock has occasionally been sold or transferred in private transactions. The occasional transactions of which AEA is aware that have occurred during the preceding two fiscal years have ranged between $25.00 and $60.00 per share. The most recent known trade was in June 2004 of 7,100 shares at $25.00 per share. Due to the limited information available, the absence of any formal trading market, and recent material adverse changes in AEA's financial condition such transactions may not accurately reflect the actual market value of AEA common stock.

        As of June 30, 2005, there were 296,273 shares of AEA common stock outstanding and held of record by approximately 280 shareholders. As of June 30, there were options outstanding to purchase 700 shares of AEA common stock, with a weighted average exercise price of $50.28 and warrants outstanding to purchase 24,000 shares of AEA common stock with an exercise price of $25.00 per share.

Dividend Policies

        During 2004 and 2003 and the first quarter of 2005, Cowlitz neither declared nor paid any dividends to its shareholders. The timing and amount of future dividends, if any, paid by Cowlitz is subject to determination by Cowlitz's Board of Directors in its discretion and will depend on earnings, cash requirements and the financial condition of Cowlitz and Cowlitz Bank, applicable government regulations and other factors deemed relevant by the Board of Directors.

        AEA has not paid a dividend on its shares of AEA common stock in the last two fiscal years. AEA Bank is currently subject to a regulatory consent order which restricts the ability of AEA to pay a dividend. As the primary source of income to AEA is dividends from AEA Bank, the inability of AEA Bank to pay dividends to AEA effectively prohibits the payment of dividends by AEA to its shareholders.

Cowlitz's Equity Compensation Plans

        The following table shows Cowlitz's equity compensation plans under which securities are authorized for issuance, with information provided as of December 31, 2004.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)(1)
Equity compensation plans approved by shareholders(2)	469,120	$9.00	202,000
Equity compensation plans not approved by shareholders(3)	328,466	$10.67	—

Total	797,586	$9.69	202,000

(1)
This number excludes securities to be issued upon exercise of outstanding options, warrants, and rights which are reflected in column (a).

(2)
Cowlitz 1997 Stock Option Plan and 2003 Stock Incentive Plan.

(3)
231,466 shares with a weighted average exercise price of $11.68 were issued as part of the acquisition of Northern Bank of Commerce, to its directors and President/CEO. The balance have been issued as a hiring incentive to senior management level employees.

        Subsequent to December 31, 2004, Cowlitz has granted 77,500 options under shareholder approved equity compensation plans to employees and directors at an exercise price of $10.91. On June 13, 2005 Cowlitz granted options to purchase 10,000 shares to its new Chief Financial Officer at an exercise price of $12.21, which were not granted under a shareholder approved plan. Since December 31, 2004, options to purchase 10,350 shares expired or were forfeited and options to purchase 10,100 shares were exercised.

AEA's Equity Compensation Plans

        The following table shows AEA's equity compensation plans under which securities are authorized for issuance, with information provided as of December 31, 2004.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)(1)
Equity compensation plans approved by shareholders(2)	2,300	$37.13	41,950
Equity compensation plans not approved by shareholders	—	—	—

Total	2,300	$37.13	41,950

(1)
This number excludes securities to be issued upon exercise of outstanding options, warrants, and rights that are reflected in column (a).

(2)
The 1996 Employee Stock Option Plan.

        Since December 31, 2004, 1,600 outstanding options have expired, leaving 700 options outstanding as of March 31, 2005.

        AEA also issued warrants in conneciton with AEA's initial stock offering to its founders. As of March 31, 2005, there were warrants outstanding to purchase 24,000 shares at an exercise price of $25.00. These warrants expire in November 2005.

BENEFICIAL OWNERSHIP INFORMATION

Cowlitz Shares Owned by Directors, Executive Officers, and 5% or More Shareholders

        On June 30, 2005, Cowlitz directors and executive officers owned 162,312 shares of Cowlitz common stock, constituting approximately 3.89% of the total shares outstanding.

        The following table presents information regarding the beneficial ownership of Cowlitz common stock as of June 30, 2005 by Cowlitz directors, executive officers and 5% or more shareholders. The table includes not only outstanding shares but also shares covered by options and warrants exercisable within 60 days. The table also shows the percentage of Cowlitz common stock that the individuals would beneficially own after the merger, assuming the issuance of 618,025 shares of Cowlitz common stock in the merger.

Name and Position	Number of beneficially held shares(1)		Percentage before merger(2)	Percentage after merger(2)(3)
Directors and Executive Officers
Mark F. Andrews—Director	116,415	(4)	2.75%	2.40%
Ernie D. Ballou—VP & Director	45,735	(5)	1.08%	*
Richard J. Fitzpatrick—President, CEO & Director	91,974	(6)	2.16%	1.89%
John S. Maring—Director	85,894	(7)	2.03%	1.77%
John M. Peterson—Director	10,000	(8)	*	*
Phillip S. Rowley—Chairman	10,000	(8)	*	*
Linda M. Tubbs—Director	10,000	(8)	*	*
Lynda Altman—VP, Admin. Officer & Secretary	13,801	(9)	*	*
Randy Blake—VP & CFO	10,000	(8)	*	*
Donna P. Gardner—VP	68,140	(10)	1.62%	1.42%
Sue Rodgers—VP Cowlitz Bank/Information Technology	6,103	(11)	*	*
Loree Vandenberg—VP & General Auditor	9,000	(12)	*	*
All Directors and Executive Officers	477,062	(4-12)	10.62%	9.34%
5% Shareholders
Benjamin Namatinia	744,763	(13)	17.83%	15.53%
Hot Creek Capital, L.L.C.	248,200	(13)	5.94%	5.18%

*
Less than 1%

(1)
Shares are shown as beneficially owned if the person, directly or indirectly, has or shares the power to vote or to direct the voting of, or the power to dispose or to direct the disposition of, such shares. Unless otherwise noted, each person listed in the table has sole voting and investment power with regard to the listed shares.

(2)
Percentage is calculated by dividing the number of shares beneficially owned (which includes options exercisable within 60 days) by the sum of the number of Cowlitz shares outstanding plus that person's options exercisable within 60 days. As of June 30, 2005, there were 4,177,052 shares of Cowlitz common stock outstanding.

(3)
Assumes the issuance of 618,025 shares in the merger based on a total purchase price of $7,006,856, without giving effect to any adjustments. The total number of shares issued in the merger could be less or more.

(4)
Includes 52,500 shares covered by options exercisable within 60 days.

(5)
Includes 45,000 shares covered by options exercisable within 60 days.

(6)
Includes 75,000 shares covered by options exercisable within 60 days.

(7)
Includes 57,000 shares covered by options exercisable within 60 days.

(8)
Includes 10,000 shares covered by options exercisable within 60 days.

(9)
Includes 12,150 shares covered by options exercisable within 60 days.

(10)
Includes 20,500 shares covered by options exercisable within 60 days.

(11)
Includes 3,600 shares covered by options exercisable within 60 days.

(12)
Includes 9,000 shares covered by options exercisable within 60 days.

(13)
Based solely on information filed by such person on Schedule 13D with the Securities and Exchange Commission.

AEA Shares Owned by Directors, Executive Officers, and 5% or More Shareholders

        On June 30, 2005, AEA's directors beneficially owned 29,500 shares entitled to vote at the special meeting, constituting approximately 10% of the total shares outstanding and entitled to vote at the meeting. The AEA directors have agreed to vote these shares in favor of the merger. None of AEA's executive officers holds any shares.

        The following table presents information regarding the beneficial ownership of AEA common stock as of June 30, 2005 by AEA directors, executive officers and holders of 5% or more of the outstanding shares. The table includes not only outstanding shares, but also shares covered by options and warrants exercisable within 60 days. The table also shows the percentage of Cowlitz common stock that the individuals would beneficially own after the merger, assuming the issuance of 618,025 shares of Cowlitz common stock in the merger.

Name and Position	Number of beneficially held shares(1)		Percentage of AEA Stock before merger(2)	Percentage of Cowlitz stock after merger(3)
Directors and Executive Officers
Charles K. Barbo—Director	11,200	(4)	3.8%	*
Clyde B. Brooks, Jr.—Interim President & CEO	0		—	*
Per Heggelund—Chairman	2,400	(5)	*	*
Jan Kristiansen—Director	1,200		*	*
Hans Mauritzen—Director	10,000		3.4%	*
Clark Mock—Director	0		—	*
Akhil Shah—Director	6,300		—	*
All Directors and Executive Officers	31,100		10.5%	1.42%
5% Shareholders
Sunmar Holdings, Inc.	18,000		6.1%	*
West Coast International, Ltd.	27,720		9.4%	1.20%
Per-Odd Keul	16,701	(6)	5.6%	*

*
Less than 1%

(1)
Shares are shown as beneficially owned if the person, directly or indirectly, has or shares the power to vote or to direct the voting of, or the power to dispose or to direct the disposition of, such shares. Unless otherwise noted, each person listed in the table has sole voting and investment power with regard to the listed shares.

(2)
Percentage is calculated by dividing the number of shares beneficially owned (which includes options exercisable within 60 days) by the sum of the number of AEA shares outstanding plus that person's options exercisable within 60 days. As of June 30, 2005, there were 296,273 shares of AEA common stock outstanding.

(3)
Assumes the issuance of 618,025 shares of Cowlitz common stock in the merger based on the total purchase price of $7,006,856 without giving effect to any adjustments. The total number of shares issued in the merger could be less or more. As of June 30, 2005 there were 4,177,052 shares of Cowlitz common stock outstanding.

(4)
Includes 1,500 shares held by C&LB Family Ltd. Partnership, an entity controlled by Mr. Barbo and 1,600 shares covered by options or warrants exercisable within 60 days.

(5)
Includes 2,400 shares held by a SEP-IRA for the benefit of Mr. Heggelund.

(6)
Includes 12,901 shares held individually, 2,100 shares held by Mr. Keul's spouse and 100 shares held by Mr. Keul's son and includes 1,600 shares covered by options or warrants exercisable within 60 days.

AEA SPECIAL MEETING

When and Where the Meeting Will Be Held

        The special meeting of AEA shareholders will be held on                        , 2005, at             p.m., local time, at AEA's office located at 1505 Westlake Avenue North, Seattle, Washington.

Purpose of the Meeting

        At the meeting, AEA shareholders will consider and vote on a proposal to approve the merger aggreement that provides for the merger of AEA into Cowlitz.

Who May Vote

        AEA's Board of Directors has fixed the close of business                        , 2005 as the record date for determining the AEA shareholders entitled to receive notice of and vote at the special meeting. As of that date, there were 296,273 shares outstanding held by approximately 280 holders of record.

Voting

        You may vote in person at the meeting, but you do not have to attend the meeting to vote your shares. You may vote your shares by proxy if you wish. Even if you plan to attend the meeting, to ensure that your vote is counted, you should submit a properly executed proxy by completing, signing, dating and returning the proxy card.

        If you submit a signed proxy with no instructions, the named proxy holders will vote your shares in favor of the merger. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the special meeting or any adjournments or postponements thereof. The Board of Directors has named Clyde B. "Chuck" Brooks, Jr. and Per Heggelund as the proxy holders. Their names appear on the proxy form accompanying this document. You may name another person to act as your proxy if you wish, but that person would need to attend the meeting in person or further vote your shares by proxy.

Revoking a Proxy

        You may revoke your proxy at any time before the vote is taken at the meeting by notifying AEA's Interim President and Chief Executive Officer and Acting Secretary, Chuck Brooks, in writing of the revocation of your proxy.

        You may still attend the meeting even if you have submitted a proxy. Written notices of revocation and other communications regarding solicitation or revocation of proxies should be addressed to:

AEA Bancshares, Inc.
1505 Westlake Avenue North
Seattle, Washington 98109
Attn: Chuck Brooks, Interim President and Chief Executive Officer

        If your shares are held in street name, you should follow your broker's instructions regarding revocation.

How We Determine a Quorum

        We must have a quorum to conduct any business at the AEA shareholder meeting. Shareholders holding at least a majority of the outstanding shares of AEA common stock must attend the meeting in person or by proxy to have a quorum. If you attend the special shareholder meeting or submit a proxy, but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum.

How We Count Votes

        Each share is entitled to one vote. The named proxies will vote your shares as you instruct on your proxy. If you submit a signed proxy and do not give instructions, your shares will be voted in favor of the merger. We will not count abstentions or broker non-votes for or against the merger, and they will have the effect of a vote against the proposal.

        A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions to the broker or other nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions. However, we will count broker non-votes as present for establishing a quorum.

Vote Required to Approve the Merger

        The affirmative vote of the holders of at least two-thirds of all shares of AEA common stock outstanding on the record date is required to approve the merger. An abstention or a broker non-vote will therefore have the effect of a vote against the merger. AEA's Board of Directors urges you to submit your proxy. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger proposal.

Shares Owned by Directors and Executive Officers

        As of June 30, 2005, AEA's directors, together with their affiliates, beneficially owned a total of 29,500 shares of AEA common stock outstanding, which are entitled to be voted at the meeting. Those shares represent approximately 10% of the total shares outstanding and entitled to vote at the meeting. The directors have agreed to vote these shares in favor of the merger. Information regarding the beneficial ownership of AEA common stock by directors, officers, and holders of 5% or more of AEA common stock is set forth on page 24.

        AEA's directors and executive officers will receive the same consideration in the merger for their shares as the other AEA shareholders, and the same consideration for their warrants, if any, available to other warrant holders. Various members of AEA's management and AEA's Board of Directors have other interests in the merger, as described on page 49, that are in addition to their interests as AEA shareholders. AEA's Board of Directors was aware of those interests and considered them, among other factors, in approving the merger.

Other Business for the Special Meeting of AEA Shareholders

        AEA's Board of Directors is not aware of any business to come before the AEA special meeting other than those matters described above in this proxy statement-prospectus. However, if any other matters should properly come before the AEA special meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

Proxy Solicitation

        The accompanying AEA proxy is being solicited by AEA's Board of Directors. AEA will bear the cost of soliciting proxies from its shareholders. In addition to using the mail, proxies may be solicited by personal interview, telephone, and electronic communication. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward proxy soliciting materials to their principals and obtain authorization for the execution of proxies. Officers and other employees or agents of AEA and AEA Bank, acting on AEA's behalf, may solicit proxies personally. AEA may pay compensation for soliciting proxies, and will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. However, no such payment will be made to any of the officers, directors or employees of AEA or AEA Bank.

BACKGROUND AND REASONS FOR MERGER

Background of the Merger

        Over the last several years, AEA's Board of Directors has been considering strategic options in the context of AEA's deteriorating financial condition, managerial and operational difficulties, and regulatory constraints, as well as in light of developments in the banking industry in general. In 2003, AEA began experiencing net operating losses, primarily as a result of increases to the allowance for loan losses due to charge-offs of uncollectible loans and a reevaluation of the strength of its loan portfolio. Moreover, AEA Bank faced increased regulatory criticism, with the FDIC and the Washington Department of Financial Institutions issuing a revised supervisory directive, noting, as it had in the supervisory directive from February 2002, the need for improved asset quality and liquidity, and requiring immediate steps for improvement. In this context and with an awareness of increasing competition from other community banks in the Seattle area, management and the board began considering strategic alternatives.

        In late 2003, the former CEO of AEA had discussions with the CEO of Capitol Bancorp, Ltd. ("Capitol"). These discussions led to the announcement on January 14, 2004 of a definitive merger agreement between AEA and Capitol, whereby AEA would merge into an acquisition subsidiary of Capitol and AEA Bank would become wholly-owned by Capitol. Capitol's agreement to acquire AEA was contingent upon completion of a due diligence review of AEA by Capitol. From announcement of the definitive merger agreement with Capitol through the next several months, Capitol conducted extensive due diligence investigation of AEA.

        On January 15, 2004, the banking regulators met with AEA's Board of Directors and management to review the findings from their recent safety and soundness examination of AEA Bank. The regulators expressed increasing concerns and indicated that a regulatory enforcement order was forthcoming. A regulatory enforcement order was proposed in March 2004, and was issued with AEA's consent on May 17, 2004 (the "Consent Order").

        A special committee of AEA's Board of Directors (the "Special Committee") was formed in February 2004 for the purpose of overseeing AEA's response to the regulatory concerns, managing the Capitol merger, and addressing management transition issues. The board engaged IntegraAdvisors, LLC and Davis Wright Tremaine LLP to assist AEA in dealing with the regulatory and management transition issues and also engaged D.A. Davidson & Co. and Davis Wright Tremaine LLP to assist AEA in connection with the proposed merger with Capitol. The Alford-Spencer Group was retained to assist in AEA's reevaluation of its loan portfolio.

        Over the following months, these consultants and professional advisors provided significant assistance to AEA's management team. In February 2004, AEA's former CEO took a leave of absence and in March 2004 his employment was terminated. Over the next several months, other executive officers, as well as several board members, resigned. In March 2004, AEA hired Mr. Chuck Brooks as Interim CEO. AEA continues to lack sufficient internal management resources to assist Mr. Brooks due to the difficulty in recruiting and retaining management personnel in light of AEA's financial and regulatory difficulties.

        In April, 2004, after extensive due diligence on AEA and in light of the proposed Consent Order, Capitol sought to significantly restructure the merger transaction. As a result, AEA and Capitol amended their definitive agreement to permit AEA to negotiate with other parties. In the spring of 2004, AEA received unsolicited indications of interest in acquiring AEA from two bank holding companies, though no specific terms were provided. An individual also expressed an unsolicited indication of interest in recapitalizing AEA. Again, no specific terms were provided. AEA's Board of Directors determined that it would be appropriate to consider its strategic alternatives and considered formally soliciting indications of interest.

        In May 2004, AEA engaged the services of Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") to assess AEA's strategic alternatives and assist the board in determining whether to remain independent or to sell the company. From the time it was formed through July 2004, the Special Committee met frequently and many of these meetings were attended by Sandler O'Neill and AEA's other advisors and management. AEA's full Board of Directors was kept informed of developments and held five meetings between May and July 2004 to consider and evaluate strategic alternatives. After carefully considering the analyses presented by Sandler O'Neill, as well as AEA management's projections and the impact of the regulatory and financial issues facing AEA, the board determined that it was in the best interests of AEA and its shareholders to seek indications of interest from other parties. The board authorized Sandler O'Neill to seek indications of interest from a number of selected financial institutions and private equity firms.

        Commencing in July 2004, and over the next several months, Sandler O'Neill made formal contact with seventeen financial institutions and two financial investors. Sandler O'Neill provided certain information about AEA to Capitol, as well as to six companies, including Cowlitz, that executed confidentiality agreements. One bank holding company had previously expressed an unsolicited indication of interest in acquiring AEA, but after further review of AEA decided not to proceed. The other bank holding company that had previously expressed an unsolicited indication of interest in acquiring AEA did not believe it would obtain regulatory approval for the transaction and, consequently, decided not to proceed. The individual that had previously expressed an unsolicited indication of interest in recapitalizing AEA did not sign a confidentiality agreement and consequently did not receive confidential information regarding AEA, and this individual did not submit a formal proposal with financial terms. Throughout the process of selecting an acquisition partner, AEA's Board of Directors considered the likelihood of a buyer being able to obtain regulatory approval for a transaction.

        During the initial stages of this solicitation process, AEA and Capitol continued to negotiate the terms of a merger. Capitol proposed restructuring the transaction so that Capitol would acquire less than 5% of the outstanding common stock of AEA immediately with an option to buy the remainder of the outstanding shares of common stock of AEA at a later date. AEA's Board of Directors determined that the proposed transaction was not in the best interest of AEA and its shareholders. After extensive discussions, the parties terminated the merger agreement effective August 6, 2004.

        Over the next several months, two of the companies, including Cowlitz, that had executed confidentiality agreements and received certain information about AEA, expressed interest in continuing with the process, conditioned on the completion of due diligence on AEA. Following these expressions of interest and after extensive discussions and presentations by its financial and legal advisors, AEA's Board of Directors invited both companies to perform due diligence. Cowlitz decided to proceed, whereas the other party, after conducting additional due diligence, decided not to proceed. On August 13 and 17, 2004, Cowlitz conducted a preliminary due diligence review of AEA's loan portfolio. On August 19, 2004, Cowlitz's Board of Directors discussed a potential transaction with AEA and approved an indication of interest letter to AEA. Cowlitz conducted additional due diligence of AEA in the fourth quarter of 2004 and on December 22, 2004, Cowlitz's Board of Directors approved a preliminary proposal, which was submitted to AEA.

        AEA's Board of Directors held a lengthy meeting on the morning and early afternoon of January 15, 2005 to consider Cowlitz's preliminary proposal. Presentations were made by members of AEA management, Sandler O'Neill and Davis Wright Tremaine LLP. The subjects covered in these presentations, and in the deliberations and questions asked by the directors, included: the future prospects of AEA on a stand alone basis; the range of financial terms proposed by Cowlitz; the fact that Cowlitz's proposal was subject to further due diligence; the factors involved in comparing cash, stock, and a mix of stock and cash consideration; an evaluation of Cowlitz's stock; Cowlitz management's track record in dealing with Cowlitz's regulatory issues and loan problems; the prospects for regulatory approval of the transaction; and the directors legal duties and responsibilities in deciding to continue negotiations with Cowlitz.

        Following evaluation of these matters and after initial due diligence on Cowlitz, AEA's Board of Directors determined that it would be in the best interest of AEA and its shareholders to pursue a merger with Cowlitz. AEA's Board of Directors authorized management to conduct additional due diligence of Cowlitz and authorized and directed representatives of AEA to negotiate a non-binding term sheet for the transaction with Cowlitz.

        On February 24, 2005, Cowlitz's Board of Directors approved a non-binding term sheet to acquire AEA. The terms and conditions of the non-binding term sheet were discussed in detail with AEA's Board of Directors at a special meeting held February 28, 2005. Representatives of AEA and Cowlitz continued to negotiate the terms of the proposed transaction, and a non-binding term sheet setting forth the tentative terms that would be incorporated into a merger agreement was signed by AEA on March 3, 2005.

        Representatives of AEA and Cowlitz then commenced negotiations on the terms of a definitive merger agreement. Cowlitz continued its due diligence review of AEA, including an exhaustive review of AEA Bank's loan portfolio. AEA engaged an independent third party loan reviewer in order to provide assurances that AEA had an objective analysis of its loan portfolio to enable AEA to negotiate the possible merger terms with Cowlitz. This loan reviewer's conclusions regarding AEA's loan portfolio were generally consistent with those of Cowlitz. In negotiating the transaction value, the parties spent considerable time valuing AEA in light of significant risks in the loan portfolio and other uncertainties, and structuring purchase price adjustments and post-merger recoveries to provide AEA shareholders the benefit of potential positive resolution of specified issues.

        AEA's Board of Directors held a lengthy meeting in the morning and afternoon of May 1, 2005 to review the proposed merger agreement and related agreements with Cowlitz. Presentations were made by Sandler O'Neill and Davis Wright Tremaine LLP. AEA's Board of Directors engaged in a lengthy deliberation regarding the proposed merger agreement. Subjects covered in the presentations, and in the deliberations and questions raised by the directors, included: an analysis of the merger consideration including the exchange ratio and pricing adjustments proposed by Cowlitz to be used in calculating the per share consideration and the directors' view that the price was the highest value reasonably obtainable for AEA's shareholders; an evaluation of Cowlitz's stock and the potential for appreciation; a report on the due diligence on Cowlitz conducted by the advisors and AEA management, with a particular focus on Cowlitz management's excellent progress in addressing serious regulatory concerns and problem loans; a discussion of the other terms of the merger agreement, with a particular focus on the likelihood of completing a transaction once a merger agreement was entered into; the prospects for regulatory approval; and the directors' legal duties and responsibilities in approving the merger agreement. Sandler O'Neill also provided an oral opinion as to the fairness to AEA shareholders, from a financial point of view, of the exchange ratio. In considering its opinion, Sandler O'Neill took into account the possible downward adjustment in the exchange ratio pursuant to the merger agreement.

        After considering these matters, AEA's Board of Directors agreed to reconvene at 10:00 a.m. on May 2, 2005. The Board of Directors deliberated further and unanimously agreed to accept the merger agreement proposed by Cowlitz. On May 2, 2005, Cowlitz's Board of Directors considered in detail the terms of the merger agreement. After consulting with legal and financial advisors, Cowlitz's Board of Directors approved the merger agreement. On May 3, 2005, Cowlitz and AEA executed the merger agreement and announced the transaction after the close of business on May 4, 2005.

AEA's Reasons for the Merger and Recommendation of AEA's Board of Directors

        AEA's Board of Directors believes that the merger is in the best interests of AEA and its shareholders. The Board of Directors therefore has unanimously approved the merger agreement and unanimously recommends that the AEA shareholders vote "FOR" approval of the merger agreement.

        In reaching its decision to approve and recommend the merger agreement, AEA's Board of Directors, with advice from its financial and legal advisors, considered a number of factors, including the following material factors:

AEA's Financial and Operational Condition

        AEA's Board of Directors considered that AEA has experienced a prolonged period of significant challenges to its on-going viability. These challenges include:

  •
  operating losses of $1.1 million in 2003 and $3.1 million in 2004;

  •
  significant deterioration of the loan portfolio, including substantial charge-offs for uncollectible loans;

  •
  what is believed by AEA to be a fraudulent check scheme, that may result in a loss of approximately $1.5 million;

  •
  the significant lack of liquidity that has forced management to considerably shrink the earning assets, with the loan portfolio being reduced by more than 50% from December 31, 2003 to December 31, 2004;

  •
  the regulatory pressures of compliance with the Consent Order that, among other things, requires AEA Bank to increase its capital under conditions that would make the sale of additional capital stock extremely difficult;

  •
  the lack of an adequate management team and the resulting inability to comply with the Consent Order; and

  •
  the expense of consultants and advisors necessary to supplement the management deficiency and assist AEA Bank in resolving problems in the loan portfolio and in complying with the Consent Order.

        These challenges were carefully considered by AEA's Board of Directors in reaching a decision to actively pursue a corporate transaction that would preserve shareholder value in the face of declining business prospects.

Value of Merger Consideration

        AEA's Board of Directors believes that the exchange ratio, taking into consideration the possible adjustments, is fair. The merger is structured as a tax-free exchange of stock, permitting AEA shareholders the opportunity to continue to invest in a community banking organization and share in the potential appreciation of Cowlitz common stock. Cowlitz common stock is traded on the Nasdaq National Market, creating a more liquid security for AEA shareholders.

Cowlitz's Prospects

        Based on the due diligence review of Cowlitz conducted by AEA's management and advisors and its understanding of Cowlitz's business, operations, financial condition, earnings and prospects, AEA's Board of Directors believes Cowlitz has the management depth and financial strength for growth and increased shareholder value.

Other Available Strategic Alternatives

        As discussed in the "Background of the Merger," AEA's Board of Directors conducted, with the assistance of its financial and legal advisors, a careful review of various strategic alternatives available to AEA. In evaluating these options, the board considered the range of possible shareholder value of those alternatives and the timing and likelihood of shareholders actually receiving those values. Based on its consideration of these matters, AEA's Board of Directors determined that the merger with Cowlitz represents the best strategic alternative reasonably available to AEA.

Likelihood of Regulatory Approval and Closing

        In evaluating the proposed merger, AEA's Board regarded as highly important the likelihood of obtaining regulatory approval and closing of a transaction. In light of the continual deterioration of AEA's financial condition and lack of adequate management resources, the board did not want to pursue an unsuccessful transaction that would prohibit AEA's ability to pursue another transaction or to take necessary steps to continue on a stand-alone basis. In determining to approve and recommend the merger with Cowlitz, the board favorably considered Cowlitz's success in dealing with its regulatory issues, Cowlitz's enthusiasm for the merger and the terms of the merger agreement negotiated with Cowlitz.

Sandler O'Neill Analysis and Opinion

        AEA's Board considered favorably the opinion of Sandler O'Neill, described under "Opinion of AEA's Financial Advisor" on page 34 that subject to the factors and assumptions set forth in the opinion, as of May 3, 2005, the exchange ratio was fair to AEA shareholders from a financial point of view.

Cowlitz's Reasons for the Merger

        Cowlitz's current executive management team, including its President and Chief Executive Officer, Rich Fitzpatrick and Chief Credit Officer, Ernie Ballou, joined Cowlitz in February and March 2003, respectively, under a Board mandate to bring Cowlitz Bank into compliance with a regulatory directive and strengthen the bank's loan portfolio and financial condition. Under their leadership, Cowlitz Bank has undergone significant operational restructuring, as well as restructuring of the loan portfolio. Cowlitz's management team has positioned the bank for strategic growth through acquisitions.

        In the course of reaching its decision to approve the merger agreement, Cowlitz's Board of Directors considered and reviewed with senior management and outside financial and legal advisors a significant amount of information and factors relevant to the merger, including Cowlitz's strategic plan. Cowlitz's Board of Directors determined that the merger would best advance Cowlitz's strategic plan and that the proposed merger is in the best interests of Cowlitz and its shareholders.

        Cowlitz's growth strategy includes expanding into the Seattle market. Cowlitz currently operates a successful branch under the name "Bay Bank" in the Seattle suburb of Bellevue, but has not had a significant presence in the Seattle market. AEA Bank's location in the quickly developing South Lake Union district of Seattle is a location for launching Cowlitz Bank's marketing efforts into Seattle. The South Lake Union district is a diverse neighborhood of small businesses, light industrial, residential and retail, along with biotechnology research and development. A University of Washington report released in 2003 predicted that Seattle Mayor Nickel's plan to revitalize South Lake Union could add 32,000 jobs in Seattle over the next 20 years.

        Moreover, AEA Bank's core long-term customers, including many international business customers, will provide a deposit base for building the Seattle branch. Cowlitz Bank expects to grow these international deposits and expand ancillary international services.

        Cowlitz's internal audit team conducted extensive due diligence of AEA and apprised the Board of AEA's operational and financial difficulties and the associated risks to Cowlitz. Cowlitz's management believes that it has a competitive advantage in assisting AEA with addressing its loan portfolio and operational issues. Cowlitz's management is experienced in disposing of problem loans in a cost effective manner. Cowlitz Bank also recently invested significantly in improving operational processes, as well as developing audit and training processes to ensure regulatory compliance and financial controls. These process enhancements can be efficiently spread to AEA Bank with considerable savings. Cowlitz's management has already begun assessing operational and compliance improvements required at AEA Bank and has strategized the implementation of those improvements.

        Cowlitz anticipates realizing cost savings through eliminating AEA Bank's relatively expensive core processing contracts and correspondent bank relationships, by incorporating these services into existing Cowlitz contracts at lower cost. Management expects that the merger will be accretive to Cowlitz Bank shareholders in 2006 assuming certain of management's projections are achieved. The merger also provides Cowlitz enhanced opportunities for acquisition and growth as a result of the greater capitalization of the combined company and the anticipated enhanced liquidity in the market for Cowlitz stock.

Fairness Opinion of AEA's Financial Advisor

        By letter dated as of May 11, 2004, AEA retained Sandler O'Neill & Partners, L.P. to act as its financial advisor to assess AEA's strategic alternatives and to assist AEA in analyzing a possible business combination with any second party arising from such assessment. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to AEA in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the May 1, 2005 meeting, AEA's Board of Directors considered and, subject to completion of certain items to the satisfaction of management, authorized the execution of the merger agreement. At the May 1, 2005 meeting, Sandler O'Neill delivered to the board its oral opinion, subsequently confirmed in writing as of May 3, 2005, that, as of such date, the exchange ratio (as defined in the merger agreement) was fair to AEA's shareholders from a financial point of view. The full text of Sandler O'Neill's opinion is attached to this proxy statement/prospectus as Appendix B. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Sandler O'Neill urges AEA shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to AEA's Board of Directors and is directed only to the fairness of the exchange ratio to AEA shareholders from a financial point of view. It does not address the underlying business decision of AEA to engage in the merger or any other aspect of the merger and is not a recommendation to any AEA shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

        In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

(1)
the merger agreement;

(2)
certain publicly available financial statements and other historical financial information of AEA that Sandler O'Neill deemed relevant;

(3)
certain publicly available financial statements and other historical financial information of Cowlitz that Sandler O'Neill deemed relevant;

(4)
an internal budget for AEA for the year ending December 31, 2005 prepared by and reviewed with senior management of AEA; summary internal financial projections for the years ending December 31, 2006 and 2007 prepared by and reviewed with senior management of AEA; and estimates of earnings and earnings per share growth rates for the year ending December 31, 2008 prepared by and reviewed with senior management of AEA;

(5)
an internal budget for Cowlitz for the years ending December 31, 2005 prepared by and reviewed with senior management of Cowlitz; summary internal financial projections for the years ending December 31, 2006 and 2007 prepared by and reviewed with Cowlitz's senior management; and estimates of earnings and earnings per share growth rates for the year ending December 31, 2008 prepared by and reviewed with Cowlitz's senior management;

(6)
the pro forma financial impact of the merger on Cowlitz based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of AEA and Cowlitz;

(7)
the publicly reported historical price and trading activity for Cowlitz's common stock, including a comparison of certain financial and stock market information for Cowlitz with similar publicly available information for certain other companies with publicly traded securities;

(8)
the financial terms of certain recent business combinations in the commercial bank industry, to the extent publicly available;

(9)
the current market environment generally and the banking environment in particular; and

(10)
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        For purposes of certain of Sandler O'Neill's analyses, AEA's equity was adjusted to reflect additional loan loss reserves based upon the estimates of Cowlitz's senior management and the report of an independent loan reviewer retained by AEA (the "Additional Loan Loss Reserves"). Certain of Sandler O'Neill's analyses were also performed assuming that the total consideration, and therefore, the exchange ratio, are reduced pursuant to the terms of the merger agreement.

        Sandler O'Neill also discussed with AEA's senior management the business, financial condition, results of operations and prospects of AEA and held similar discussions with certain members of Cowlitz's senior management regarding the business, financial condition, results of operations and prospects of Cowlitz.

        In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O'Neill from public sources, and that was provided by AEA or Cowlitz or their respective representatives or that was otherwise reviewed by Sandler O'Neill and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O'Neill further relied on the assurances of management of AEA and Cowlitz that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill has not been asked to and has not undertaken an independent verification of any of such information and does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of AEA or Cowlitz or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O'Neill been furnished with any such evaluations or appraisals. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of AEA or Cowlitz nor has Sandler O'Neill reviewed any individual credit files relating to AEA or Cowlitz. Sandler O'Neill assumed, with AEA's consent, that the respective allowances for loan losses for both AEA and Cowlitz are adequate to cover such losses (but, in the case of AEA, has also performed certain of its analyses assuming the Additional Loan Loss Reserves described above).

        Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with AEA's consent, that there has been no material change in AEA's and Cowlitz's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that AEA and Cowlitz will remain as going concerns for all periods relevant to its analyses (Sandler O'Neill notes that AEA's 2004 audited financial statements have been prepared on the basis that AEA is a going concern but that the opinion of AEA's independent accountants states that there is substantial doubt about AEA's ability to continue as such), and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with AEA's consent, Sandler O'Neill relied upon the advice AEA received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

        In rendering its May 1, 2005 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to AEA or Cowlitz and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of AEA or Cowlitz and the companies to which they are being compared.

        The budgets and earnings projections used and relied upon by Sandler O'Neill in its analyses for AEA and Cowlitz and projections of transaction costs, estimates of purchase accounting adjustments and expected cost savings relating to the merger were reviewed with the senior managements of AEA and Cowlitz, and Sandler O'Neill assumed for purposes of its analyses that they reflected the best currently available estimates and judgments of such managements of the future financial performance of AEA and Cowlitz, respectively, and that such performances would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. These projections, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of AEA, Cowlitz and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to AEA's Board of Directors at its May 1, 2005 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of AEA's common stock or Cowlitz's common stock or the prices at which AEA's or Cowlitz's common stock may be sold at any time.

        Subsequent to Sandler O'Neill's presentation at the May 1, 2005 meeting of AEA's Board of Directors, certain of the financial information provided by AEA and used in Sandler O'Neill's analyses was revised based upon input from AEA's independent auditors. The revised financial information was reviewed by Sandler O'Neill and did not have a material impact on its analyses. The revised financial information is shown in the tables set forth below.

Summary of Proposal.

        Sandler O'Neill reviewed the financial terms of the proposed transaction.

        Assuming a fixed exchange ratio of 2.086 shares of Cowlitz common stock for each share of AEA common stock and that 100% of AEA's shares are exchanged for shares of Cowlitz common stock at a price of $11.33 per share (the closing price of Cowlitz common stock on April 29, 2005), Sandler O'Neill calculated an implied transaction value of $23.63 per share ("Scenario 1a and 2a"). Sandler O'Neill also calculated an implied transaction value of $19.68 using an exchange ratio of 1.737 that may result based upon adjustments that may be made under the circumstances described in the merger agreement ("Scenario 1b and 2b"). Based upon the per-share financial information for AEA for the twelve months ended March 31, 2005 as reflected in Scenarios 1a and 2a and upon that information as adjusted to show the impact of the Additional Loss Reserves ("Scenario 2a and Scenario 2b", respectively), Sandler O'Neill calculated the ratios in the table below.

Multiples Using Various Scenarios

Scenario	Cowlitz Shares Offered	Implied Exchange Ratio	Per Share Offer Value	Transaction Value	Scenario Implied TBVPS	Transaction Value/ TBVPS	Transaction Value/ Assets	Transaction Value/ Deposits
1a	618,025	2.086	$23.63	$7,002,223	$28.03	84%	6.6%	7.4%
1b	514,626	1.737	$19.68	$5,830,713	$24.73	80%	5.5%	6.2%
2a	618,025	2.086	$23.63	$7,002,223	$19.71	120%	6.6%	7.4%
2b	514,626	1.737	$19.68	$5,830,713	$16.41	120%	5.5%	6.2%

    Note: Transaction value/last twelve months earnings per share and tangible book value premium to core deposits were not calculated because they are not meaningful. AEA reported a loss for the twelve month period ending March 31, 2005, and the transaction value was at a discount to tangible book value.

    *    TBVPS= tangible book value per share

Stock Trading History

        Sandler O'Neill reviewed the history of the reported trading prices and volume of Cowlitz's common stock for the three-year period ended April 29, 2005. Sandler O'Neill compared the relationship between the movements in the prices of Cowlitz's common stock to movements in the prices of the Nasdaq Bank Index, S&P Bank Index, S&P 500 Index and the weighted average (by market capitalization) performance of a composite peer group of publicly traded commercial banks selected by Sandler O'Neill for Cowlitz. The composition of the peer group for Cowlitz is discussed under the relevant section under "Comparable Company Analysis" below.

        During the three-year period ended April 29, 2005, Cowlitz generally outperformed all of the indices and the peer group to which it was compared.

Cowlitz's Stock Performance

	Beginning Index Value April 29, 2002	Ending Index Value April 29, 2005
Cowlitz	100.00%	164.20%
Cowlitz Peer Group	100.00	151.32
Nasdaq Bank Index	100.00	119.83
S&P Bank Index	100.00	118.72
S&P 500 Index	100.00	108.58

Comparable Company Analysis

        Sandler O'Neill used publicly available information to compare selected financial information for AEA and a group of commercial banks selected by Sandler O'Neill and to compare selected financial and trading information for Cowlitz and a group of commercial banks selected by Sandler O'Neill.

        The comparable group for AEA consisted of the following commercial banks located in Washington and reporting assets between $100 million and $300 million:

Bank of Fairfield	NWB Financial Corp.
Bank of Washington	Pacifica Bancorp, Inc.
Coastal Financial Corp(1)	Pacific International Bancorp(1)
Columbia Trust Bancorp	Pierce County Bancorp(1)
Community Financial Group, Inc.	San Juan Financial Holding Company
First Heritage Bank	Valley Community Bancshares
Foundation Bancorp, Inc.	Mountain Bank Holding Company
Northstar Financial Corporation	Westside Bank

(1)
Bank level data

        The analysis compared financial information for AEA as of and for the twelve month period ended March 31, 2005 (assuming Scenario 1a) to financial information for the comparable group as of and for the twelve-month period ended December 31, 2004. The table below compares the data for AEA and the median data for the comparable group.

Comparable Group Analysis

	AEA	Median Peer Group
Total Assets (in millions)	$106.8	$153.4
Tangible Equity/Tangible Assets	7.77%	9.61%
LTM Return on Average Assets	NM	1.11%
LTM Return on Average Equity	NM	11.82%
Net Loans/Assets	45.1%	76.5%
Loan Loss Reserves/Gross Loans	14.33%	1.38%
Nonperforming Assets/Total Assets(1)	11.68%	0.17%

*
LTM = Last twelve months.

(1)
Includes loans that are 90 days or more past due, non-accruing loans and other real estate owned.

        In presenting this analysis to AEA's Board of Directors, Sandler O'Neill noted that compared to the medians for the peer group, AEA had significantly less capital, AEA's ratio of net loans to assets was approximately 30% lower and AEA's ratio of nonperforming assets to total assets was substantially greater (based on the numbers shown above, seventy times greater). In addition, Sandler O'Neill noted that AEA had reported a loss for the reported period while each of the banks in the peer group had reported income for the reported period.

        The comparable group for Cowlitz consisted of Cowlitz and the following publicly traded commercial banks located in the Pacific Northwest region of the United States:

AmericanWest Bancorp	Frontier Financial Corp.
Banner Corp.(1)	Heritage Financial Corp.(1)
Cascade Bancorp	Pacific Continental Corp.
Cascade Financial Corp.	PremierWest Bancorp
Columbia Bancorp	Washington Banking Co.
Columbia Banking System Inc.	West Coast Bancorp
City Bank	Umpqua Holdings Corp.

(1)
Data as of and for the twelve month period ending December 31, 2004

        The analysis compared publicly available financial and market trading information for Cowlitz and the data for the comparable peer group. The analysis also compared the financial and market trading information for Cowlitz and the mean and median data for the comparable group as well as only those banks in the comparable group having assets of less than $1 billion. The table below shows the data for Cowlitz and the median data for the entire Cowlitz peer group as of and for the twelve-month period ended March 31, 2005 (except as noted above), with pricing data as of April 29, 2005.

Comparable Group Analysis

	Cowlitz	Peer Group Median
Total Assets (in millions)	$286.4	$1,040.9
Tangible Equity/Tangible Assets	12.14%	8.01%
Intangible Assets/Total Equity	2.40%	10.82%
Net Loans/Total Assets	67.68%	84.30%
Gross Loans/Total Deposits	79.76%	101.99%
Total Borrowings/Total Assets	0.30%	5.82%
Nonperforming Assets/Assets	0.30%	0.33%
Loan Loss Reserve/Gross Loans	1.94%	1.39%
Net Interest Margin	5.08%	5.17%
Non Interest Income/Average Assets	0.94%	0.97%
Fees/Revenues	17.01%	18.01%
Non-Interest Expense/Average assets	4.41%	3.43%
Efficiency Ratio	79.44%	60.10%
LTM Return on Average Assets	0.81%	1.26%
LTM Return on Average Equity	6.35%	13.98%
Price/Book Value	133.16%	194.03%
Price/Tangible Book Value	136.43%	231.90%
Price/LTM Earnings Per Share	21.38x	15.24x
Price/LTM Core Earnings Per Share	21.38x	15.29x
Dividend Payout Ratio	0.00%	26.67%
Dividend Yield Dividend Payout Ratio	0.00%	1.71%
Market Capitalization (in millions)	$47.3	$193.0

*
LTM = Last twelve months.

Analysis of Selected Merger Transactions

        Sandler O'Neill reviewed 18 merger transactions announced nationwide from January 1, 2003 through April 29, 2005 with announced transaction values greater than $2.5 million and involving commercial banks with Non Performing Assets/Assets greater than 4.0% as acquired institutions ("NPA Group"). Sandler O'Neill also reviewed 22 merger transactions announced nationwide from January 1, 2003 through April 29, 2005 with announced transaction values greater than $2.5 million and involving commercial banks with two consecutive years of reported net losses prior to acquisition as acquired institutions ("Losses Group"). Sandler O'Neill reviewed the multiples of transaction price at announcement to tangible book value per share, total assets and deposits and computed high, low, mean and median multiples for the transactions. The median multiples from the NPA Group and the median multiples for the Losses Group were applied to AEA's financial information as of and for the twelve months ended March 31, 2005 using Scenario 1a and Scenario 2a. As illustrated in the following table, using Scenario 1a, Sandler O'Neill derived imputed ranges of values per share of AEA's common stock of $33.46 to $36.03 based upon the median multiples for the NPA Group and $44.08 to $46.04 based upon the median multiples for the Losses Group. Using Scenario 2a, Sandler O'Neill derived imputed ranges of values per share of AEA's common stock of $25.34 to $34.88 based upon the median multiples for the NPA Group and $31.08 to $46.04 based upon the median multiples for the Losses Group.

Comparable Transaction Multiples—SCENARIO 1a

Metric	Median NPA Group Multiple	Implied Per Share Value—NPA	Median Losses Group Multiple	Implied Per Share Value—Losses
Transaction Value/ Tangible Book Value	128.55%	$36.03	157.69%	$44.19
Transaction Value/Total Assets	9.28%	$33.46	12.77%	$46.04
Transaction Value/Deposits	10.99%	$34.88	13.89%	$44.08

Comparable Transaction Multiples—SCENARIO 2a

Metric	Median NPA Group Multiple	Implied Per Share Value—NPA	Median Losses Group Multiple	Implied Per Share Value—Losses
Transaction Value/ Tangible Book Value	128.55%	$25.34	157.69%	$31.08
Transaction Value/Total Assets	9.28%	$33.46	12.77%	$46.04
Transaction Value/Deposits	10.99%	$34.88	13.89%	$44.08

        In presenting this analysis to the Board of Directors of AEA, Sandler O'Neill noted that AEA's nonperforming assets to total assets were almost double those of each of the acquired banks reviewed in this analysis.

Discounted Cash Flow and Terminal Value Analysis.

        Sandler O'Neill performed an analysis that estimated the future stream of after-tax cash flows of AEA through December 31, 2008 under various circumstances, assuming that AEA performed in accordance with the management's budgets and earnings projections through 2007. For 2008, Sandler O'Neill assumed an annual growth rate of earnings per share of approximately 12%. To approximate the terminal value of AEA's common stock at December 31, 2008, Sandler O'Neill applied last twelve months' price/earnings multiples ranging from 10.0x to 20.0x and multiples of tangible book value (calculated under Scenario 1a and Scenario 2a) ranging from 80% to 180%. The cash flows and terminal values were then discounted to present values using different discount rates ranging from 9.0%

to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of AEA common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of AEA common stock of $8.51 to $20.81 when applying the price/earnings multiples, $15.21 to $41.85 when applying multiples of tangible book value based upon Scenario 1a and $9.20 to $25.31 when applying multiples of tangible book value based upon Scenario 2a.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	28.0x	20.0x
9.00%	$10.41	$12.49	$14.57	$16.65	$18.73	$20.81
10.00%	$10.06	$12.07	$14.08	$16.09	$18.10	$20.11
11.00%	$9.72	$11.66	$13.61	$15.55	$17.50	$19.44
12.00%	$9.40	$11.28	$13.16	$15.04	$16.92	$18.80
13.00%	$9.09	$10.91	$12.73	$14.54	$16.36	$18.18
14.00%	$8.79	$10.55	$12.31	$14.07	$15.83	$17.59
15.00%	$8.51	$10.21	$11.92	$13.62	$15.32	$17.02

Tangible Book Value Percentages (scenario 1a)

Discount Rate	80%	100%	120%	140%	160%	180%
9.00%	$18.60	$23.25	$27.90	$32.55	$37.20	$41.85
10.00%	$17.97	$22.47	$26.96	$31.45	$35.95	$40.44
11.00%	$17.37	$21.72	$26.06	$30.40	$34.75	$39.09
12.00%	$16.80	$21.00	$25.20	$29.40	$33.60	$37.80
13.00%	$16.25	$20.31	$24.37	$28.44	$32.50	$36.56
14.00%	$15.72	$19.65	$23.58	$27.51	$31.44	$35.37
15.00%	$15.21	$19.02	$22.82	$26.62	$30.43	$34.23

Tangible Book Value Percentages (scenario 2a)

Discount Rate	80%	100%	120%	140%	160%	180%
9.00%	$11.25	$14.06	$16.87	$19.68	$22.50	$25.31
10.00%	$10.87	$13.59	$16.30	$19.02	$21.74	$24.46
11.00%	$10.51	$13.13	$15.76	$18.39	$21.01	$23.64
12.00%	$10.16	$12.70	$15.24	$17.78	$20.32	$22.86
13.00%	$9.83	$12.28	$14.74	$17.20	$19.65	$22.11
14.00%	$9.51	$11.88	$14.26	$16.64	$19.01	$21.39
15.00%	$9.20	$11.50	$13.80	$16.10	$18.40	$20.70

        In addition, Sandler O'Neill performed an analysis that estimated the future stream of after-tax cash flows of Cowlitz through December 31, 2008 under various circumstances, assuming Cowlitz's projected cash flow and that Cowlitz performed in accordance with management's budgets and earnings projections through 2007. For 2008, Sandler O'Neill assumed an annual growth rate of earnings per share of approximately 14%. To approximate the terminal value of Cowlitz common stock at December 31, 2008, Sandler O'Neill applied price to LTM earnings multiples of 10.0x to 20.0x and multiples of tangible book value ranging from 100% to 350%. The cash flows and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of

Cowlitz common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Cowlitz common stock of $5.71 to $13.96 when applying price to earnings multiples and $6.75 to $28.89 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
9.00%	$6.98	$8.38	$9.77	$11.17	$12.57	$13.96
10.00%	$6.75	$8.10	$9.45	$10.80	$12.14	$13.49
11.00%	$6.52	$7.83	$9.13	$10.44	$11.74	$13.04
12.00%	$6.31	$7.57	$8.83	$10.09	$11.35	$12.61
13.00%	$6.10	$7.32	$8.54	$9.76	$10.98	$12.20
14.00%	$5.90	$7.08	$8.26	$9.44	$10.62	$11.80
15.00%	$5.71	$6.85	$8.00	$9.14	$10.28	$11.42

Tangible Book Value Percentages

Discount Rate	100%	150%	200%	250%	300%	350%
9.00%	$8.25	$12.38	$16.51	$20.63	$24.76	$28.89
10.00%	$7.98	$11.96	$15.95	$19.94	$23.93	$27.92
11.00%	$7.71	$11.56	$15.42	$19.27	$23.13	$26.98
12.00%	$7.45	$11.18	$14.91	$18.64	$22.36	$26.09
13.00%	$7.21	$10.82	$14.42	$18.03	$21.63	$25.24
14.00%	$6.98	$10.46	$13.95	$17.44	$20.93	$24.42
15.00%	$6.75	$10.13	$13.50	$16.88	$20.25	$23.63

        In connection with its analyses, Sandler O'Neill considered and discussed with AEA's Board of Directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

        Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on December 31, 2005, (2) 100% of the shares of AEA common stock are exchanged for shares of Cowlitz common stock at an exchange ratio of 2.086x, (3) earnings per share projections for AEA are consistent with per share estimates for 2006 and 2007 provided by AEA's management, (4) earnings per share projections for Cowlitz are consistent with per share estimates for 2006 and 2007 provided by Cowlitz management (5) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of AEA and Cowlitz and (6) the Additional Loss Reserves are taken. The analyses indicated that for the year ending December 31, 2006, the merger would be accretive to Cowlitz's projected earnings per share and, at December 31 2005 (the assumed closing date of the merger) the merger would be dilutive to Cowlitz's tangible book value per share. From the standpoint of an AEA stockholder, for the year ending December 31, 2006, the merger would be accretive to earnings per share and, at December 31, 2005, the merger would be dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

        AEA has agreed to pay Sandler O'Neill a transaction fee in connection with the merger of approximately $250,000, of which $137,500 has been paid and the balance of which is contingent, and payable, upon closing of the merger. Sandler O'Neill has also received quarterly retainer fees totaling $75,000 for services rendered during our engagement. AEA has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

        In the ordinary course of our business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to AEA and Cowlitz and their affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of Cowlitz or its affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

THE MERGER

        The following description of the merger is not complete and is qualified in its entirety by reference to the merger agreement attached as Appendix A. We urge you to carefully read the merger agreement.

Transaction Structure

        Cowlitz, Cowlitz Bank, AEA and AEA Bank have entered into an Agreement and Plan of Reorganization, dated May 3, 2005. The Agreement and Plan of Reorganization is generally referred to in this document as the merger agreement.

        Subject to the terms and conditions of the merger agreement, and in accordance with Washington law, when the merger becomes effective, AEA will merge into Cowlitz. Cowlitz will be the surviving corporation, and the separate corporate existence of AEA will cease. Immediately after the merger of AEA into Cowlitz, AEA Bank will merge into Cowlitz Bank, with Cowlitz Bank surviving the merger.

        Cowlitz's articles of incorporation and bylaws will be the articles of incorporation and bylaws of the combined company. See "Comparison of Rights of Shareholders," beginning on page 137.

Merger Consideration

Form of Consideration

        Upon closing of the merger, in exchange for shares of AEA common stock, AEA shareholders generally will receive shares of Cowlitz common stock, with fractional shares paid in cash. However, if the total purchase price exceeds $7,006,856, as the result of positive adjustments in the purchase price, as discussed below, Cowlitz may pay the excess in cash. If Cowlitz otherwise would be required to issue in the merger shares constituting more than 19.9% of the total number of Cowlitz shares outstanding prior to the merger, Cowlitz will pay cash to AEA Shareholders in lieu of these additional shares on a pro rata basis. We do not anticipate circumstances in which this would be likely to occur.

Exchange Ratio

        The number of shares of Cowlitz common stock to be issued for each share of AEA common stock exchanged will be calculated by dividing the per share purchase price, by the fixed Cowlitz stock value of $11.34 per share, which is the average closing price of Cowlitz stock on the Nasdaq market during the 20-trading day period that ended April 28, 2005.

Per Share Purchase Price

        The per share purchase price will be determined by dividing the total purchase price by the number of shares of AEA common stock outstanding at the effective date of the merger. The total purchase price has not yet been determined and depends on the outcome of certain claims and disputes that AEA has with third parties, as discussed below. There are currently 296,273 shares of AEA common stock outstanding. The number of shares outstanding may increase prior to the effective date of the merger as the result of the exercise of outstanding stock options and warrants or the issuance of additional AEA shares if necessary to raise capital to meet regulatory capital requirements. See "Treatment of outstanding options and warrants" on page 48. If AEA issues additional shares of AEA common stock, the per share purchase price will be reduced if the per share net proceeds from the sale of such shares is less than the per share purchase price calculated without consideration of the additional shares.

Calculating Total Purchase Price

        The total purchase price prior to any adjustments was set at $7,006,856, or $23.65 per currently outstanding share of AEA common stock. The merger agreement provides that the total purchase price is subject to certain pre-merger positive and negative adjustments. AEA shareholders may also receive additional consideration post-merger, as discussed below.

Negative Adjustment

        In the first quarter of 2005, a customer of AEA Bank deposited approximately $1.5 million in checks drawn upon a third party bank and withdrew funds from the bank based on these deposits. These deposited checks were later dishonored by the third party bank. AEA believes that under Washington law, it is entitled to reimbursements from the banks on which these dishonored checks were drawn although these other banks are contesting AEA's claim for reimbursement. AEA is currently negotiating the issue with these banks. Under the merger agreement, the purchase price will be reduced by 120% of the after-tax effect on AEA's shareholder's equity of any amounts not recovered from the other banks. If AEA does not recover any amount of these funds prior to the merger, the purchase price will be reduced by approximately $1.2 million.

Positive Adjustment

        AEA is currently pursuing various claims under its financial institutions fidelity bond, based on losses AEA incurred as a result of apparent dishonest or fraudulent acts committed by former employees. The maximum recovery under the fidelity bond is limited to $2.2 million and AEA's claims exceed this amount. If AEA recovers any amount under the fidelity bond prior to the merger the total purchase price will be increased by the recovered amount, net of any expenses incurred in pursuing the claims and net of related taxes.

        If, prior to completion of the merger, AEA sells any additional shares of its stock for the purpose of raising capital to comply with regulatory requirements, the total purchase price will be increased by the amount of the net proceeds from the sales. This increase in the total purchase price will offset the dilutive effect of these additional shares, provided the net proceeds per share equal or exceed the per share purchase price calculated without the effect of these additional shares.

Value of the Merger Consideration

        The Cowlitz common stock value used in determining the number of shares of Cowlitz common stock to be issued per share of AEA common stock exchanged is fixed at $11.34. Consequently, changes in the market price of Cowlitz common stock will result in increases or decreases in the value of the Cowlitz stock received by AEA shareholders in the merger.

        The following table presents information regarding the implied value per share of AEA common stock exchanged for shares of Cowlitz common stock in the merger. The table presents the implied value at various market values of Cowlitz common stock and assuming a high and low range of $7.0 million and $5.83 million for the total purchase price. The high end of the range does not reflect potential positive adjustments to the purchase price because we believe such adjustments are too uncertain to calculate. The table assumes no additional shares of AEA common stock will be issued prior to the merger.

Cowlitz Common Stock Market Value	AEA Per Share Value if Total Purchase Price of $7 million(1)	AEA Per Share Value if Total Purchase Price of $5.8 million(2)
$11.36(3)	$23.70	$19.73
$ 9.64(4)	$20.11	$16.75
$ (5)	$	$

(1)
The approximate $7 million purchase price assumes no negative or positive adjustments to the total purchase price.

(2)
The approximate $5.8 million purchase price assumes the maximum negative adjustment to the total purchase price.

(3)
The closing price on May 4, 2005, the latest closing price prior to announcement of the merger,

(4)
Threshold average closing price during a 20-trading day period ending five days before the expected closing date, below which AEA has a right to terminate (assuming no decrease in the Nasdaq Bank Index).

(5)
The closing price on                        , 2005, the most recent practicable date prior to the date of this proxy statement-prospectus.

        At a minimum, after completion of the merger, AEA shareholders will own approximately 11% of the combined company. Assuming a total purchase price of $7,006,856 (no adjustments and no Price Fill), AEA shareholders would own 13% of the combined company.

Additional Post-merger Payments

        If, within one year following the merger, Cowlitz recovers any amount of the dishonored check funds, Cowlitz will pay the proceeds, net of expenses incurred in pursuing the recoveries and net of taxes, in the form of additional shares of Cowlitz common stock, to AEA shareholders.

        The total number of shares issued post-merger will be determined by dividing the net recovery amount by the Cowlitz common stock value of $11.34. AEA shareholders, excluding those that exercised statutory dissenters' rights in this merger, will receive a pro-rata number of these additional shares of Cowlitz common stock, based on their percentage interest in AEA immediately prior to the merger, with cash paid in lieu of any fractional shares.

        As discussed under "Negative Adjustment," if the dishonored check dispute is not resolved prior to the merger, the purchase price will be reduced by 120% of the after-tax effect on AEA's shareholders' equity of the dishonored amount. Therefore, you should note that if the dishonored check dispute is resolved following the merger, the value, if any, paid to AEA shareholders in the aggregate related to this post-merger recovery will be less than the amount of the negative adjustment made to the purchase price prior to the merger.

        Following the merger, a representative of AEA's shareholders, appointed by AEA's Board of Directors, may continue to pursue any unsettled fidelity bond claims. If any amounts are recovered under the fidelity bond after the merger, the recovered amount, net of reimbursements to Cowlitz for any costs and expenses incurred by AEA or Cowlitz related to the claims, will be paid in the form of additional cash to AEA shareholders. AEA shareholders, excluding those that exercised statutory dissenters' rights in this merger, will be paid a pro-rata share of the net recovery amount based on their percentage interest in AEA prior to the merger.

Conversion of AEA Common Stock; AEA Stock Certificates

        Promptly following the merger, an exchange agent will mail to each AEA shareholder a letter of transmittal and instructions for surrendering AEA stock certificates. Do not send your stock certificates until you receive instructions to do so.

Rights of Holders of Stock Certificates Prior to Surrender

        Until an AEA shareholder properly surrenders his or her AEA stock certificates, he or she will not be paid dividends or other distributions declared or payable to holders of record of Cowlitz common stock. Each AEA shareholder's dividends or other distributions will be held by the exchange agent until he or she submits his or her stock certificates. No interest will be paid on dividends or distributions on the Cowlitz common stock.

Lost Certificates

        If an AEA shareholder's stock certificates have been lost, stolen, or destroyed, the shareholder must submit an affidavit that the certificates have been lost, stolen or destroyed and, if required, post a reasonable bond as indemnity against any claim that may be made against Cowlitz with respect to such certificates.

Effective Date of the Merger

        The merger will become effective when Cowlitz files articles of merger with the Washington Secretary of State. Cowlitz will file the articles of merger within seven days after the date upon which all the conditions to the merger are satisfied or duly waived or at such time and date as AEA and Cowlitz agree. The parties currently anticipate that the merger will be completed during the fourth quarter of 2005.

Treatment of Outstanding Options and Warrants

        As of                        , 2005, there were options outstanding under AEA's 1996 Employee Stock Option Plan to purchase 700 shares of AEA common stock, with a weighted average exercise price of $50.28. AEA option holders will receive a notice of the impending merger at least 30 days prior to the merger date and will be given an opportunity to exercise their options within 30 days of the notice. Options will terminate if not exercised within that time, subject to reinstatement in the event the merger does not close.

        As of                        , 2005, there were warrants to purchase 24,000 shares of AEA common stock at an exercise price of $25.00 per share. These warrants were granted in connection with AEA's initial stock offering to its founders. Upon completion of the merger, these warrants will be converted into the right to purchase the number of shares of Cowlitz common stock for which the shares of AEA common stock underlying such warrants could have been exchanged. The exercise price will equal the AEA exercise price of $25.00, divided by the exchange ratio used in the merger. All other terms of the warrants will remain the same, including the expiration date in November 2005.

Resulting Management and Board of Directors of Cowlitz

        Following completion of the merger, Cowlitz's current executive management team will continue to manage the combined corporation. The Board of Directors of the combined company will consist of the current members of Cowlitz's Board of Directors.

        Cowlitz's Board may select one of AEA's directors to serve on its board following the merger, but it has not decided whether it will do so or which director it would select.

        Information regarding current Cowlitz executive officers and directors and executive compensation is set forth in the proxy statement for Cowlitz's 2005 annual meeting of shareholders, which is incorporated by reference into this document.

Interests of AEA Directors and Officers in the Merger

        When considering the recommendation of AEA's Board of Directors, you should be aware that members of AEA's management and Board of Directors may be deemed to have interests in addition to, or in conflict with, your interests. AEA's Board of Directors was aware of these interests and considered them, among other matters, in approving the merger.

Change in Control Payments

        AEA's Interim President and Chief Executive Officer, Chuck Brooks, is entitled to a change in control benefit under the terms of his existing employment agreement. Within 90 days of the merger, Mr. Brooks will receive a lump sum payment equal to his annual base salary ($187,000), provided he remains employed by Cowlitz for 45 days following the merger. He will also be entitled to continued life, disability and health insurance coverage for twelve months following termination of his employment.

Repayment of Loan to Directors

        In March 2005, AEA borrowed $1.8 million from Funding Source, LLC, an entity formed by AEA directors Barbo, Shah, Mauritzen and Heggelund for the purpose of providing funding to AEA to enable it to maintain required capital levels. This loan accrues interest at a rate of 6.25%, requires interest only payments on a monthly basis, and matures on March 30, 2008. Cowlitz has agreed to repay the loan within 30 days following the merger. There is no prepayment penalty.

Indemnification; Directors' and Officers' Insurance

        Cowlitz has agreed to indemnify and hold harmless the persons serving as officers and directors of AEA immediately prior to the effective time with respect to acts or omissions as officers and directors occurring on or prior to the effective date, to the extent they are currently indemnified under the Articles of Incorporation and Bylaws of AEA. Cowlitz has also agreed to maintain AEA's current policies of directors' and officers' liability insurance for the benefit of AEA's directors and officers for three years following consummation of the merger.

Consent Order

        AEA Bank is currently operating under a consent order from the FDIC and Washington Department of Financial Institutions, which became effective on May 17, 2004 (the "Consent Order"). The Consent Order requires AEA Bank to take a number of actions to address specific actions to improve the safety and soundness of the operations of AEA Bank, including, among others, improving oversight by AEA Bank's Board of Directors, improving AEA Bank's management team, making specific reductions in the balances of loans "classified" by the regulators and maintaining certain capital ratios. On February 16, 2005, the FDIC and the Washington Department of Financial Institutions completed an examination of, among other things, AEA's compliance with the terms of the Consent Order. The regulators determined in this review that while management and AEA Bank's Board of Directors had made good progress in compliance with the Consent Order, AEA Bank was not in full compliance with the Consent Order. Under federal banking laws and regulations, the directors of AEA Bank may be personally liable for losses or penalties imposed because of noncompliance with federal banking laws, regulations and directives, for which liability of directors and officers would not be entitled to indemnification. Management of AEA Bank believes that there is relatively minimal risk that the directors would be considered to have non-indemnified liabilities. However, if the merger does not occur and AEA Bank fails to comply with the Consent Order, AEA directors could have unindemnifiable personal liability for certain losses sustained by AEA Bank. The merger is likely to fully relieve the AEA directors of personal liability.

Commitment of Directors

        Each of AEA's directors have expressly agreed to vote all of his shares for approval of the merger. AEA's directors hold approximately 10% of AEA's outstanding shares.

Resales of Cowlitz Stock

        The issuance of shares of Cowlitz common stock to AEA shareholders upon consummation of the merger has been registered under the Securities Act of 1933, as amended (the "Securities Act"). Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of AEA or Cowlitz, as that term is defined in the rules under the Securities Act. Cowlitz common stock received by AEA shareholders who are deemed to be "affiliates" of AEA on the date of the special shareholder meeting may be resold without registration only pursuant to Rule 144, which permits limited sales for a period of time, or as otherwise permitted under the Securities Act.

        An "affiliate" of AEA is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, AEA. These restrictions will apply to the directors and executive officers of AEA and to relatives or the spouse of those persons, and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. Cowlitz will give stop transfer instructions to the transfer agent with respect to the shares of Cowlitz common stock to be received by persons subject to these restrictions, and the certificates for their shares will bear a legend to that effect.

        AEA has agreed to use its best efforts to cause each person who may be deemed to be an affiliate of AEA to enter into an agreement with Cowlitz providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Cowlitz common stock to be received by such person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This proxy statement-prospectus does not cover any resales of Cowlitz common stock received by affiliates of AEA.

Material United States Federal Income Tax Consequences of the Merger

        The following describes the anticipated, material United States federal income tax consequences of the merger to AEA shareholders. This discussion addresses only AEA shareholders who hold their stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all of the federal income tax considerations that may be relevant to AEA shareholders that are subject to special rules, such as:

  •
  financial institutions;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that use a mark-to-market method of accounting;

  •
  persons who are not citizens or residents of the United States;

  •
  shareholders who hold their shares as part of a hedge, straddle, or other risk-reduction transaction; or

  •
  shareholders who acquired their AEA common stock through stock options or otherwise as compensation.

        In addition, this discussion does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options or warrants. The discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this document, all of which are subject to change, possibly with retroactive effect.

        You are urged to consult your own tax advisors regarding the tax consequences to you of the merger based on your own circumstances, including the effect of the alternative minimum tax and any state, local, and foreign taxes.

Tax Consequences of the Merger

        The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986. Cowlitz's and AEA's obligation to complete the merger is conditioned on their receipt of an opinion from Foster Pepper Tooze LLP, counsel to Cowlitz, dated as of the closing date of the merger, that the merger will be treated as a reorganization within the meaning of Section 368(a). The opinion will not bind the Internal Revenue Service or preclude the Internal Revenue Service from adopting a contrary position. The opinion will be based upon facts and assumptions, and on specific representations and assurances made by Cowlitz and AEA. Neither Cowlitz nor AEA has requested or intends to request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger.

        The Foster Pepper Tooze LLP opinion will state that:

  •
  the merger agreement will qualify as a reorganization within the meaning of Section 368(a);

  •
  the parties to the agreement and to the plans of merger will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

  •
  no taxable gain or loss will be recognized by Cowlitz, Cowlitz Bank, AEA, AEA Bank as a result of the merger; and

  •
  no taxable gain or loss will be recognized by AEA shareholders who exchange all of their shares of AEA common stock for Cowlitz common stock in the merger.

Consequences to AEA Shareholders

        If you are an AEA shareholder, you will not recognize taxable gain or loss to the extent you receive Cowlitz common stock in exchange for your shares. The aggregate tax basis of the Cowlitz common stock you receive as a result of the merger will be the same as your aggregate tax basis in the AEA common stock you exchange. The holding period of Cowlitz common stock you receive as a result of the exchange will include the holding period of the AEA common stock you exchange. You will be subject to taxable gain or loss with respect to any cash consideration received in the merger.

Accounting Treatment

        The merger will be accounted for as a "purchase" under accounting principles generally accepted in the United States, for accounting and financial reporting purposes. Under purchase accounting, AEA's assets and liabilities will be recorded at their respective fair values as of the closing date of the merger and added to Cowlitz's assets and liabilities. Financial statements and reported results of operations of Cowlitz after the closing date would reflect these values, but would not be restated retroactively to reflect the historical financial position or results of operations of AEA. Any excess of the purchase price over the fair values of AEA's assets and liabilities will be recorded as goodwill, which may be charged off against earnings in the future if the goodwill is subsequently determined to be impaired in accordance with applicable accounting rules. The goodwill will be tested for impairment on at least an annual basis.

Dissenters' Rights

        In accordance with Chapter 13 of the Washington Business Corporation Act ("WBCA")(Chapter 23B.13 of the Revised Code of Washington), AEA's shareholders have the right to dissent from the merger and to receive payment in cash for the "fair value" of their AEA common stock. Shareholders who dissent in accordance with the statute will not receive the merger consideration under the merger agreement and will not have the right to share on a pro rata basis in any post-merger net recoveries under certain claims between AEA and third parties. See "Merger Consideration" beginning on page 45.

        AEA shareholders electing to exercise dissenters' rights must comply with the provisions of Chapter 13 to perfect their rights. AEA and Cowlitz will require strict compliance with the statutory procedures. The following is intended as a brief summary of the Washington statutory procedures for an AEA shareholder to dissent from the merger and receive cash payment for his or her shares. This summary is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Appendix C.

        A shareholder who wishes to assert dissenters' rights must (i) deliver to AEA before the vote is taken by AEA shareholders written notice of the shareholder's intent to demand payment for the shareholder's shares if the merger is effected, and (ii) not vote such shares in favor of the merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to AEA at the following address within the requisite time period:

AEA Bancshares, Inc.
1505 Westlake Avenue North
Seattle, Washington 98109
Attn: Chuck Brooks, Interim President and Chief Executive Officer

        A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders, some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by delivering to AEA a notice of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to AEA the record shareholder's written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

        A shareholder must deliver to AEA prior to the shareholders vote on the merger a notice of the shareholder's intent to demand payment for the "fair value" of the shares, or the shareholder will lose the right to exercise dissenters' rights. In addition, any shareholder electing to exercise dissenters' rights must either vote against the merger agreement or abstain from voting. Submitting a properly signed proxy card that is received prior to the vote at the special shareholder meeting (and is not properly revoked) that does not direct how the shares of AEA common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of the shareholder's statutory dissenters' rights.

        If the merger is effected, Cowlitz as the surviving corporation shall, within ten days after the effective date of the merger, deliver a written notice to all shareholders who properly perfected their dissenters' rights in accordance with Chapter 13 of the WBCA. Such notice will, among other things:

(i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment; and (iv) set a date by which Cowlitz must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

        A shareholder wishing to exercise dissenters' rights must timely file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters' rights, and payment for the shareholder's shares.

        Within 30 days after the merger occurs or receipt of the payment demand, whichever is later, Cowlitz shall pay each shareholder with properly perfected dissenters' rights Cowlitz's estimate of the "fair value" of the shareholder's interest, plus accrued interest from the effective date of the merger. With respect to a dissenter who did not beneficially own AEA shares prior to the public announcement of the merger, Cowlitz is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger. The rate of interest is generally required to be the rate at which Cowlitz can borrow money from other banks.

        A dissenter who is dissatisfied with Cowlitz's estimate of the fair value or believes that interest due is incorrectly calculated may notify Cowlitz in writing within 30 days after Cowlitz offers payment for dissenters' shares, of the dissenter's estimate of the fair value and amount of interest due. If Cowlitz does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value then Cowlitz must, within 60 days, petition a court to determine the fair value, or pay the dissenter the amount demanded.

        In a court proceeding related to dissenter's rights, Cowlitz must pay the cost of the proceeds including the compensation and expenses of appraisers. However, a court may require any dissenter to pay such costs if the court finds the dissenter acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess attorneys' and experts' fees and expenses against either Cowlitz or a dissenter, if the court finds that either party acted arbitrarily, vexatiously, or not in good faith with respect to dissenter's rights.

        In view of the complexity of Chapter 13 of the WBCA and the requirement that shareholders must strictly comply with the provisions of Chapter 13 of the WBCA, shareholders of AEA who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

THE MERGER AGREEMENT

        The following describes the material terms of the merger agreement. This description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this document as Appendix A and is incorporated by reference in this document. We urge you to carefully read the merger agreement.

Representations and Warranties

        Cowlitz and AEA have made certain representations and warranties to each other in the merger agreement. Each has agreed not to knowingly take actions prior to closing of the merger that will cause any representations and warranties to be untrue or inaccurate in any material respect.

        Representations made by Cowlitz and AEA to the other include, among other things:

  •
  corporate organization, existence and qualification to conduct business;

  •
  due authorization, execution, delivery and enforceability of the merger agreement;

  •
  capital structure;

  •
  accuracy of financial reports and absence of undisclosed liabilities;

  •
  corporate records;

  •
  absence of other holding companies, subsidiaries, and joint ventures;

  •
  absence of any violation of agreements or law or regulation as a result of the merger;

  •
  absence of undisclosed pending or threatened litigation;

  •
  compliance with law;

  •
  loan portfolio matters;

  •
  absence of environmental liability;

  •
  absence of material adverse changes in the business or financial condition;

  •
  government and third party consents necessary to complete merger;

  •
  absence of certain derivative contracts and structured notes;

  •
  liquidity of its investment portfolio;

  •
  tax matters;

  •
  real estate and personal property;

  •
  maintenance of adequate insurance;

  •
  material contracts;

  •
  employee benefit plans and ERISA compliance;

  •
  absence of employment disputes;

  •
  adequacy of the reserve for loan losses;

  •
  interests of its director and officers in its assets or business;

  •
  absence of undisclosed liability to any broker or finder in connection with the merger;

  •
  accuracy of disclosure schedules to the merger agreement; and

  •
  accuracy of information to be included in this proxy statement and regulatory filings.

        AEA made additional representations and warranties to Cowlitz regarding, among other things:

  •
  accuracy of its shareholder list;

  •
  receipt of a fairness opinion from its investment advisor;

  •
  estimated expenses related to the merger; and

  •
  absence of anti-takeover provisions that would interfere with the merger.

Covenants and Other Agreements

Pre-Closing Covenants

        AEA and Cowlitz have each agreed to take certain actions or refrain from taking certain actions prior to closing of the merger without the consent of the other party.

        Pre-closing covenants made by both AEA and Cowlitz include that each will:

  •
  not commit any breach of a material contract or knowingly violate laws and regulations;

  •
  use reasonable efforts to preserve its present business organization, retain its employees, and preserve the goodwill of all customers and other persons with whom it has business dealings;

  •
  timely file all governmental reports;

  •
  timely file tax returns and pay taxes;

  •
  use reasonable efforts to apply for and receive all approvals required for completion of the merger;

  •
  not knowingly take actions that will cause a breach of its representations and warranties;

  •
  provide updated information to the other party regarding its representations and warranties;

  •
  continue to provide the other party with access to its books and records and deliver copies of all minutes and loan reports;

  •
  not take actions that would cause the merger not to qualify as a "reorganization" under the tax code;

  •
  cooperate with the other in obtaining all necessary regulatory approvals for the transaction and provide true and correct information for inclusion in the registration statement/proxy statement; and

  •
  use reasonable efforts to take other actions necessary to complete the transaction.

        Cowlitz has also agreed to register shares of Cowlitz common stock to be issued to AEA shareholders and file a listing application with the Nasdaq National Market System covering such securities.

        Additional pre-closing covenants by AEA include that it will:

  •
  not issue securities except upon the exercise of existing options and warrants or as strictly necessary to raise capital to comply with regulatory requirements;

  •
  not incur any indebtedness except as strictly necessary to raise capital to comply with regulatory requirements;

  •
  not sell, lease or encumber its assets;

  •
  not acquire, open or close any office or branch;

  •
  not increase compensation or benefits payable to officers, directors, employees or agents;

  •
  not acquire ownership or control of any entity (except through loan foreclosure) or merge with any entity;

  •
  not acquire any interest in real property without an environmental evaluation of the property;

  •
  not settle any pending or threatened litigation, except with respect to certain litigation of which Cowlitz is aware;

  •
  not make capital expenditures in excess of $5,000 individually or $50,000 in the aggregate;

  •
  not renew certain loans without providing loan information to Cowlitz and not over Cowlitz's objection;

  •
  not enter into or amend agreements with its directors, officers, or their affiliates;

  •
  not take charge-offs or write-downs unless required by regulators to do so;

  •
  promptly pay all accounts payable unless in dispute;

  •
  call a shareholder meeting to approve the merger agreement;

  •
  approve the Bank Plan of Merger as shareholder of AEA Bank;

  •
  maintain insurance coverage;

  •
  notify option holders of their right to exercise options prior to the merger;

  •
  accrue certain liabilities for accounting purposes prior to the merger;

  •
  work with Cowlitz to reduce the level of impaired and classified loans through work-outs and arranging for the sale of certain assets;

  •
  use commercially reasonable efforts to hire two new loan officers;

  •
  obtain consents to assignment of certain material agreement;

  •
  obtain three-year tail coverage on AEA's directors' and officers' liability insurance policy;

  •
  resolve a certain legal dispute within a specified dollar amount;

  •
  renew the lease on AEA's facility at certain specified terms;

  •
  liquidate a certain equity investment for a specified dollar amount; and

  •
  not spend more than a specified dollar amount in pursuing legal claims against third parties.

Post-Closing Covenants of Cowlitz

        Cowlitz has agreed to take the following actions following the merger:

  •
  provide benefits to AEA's employees that in the aggregate are no less favorable than benefits currently provided and credit the employees with service accrued to AEA for purposes of benefit plan and vacation time eligibility;

  •
  indemnify and hold harmless AEA's current directors and executive officers to the extent of the indemnification provided under AEA's articles and bylaws against costs or expenses incurred in connection with a claim arising out of matters occurring prior to the completion of the merger;

  •
  maintain AEA's existing officers' and directors' liability insurance for a period of three years following completion of the merger;

  •
  repay AEA's indebtedness to Farmers & Merchants Bank of Rockford (approximately $1.9 million) and to Funding Source, LLC (approximately $1.8 million); and

  •
  reserve for issuance a sufficient number of shares of Cowlitz's common stock for delivery upon the exercise of outstanding warrants of AEA that have converted into a right to purchase Cowlitz common stock.

No Solicitation

        The merger agreement provides that neither AEA, AEA Bank, nor their officers, directors or agents may initiate contact with any person or entity in an effort to solicit a merger, acquisition proposal or similar transaction with a party other than Cowlitz. AEA may not provide non-public information to any other person in connection with a possible alternative transaction, except to the extent specifically authorized by its Board of Directors in the good faith exercise of its fiduciary duties based upon advice of its legal counsel. AEA must notify Cowlitz if it receives any solicitation, indication of interest or communication in connection with a possible alternative transaction.

Conditions to Complete the Merger

        The merger agreement contains various conditions to the obligation of Cowlitz and AEA, respectively, to consummate the merger. AEA or Cowlitz may waive any condition precedent to its own obligations under the merger agreement, provided that such a waiver is permitted by law.

        The following conditions to the obligations of both parties must be satisfied for the merger to occur, and may not be waived:

  •
  AEA's shareholders approve the merger agreement;

  •
  the shares to be issued are registered with the SEC and listed on Nasdaq; and

  •
  Cowlitz and AEA procure all required regulatory consents, orders and approvals, and satisfy legal requirements of regulators including the Federal Reserve Board, the FDIC, and the Washington Department of Financial Institutions.

        Cowlitz has filed applications or waiver requests with all regulatory agencies and expects to receive the necessary approvals in due course.

        The following are conditions to the obligation of Cowlitz to consummate the merger, and may be waived by Cowlitz:

  •
  absence of litigation challenging the transaction;

  •
  continuing accuracy of representations and warranties of AEA, in all material respects;

  •
  compliance by AEA in all material respects with all covenants;

  •
  resolution of a certain claims against AEA within a specified dollar amount;

  •
  no material adverse change (as discussed below) in AEA;

  •
  receipt of certificates confirming the corporate existence of AEA and AEA Bank issued by the appropriate governmental agency;

  •
  receipt of certificates from the corporate secretary of AEA and AEA Bank, that the boards of directors and shareholders have approved the merger agreement;

  •
  receipt of certificates from AEA's CEO certifying that certain conditions to closing are met;

  •
  receipt of an opinion regarding favorable tax treatment of the merger;

  •
  receipt by AEA of certain other consents required for the consummation of the merger;

  •
  not more than 20% of the AEA shareholders have perfected statutory dissenters' rights;

  •
  Cowlitz's receipt of letters from each of AEA's affiliates regarding limitations on their ability to resell securities received in the transaction under the Securities Act;

  •
  the cost of director and officer liability insurance tail coverage, together with AEA legal fees associated with the transaction, has not exceeded $750,000; and

  •
  AEA net operating losses for federal tax purposes have not exceeded specified limitations.

        The following are conditions to the obligation of AEA to consummate the merger, and may be waived by AEA:

  •
  absence of litigation challenging the transaction;

  •
  continuing accuracy of representations and warranties of Cowlitz, in all material respects;

  •
  compliance by Cowlitz in all material respects with all covenants;

  •
  no material adverse change (as discussed below) in Cowlitz;

  •
  receipt of certificates confirming the corporate existence of Cowlitz and Cowlitz Bank issued by the appropriate governmental agency;

  •
  receipt of certificates from the corporate secretary of Cowlitz and Cowlitz Bank that the boards of directors have approved the merger agreement;

  •
  receipt of certificates from Cowlitz's CEO certifying that certain conditions to closing are met;

  •
  receipt of an opinion regarding favorable tax treatment of the merger;

  •
  receipt by AEA of certain other consents required for consummation of the merger;

  •
  AEA's receipt of an opinion from Sandler O'Neill & Partners, L.P. that the exchange ratio is fair to AEA's shareholders from a financial point of view, which opinion is not withdrawn;

Termination

  Termination Rights

        The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective date:

  •
  by mutual consent of the parties;

  •
  by either party if the merger is not effective by December 31, 2005;

  •
  by either party if there is a failure on the part of the other party to satisfy covenants or there is a material breach of the representations or warranties of the other party that is not cured within 30 days of notice of such breach;

  •
  by either party if the other party suffers a material financial change (as discussed below);

  •
  by AEA's Board of Directors upon advice of counsel that the fiduciary duties of the directors so requires; or

  •
  automatically 31 days after denial of regulatory approvals or failure of AEA's shareholders to approve the transaction.

        Additionally, AEA may terminate the merger agreement if each of the following conditions apply:

  •
  the average daily closing price of Cowlitz common stock for the 20 trading days ending five days before the anticipated merger date (the "Cowlitz Stock Closing Value") is less than $9.64;

  •
  the percentage decrease between $11.34 and the Cowlitz Stock Closing Value is fifteen percentage points greater than the percentage decrease, if any, in the Nasdaq Bank Index, determined by comparing the Nasdaq Bank Index on April 28, 2005 (the "Initial Index")and on a date two days prior to the anticipated closing date (the "Final Index"); and

  •
  Cowlitz does not agree to a "Price Fill," as defined in the merger agreement and discussed below.

        During the 48 hour period after receipt of AEA's notice of its intent to terminate due to the significant decline in the value of Cowlitz common stock, Cowlitz will have the option to agree to a "Price Fill." The Price Fill would adjust the exchange ratio so that the value of the Cowlitz stock issued in exchange for each share of AEA common stock, measured by the Cowlitz Stock Closing Value, will equal the lesser of $9.64 or the per share value equal to $11.34 multiplied by an amount equal to the quotient of the Final Index divided by the Initial Index, less 0.15.

        For example, if the Cowlitz Stock Closing Value is $9.00 per share and the Nasdaq Bank Index has decreased 1% over the measurement period, the Price Fill level would be $9.53, a 16% discount from $11.34. AEA may terminate the merger unless Cowlitz offers stock valued at $9.53 per share for each share of AEA common stock exchanged.

Material Changes

        As described above, the merger agreement gives each party the right to terminate the merger agreement, if material adverse changes have occurred in the other party. To the extent adverse changes can be quantified by the effect on shareholder's equity, such changes will be considered material if the aggregate decrease in shareholder's equity between December 31, 2004 and the anticipated closing of the merger exceeds $2.0 million for Cowlitz or $588,000 for AEA. In calculating changes in shareholder's equity, certain adjustments to shareholder's equity, described in detail in the merger agreement, will be made. Adverse changes that cannot be quantified by changes in shareholder's equity will be considered material if they are material and adverse to the party's business or would materially impair the ability of the party to perform its obligations under the merger agreement or otherwise materially threatens or impedes the merger.

Effect of Termination

        If the merger agreement is terminated for one of the above stated reasons, it will become void. Cowlitz, AEA, and their respective officers and directors will have no liability except under the termination fee provisions discussed below and except that the parties will have a continuing obligation to maintain the confidentiality of certain information and to return documents to the other party.

        If a party breaches the merger agreement by refusing to complete the merger, for any reason other than a failure of conditions to closing to be satisfied, the other party may seek a court order of specific performance, requiring the other party to complete the transaction.

Termination Fees

        If the merger agreement is terminated by one party because the other party has failed to satisfy its covenants or has materially breached its representations and warranties, the breaching party will pay the other party's reasonable transaction expenses. AEA will also pay Cowlitz's reasonable transaction expenses if AEA's Board of Directors terminates the agreement to comply with its fiduciary duties. In the event AEA's shareholders do not approve the merger, AEA will pay Cowlitz $200,000 for its transaction expenses.

        In addition to the above-stated reimbursements, in the event the merger agreement is terminated and before November 3, 2006, AEA enters into an Alternative Acquisition Transaction which is ultimately consummated, then AEA will pay Cowlitz an additional $575,000. "Alternative Acquisition Transaction" occurs if any person, entity, or group (a) merges with AEA so that after the transaction AEA shareholders hold less than 50% of the voting stock of the surviving entity or (b) acquires 50% or more of AEA's assets or liabilities. An alternative Acquisition Transaction does not include the issuance of securities by AEA for the limited purpose of satisfying its regulatory capital requirements.

        If there is a change in the majority of Cowlitz's Board of Directors without the consent of the current Board and thereafter Cowlitz terminates the merger agreement due to AEA's failure to satisfy its covenants, a material breach of AEA's representations and warranties, or a material adverse change in AEA, provided such failure, breach or change was not the result of a willful or intentional act or gross negligence by AEA, Cowlitz will reimburse AEA for its reimbursement expenses up to $200,000.

Amendment

        The merger agreement may be amended at any time prior to closing of the merger upon approval of each party's Board of Directors, except that amendments that decrease the amount or modify the form of consideration to be received by the AEA shareholders must be approved by AEA shareholders.

Expenses

        The merger agreement provides, in general, that each party will pay its own expenses in connection with the merger, including fees and expenses of its own financial and other consultants, accountants, and legal counsel except under termination events as discussed above.

INFORMATION ABOUT COWLITZ

Description of Cowlitz's Business

General

        Cowlitz was organized in 1991 under Washington law to become the holding company for Cowlitz Bank, a Washington state chartered bank that commenced operations in 1978. The principal executive offices of Cowlitz are located in Longview, Washington. Cowlitz Bank operates four branches in Cowlitz County in southwest Washington. Outside of Cowlitz County, Cowlitz Bank does business under the name Bay Bank with branches in Bellevue, Washington, and Portland, Oregon, a loan production office in Vancouver, Washington, and a limited service branch in a retirement center in Wilsonville, Oregon. The Oregon branches of Bay Bank previously operated under the name Northern Bank of Commerce (NBOC). Cowlitz Bank also provides mortgage banking services through its Bay Mortgage division with offices in Longview and Vancouver, Washington. During 2002 and much of 2003, Cowlitz also operated Bay Mortgage and Bay Escrow offices in Bellevue and Seattle, Washington. As part of a strategy to consolidate resources into commercial banking, and reduce reliance on mortgage lending activities, those offices were closed during the fourth quarter of 2003 and first quarter of 2004.

        Cowlitz offers or makes available a broad range of financial services to its customers, primarily small and medium-sized businesses, professionals, and retail customers. Cowlitz Bank's commercial and personal banking services include commercial and real estate lending, consumer lending, and trust services. Cowlitz also provided asset-based lending services to companies throughout the Western United States through its subsidiary, Business Finance Corporation, from 1998 until its sale in February 2002. Cowlitz's goals are to offer exceptional customer service and to invest in the markets it serves through its business practices and community service.

        At March 31, 2005, Cowlitz had total assets of $286.7 million, total liabilities of $250.9 million and shareholder's equity of $35.8 million. At March 31, 2005, total loans, net of deferred fees, were $197.7 million and total deposits were $247.8 million.

Market Area

        Cowlitz's primary market areas in which it accepts deposits and makes loans are Cowlitz County, in southwest Washington, King County, Washington, the Portland metropolitan area in Oregon, and the surrounding counties in Washington and northwest Oregon. As a community bank, Cowlitz Bank has certain competitive advantages due to its local focus, but is also more closely tied to the local economy than many of its competitors, which serve a number of geographic markets. Bay Mortgage is concentrated in southwestern Washington and the Portland, Oregon metropolitan area.

Products and Services

        Cowlitz offers a broad portfolio of products and services tailored to meet the financial needs of individuals and small business customers in its market areas. Cowlitz believes this portfolio is generally competitive with the products and services of its competitors, including major regional and national banks. These products and services include:

        Deposit Products.    Cowlitz offers non-interest-bearing checking accounts, interest-bearing checking and savings accounts, money market accounts, individual retirement accounts, and certificates of deposit. The interest-bearing accounts generally earn interest at rates established by management based on competitive market factors and management's desire to increase certain types or alter maturities of deposit liabilities. During times of asset growth, or as liquidity needs arise, Cowlitz utilizes brokered certificates of deposit as a source of funding. Cowlitz strives to establish customer relationships to attract core deposits in non-interest-bearing transactional accounts to reduce its cost of funds.

        Loan Products.    Cowlitz offers a broad range of loan products to retail and business customers. Cowlitz maintains loan underwriting standards with written loan policies and individual lending limits. All new loans and renewals are reported monthly to Cowlitz's Board of Directors. Particularly large loan commitments are approved by the Directors' Loan Committee. Underwriting standards are designed to achieve a high-quality loan portfolio, compliance with lending regulations and an appropriate mix of loan maturities and industry concentrations. Management seeks to minimize credit losses by closely monitoring the financial condition of its borrowers and the value of collateral.

        Commercial Loans.    Commercial lending is the primary focus of Cowlitz's lending activities, and a significant portion of its loan portfolio consists of commercial loans. Cowlitz offers specialized loans for its business and commercial customers. These include operating lines of credit that support accounts receivables and inventory, as well as secured term loans for financing machinery and equipment. For reporting purposes, a substantial portion of Cowlitz's commercial loans are designated as real estate loans, as the loans are secured by mortgages or trust deeds on real property, although some of these loans were not made to finance real estate. Lending decisions are based on careful evaluation of the financial strength, management and credit history of the borrower, and the quality of the collateral securing the loan. Commercial loans with the primary purpose to finance the real estate are secured by real property and are generally limited to 75% of the value of collateral. In most cases, Cowlitz requires personal guarantees and secondary sources of repayment. In competing with major regional and national banks, Cowlitz is limited by lower single borrower lending limits imposed by law.

        Real Estate Loans.    Real estate loans are available for construction, purchase, or refinancing of residential properties. Borrowers can choose from a variety of fixed and adjustable rate options and terms. Cowlitz provides customers access to long-term residential real estate loans through Bay Mortgage and its branch network, focusing on all facets of residential lending from single family homes to small multi-plexes, including FHA and VA loans, construction and bridge loans. Real estate loans reflected in the loan portfolio also include loans made to commercial customers that are secured by real property.

        Consumer Loans.    Cowlitz provides loans to individual borrowers for a variety of purposes, including secured and unsecured personal loans, home equity, personal lines of credit and motor vehicle loans. Consumer loans can carry significantly greater risks than other loan products, even if secured, if the collateral consists of rapidly depreciating assets such as automobiles or recreational equipment. Repossessed collateral securing a defaulted consumer loan may not provide an adequate source of repayment of the loan. Consumer loan collections are dependent on borrowers' continuing financial stability, and are sensitive to job loss, illness and other personal factors. Cowlitz attempts to manage the risks inherent in consumer lending by following conservative credit guidelines and underwriting practices. Cowlitz also offers Visa credit cards to its customers.

        Trust Services.    Cowlitz Bank is the only bank in Cowlitz County to offer complete in-house trust services. The trust department, located in the offices of the main branch in Longview, Washington, focuses on the needs of the customer, providing trust services to individuals, partnerships, corporations and institutions and acting as fiduciary of living trusts, estates and conservatorships. The trust department also acts as trustee under wills, trusts, and other plans. Cowlitz believes these services add to the value of Cowlitz Bank as a community bank by providing local access to services that have been previously provided by out of the area financial institutions.

        Internet Banking.    Internet banking and cash management systems are available to both business and individual customers' providing secure access to information and services from Cowlitz's website. Business clients can avail themselves of a comprehensive cash management program which allows them to easily and securely move money between accounts, wire funds, receive funds, pay bills, and generally manage their financial resources. Retail customers have the ability to access account information, pay bills, and manage their accounts by way of the internet. Cowlitz's website address is

www.cowlitzbancorp.com. The contents of this website are not incorporated into this document or into Cowlitz's other filings with the SEC.

        Other Banking Products and Services.    In support of its focus on personalized service, Cowlitz offers additional products and services for the convenience of its customers. These services include a debit card program, automated teller machines at four branches and one off-site location and an automated telephone banking service with 24-hour access to accounts that also allows customers to speak directly with a customer service representative during normal banking hours. Cowlitz provides drive-through facilities at three of its branches. Cowlitz does not currently charge its customers fees for any of these services.

Sale of Business Segment

        In February 2002, Cowlitz sold substantially all of the net assets of Business Finance Corporation (BFC) for a pre-tax gain of $423,000. The sale represents the disposal of a business segment and the gain from disposition has been recorded within discontinued operations for the year ended December 31, 2002.

        The following table summarizes the sale transaction:

(dollars in thousands)
Net finance receivables sold	$2,800
Allowance for finance receivable	(289)
Other assets sold	119

Total assets sold	$2,630

Loan payable to Company	$2,800
Other liabilities assumed	212
Cash paid by purchaser	41

Total consideration consisting of liabilities assumed and cash paid	$3,053

Pre-tax gain on sale	$423

Properties

        Cowlitz owns its main office space in Longview, Washington, occupying approximately 27,500 square feet. Cowlitz owns branches in Kelso and Kalama, Washington, and leases facilities for banking branches in Castle Rock, and Bellevue, Washington. Four of these banking offices have automated teller machines and three provide drive-up services. Space is also leased in Vancouver, Washington for a Bay Bank loan production office and a Bay Mortgage office. In Portland, Oregon, Cowlitz leases downtown office space for a Bay Bank office and operates a limited service branch in a retirement center in Wilsonville, Oregon. Until their closure in the fourth quarter of 2003, Cowlitz operated mortgage branches and secondary market loan sales operations in Bellevue and Seattle, Washington. During 2002 and January of 2003, Cowlitz closed 11 of its retirement center branches located in the greater Portland area, and its Silverdale, Washington mortgage office. Business Finance Corporation leased its facilities in Bellevue, Washington, until it was sold in the first quarter of 2002. The following are all of Cowlitz's current locations.

Cowlitz Bancorporation Cowlitz Bank Main Office Bay Mortgage—Longview 927 Commerce Avenue Longview, WA 98632 (360) 423-9800	Cowlitz Bank—Kalama 195 N. 1st Street Kalama, WA 98625 (360) 673-2226	Bay Bank—Portland 1001 SW 5th Ave., Suite 250 Portland, OR 97204 (503) 222-9164
Cowlitz Bank—Kelso 1000 South 13th Kelso, WA 98626 (360) 423-7800	Bay Bank—Bellevue 10500 NE 8th St., Suite 1750 Bellevue, WA 98004 (425) 452-1543	Bay Bank Retirement Center Branch Springridge at Charbonneau 32200 SW French Prarie Rd Wilsonville, OR 97070 (503) 694-6950
Cowlitz Bank—Castle Rock 202 Cowlitz St. W. Castle Rock, WA 98611 (360) 274-6685	Bay Bank—Vancouver Bay Mortgage—Vancouver 201 NE Park Plaza Dr., Suite 296 Vancouver, WA 98684 (360) 944-9431

Employees

        As of March 31, 2005, Cowlitz employed a total of 113 full-time equivalent employees. None of the employees are subject to a collective bargaining agreement and Cowlitz considers its relationships with its employees to be favorable.

Competition

        Cowlitz Banking industry in the market areas in which Cowlitz operates is generally characterized by well established, large banks based outside of the region. In addition, thrift institutions, other community banks, and credit unions compete for deposits and consumer loans. Non-traditional banking entities such as investment banking firms, insurance companies, payday loan offices, mortgage lenders, and related industries offering bank-like products, have also increased competition for deposits and loans.

        The major competition for commercial and mortgage banking services in Cowlitz County comes from U.S. Bank, Key Bank, Bank of America and Columbia State Bank. None of these competitors are headquartered in Cowlitz County and many have relocated key functions (such as loan decisions) to regional offices outside of the area. Three community banks located in Longview, Hometown National Bank, Riverview Community Bank and Twin City Bank, also compete with Cowlitz and offer community-based decision-making and the personal service associated with community banking. The Bay Bank branches in Bellevue, Washington and in the Portland area are faced with a large number of competitors.

        Offices of the major financial institutions have competitive advantages over Cowlitz in that they have high public visibility, may offer a wider variety of products and are able to maintain advertising and marketing activities on a much larger scale than Cowlitz can economically maintain. Since single borrower lending limits imposed by law are dependent on the capital of the institution, the branches of larger institutions with substantial capital bases also have an advantage with respect to loan applications that are in excess of Cowlitz's legal lending limits.

        In competing for deposits, Cowlitz is subject to certain limitations not applicable to non-bank financial institution competitors. Previous laws limiting the deposit instruments and lending activities of savings and loan associations have been substantially eliminated, thus increasing the competition from these institutions. In Cowlitz County, the main source of competition for deposits is the relatively large number of credit unions.

        With significant competition in Cowlitz's market areas, there can be no assurance that Cowlitz can continue to attract significant loan and deposit customers. The inability to attract these customers could have an adverse effect on Cowlitz's financial position and results of operations.

Legal Proceedings

        Cowlitz from time to time enters into routine litigation resulting from the collection of secured and unsecured indebtedness as part of its business of providing financial services. In some cases, such litigation will involve counterclaims or other claims against Cowlitz. Such proceedings against financial institutions sometimes also involve claims for punitive damages in addition to other specific relief. Cowlitz is not a party to any litigation other than in the ordinary course of business. In the opinion of management, the ultimate outcome of all pending legal proceedings will not individually or in the aggregate have a material adverse effect on the financial condition or the results of operations of Cowlitz.

        During 2004, Cowlitz accrued a liability for $120,000 to establish a reserve for a claim against Cowlitz. The judgment relates to a breach of contract suit filed against Cowlitz's former subsidiary, Business Finance Corporation, and related attorney fees incurred by the plaintiff. Cowlitz intends to appeal the ruling, but a reserve of $120,000 has been established for the maximum costs that management expects to incur.

Supervision and Regulation

        Cowlitz and Cowlitz Bank are subject to extensive federal and state regulations that significantly affect the respective activities of Cowlitz and Cowlitz Bank and the competitive environment in which they operate. These laws and regulations are intended primarily to protect depositors and the deposit insurance fund, rather than shareholders. The description of the laws and regulations applicable to Cowlitz and Cowlitz Bank is not complete description of the laws and regulations mentioned herein or of all such laws and regulations.

        Cowlitz Bank is a state chartered commercial bank, which is not a member of the Federal Reserve System, and is subject to primary regulation and supervision by the Director of Financial Institutions of the State of Washington (the "Washington Director") and by the Federal Deposit Insurance Corporation (the "FDIC"), which also insures bank deposits. Cowlitz is subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Federal and State regulations place banks at a competitive disadvantage compared to less regulated competitors such as finance companies, credit unions, mortgage banking companies and leasing companies. Although Cowlitz has been able to compete effectively in its market area in the past, there can be no assurance that it will be able to continue to do so. Any future changes in federal and state banking regulations could adversely affect Cowlitz's operating results and ability to continue to compete effectively.

        Bank Holding Company Regulation.    Cowlitz is a bank holding company within the meaning of Cowlitz Bank Holding Company Act of 1956, as amended ("BHCA") and, as such, is subject to the regulations of the Federal Reserve. Bank holding companies are required to file periodic reports with, and are subject to periodic examination by, the Federal Reserve. The Federal Reserve has issued regulations under the BHCA requiring bank holding companies to serve as a source of financial and managerial strength to their subsidiary banks. It is the policy of the Federal Reserve that, pursuant to this requirement, a bank holding company should stand ready to use its resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. Additionally, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" (as defined in the statute) with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan. Under the BHCA, the Federal Reserve has the authority to require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of Cowlitz Bank holding company.

        Capital Adequacy Guidelines for Bank Holding Companies.    The Federal Reserve has adopted capital adequacy guidelines for bank holding companies. These guidelines are similar to, although not identical with, the guidelines applicable to banks. See "Bank Capital Requirements."

        Bank Regulation.    Cowlitz Bank is organized under the laws of the State of Washington and is subject to the supervision of the Department of Financial Institutions ("DFI"), whose examiners conduct periodic examinations of state banks. Cowlitz Bank is not a member of the Federal Reserve System, so its principal federal regulator is the FDIC, which also conducts periodic examinations of Cowlitz Bank. Cowlitz Bank's deposits are insured, to the maximum extent permitted by law, by Cowlitz Bank Insurance Fund ("BIF") administered by the FDIC and are subject to the FDIC's rules and regulations respecting the insurance of deposits. See "Deposit Insurance."

        Both federal and state laws extensively regulate various aspects of Cowlitz Banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosures, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations. Current federal law also requires banks, among other things, to make deposited funds available within specified time periods.

        Insured state-chartered banks are generally prohibited under FDICIA from engaging as principal in activities that are not permitted for national banks, unless (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund, and (ii) Cowlitz Bank is, and continues to be, in compliance with all applicable capital standards. Cowlitz believes that these restrictions do not have a material adverse effect on its current operations.

        FDICIA.    FDICIA requires, among other things, federal bank regulatory authorities to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

        The FDIC has adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total, risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. The Federal Reserve Board classifies a bank holding company as "well capitalized" if it has a total, risk-based capital ratio of 10% or greater and a Tier 1 risk-based capital ratio of 6% or greater. Cowlitz and Cowlitz Bank are both "well-capitalized."

        FDICIA further directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, management compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value of publicly traded shares and such other standards as the agency deems appropriate.

        Bank Capital Requirements.    The FDIC has adopted risk-based capital ratio guidelines to which Cowlitz Bank is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

        These guidelines divide a bank's capital into two tiers. Tier 1 includes common equity, certain non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interest in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets (except mortgage servicing rights and purchased credit card relationships, subject to certain limitations). Supplementary (Tier 2) capital includes, among other items, preferred stock (cumulative perpetual and long-term, limited-life), mandatory convertible securities, certain hybrid capital instruments, term-subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions. Banks are required to maintain a total risk-based capital ratio of 8%, of which 4% must be Tier 1 capital. The FDIC may, however, set higher capital requirements when a bank's particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

        In addition, the FDIC has established guidelines prescribing a minimum Tier 1 leverage ratio (Tier 1 capital to adjusted total assets as specified in the guidelines). These guidelines provide for a minimum Tier 1 leverage ratio of 3% for banks that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier 1 leverage ratio of not less than 4%.

        At March 31, 2005 and December 31, 2004, the regulatory capital ratios for Cowlitz and Cowlitz Bank were:

	March 31, 2005		December 31, 2004
	Cowlitz	Cowlitz Bank	Cowlitz	Cowlitz Bank
Total risk-based capital to risk-weighted assets	16.83%	16.55%	17.26%	16.95%
Tier 1 Capital to risk-weighted assets	15.57%	15.30%	16.00%	15.69%
Tier 1 leverage ratio	12.47%	12.24%	12.64%	12.38%

        Dividends.    The principal source of Cowlitz's cash revenues is dividends from Cowlitz Bank. Under Washington law, Cowlitz Bank may not pay dividends in an amount greater than its retained earnings as determined by generally accepted accounting principles. In addition, the DFI has the authority to require a state-chartered bank to suspend the payment of dividends. The FDIC has the authority to prohibit a bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of Cowlitz Bank or if it would cause a bank to become undercapitalized.

        Lending Limits.    Under Washington law, the total loans and extensions of credit by a Washington-chartered bank to a borrower outstanding at one time may not exceed 20% of Cowlitz Bank's Tier 1 capital. However, this limitation does not apply to loans or extensions of credit which are fully secured by readily marketable collateral having market value of at least 115% of the amount of the loan or the extension of credit at all times.

        Branches and Affiliates.    Establishment of bank branches is subject to approval of the DFI and FDIC and geographic limits established by state laws. Washington's branch banking law permits a bank having its principal place of business in the State of Washington to establish branch offices in any county in Washington without geographic restrictions. A bank may also merge with any national or state chartered bank located anywhere in the State of Washington without geographic restrictions.

        Under Oregon law, an out-of-state bank or bank holding company may merge with or acquire an Oregon state chartered bank or bank holding company if the Oregon bank, or in the case of a bank holding company, the subsidiary bank, has been in existence for a minimum of three years, and the law of the state in which the acquiring bank is located permits such merger. Branches may not be acquired or opened separately, but once an out-of-state bank has acquired branches in Oregon, either through a merger with or acquisition of substantially all of the assets of an Oregon bank, Cowlitz Bank may open additional branches.

        Cowlitz Bank is subject to provisions of the Federal Reserve Act that restrict financial transactions between banks and affiliated companies. The statute limits credit transactions between a bank and its executive officers and its affiliates, prescribes terms and conditions for bank affiliate transactions deemed to be consistent with safe and sound banking practices, and restricts the types of collateral security permitted in connection with a bank's extension of credit to an affiliate.

        Deposit Insurance.    Cowlitz Bank's deposits are insured up to $100,000 per insured account by Cowlitz Bank Insurance Fund (BIF). As an institution whose deposits are insured by BIF, Cowlitz Bank is required to pay deposit insurance premiums to BIF. FDIC regulations set deposit insurance premiums based upon the risks a particular bank or savings association poses to the deposit insurance funds. This system bases an institution's risk category partly upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. Each insured depository institution is also assigned to one of three "supervisory" categories based on reviews by regulators, statistical analysis of financial statements and other relevant information. An institution's assessment rate depends upon the capital category and supervisory category to which it is assigned. Annual assessment rates currently range from no premium for the highest rated institution to $0.27 per $100 of domestic deposits for an institution in the lowest category. During the first and second quarters of 2004, and during 2003, Cowlitz Bank paid an assessment rate of $0.17 per $100 of domestic deposits. Cowlitz Bank's rating was upgraded effective the third quarter 2004, and Cowlitz Bank is currently not required to pay a premium. Under legislation enacted in 1996 to recapitalize the Savings Association Insurance Fund, the FDIC is authorized to collect assessments against insured deposits to be paid to the Financing Corporation ("FICO") to service FICO debt incurred in the 1980's. The current FICO assessment rate for BIF insured deposits is $0.0144 per $100 of deposits per year. Any increase in deposit insurance or FICO assessments could have an adverse effect on Cowlitz Bank's earnings.

        Gramm-Leach-Bliley Act.    On November 12, 1999, the Gramm-Leach-Bliley Act (the "GLB Act") was signed into law, which significantly reformed various aspects of the financial services business. Among the provisions in the GLB Act are those that:

  •
  established a new framework under which bank holding companies and banks can own securities firms, insurance companies and other financial companies;

  •
  provided consumers with new protections regarding the transfer and use of their non-public personal information by financial institutions; and

  •
  changed the Federal Home Loan Bank ("FHLB") system in numerous ways revising the manner of calculating the Resolution Funding Corporation obligations payable by the FHLB and a broadening of the purposes for which FHLB advances may be used.

        Community Reinvestment Act.    The Community Reinvestment Act ("CRA") requires financial institutions regulated by the federal financial supervisory agencies to ascertain and help meet the credit needs of their delineated communities, including low-income and moderate-income neighborhoods within those communities, while maintaining safe and sound banking practices. The regulatory agency assigns one of four possible ratings to an institution's CRA performance and is required to make public an institution's rating and written evaluation. The four possible ratings are "outstanding," "satisfactory," "needs to improve" and "substantial non-compliance."

        Many factors play a role in assessing a financial institution's CRA performance. The institution's regulator must consider its financial capacity and size, legal impediments, local economic conditions and demographics and the competitive environment in which it operates. The evaluation does not rely on absolute standards and financial institutions are not required to perform specific activities or to provide specific amounts or types of credit.

        Cowlitz's most recent rating under CRA is "satisfactory." This rating reflects Cowlitz's commitment to meeting the credit needs of the communities it serves. Although Cowlitz strives to maintain a satisfactory or higher rating, no assurance can be given that Cowlitz will maintain this rating in the future. If Cowlitz's CRA rating were to fall below "satisfactory" it may inhibit its ability to obtain regulatory approval for acquisitions or expansion.

        Sarbanes-Oxley.    Effective July 30, 2002, the Sarbanes-Oxley Act of 2002 addressed public company corporate governance, auditing, accounting, executive compensation, and enhanced and timely disclosure of corporate information. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

        The Sarbanes-Oxley Act provides for, among other matters:

  •
  a prohibition on personal loans by Cowlitz to its directors and executive officers except loans in the ordinary course of business made by Cowlitz Bank;

  •
  independence requirements for Board audit committee members and Cowlitz's auditors;

  •
  certification of Exchange Act reports by the chief executive officer and the chief financial officer;

  •
  disclosure of off-balance sheet transactions;

  •
  expedited reporting of stock transactions by insiders; and

  •
  increased criminal penalties for violations of securities laws.

        Additional Matters.    Cowlitz and Cowlitz Bank are subject to additional regulation of their activities, including a variety of consumer protection regulations affecting lending, deposit and collection activities and regulations affecting secondary mortgage market activities.

        The earnings of financial institutions, including Cowlitz and Cowlitz Bank, are also affected by general economic conditions and prevailing interest rates, both domestic and foreign and by the monetary and fiscal policies of the U.S. Government and its various agencies, particularly the Federal Reserve.

        Additional legislation and administrative actions affecting the banking industry may be considered by the United States Congress, the Washington Legislature and various regulatory agencies, including those referred to above. It cannot be predicted with certainty whether such legislation or administrative action will be enacted or the extent to which the bank industry in general or Cowlitz and Cowlitz Bank in particular would be affected.

Cowlitz Management's Discussion & Analysis of Financial Condition and Results of Operations

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations includes a discussion of certain significant business trends and uncertainties as well as certain forward-looking statements and is intended to be read in conjunction with and is qualified in its entirety by reference to the consolidated financial statements of Cowlitz and accompanying notes attached as Appendix D. For a discussion of important factors that could cause actual results to differ materially from such forward-looking statements, see "Risk Factors" on page 10.

Key Financial Information

        Return on daily average assets and equity and certain other ratios for the periods indicated are presented below:

	Year Ended December 31,
	2004	2003	2002
	(dollars in thousands, except per share amounts)
Net income (loss) from:
Continuing operations	$1,940	$117	$2,002
Discontinued operations	—	—	285
Change in accounting	—	—	(791)

Net income (loss)	$1,940	$117	$1,496

Average assets from:
Continuing operations	$265,411	$292,520	$345,950
Discontinued operations	—	—	395

Total average assets	$265,411	$292,520	$346,345

Return on average assets from:
Continuing operations	0.73%	0.04%	0.58%
Discontinued operations	—	—	72.15%
Total return on average assets	0.73%	0.04%	0.43%

Net income (loss)	$1,940	$117	$1,496
Average equity	$33,477	$32,660	$30,193
Return on average equity	5.80%	0.36%	4.95%
Cash dividends paid per share	$—	$—	$—
Diluted earnings per share	$0.47	$0.03	$0.39
Dividend pay-out ratio	0.00%	0.00%	0.00%
Average equity	$33,477	$32,660	$30,193
Average assets	$265,411	$292,520	$346,345
Average equity to assets ratio	12.61%	11.17%	8.72%

Results of Operations for the Year Ended December 31, 2004

        For the twelve months ended December 31, 2004, Cowlitz recorded net income of $1.9 million or $0.47 per diluted share of common stock ("per share"). This compares to net income of $117,000 or $0.03 per share and $1.5 million or $0.39 per share for the corresponding periods ended December 31, 2003, and 2002, respectively. During 2004, non-interest income and expense both declined considerably when compared to 2003 and 2002. The primary factor in this decline was the realignment of Cowlitz's

Bay Mortgage division including the closure of the mortgage offices in Bellevue and Seattle, Washington during late 2003 and early 2004.

        During the fourth quarter of 2003, in an effort to refocus resources on its core commercial banking business and reduce earnings reliance on the cyclical mortgage lending industry, management and the Board of Cowlitz Bank decided to close its Bay Escrow operations and its Bay Mortgage offices and secondary market operations in Bellevue and Seattle, Washington. The result was a decline in total non-interest income during 2004 when compared to 2003 and 2002 with the elimination of escrow fees, gains recorded on loans sold and a reduction in mortgage brokerage fees with the overall lower volume of mortgage lending. The total decline in non-interest income in the mortgage segment from 2003 to 2004 was $6.8 million. Cowlitz Bank has also realized a significant decline in non-interest expenses by eliminating the high overhead costs associated with the secondary marketing function. The decline in non-interest expenses associated with the mortgage segment from 2003 and 2004 was approximately $8.2 million. During the fourth quarter of 2003, Cowlitz recorded non-interest expenses of approximately $1.8 million for goodwill impairment, staffing reductions, termination of building and equipment leases, and other charges related to the office closures. Because Cowlitz continues with a mortgage operation in other locations, closing the Bellevue and Seattle offices is not considered a discontinued operation for financial reporting purposes.

        Despite several increases to Cowlitz Bank's prime interest rate during 2004 and an increase in total loans and other earning assets at December 31, 2004 compared to December 31, 2003, interest income was approximately $1.0 million lower during 2004. Interest income is lower because average earning assets, which were $271.8 million during 2003, declined to $242.3 million during 2004. The decline in interest income during 2004 was more than offset with a decline of nearly $2.0 million in interest expense under the same comparison. Both average balances of total interest-bearing liabilities and the average rates paid declined during 2004 compared to 2003.

        Non-performing assets, which include non-accrual loans, loans past due 90 days or more, and foreclosed assets were significantly reduced during 2004 and 2003 through charge-offs, pay-downs, foreclosures, re-negotiations with borrowers, and sales of loans and foreclosed assets. At December 31, 2004, total non-performing assets were $818,000 a decline of $2.4 million or 75% from $3.2 million at December 31, 2003. Comparing 2003 to 2002, the decline was $4.2 million or 56.8% from $7.4 million at December 31, 2002. Non-performing assets had averaged over $7.5 million at December 31, 2002, 2001, and 2000. Because of this improvement to overall asset quality, and $190,000 of recoveries of previously charged-off loans received by the holding company, the provision for loan loss continued to be relatively low during 2004.

Results of Operations for the Three Months Ended March 31, 2005

        Cowlitz's net income for the first quarter of 2005 was $642,000 or $0.15 per diluted share, compared to net income of $397,000, or $0.10 per diluted share for the first quarter of 2004. Net income was $245,000 or 62% higher during the three months ended March 31, 2005 compared to the same period of 2004.

        Net interest income increased $295,000 in the first quarter of 2005, compared to the same period in 2004. Average earning assets increased $25 million from $234.1 million in the first quarter of 2004 to $259.2 million for the period ending March 31, 2005. Average interest bearing liabilities increased $19.9 million from $169.5 million to $189.5 million during the same period.

        The banking segment did not record a provision for loan losses for the period ending March 31, 2005. During the three months ended March 31, 2004, the banking segment recorded a provision of $150,000, which was offset by the holding company recovery of $163,000. The recovery was a result of previously charged-off loans in a segment that no longer carried a loan portfolio.

Critical Accounting Policies

        Cowlitz has identified its most critical accounting policy to be that related to the allowance for loan losses. Cowlitz utilizes both quantitative and qualitative considerations in establishing an allowance for loan losses believed to be appropriate as of each reporting date. Quantitative factors include historical loss experience, recent delinquency and charge-off experience, changes in the levels of non-performing loans, portfolio size, and other known factors regarding specific loans. Qualitative factors include assessments of the types and quality of the loans within the loan portfolio as well as current local, regional, and national economic considerations. Changes in the above factors could have a significant affect on the determination of the allowance for loan losses. Therefore, a full analysis is performed by management on a quarterly basis to ensure that changes in estimated loan loss levels are adjusted on a timely basis. For further discussion of this significant management estimate, see "Allowance for Loan Losses."

        Another critical accounting policy of Cowlitz is that related to the carrying value of goodwill. During the fourth quarter of 2003, Cowlitz recorded an impairment charge to the carrying amount of its goodwill due to the Bay Escrow and Bay Mortgage office closures and cessation of the related secondary market operations. Cowlitz still carries goodwill associated with the 2000 purchase of Northern Bank of Commerce ("NBOC"), now Bay Bank. Under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142), Cowlitz will measure the carrying value at least annually. Ongoing impairment analysis of the fair value of the remaining goodwill will involve a substantial amount of judgment, as will establishing and monitoring estimated amounts and lives of other intangible assets. Also as required upon adoption of SFAS No. 142, Cowlitz ceased amortization of goodwill on January 1, 2002.

        SFAS No. 123, "Accounting for Stock-Based Compensation," requires disclosure about stock-based compensation arrangements regardless of the method used to account for them. As permitted by SFAS No. 123, Cowlitz has decided to apply the accounting provisions of Accounting Principles Board (APB) Opinion No. 25, and therefore discloses the difference between compensation cost included in net income and the related cost measured by the fair value-based method defined by SFAS No. 123, including tax effects, that would have been recognized in the statement of operations if the fair value method had been used. Under APB Opinion No. 25, no compensation cost has been recognized for Cowlitz's stock option plans. Had compensation cost for these plans been determined consistent with

SFAS No. 123 and recognized over the vesting periods of the options, Cowlitz's net income (loss) and earnings (loss) per share would have been reduced to the following pro forma amounts:

	2004		2003		2002
	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma
	(dollars in thousands, except for share amounts)
Net income (loss)	$1,940	$1,727	$117	$(506)	$1,496	$1,180

Basic earnings (loss) per share:
Continuing operations	$0.49	$0.43	$0.03	$(0.13)	$0.53	$0.44
Discontinued operations	—	—	—	—	0.08	0.08
Cumulative effect of a change in accounting principle	—	—	—	—	(0.21)	(0.21)

	$0.49	$0.43	$0.03	$(0.13)	$0.40	$0.31

Diluted earnings (loss) per share:
Continuing operations	$0.47	$0.42	$0.03	$(0.13)	$0.53	$0.44
Discontinued operations	—	—	—	—	0.07	0.07
Cumulative effect of a change in accounting principle	—	—	—	—	(0.21)	(0.21)

	$0.47	$0.42	$0.03	$(0.13)	$0.39	$0.30

        The fair value of options granted were $3.61, $4.01, and $2.53 during 2004, 2003, and 2002, respectively. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for December 31:

	2004	2003	2002
Dividend yield	0.00%	0.00%	0.00%
Expected life (years)	4.26	4.17—4.26	4.17
Expected volatility	35.81%—38.40%	48.31%—52.11%	52.02%
Risk-free rate	2.78%—2.98%	2.87%—2.98%	4.25%

        In December 2004, the FASB issued Statement No. 123(R) "Share-Based Payment." This statement replaces existing requirements under SFAS No. 123 "Accounting for Stock-Based Compensation," and eliminates the ability to account for share-based compensation transactions under APB Opinion No. 25 "Accounting for Stock Issued to Employees." SFAS No. 123(R) requires stock-based transactions to be recognized as compensation expense in the income statement based on their fair values at the date of grant. The fair value should be estimated using option-pricing models such as the Black-Scholes model or a binomial model. This statement is effective for interim periods beginning after June 15, 2005. At this time, Cowlitz does not believe the future impact on earnings to be a great extent different than what has historically been reported as the pro forma effect to income in Note 1 to the financial statements. The impact to operating and financing cash flows is not considered to be material to the consolidated financial statements.

Discontinued Operations

        On February 15, 2002, Cowlitz sold its asset-based lending subsidiary, Business Finance Corporation (BFC), to an independent third party. An after-tax gain of $279,000 was recorded on the sale, and, along with the results of operations of BFC, is recorded within the consolidated income statement as net income from discontinued operations. BFC's discontinued operations resulted in income net of tax of $285,000 or $0.07 per diluted share during 2002.

        Unless noted otherwise, the results of operation of the discontinued segment are excluded from the following presentation and discussions. The footnotes to the accompanying consolidated financial statements include additional presentation and discussions regarding the discontinued operations of BFC.

Cumulative Effect of a Change in Accounting Principles

        During 2002, Cowlitz adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." The adoption of this statement resulted in the cessation of the amortization of goodwill and management's assessment of an impairment charge relating to Cowlitz's previous acquisition of Bay Mortgage. As a result, a charge to income, net of tax, of $791,000 was recorded during the first quarter of 2002. Ongoing annual, or more often if conditions dictate, analysis of the fair value of remaining goodwill for impairment will involve a substantial amount of judgment, as will establishing and monitoring estimated amounts and lives of other intangible assets.

Net Interest Income

        For financial institutions, the primary component of earnings is net interest income. Net interest income is the difference between interest income, principally from loans and investment securities portfolios, and interest expense, principally on customer deposits and other borrowings. Changes in net interest income result from changes in "volume," "spread" and "margin." Volume refers to the dollar level of interest-earning assets and interest-bearing liabilities. Spread refers to the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. Net interest margin is the ratio of net interest income to total interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

        The following table sets forth, for the periods indicated, information with regard to average balances of assets and liabilities, the total dollar amount of interest income on interest-earning assets and interest expense on interest-bearing liabilities, the resulting yields or costs, net interest income, and net interest spread. Non-accrual loans have been included in the table as loans carrying a zero yield. Loan fees are amortized to interest income over the life of the loan.

Average Balances, Yields and Rates Paid

	As of and For the Year Ended December 31,
	2004			2003			2002
	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
	(dollars in thousands)
ASSETS:
Loans and loans held-for-sale(1)(2)	$177,047	$12,861	7.26%	$197,357	$14,586	7.39%	$247,966	$19,725	7.95%
Taxable securities	46,822	1,919	4.10%	35,298	1,089	3.09%	43,033	1,604	3.73%
Non-taxable securities(2)	9,427	509	5.40%	2,569	155	6.03%	380	20	5.26%
Federal funds sold	6,979	76	1.09%	5,464	57	1.04%	3,281	52	1.58%
Interest-earning balances due from banks and FHLB stock	2,021	49	2.42%	31,083	448	1.44%	30,403	643	2.11%

Total interest-earning assets(2)	242,296	15,414	6.36%	271,771	16,335	6.01%	325,063	22,044	6.78%

Cash and due from banks	8,764			10,123			11,947
Premise and equipment	4,040			4,269			4,786
Allowance for loan loss	(3,990)			(5,683)			(5,762)
Bank-owned life insurance	8,402			3,399			—
Net intangibles	964			2,711			3,280
Other assets	4,935			5,930			6,636
Net assets of discontinued operations	—			—			395

Total assets	$265,411			$292,520			$346,345

LIABILITIES AND SHAREHOLDERS' EQUITY:
Savings and interest-bearing demand deposits	$85,970	$772	0.90%	$96,884	$1,141	1.18%	$99,627	$1,714	1.72%
Certificates of deposit	83,372	2,086	2.50%	99,701	3,117	3.13%	146,551	5,920	4.04%
Federal funds purchased	2,871	41	1.43%	2,261	16	0.71%	3,464	44	1.27%
FHLB and other borrowings	2,471	149	6.03%	10,633	688	6.47%	18,851	933	4.95%

Total interest-bearing liabilities	174,684	3,048	1.74%	209,479	4,962	2.37%	268,493	8,611	3.21%

Non-interest-bearing deposits	55,539			48,346			44,593
Other liabilities	1,711			2,035			3,029
Net liabilities of discontinued operations	—			—			37

Total liabilities	231,934			259,860			316,152
SHAREHOLDERS' EQUITY:	33,477			32,660			30,193

Total liabilities and shareholders' equity	$265,411			$292,520			$346,345

Net interest income(2)		$12,366			$11,373			$13,433

Net interest spread			4.62%			3.64%			3.57%

Yield on average interest-earning assets			6.36%			6.01%			6.78%
Interest expense to average interest-earning assets			1.26%			1.83%			2.65%

Net interest income to average interest-earning assets (net interest margin)			5.10%			4.18%			4.13%

(1)
Loans and loans held-for-sale include loans on which the accrual of interest has been discontinued.

(2)
Interest earned on non-taxable securities and loans has been computed on a 34% tax equivalent basis.

        The following table shows the dollar amount of the increase (decrease) in Cowlitz's net interest income and expense, on a tax equivalent basis, and attributes such dollar amounts to changes in volume or changes in rates. Rate/volume variances have been allocated to volume changes:

Changing Rate and Volume Effects

	Year Ended December 31,
	2004 vs. 2003			2003 vs. 2002
	Increase (Decrease) Due to			Increase (Decrease) Due to
			Total Increase (Decrease)			Total Increase (Decrease)
	Volume	Rate		Volume	Rate
Interest Income:
Interest-earning balances due from banks	$(705)	$306	$(399)	$10	$(205)	$(195)
Federal funds sold	16	3	19	23	(18)	5
Investment security income:
Taxable securities	472	358	830	(239)	(276)	(515)
Non-taxable securities	370	(16)	354	135	—	135
Loans and loans-held-for-sale	(1,475)	(250)	(1,725)	(3,740)	(1,399)	(5,139)

Total interest income	(1,322)	401	(921)	(3,811)	(1,898)	(5,709)

Interest Expense:
Savings and interest-bearing demand deposits	(98)	(271)	(369)	(32)	(541)	(573)
Certificates of deposit	(409)	(622)	(1,031)	(1,465)	(1,338)	(2,803)
Federal funds purchased	9	16	25	(9)	(19)	(28)
FLHB and other borrowings	(492)	(47)	(539)	(532)	287	(245)

Total interest expense	(990)	(924)	(1,914)	(2,038)	(1,611)	(3,649)

Net Interest Spread	$(332)	$1,325	$993	$(1,773)	$(287)	$(2,060)

        Interest-Earnings Assets.    Comparing 2004 to 2003, total average interest earning assets declined $29.5 million while the average yields earned increased 35 basis points (b.p.—100 b.p. is equal to 1.0%). Much of the decline in average interest-earnings assets is attributable to the mortgage realignment and the resulting decrease in loans held-for-sale (LHFS) volume from an average of $23.5 million during 2003 to an average of $605,000 during 2004. This $22.9 million decrease in LHFS was somewhat offset by an increase in other average loans of $2.5 million. Non-performing loans declined approximately $1.8 million from December 31, 2003 to December 31, 2004, such that the increase in performing loans was actually somewhat higher than the $2.5 million increase in average loans. During 2004, the average interest rate on loans and LHFS declined 13 b.p. despite a total increase of 1.25% in Cowlitz Bank's prime rate during the last six months of 2004. The primary factor in the decline was a high volume of fixed interest rate loans that refinanced to lower rates during 2003. Another factor was the improving credit risk within the portfolio. The average rate on loans that were in the portfolio at December 31, 2003 but were not at December 31, 2004 was 6.91%. These loans were replaced during 2004 with credits that carried an average rate of 6.48%, which contributed to the lower average interest rate on loans during 2004. Factors that contributed to the higher overall average interest rate on earning assets include purchases of higher rate investment securities and a decline in the mix of lower rate interest-earning balances due from banks.

        Interest-Bearing Liabilities.    With the exception of federal funds purchased, the rates paid for each category of interest-bearing liabilities was significantly lower during 2004 than during 2003. Despite increases in the national federal funds and other interest rates during 2004, management was able to keep deposit rates relatively low. Certificates of deposit have continued to mature and renew at lower interest rates, as overall rates were decreasing or stable during 2003 and 2002. This trend is not likely to continue, however, as rates increased during 2004 and are expected to continue to rise during 2005. Management expects increases in Cowlitz Bank's deposit rates as this upward pressure continues.

        Although both the interest rate spread and tax equivalent net interest margin were relatively strong in 2004 compared to 2003 and 2002, as discussed above, management expects increased deposit pricing to narrow both the spread and margin.

Provision for Loan Losses

        The amount of the allowance for loan losses is analyzed by management on a regular basis to ensure that it is adequate to absorb losses inherent in the loan portfolio as of the reporting date. When a provision for loan losses is recorded, the amount is based on the current volume of loans, anticipated changes in loan volumes, past charge-off experience, management's assessment of the risk of loss on current loans, the level of non-performing and impaired loans, evaluation of future economic trends in Cowlitz's market area, and other factors relevant to the loan portfolio. An internal loan risk grading system is used to evaluate potential losses of individual loans. Cowlitz does not, as part of its analysis, group loans together by loan type to assign risk. See the "Allowance for Loan Losses" disclosure for a more detailed discussion.

Years ended December 31, 2004, 2003 and 2002

        Cowlitz's provision for loan losses was $210,000 for the year ended December 31, 2004. For the years ending December 31, 2003 and 2002 the provision was $237,000 and $2.8 million, respectively. At December 31, 2004, the allowance for loan losses was 2.00% of total loans compared to 2.43% and 3.16% at December 31, 2003 and 2002, respectively.

        Because of the continued improvement in asset quality, measured in part by the decline in non-performing loans, Cowlitz Bank was able to keep the 2004 provision relatively low. As the quality of the loan portfolio improves, the necessary allowance for loan losses decreases resulting in a lower loan loss provision. The provision for 2004 was also reduced by recoveries of loans previously charged-off by Cowlitz's former subsidiary, Business Finance Corporation. These recoveries would normally be credited to the allowance for loan losses of the entity that recorded the original charge-off, but because BFC was no longer a part of Cowlitz, there was no allowance in which to record the recovery. Instead, these recoveries were recorded at the holding company as a reduction of the overall loan loss provision. The recoveries were $190,000 during 2004, which offset a provision of $400,000 recorded by Cowlitz Bank. If loan volumes continue to increase, or if the overall quality of the portfolio were to decline, provisions for loan losses would be expected to increase in future periods.

        Several factors contributed to a lower provision expense during 2003 compared to 2002 and 2001. The primary factor was a reduction in overall loan volumes during the periods. Total loans declined to $163.5 million at December 31, 2003 from $194.5 million at December 31, 2002. As loan volumes are reduced, the allowance for losses associated with those loans remains, and smaller provisions are necessary to maintain an adequate reserve. In addition, the level of non-performing loans declined significantly at December 31, 2003 when compared to the levels at the same time in 2002 and 2001. Finally, the provision for 2003 was reduced by recoveries of loans previously charged-off at Cowlitz's former subsidiary, Business Finance Corporation. While the recoveries recorded by the holding company were $238,000 during 2003, Cowlitz Bank recorded a provision for loan losses of $475,000 for the year ended December 31, 2003.

Three months ended March 31, 2005 and 2004

        The banking segment recorded no provision for loan losses for the first quarter of 2005 due to the overall strengthening in loan quality. In 2004, the banking segment recorded a provision of $150,000, which was offset by a holding company recovery of $163,000 resulting in a net recovery of $13,000. The recovery was a result of previously charged-off loans in a segment that no longer carried a loan portfolio.

Non-interest income

        Non-interest income consists of the following components:

Components of Non-interest Income

	(unaudited) Three Months Ended March 31,		For the Year Ended December 31,
	2005	2004	2004	2003	2002
	(dollars in thousands)
Service charge on deposit accounts	$137	$188	$693	$858	$752
Gains on loans sold	—	172	130	4,404	5,655
Mortgage brokerage fees	79	105	417	1,992	3,221
Escrow Fees	—	—	—	961	1,140
Credit card income	125	138	593	633	547
Fiduciary income	147	101	439	320	275
Increase in cash surrender value of bank-owned life insurance	82	133	416	170	—
Gain (loss) on sale of available-for-sale securities	—	—	8	(9)	183
ATM income	12	12	55	51	90
Safe deposit box fees	23	24	27	28	28
Loss on sale of repossessed assets	—	(80)	(51)	(13)	(113)
Other miscellaneous fees and income	13	15	60	11	115

Total non-interest income	$618	$808	$2,787	$9,406	$11,893

Years ended December 31, 2004, 2003 and 2002

        Total non-interest income was $2.8 million for the year ended December 31, 2004 compared to $9.4 million and $11.9 million for the year ended December 31, 2003 and 2002, respectively. In 2003 and 2002, the majority of non-interest income was generated from income on residential mortgage loans originated by Bay Mortgage. During 2003, Cowlitz Bank decided to cease its secondary market and escrow operations and close its Bellevue and Seattle mortgage offices in order to focus more Company resources on commercial lending activities. This shift resulted in the majority of the reduction in total non-interest income during 2004 specifically in gains on loans sold, mortgage brokerage fees, and escrow fees.

        Service charges on deposit accounts were lower during 2004 than during 2003 and 2002 primarily due to a decline in overdraft account balances and a resulting decrease in overdraft fees. The average level of overdraft accounts declined to $215,000 during 2004 compared to $348,000 during 2003 and $324,000 during 2002.

        Fiduciary income during 2004 has increased 37% or $119,000 when compared to 2003. The trust department has increased from 3 employees during much of 2003 to 5 employees at the end of 2004. Because of this increase in staffing, more trust accounts and underlying trust assets can be maintained.

As a result, both hourly fees charged by trust employees to maintain trust accounts and Cowlitz Bank's portion of investment income earned on assets held in trust have increased.

        During 2003, Cowlitz Bank made an $8.0 million investment in bank owned life insurance (BOLI). BOLI policies insure the lives of officers of Cowlitz Bank, and name Cowlitz Bank as beneficiary. Non-interest income is generated tax-free from the increase in the policies' underlying investments made by the insurance company and is reported as an increase in cash surrender value of bank-owned life insurance in the above table.

Three months ended March 31, 2005 and 2004

        Total non-interest income declined $190,000 when comparing the quarters ending March 31, 2005 and 2004. In the first quarter of 2004, the mortgage segment recorded $172,000 as gains on loans sold. In the last quarter of 2003, as part of the company's strategy to consolidate resources into commercial banking, and to reduce reliance on mortgage lending activities, Cowlitz reduced the mortgage operation and no longer sells loans on the secondary market. Therefore, income associated with the mortgage segment has decreased.

Non-interest Expense

        Non-interest expense consists of the following components:

Components of Non-interest Expense

	(unaudited) Three Months Ended March 31,		For the Year Ended December 31,
	2005	2004	2004	2003	2002
Salaries and employee benefits	$1,697	$1,662	$6,363	$9,478	$10,722
Net occupancy and equipment	348	435	1,500	2,564	2,260
Professional fees	193	160	673	1,527	1,491
Goodwill impairment	—	—	—	1,472	—
Business taxes	51	55	226	12	606
FDIC insurance	8	104	223	505	557
Credit card expense	136	130	589	616	527
Data processing and communications	73	78	281	454	512
Loan expense	8	15	67	746	503
Postage and freight	65	62	248	426	484
Travel and education	25	36	189	288	401
Stationery and supplies	32	37	136	233	337
Temporary help	11	4	114	377	106
Amortization of intangible assets	—	66	236	265	265
Net cost of operation of other real estate owned	15	19	73	196	260
Insurance Premiums	42	48	205	191	124
Placement fees and other employee hiring expenses	2	38	186	85	151
Other miscellaneous expenses	209	224	933	975	891

Total non-interest expense	$2,915	$3,173	$12,242	$20,410	$20,197

Years ended December 31, 2004, 2003, and 2002

        During 2004, total non-interest expense has decreased significantly when compared with 2003 and 2002. During 2003, Cowlitz Bank decided to cease its secondary market and escrow operations and close its Bellevue and Seattle mortgage offices in order to focus more Company resources on commercial lending activities. This shift resulted in the majority of the reduction in total non-expense during 2004, as the costs associated with the high overhead secondary market function were no longer incurred. Non-interest expenses of approximately $1.8 million were recorded during 2003 in connection with Cowlitz Bank's decision to close its Bay Mortgage offices in Bellevue and Seattle and cease its secondary market function. These expenses include the write-off of the carrying value of goodwill associated with the acquisition of Bay Mortgage and Bay Escrow in 1999, charges to terminate building and equipment leases, costs of staff reductions, and other related expenses.

        A measure of Cowlitz's ability to contain non-interest expenses is the efficiency ratio. This ratio is calculated by dividing total non-interest expense by the sum of net interest income and non-interest income. Cowlitz's efficiency ratio was 81.7%, 98.5%, and 79.8% for the years ended December 31, 2004, 2003, and 2002, respectively. The 2003 ratio would have been approximately 89.8% excluding the $1.8 million in expenses related to the Bay Mortgage office closure discussed above.

        Salaries, benefits, and commissions expense declined significantly during 2004 compared to 2003 and 2002 primarily due to a reduction in total employees. At December 31, 2004, Cowlitz had 109 full-time equivalent employees compared to 131 and 200 at December 31, 2003 and 2002, respectively. The majority of the decline from 2002 is due to the closure of the Bay Mortgage and Escrow offices during the fourth quarter of 2003 and the first quarter of 2004. A decline in mortgage lending activity during 2003 reduced fee income and the resulting commissions paid to mortgage loan originators. Mortgage commission expense was approximately $1.2 million lower during 2003 compared to 2002, accounting for the majority of the decline in salary and employee benefits expense. Employee turnover also contributed to higher salary costs during 2002 as severance and hiring bonuses were paid, in addition to salaries for specific positions overlapped during training periods. Also included in salary expenses are ordinary wage increases for existing employees, which generally range from three to six percent each year.

        Net occupancy and equipment expenses consist of depreciation on premises, lease costs, equipment, maintenance and repair expenses, utilities and related expenses. The net occupancy expense reduction is also related to the Bay Mortgage office closure, which reduced occupancy expenses by over $800,000. The lease for the Bay Bank Bellevue office terminated during 2004 and was negotiated at a lower cost, contributing approximately $60,000 in annual cost reductions.

        Professional fees include exam and audit expenses, consulting costs, legal fees, and other professional fees. These expenses were approximately $1.5 million during 2003 and 2002. These expenses included legal fees relating to the repossession of assets on defaulted loans; the retention of an outside firm to conduct internal audits and regulatory compliance reviews; placement fees upon hire of members of executive management; legal and consulting fees relating to various strategic alternatives; and legal and consulting fees regarding management employee turnover.

        Business tax expense was low during 2004 because of the reduced level of income, which is the basis for the majority of these taxes. The expense was only $12,000 for the year ended December 31, 2003 because an audit of prior year state business and occupation tax expense revealed allowable deductions that had not been taken on prior returns. The effect of these deductions was a refund of $351,000 offsetting the 2003 expense.

        The FDIC has regulations establishing a system for setting deposit insurance premiums based upon the risks a particular bank or savings association poses to the deposit insurance funds. This system bases an institution's risk category partly upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. Each insured depository institution is also assigned to one of three "supervisory" categories based on reviews by regulators, statistical analysis of financial statements and other relevant information. An institution's assessment rate depends upon the capital category and supervisory category to which it is assigned. Annual assessment rates currently range from no charge for the highest rated institution to $0.27 per $100 of domestic deposits for an institution in the lowest category. During the first six months of 2004, and during 2003 and 2002, Cowlitz Bank paid an assessment rate of $.17 per $100 of domestic deposits. Cowlitz Bank was not required to pay an assessment rate during the last six months of 2004, resulting in the lower expense during that period. In addition, under legislation enacted in 1996 to recapitalize the Savings Association Insurance Fund, the FDIC is authorized to collect assessments against insured deposits to be paid to the Financing Corporation ("FICO") to service FICO debt incurred in the 1980's. The current FICO assessment rate for BIF insured deposits is $0.0144 per $100 of deposits per year. With the elimination of the assessment rate, Cowlitz expects the total FDIC insurance expense to be reduced to approximately $35,000 per year based on current deposit volumes. Any increase in deposit insurance or FICO assessments could have an adverse effect on Cowlitz Bank's earnings.

        Costs related to the operation and disposition of other real estate owned has declined as the number and value of properties has decreased. These costs, net of related rental and other income, were $73,000 in 2004, $196,000 in 2003, and $260,000 in 2002.

        All other operating expenses including loan expense, data processing and communications, postage and freight, travel and education, stationery and supplies, and temporary help were lower during 2004 compared to both 2003 and 2002 primarily because of the closure of the Bay Mortgage Bellevue and Seattle offices.

        According to the provisions of SFAS No. 142, amortization expense should only be recognized on an unidentifiable intangible asset if that asset is deemed to be impaired. During the fourth quarter of 2003, an impairment test was performed on the goodwill associated with the 1999 acquisition of Bay Mortgage and Bay Escrow. Because the offices and employees associated with the purchase were no longer with Cowlitz, the full carrying value of $1.5 million was considered impaired and was recognized as non-interest expense. The balance of goodwill, net of accumulated amortization, at December 31, 2003 and 2002 was $852,000 and $2.4 million, respectively. This balance represents the unamortized portion of the excess of acquisition costs over the fair value of net assets that arose in connection with Cowlitz's 2000 acquisition of NBOC.

Three months ended March 31, 2005 and 2004

        During the first three months of 2004, Cowlitz Bank paid an FDIC assessment rate of $0.17 per $100 of domestic deposits. The bank was not required to pay an assessment rate during the first three months of 2005, resulting in the lower expense during that period.

Income Taxes

Year ended December 31, 2004, 2003, and 2002

        The provision for income taxes was $590,000 during 2004 compared to a benefit of $38,000 during 2003 and a provision for income taxes from continuing operations of $339,000 during 2002. The provision for income taxes from discontinued operations was $135,000 for 2002. In addition, a benefit for income taxes of $417,000 was recorded in 2002 for the cumulative effect of a change in accounting principle related to the goodwill impairment charge. The effective tax rate during 2004 was 23.3%, lower than Cowlitz's statutory tax rate due to approximately $878,000 in non-taxable loan, municipal bond, and bank-owned life insurance income.

Three months ended March 31, 2005 and 2004

        During the first quarter of 2005 the provision for income taxes was $222,000 compared to $117,000 for the first quarter of 2004.

Financial Condition

        At March 31, 2005, total assets were $286.7 million an increase of $13.4 million or 4.9% from December 31, 2004. Liabilities increased to $250.9 as of March 31, 2005 from $237.6 as of December 31, 2004.

        The primary increase in assets is reflected in loans with an increase of $8.3 million from December 2004 to March 2005. Cash and cash equivalents increased $7.3 million from December 2004 to March 2005. Total deposits increased $13.2 million of which $7.8 million were in savings and interest-bearing demand deposits.

        The following table summarizes the dollar and percentage change from year to year for selected balance sheet items (unaudited):

Summary Balance Sheet

	March 31,	December 31,			Increase (Decrease)
	2005	2004	2003	2002	12/31/03—12/31/04		12/31/02—12/31/03
		(dollars in thousands)			(dollars)	(percent)	(dollars)	(percent)
ASSETS
Cash and cash equivalents	$15,652	$8,332	$24,627	$43,691	$(16,295)	(66.2)%	$(19,064)	(43.6)%
Investment securities	57,094	60,005	55,044	33,633	4,961	9.0%	21,411	63.7%
Loans, net of deferred fees and allowance	197,665	185,550	159,522	188,356	26,028	16.3%	(28,834)	15.3%
Loans held-for-sale	—	—	8,360	63,645	(8,360)	(100.0)%	(55,285)	(86.9)%
Cash surrender value of bank-owned life insurance	8,667	8,585	8,170	—	415	5.1%	8,170	N/A
Other assets	7,625	10,814	13,076	15,839	(2,262)	(17.3)%	(2,763)	(17.4)%

Total assets	$286,703	$273,286	$268,799	$345,164	$4,487	1.7%	$(76,365)	(22.1)%

LIABILITIES
Non-interest-bearing deposits	$57,384	$51,982	$60,572	$46,539	$(8,590)	(14.2)%	$14,033	30.2%
Interest-bearing deposits	190,444	182,628	165,908	243,581	16,720	10.1%	(77,673)	(31.9)%

Total deposits	247,828	234,610	226,480	290,120	8,130	3.6%	(63,640)	(21.9)%
Fed funds and other borrowings		986	8,617	21,231	(7,631)	(88.6)%	(12,614)	(59.4)%
Other liabilities	3,045	1,992	1,900	2,550	92	4.8%	(650)	(25.5)%

Total liabilities	250,873	237,588	236,997	313,901	591	0.2%	(76,904)	(24.5)%

SHAREHOLDERS' EQUITY	35,830	35,698	31,802	31,263	3,896	12.3%	539	1.7%

Total liabilities and shareholders equity	$286,703	$273,286	$268,799	$345,164	$4,487	1.7%	$(76,365)	(22.1)%

Investment Securities

        At March 31, 2005, Cowlitz's portfolio of investment securities totaled $57.1 million compared to $60.0 million at December 31, 2004, an increase of $5.0 million from $55.0 million at December 31, 2003. Cowlitz seeks additional opportunities to invest in securities, depending on cash, liquidity, and earnings considerations at the time. In order to maximize earning potential, management may also sell investment securities from time-to-time to realize built-in gains, or to re-invest the funds in an alternate investment opportunity.

        Cowlitz follows financial accounting principles that require the identification of investment securities as held-to-maturity, available-for-sale or trading assets. Securities designated as held-to-maturity are those that Cowlitz has the intent and ability to hold until they mature or are called. Available-for-sale securities are those that management may sell if circumstances warrant. Trading assets are purchased and held principally for the purpose of reselling them within a short period of time. The mix of available-for-sale and held-to-maturity investment securities is considered in the context of Cowlitz's overall asset-liability management policy and illustrates management's assessment of the relative liquidity of Cowlitz. At March 31, 2005 and December 31, 2004, all of the investment portfolio was classified as available-for-sale. During the first quarter of 2004, $8.0 million of held-to-maturity investments were reclassified as available-for-sale. Cowlitz did not hold any trading securities during 2004 or 2003.

        The following table provides the amortized cost and fair value of Cowlitz's investment securities as of December 31, 2004, 2003, and 2002.

Investment Portfolio

	December 31,
	2004		2003		2002
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(dollars in thousands)
Available-for-sale
U.S. Government and agency securities	$—	$—	$12,612	$12,735	$12,748	$13,019
Mortgage-backed securities	46,590	46,749	34,046	34,265	20,011	20,257
Municipal bonds	13,092	13,256	—	—	—	—

Total	$59,682	$60,005	$46,658	$47,000	$32,759	$33,276

Held-to-maturity
Municipal bonds	$—	$—	$8,044	$8,170	$357	$362

        At March 31, 2005, Cowlitz's available-for-sale and held-to-maturity investments had total net unrealized losses of $457,000 compared to unrealized gains of $323,000 at December 31, 2004 and $468,000 at December 31, 2003. Unrealized gains and losses reflect changes in market conditions and do not represent the amount of actual profits or losses Cowlitz may ultimately realize. Actual realized gains and losses occur at the time investment securities are sold or redeemed. Management has no current plans to sell any of these securities, but may choose to sell available-for-sale securities in the future depending on cash, liquidity, and earnings considerations.

        The following table summarizes the fair value of the contractual or estimated maturities and weighted average yields of both available-for-sale and held-to-maturity investment securities at December 31, 2004.

Investment Maturity Distribution

	One year or less	Yield	One through 5 years	Yield	After 5 through 10 years	Yield	After 10 years	Yield	Total	Yield
	(dollars in thousands)
Mortgage-backed securities	$995	4.68%	$43,329	4.69%	$—	—	$2,425	5.16%	$46,749	4.71%
Municipal bonds	102	4.13%	70	3.20%	3,312	3.72%	9,772	4.27%	13,256	4.13%

Total	$1,097	4.63%	$4,399	4.68%	$3,312	3.72%	$12,197	4.45%	$60,005	4.58%

        For the purposes of the maturity schedule, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the expected maturity of the underlying collateral. Mortgage-backed securities may mature earlier than their stated contractual maturities because of accelerated principal repayments of the underlying loans.

Federal Home Loan Bank Stock

        In 1991, Cowlitz became a member and shareholder in the Federal Home Loan Bank of Seattle. Cowlitz's relationship and stock investment with the FHLB provides a borrowing source for meeting liquidity requirements, in addition to dividend earnings. Investment in FHLB stock was $1.0 million at March 31, 2005 and December 31, 2004 compared to $2.0 million at December 31, 2003. The decline in the balance in 2004 is due to decreased FHLB borrowings. There was only a slight increase in borrowing in the first quarter of 2005.

Loans

        The following table presents the composition of Cowlitz's loan portfolio, excluding amounts included in discontinued operations, at the dates indicated.

	Loan Portfolio December 31,
	2004		2003		2002		2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(dollars in thousands)
Commercial	$55,381	29.2%	$38,793	23.6%	$42,200	21.6%	$47,096	20.2%	$42,093	18.3%
Real estate construction	25,258	13.3%	18,305	11.2%	37,229	19.1%	26,520	11.4%	10,744	4.7%
Real estate commercial	79,128	41.7%	77,412	47.2%	82,763	42.4%	111,437	47.9%	130,272	56.7%
Real estate mortgage	27,248	14.4%	25,530	15.6%	28,370	14.5%	36,190	15.5%	34,402	15.0%
Consumer and other	2,784	1.5%	4,103	2.5%	4,626	2.4%	11,650	5.0%	12,247	5.3%

	189,799	100.0%	164,143	100.0%	195,188	100.0%	232,893	100.0%	229,758	100.0%

Deferred loan fees	(453)		(653)		(682)		(737)		(764)

Total loans	189,346		163,490		194,506		232,156		228,994
Allowance for loan losses	(3,796)		(3,968)		(6,150)		(5,710)		(4,432)

Total loan, net	$185,550		$159,522		$188,356		$226,446		$224,562

        Total net loans have increased $26.0 million from December 31, 2003 to December 31, 2004 and $8.3 million during the first quarter of 2005. During 2004 Cowlitz Bank hired several new loan officers in an effort to establish new commercial lending relationships. As resources have shifted from the secondary mortgage market function to commercial banking, loans have increased. During 2003 and 2002, Cowlitz experienced a substantial reduction of its loan portfolio. Cowlitz's lending strategy is to build a loan portfolio that services the needs of our customers and communities, maximizes earnings, and mitigates credit risk. With the local, regional and national economic weakness during those years, Cowlitz implemented this strategy by selectively reducing the volume in our loan portfolio. Management and loan personnel carefully assess a potential borrower's creditworthiness. These factors, combined with a relatively low rate environment during those years, encouraged some customers to establish alternative credit relationships.

        Cowlitz Bank had total commitments to fund loans, including credit available under commercial and home equity lines, letters of credit, and credit cards of $54.6 million at March 31, 2005, $53.6 million at December 31, 2004, and $42.4 million at December 31, 2003.

        The following table shows the contractual maturities of Cowlitz's loans, net of deferred fees, at the dates indicated:

	Loan Maturities December 31, 2004
	Due in one year or less	Due after one year through 5 years	Due after 5 years	Total Loans
	(dollars in thousands)
Commercial	$25,597	$18,966	$10,837	$55,400
Real estate construction	18,316	6,696	91	25,103
Real estate commercial	16,418	44,404	18,033	78,855
Real estate mortgage	2,387	10,886	13,922	27,195
Consumer and other	429	2,093	271	2,793

Total loans net of deferred fees	$63,147	$83,045	$43,154	$189,346

Loans with fixed interest rates	$18,233	$60,982	$24,110	$103,325
Loans with variable interest rates	44,914	22,063	19,044	86,021

Total loans net of deferred fees	$63,147	$83,045	$43,154	$189,346

Allowance for Loan Losses

        The allowance for loan losses represents management's estimate of potential losses as of the date of the financial statements. The loan portfolio is regularly reviewed to evaluate the adequacy of the allowance for loan losses. In determining the level of the allowance, Cowlitz estimates losses inherent in all loans and evaluates non-performing loans to determine the amount, if any, necessary for a specific reserve. An important element in determining the adequacy of the allowance for loan losses is an analysis of loans by loan risk-rating categories. At a loan's inception, management evaluates the credit risk by using a risk-rating system. This grading system currently includes eleven levels of risk. Risk ratings range from "1" for the strongest credits to "10" for the weakest. A "10" rated loan would normally represent a loss. All loans rated 7-10 are collectively Cowlitz's "Watch List". The specific grades from 7-10 are "watch list" (risk-rating 7), "special mention" (risk-rating 7.5), "substandard" (risk-rating 8), "doubtful" (risk-rating 9), and "loss" (risk-rating 10). When indicators such as operating losses, collateral impairment or delinquency problems show that a credit may have weakened, the credit will be downgraded as appropriate. Similarly, as borrowers bring loans current, show improved cash flows, or improve the collateral position of a loan, the credits may be upgraded. Management reviews all credits periodically for changes in such factors. The result is an allowance with four components, specific reserves, general reserves, special reserves, and an unallocated reserve.

        Specific Reserves:    Loans on Cowlitz's Watch List, as described above, are specifically reviewed and analyzed. Management considers in its analysis expected future cash flows, the value of collateral and other factors that may impact the borrower's ability to pay. When significant conditions or circumstances exist on an individual loan indicating greater risk, specific reserves may be allocated in addition to the general reserve percentage for that particular risk-rating, as outlined in Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan."

        General Reserves:    All loans are risk-rated 1 to 10. Those that do not require a specific allocation are subject to a general allocation based upon historic loss factors. Management determines these factors by analyzing the volume and mix of the existing loan portfolio, in addition to other factors. Management also analyzes the following:

  •
  the volume and severity of non-performing loans and adversely classified credits;

  •
  the level of net charge-offs experienced on previously classified loans;

  •
  the nature and value of collateral securing the loans; and

  •
  the relationship and trend over the past several years of recoveries in relation to charge-offs.

        Special Reserves:    From time to time, special reserves will be established to facilitate a change in Cowlitz Bank's strategy and other factors. Special allocations are to take into consideration various factors that include, but are not limited to:

  •
  Effectiveness of credit administration;

  •
  Adequacy of loan review;

  •
  Loan operations;

  •
  The trend in loan growth and the percentage of change;

  •
  Concentrations both geographic and industry;

  •
  Competitive issues that impacts loan underwriting/structure;

  •
  Economic conditions; and

  •
  Any special marketing or introduction of various loan products.

        Unallocated Reserves:    Management also attempts to ensure that the overall allowance appropriately reflects a margin for the imprecision necessarily inherent in estimates of expected loan losses.

        The quarterly analysis of specific, general, and special allocations of the allowance is the principal method relied upon by management to ensure that changes in estimated loan loss levels are adjusted on a timely basis. The inclusion of historical loss factors in the process of determining the general component of the allowance also acts as a self-correcting mechanism of management's estimation process, as loss experience more remote in time is replaced by more recent experience. In its analysis of the specific, the general, and special allocations of the allowance, management also considers regulatory guidance in addition to Cowlitz's own experience.

        Loans and other extensions of credit deemed uncollectible are charged to the allowance. Subsequent recoveries, if any, are credited to the allowance. Actual losses may vary from current estimates and the amount of the provision may be either greater than or less than actual net charge-offs when and if they occur. The related provision for loan losses that is charged to income is the amount necessary to adjust the allowance to the level determined through the above process.

        The following table shows the components of the allowance for loan losses at the dates indicated:

	Allocation of Allowance for Loan Losses
	March 31, 2005		December 31, 2004		December 31, 2003
	Amount	Percent	Amount	Percent	Amount	Percent
	(dollars in thousands)
General	$1,773	46.17%	$1,778	46.84%	$2,362	59.53%
Specific	257	6.69%	—	0.00%	456	11.49%
Special	1,569	40.86%	1,382	36.41%	709	17.87%
Unallocated	241	6.28%	636	16.75%	441	11.11%

	$3,840	100.00%	$3,796	100.00%	$3,968	100.00%

        Management's evaluation of the loan portfolio resulted in total allowances for loan losses of $3.8 million at both March 31, 2005 and December 31, 2004 and $4.0 million at December 31, 2003. Because the quality of loan portfolio has strengthened significantly, management believes the allowance is adequate to absorb potential losses in the current loan portfolio. The allowance, as a percentage of year-end total loans, decreased to 2.00% at year-end 2004 from 2.43% at year-end 2003. The allowance as a percentage of total loans decreased to 1.94% at March 31, 2005. Management believes the allowance for loan losses at March 31, 2005 is adequate to absorb current potential and anticipated losses.

        Based on Management's assessment of the watch list loans, the unallocated amount of reserves has been decreased by $395,000 from December 31, 2004 to March 31, 2005 and reallocated to specific and special reserves. Reserve for specific loans was increased from 0.00% to 6.69%. Management believes the local economic recovery, excluding new housing construction segments, is still behind the national trend. Coupled with the anticipation of an increasing interest rate environment, additional special reserves have been allocated against potential cash flow strains of the bank's borrowers.

        The allowance for loan losses is based upon estimates of probable losses inherent in the loan portfolio. The amount actually observed for these losses can vary significantly from the estimated amounts. The following table shows the bank's loan loss performance for the periods indicated.

	Analysis of Allowance for Loan Losses
	Three Months Ended March 31,
			For the Year Ended December 31,
(balances exclude amounts from discontinued operations)
	2005	2004	2004	2003	2002	2001	2000
	(dollars in thousands)
Loans outstanding at end of period, net of deferred fees(1)	$197,665	$165,929	$189,346	$163,490	$194,506	$232,156	$228,994
Average loans outstanding during the period(1)	$193,811	$165,277	$176,449	$173,966	$219,231	$235,165	$197,081
Allowance for loan losses, beginning of period	$3,796	$3,968	$3,968	$6,150	$5,710	$4,432	$2,225
Loans charged off:
Commercial	—	67	138	1,409	2,111	1,099	1,906
Real Estate	—	24	391	1,671	415	1,743	—
Consumer	5	—	58	83	7	53	36
Credit Cards	5	53	88	61	83	86	51

Total loans charged off	10	144	675	3,224	2,616	2,981	1,993

Recoveries:
Commercial	13	164	212	504	99	97	1,176
Real Estate	34	22	44	237	156	652	—
Consumer	5	2	28	56	1	15	9
Credit Cards	2	4	9	8	17	3	15

Total recoveries	54	192	293	805	273	767	1,200
Provision for loan losses	—	(13)	210	237	2,783	3,492	1,012
Adjustment incident to acquisition	—	—	—	—	—	—	1,988

Allowance for loan losses, end of period	$3,840	$4,003	$3,796	$3,968	$6,150	$5,710	$4,432

Net loans charged off during the period	(44)	(48)	382	2,419	2,343	2,214	793
Ratio of net loans charged off to average loans outstanding	(0.02)%	(0.03)%	0.22%	1.39%	1.07%	0.94%	0.40%
Ratio of allowance for loan losses to loans at end of period	1.94%	2.41%	2.00%	2.43%	3.16%	2.46%	1.94%

(1)
Excludes loans held-for-sale

        The provisions recorded during 2004 and 2003 were much lower than during prior periods partially due to recoveries received by the holding company related to loans previously charged-off at its finance subsidiary, Business Finance Corporation, which was sold during 2002. Normally, recoveries are credited to the allowance, but the holding company currently has no loans outstanding. Thus, an allowance for loan losses is not maintained. The recoveries were, therefore, recognized as an offset against the provision expense. In addition, less provision was required to maintain an adequate reserve due to declines in loan volumes and the strengthening of overall credit quality. Recoveries through the holding company were $190,000 and $238,000 during 2004 and 2003, respectively.

        Loans charged to the allowance peaked during 2003 and were attributable to a management strategy to expedite improvement in the quality of Cowlitz Bank's loan portfolio. A part of this strategy included selling, at a discount, certain loans during 2003. These loan sales, which totaled $6.9 million, accounted for approximately $1.5 million of the loan losses charged to the allowance during 2003.

        Management anticipates charge-offs in 2005 will not substantially exceed the 2004 level. However, this is management's estimate and no assurances can be made that actual charge-offs will not vary from the estimate.

Impaired Loans

        Cowlitz, during its normal loan review procedures, considers a loan to be impaired when it is probable that Cowlitz will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered to be impaired during a period of minimal delay (less than 90 days) unless available information strongly suggests impairment. Cowlitz measures impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair market value of the collateral if the loan is collateral dependent. Impaired loans are charged to the allowance when management believes, after considering economic and business conditions, collection efforts, and collateral position, that the borrower's financial condition is such that collection of principal is not probable.

        At December 31, 2004 and 2003, Cowlitz's recorded investment in certain loans that were considered to be impaired was $101,000 and $2.5 million, respectively. Of these impaired loans, there were no specific reserves at December 31, 2004 and $380,000 in specific reserves at December 31, 2003. The balance of the allowance for loan losses in excess of these specific reserves is available to absorb losses from all loans. The average recorded investment in impaired loans for the years ended December 31, 2004, and 2003, was approximately $1.2 million, and $6.8 million, respectively.

        Generally, no interest is accrued on loans when factors indicate collection of interest is doubtful or when principal or interest payments become 90 days past due, unless collection of principal and interest are anticipated within a reasonable period of time and the loans are well secured. For such loans, previously accrued but uncollected interest is charged against current earnings, and income is only recognized to the extent payments are subsequently received and collection of the remaining recorded principal balance is considered probable. For the years ended December 31, 2004, 2003, and 2002, interest income recognized on impaired loans was $183,000, $683,000, and $402,000, respectively.

Non-Performing Assets

        Non-performing loans include all loans greater than 90 days past due with respect to either principal or interest, and all loans to which the accrual of interest has been suspended. These loans, combined with repossessed real estate and other repossessed assets, are collectively considered to be non-performing assets. The following table presents information on all non-performing assets:

	Non-performing Loans
		December 31,
	March 31, 2005
		2004	2003	2002	2001	2000
	(dollars in thousands)
Loans on non-accrual status	$1,112	$84	$1,856	$5,097	$4,590	$4,449
Loans past due greater than 90 days but not on non-accrual status	—	1	17	982	1,178	1,170
Other real estate owned	733	733	1,352	1,304	1,498	1,247
Other repossessed assets	—	—	—	4	5	312

Non-performing assets from continuing operations	1,845	818	3,225	7,387	7,271	7,178
Non-performing assets from discontinued operations	—	—	—	—	217	661

Total non-performing assets	$1,845	$818	$3,225	$7,387	$7,488	$7,839

Total assets from:
Continuing operations	$286,703	$273,286	$268,799	$345,164	$367,868	$290,998
Discontinued operations	—	—	—	—	2,792	5,900

Total assets	$286,703	$273,286	$268,799	$345,164	$370,660	$296,898

Percentage of non-performing assets to total assets from:
Continuing operations	0.64%	0.30%	1.20%	2.14%	1.98%	2.47%
Discontinued operations	—	—	—	—	7.77%	11.20%

Total non-performing assets to total assets	0.64%	0.30%	1.20%	2.14%	2.02%	2.64%

        As previously discussed, Cowlitz has made a concentrated effort during the past several years of identifying and reducing the level of non-performing assets, and has undertaken a more aggressive approach relating to the collection and ultimate reduction of non-performing assets. This effort is evidenced by the significant decline in non-performing assets during 2004 and 2003. Principal pay-downs, loan charge-offs, loan sales, repossession and sale of collateral, and renegotiations with borrowers were strategies implemented by management to accomplish the significant reduction in total non-performing assets.

        At December 31, 2004, Cowlitz was aware of approximately $1.8 million of potential problem loans that could become non-performing assets during the first quarter. During the first quarter of 2005, total non-performing assets increased over $1 million, of this amount $1.0 million was attributable to a participation loan under a USDA loan program and the remaining principal balance and up to 90 days interest is guaranteed by the government.

        During 2004, over $1.1 million in properties were either sold or reduced in value based on current property appraisals, while only $454,000 in property value was repossessed and added to other real estate owned (OREO). All current OREO properties are being actively marketed through local real estate agencies.

Deposits

        The following table sets forth the composition of Cowlitz's deposit liabilities and associated weighted average rates as of the dates indicated:

	Deposit Structure December 31,
	2004			2003			2002
	Ending Balance	Average Balance	Weighted Average Rate	Ending Balance	Average Balance	Weighted Average Rate	Ending Balance	Average Balance	Weighted Average Rate
	(dollars in thousands)
Non-interest-bearing demand deposits	$51,982	$55,539	—	$60,572	$48,346	—	$46,539	$44,593	—
Savings	15,741	15,793	0.75%	14,971	15,111	0.90%	14,273	13,648	1.26%
Interest-bearing demand deposits	16,162	15,397	0.31%	16,868	22,066	0.54%	35,632	26,293	0.78%
Money market accounts	45,806	54,780	1.10%	54,536	59,707	1.48%	59,056	59,686	2.24%
Certificates of deposit under $100,000	30,269	30,697	2.31%	36,574	57,450	2.88%	68,610	71,581	4.29%
Certificates of deposit over $100,000	74,650	52,675	2.61%	42,959	42,251	3.46%	66,010	74,970	3.80%

Total	$234,610	$224,881	1.27%	$226,480	$244,931	1.74%	$290,120	$290,771	2.63%

        Cowlitz Bank has increased the number of customers that utilize non-interest-bearing demand deposit accounts. Because of the nature of their businesses, these customers could have significant variances in their account balances. The changes in ending balances in the above table are the result of the account activity associated with these customers. Although the ending balance declined significantly between December 31, 2003 and December 31, 2004, the average balance actually increased. The decline from 2003 to 2004 is not due to an actual loss of accounts, but is related to a large swing that happened to increase the December 31, 2003 ending balance.

        Interest-bearing deposits consist of interest-bearing demand, money market, savings and certificates of deposit accounts. By their nature, interest-bearing account balances tend to increase or decline as Cowlitz reacts to changes in competitors' pricing and interest rate strategies. Management was successful during 2004 in keeping the volume relatively unchanged from December 31, 2003 while keeping the rates relatively low as national interest rates were increasing. Management expects to see moderate increases in deposit pricing during 2005 as upward rate pressure builds. The high level of mortgage lending activity during 2002 resulted in a corresponding increase in escrow funds, which were deposited at Cowlitz Bank in interest-bearing demand accounts, until the escrow was finalized. The reduction in volume at December 31, 2003, is partially due to Cowlitz Bank's decision to cease escrow activity. In addition, Commercial interest-bearing deposits are reliant on the lending relationship with Cowlitz Bank and during 2002 and 2003, as loan volumes declined, the associated deposit accounts also were relocated outside of Cowlitz Bank.

        During the past several years, money market accounts were an attractive alternative for many investors seeking more stable vehicles for their investments formerly in the stock market. The decrease in both ending and average balance of money market accounts for 2004 compared to 2003 is partially the result of the recent recovery of the economy and the rise in the stock market. The money market product allows the consumer more stability than an investment in stock, and is more liquid with greater flexibility than the higher rate certificates of deposit. As the economy and interest rates have rebounded from lower levels, Cowlitz, as expected, has seen a decline in money market deposits as consumers have re-entered the stock market, or invested in higher rate certificates of deposit.

        The increase in certificates of deposit over $100,000 is the result of management's decision to utilize broker and municipal certificates of deposit to partially fund recent and expected loan growth. At December 31, 2004, broker certificates of deposit were $41.3 million or 17.6% of Cowlitz's $234.6 million of total deposits, compared to $10.4 million or 4.6% of $226.5 million of total deposits at December 31, 2003.

        The following table sets forth, by time remaining either to re-pricing or to maturity, all time certificates of deposit accounts outstanding at December 31, 2004:

	Certificates of Deposit
	Time deposits of $100,000 or more		All other time deposits
	Amount	Percentage	Amount	Percentage
	(dollars in thousands)
Three months or less	$24,272	32.51%	$9,210	30.42%
After three months through six months	1,759	2.36%	5,853	19.34%
After six months through one year	21,702	29.07%	7,018	23.19%
After one year through five years	19,937	26.71%	8,188	27.05%
After five years	6,980	9.35%	—	0.00%

Total	$74,650	100.00%	$30,269	100.00%

Percentage of total time deposits	71.2%		28.8%

Borrowings

        Unsecured, overnight federal funds purchased were $475,000, $225,000, and $2.5 million at December 31, 2004, 2003, and 2002, respectively. The interest rate on these borrowings was 1.8125% as of December 31, 2004, 0.5620% at December 31, 2003, and 0.8125% at December 31, 2002.

        Other borrowings, for the following periods, consisted of:

	Other Borrowings December 31,
	2004	2003	2002
	(dollars in thousands)
Notes payable to FHLB; interest from 6.11% to 8.62%, 1.18% to 8.62%, and 1.43% to 8.62%, at December 31, 2004, 2003, and 2002, respectively; payable in monthly installments plus interest; due 2005 to 2009; secured by certain investment securities and mortgage loans totaling $591,000, $6.7 million, and $17.8 million, at December 31, 2004, 2003, and 2002, respectively	$473	$5,653	$15,833
Notes payable to a correspondent bank; interest at 8.00% at December 31, 2003.	—	2,696	2,826
Contract payable to a private party; interest at 9.0%; payable in monthly installments plus interest through October 2010	38	43	47

Total FHLB and other borrowings	$511	$8,392	$18,706

        Cowlitz has a $2 million line of credit with a correspondent bank, with the interest rate set at Prime. There was no balance outstanding as of December 31, 2004. The line matures on June 30, 2005.

        The following table summarizes the ending balances, average balances, maximum balances and weighted average interest rates for each borrowing category.

	December 31,
	2004	2003	2002
	(dollars in thousands)
Federal funds purchased
Balance at end of period	$475	$225	$2,525
Average balance of borrowing during period	$2,871	$2,261	$3,464
Maximum amount of borrowing outstanding at any month end during period	$15,200	$3,675	$4,100
Weighted average interest rate for period	1.43%	0.71%	1.27%
Notes payable to Federal Home Loan Bank
Balance at end of period	$473	$5,653	$15,833
Average balance of borrowing during period	$1,198	$7,823	$15,913
Maximum amount of borrowing outstanding at any month end during period	$5,638	$13,818	$15,998
Weighted average interest rate for period	4.09%	5.88%	4.36%
Notes payable to correspondent bank
Balance at end of period	$—	$2,696	$2,826
Average balance of borrowing during period	$1,233	$2,765	$2,889
Maximum amount of borrowing outstanding at any month end during period	$2,685	$2,816	$2,934
Weighted average interest rate for period	7.79%	8.10%	8.10%
Contract payable
Balance at end of period	$38	$43	$47
Average balance of borrowing during period	$40	$45	$49
Maximum amount of borrowing outstanding at any month end during period	$47	$47	$51
Weighted average interest rate for period	9.08%	9.02%	9.10%

        The scheduled repayment of other borrowings subsequent to December 31, 2004, is as follows:

	Due in three months or less	Due after three months through one year	Due after one year through five years	Due after 5 years	Total
	(dollars in thousands)
Federal funds purchased	$475	$—	$—	$—	$475
FHLB and other borrowings	42	102	361	6	511

Total borrowings	$517	$102	$361	$6	$986

        Cowlitz maintains a borrowing line with the Federal Home Loan Bank (FHLB) limited to 15% of Cowlitz Bank's assets, subject to certain collateral limitations. Cowlitz can utilize the line for long-term borrowings or to meet temporary funding needs with overnight advances. Advances from the FHLB, as a percentage of total assets, were 0.2%, 0.2%, and 2.1% at March 31, 2005, December 31, 2004, and December 31, 2003, respectively.

        The FHLB has required Cowlitz to provide physical delivery of collateral in the amount of 110% of funds borrowed. Physical delivery requires Cowlitz to provide the FHLB with 1-4 family residential notes and/or securities at their location in Seattle, Washington. Prior to this requirement, Cowlitz was under a blanket bond collateral agreement allowing it to borrow funds without the FHLB taking possession of the specific collateral. An analysis performed in 2000 by the FHLB of Cowlitz's financial position and balance sheet ratios precipitated this change. The FHLB has indicated that physical delivery is not a permanent change, and the blanket bond arrangement could be reinstated when their analysis of Cowlitz shows improvement of its financial position. Management believes that a future FHLB analysis will indicate Cowlitz has improved its financial position and balance sheet ratios.

Contractual Obligations and Off-Balance Sheet Arrangements

        Cowlitz's contractual obligations include notes due to the FHLB, notes due to correspondent banks and other parties, operating lease obligations, and a supplemental retirement plan obligation. The estimated maturity and payments due under contractual obligations at March 31, 2005 or at December 31, 2004 is outlined in the following table.

	Maturities of Contractual Obligations
	Due in one year or less	Due after one year through three years	Due after three years through five years	Due after 5 years	Unspecified maturity	Total
	(dollars in thousands)
Federal Home Loan Bank borrowings	$139	$226	$108	$—	$—	$473
Other borrowings	5	12	15	6	—	38
Operating lease obligations	521	817	512	734	—	2,584
Supplemental retirement plan	—	—	—	—	70	70

Total contractual obligations	$665	$1,055	$635	$740	$70	$3,165

        Cowlitz does not engage in any off-balance sheet financing activity and there were no off-balance sheet arrangements outstanding at December 31, 2004 and 2003.

Capital

        Cowlitz and Cowlitz Bank are required to maintain minimum amounts of capital to "risk-weighted" assets, as defined by banking regulators. Cowlitz and Cowlitz Bank are required to have Total Capital and Tier 1 Capital ratios of 8.0% and 4.0%, respectively. In addition Cowlitz Bank is required to maintain a Tier 1 leverage ratio of not less than 4%. To be considered "well capitalized" as defined by banking regulators, Cowlitz Bank and Cowlitz must maintain a Total Capital ratio of greater than 10%, a Tier 1 Capital ratio of greater than 6%, and Cowlitz Bank must maintain a Tier 1 leverage capital ratio of greater than 5%. At March 31, 2005 and at December 31, 2004 and 2003, both Cowlitz and Cowlitz Bank exceeded the minimum requirements to be considered "well capitalized" under banking regulations. The following table summarizes selected capital ratios for Cowlitz Bank and Cowlitz as of the dates indicated.

	Capital Ratios
	March 31, 2005		December 31, 2004		December 31, 2003
	Cowlitz	Cowlitz Bank	Cowlitz	Cowlitz Bank	Cowlitz	Cowlitz Bank
Total risk-based capital to risk-weighted assets	16.83%	16.55%	17.26%	16.95%	16.38%	16.85%
Tier 1 Capital to risk-weighted assets	15.57%	15.30%	16.00%	15.69%	15.12%	15.59%
Tier 1 leverage ratio	12.47%	12.24%	12.64%	12.38%	11.39%	11.75%
Shareholders' equity to average assets	12.59%	N/A	13.45%	N/A	10.87%	N/A

        On April 29, 2005, Cowlitz Bancorporation completed the issuance of $12 million in trust preferred securities. Under the terms of the pooled transaction, the securities have a maturity of 30 years and are redeemable without penalty after five years. The securities bear a floating rate of 1.75% above the three-month LIBOR rate. Of the $12 million raised, $8 million was distributed to Cowlitz Bank to maintain capital levels and support future growth.

Liquidity

        Liquidity represents the ability to meet deposit withdrawals and fund loan demand, while retaining the flexibility to take advantage of business opportunities. Cowlitz's primary sources of funds are customer deposits, loan payments, sales of investments, loans or other assets, borrowings, and the use of the federal funds market. Investment securities available-for-sale were $57.1 million at March 31, 2005 compared to $60.0 million at December 31, 2004.

        Brokered certificates of deposit are a funding source the Company utilizes to provide additional liquidity as necessary. At March 31, 2005, the Company's broker certificate of deposit balance was $38.9 million compared to $41.3 million at December 31, 2004. Overnight federal funds borrowing lines with correspondent banks provide access to an additional $24.5 million for short-term liquidity needs.

        Cowlitz also maintains a borrowing line with the Federal Home Loan Bank (FHLB) limited to 20% of Cowlitz Bank's assets, subject to certain collateral limitations. Cowlitz can utilize the line for long-term borrowings or to meet temporary funding needs with overnight advances. As discussed in "Borrowings," Cowlitz is required to provide physical delivery of collateral in the amount of 110% of funds borrowed. Cowlitz's practice is to pledge all eligible loans and securities with the FHLB against a potential borrowing line. At March 31, 2005, notes payable to the FHLB were $432,200 compared to $472,900 at December 31, 2004. The notes payable at March 31, 2005 have original maturity periods ranging from 10 years through 15 years, bear interest at rates ranging from 6.11% to 8.62%, and mature from 2006 to 2009.

        On April 29, 2005, Cowlitz completed the issuance of $12.0 million of mandatorily redeemable junior subordinated debentures, or trust preferred securities, through a trust subsidiary formed by the holding company. Cowlitz received net proceeds of $12.0 million after underwriting commissions and costs. The trust preferred securities have a 30 year maturity, and carry a floating rate of 1.75% above 3-month LIBOR, Cowlitz expects the majority of the $12.0 million to qualify as Tier 1 Capital.

        During 2003, Cowlitz Bank closed its Bay Mortgage and Bay Escrow offices in Bellevue and Seattle and ceased its secondary market function. The volatility of mortgage demand experienced in past years required Cowlitz to remain relatively liquid in order to fund large volumes of mortgage loans. By shifting focus away from originating and selling mortgage loans, Cowlitz expects strains on liquidity to be less evident. In the recent past, the primary utilization of Cowlitz's excess liquidity was related to changes in the origination volume of loans held-for-sale.

Asset-Liability Management/Interest Rate Sensitivity

        The principal purpose of asset-liability management is to manage Cowlitz's sources and uses of funds to maximize net interest income under different interest rate conditions with minimal risk. A key component of the asset-liability management is the measurement of interest-rate sensitivity. Interest-rate sensitivity refers to the volatility in earnings resulting from fluctuations in interest rates, variability in spread relationships, and the mismatch of re-pricing intervals between assets and liabilities. Interest-rate sensitivity management attempts to maximize earnings growth by minimizing the effects of changing rates, asset and liability mix, and prepayment trends. The policy of Cowlitz is to control the exposure of Cowlitz's earnings to changing interest rates by generally maintaining a position within a narrow range around an "earnings neutral" or "balanced" position. The Board of Directors has established guidelines for maintaining Cowlitz's earnings risk due to future interest rate changes. This analysis provides an indication of Cowlitz's earnings risk due to future interest rate changes. At December 31, 2004, the analysis indicated that the earnings risk was within Cowlitz's policy guidelines.

        The following table presents interest-rate sensitivity and maturity data at December 31, 2004. The interest rate gaps reported in the table arise when assets are funded with liabilities having different re-pricing intervals. Since these gaps are actively managed and change daily as adjustments are made in interest rate views and market outlook, positions at the end of any period may not be reflective of Cowlitz's interest rate view in subsequent periods. Active management dictates that longer-term economic views are balanced against the prospects of short-term interest rate changes in all re-pricing intervals.

	Estimated Maturity or Repricing at December 31, 2004
	Due in three months or less	Due after three months through six months	Due after six months through one year	Due after one year through five years	Due after 5 years	Total
	(dollars in thousands)
Interest-earning assets:
Interest-earning balances due from banks	3,148	—	—	—	—	3,148
Investments available-for-sale(1)(2)	297	1,006	1,193	42,000	15,509	60,005
Investments held-to-maturity(2)	—	—	—	—	—	—
Federal Home Loan Bank Stock(3)	1,047	—				1,047
Loans held-for-sale	—	—	—	—	—	—
Loans, including fees	92,086	4,009	7,564	60,890	24,797	189,346

Total interest-earning assets	96,578	5,015	8,757	102,890	40,306	253,546

Allowance for loan losses						(3,796)
Non-interest-bearing cash and due from banks						5,184
Bank-owned life insurance						8,585
Other assets						9,767

Total assets						273,286

Interest-bearing liabilities:
Savings and interest-bearing demand deposits	77,709	—	—	—	—	77,709
Certificates of deposit	34,922	7,166	28,493	27,358	6,980	104,919
Borrowings	517	34	68	361	6	986

Total interest-bearing liabilities	113,148	7,200	28,561	27,719	6,986	183,614

Non-interest-bearing liabilities
Demand deposits						51,982
Other						1,992
Shareholders' equity						35,698

Total liabilities and shareholders' equity						273,286

Interest sensitivity gap	(16,570)	(2,185)	(19,804)	75,171	33,320	69,932

Cumulative interest sensitivity gap	(16,570)	(18,755)	(38,559)	36,612	69,932

(1)
Mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the expected maturity of the underlying loan collateral.

(2)
Certain investment securities have call options which, if exercised, may cause the actual maturities to differ from the stated contractual maturities.

(3)
Equity investments have been placed in the three months or less category.

Market Risk

        Interest rate and credit risks are the most significant market risks impacting Cowlitz's performance. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of Cowlitz's business activities. Cowlitz relies on loan reviews, prudent loan underwriting standards and an adequate allowance for loan losses to mitigate credit risk.

        Interest rate risk is managed through the monitoring of Cowlitz's gap position (see Asset-Liability Management/Interest Rate Sensitivity) and sensitivity to interest rate risk by subjecting Cowlitz's balance sheet to hypothetical interest rate shocks. Cowlitz's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on Cowlitz's net interest income and capital, while structuring Cowlitz's asset/liability position to obtain the maximum yield-cost spread on that structure. Rate shock is an instantaneous and complete adjustment in market rates of various magnitudes on a static or level balance sheet to determine the effect such a change in rates would have on Cowlitz's net interest income for the succeeding 12 months, and the fair values of financial instruments.

        Cowlitz utilizes asset/liability-modeling software to determine the effect of a shift in market interest rates, with scenarios of interest rates increasing 100 and 200 basis points and decreasing 50 and 100 basis points. Because current interest rates are extremely low, the 100 and 200 basis point downward shock normally included in the model has been compacted to a 50 and 100 basis point shock analysis. The model utilized to create the table presented below is based on the concept that all rates do not move by the same amount or at the same time. Although certain assets and liabilities may have similar maturities or periods to repricing, they may not react correspondingly to changes in market interest rates. In addition, interest rates on certain types of assets and liabilities may fluctuate with changes in market interest rates, while interest rates on other types of assets may lag behind changes in market rates. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. The ability of certain borrowers to make scheduled payments on the adjustable rate loans may decrease in the event of an interest rate increase due to adjustments in the amount of the payments.

        The model attempts to account for such limitations by imposing weights on the gaps between assets and liabilities. These weights are based on the ratio between the amount of rate change and each category of asset/liability, and the amount of any change in the federal funds rate. Local conditions and the strategy of Cowlitz determine the weights for loan and core deposits, while the other weights are set by national markets. In addition, a timing factor has been used as fixed rate instruments do not re-price immediately; renewals may have different terms than original maturities; and the timing of changes for each type of instrument varies (for example, core deposit re-pricing usually occurs sometime after a change in the federal funds rate, but variable rate loans re-price immediately with changes to Cowlitz's prime interest rate). Due to the various assumptions used for this simulation analysis, no assurance can be given that actual results will correspond with projected results.

        The following table shows the estimated impact on Cowlitz of the interest rate shock on "Economic Value of Equity" which measures change in net interest income, and the "Changes in Total Economic Value" which measures change in the fair value of financial instruments, at December 31, 2004:

	Change in Economic Value of Equity		Change in Total Economic Value
(dollars in thousands) Rate shock	Amount	% Equity	Amount	% Equity
+2.0%	$(3,406)	(9.7)%	$8,299	23.8%
+1.0%	$(1,703)	(4.9)%	$4,150	11.9%
(0.5)%	$1,505	4.3%	$(4,718)	(13.5)%
(1.0)%	$3,009	8.6%	$(9,436)	(27.0)%

        Loans and certificates of deposit represent the majority of interest rate exposure. Historically, savings and interest-bearing checking accounts have not re-priced in proportion to changes in overall market interest rates. Changes in net interest income can generally be attributed to the balance of loans and certificates of deposit maturing or re-pricing.

        The change in fair values of financial assets is mainly a result of total loans representing 74.7% of total interest-earning assets at December 31, 2004. Of these loans $103.3 million or 54.6% have fixed interest rates, which decline in value during a period of rising interest rates.

        While asset/liability models have become a main focus of risk management, Cowlitz believes that statistical models alone do not provide a reliable method of monitoring and controlling risk. The quantitative risk information provided is limited by the parameters established in creating the related models. Therefore, Cowlitz uses these models only as a supplement to other risk management tools.

Recently Issued Accounting Standards

        In December 2004, the FASB issued FAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. This Standard modifies the accounting for nonmonetary exchanges of similar productive assets. Cowlitz is required to adopt the Standard on July 1, 2005, and does not expect the adoption to have a material affect on its financial statements.

        In November 2004, the FASB issued FAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This Standard requires that items such as idle facility expense and excess spoilage be recognized as current period charges. Under ARB No. 43, such costs were considered inventoriable costs unless they were considered so abnormal as to require immediate expensing. Cowlitz is required to adopt the Standard on January 1, 2006, and does not expect the adoption to have a material affect on its financial statements.

        In March 2005, the FASB issued FIN 47 which clarifies that the term "conditional asset retirement obligation" as used in SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143), refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement.

        Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred—generally upon acquisition, construction, or development and/or through the normal operation of the asset. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for Cowlitz). Cowlitz has not yet determined the full impact of implementing FIN 47, but it is not expected to have a material impact on the Cowlitz's financial position, results of operations or cash flows. Cowlitz plans to implement FIN 47 by December 31, 2005.

        In December 2004, the FASB issued Statement No. 123(R) "Share-Based Payment." This statement replaces existing requirements under SFAS No. 123 "Accounting for Stock-Based Compensation," and eliminates the ability to account for share-based compensation transactions under APB Opinion No. 25 "Accounting for Stock Issued to Employees." SFAS No. 123(R) requires stock-based transactions to be recognized as compensation expense in the income statement based on their fair values at the date of grant. The fair value should be estimated using option-pricing models such as the Black-Scholes model or a binomial model. This statement is effective for interim periods beginning after June 15, 2005. At this time, Cowlitz does not believe the future impact on earnings to be a great extent different than what has historically been reported as the pro forma effect to income in Note 1 of the financial statements contained in Appendix D. The impact to operating and financing cash flows is not considered to be material to the consolidated financial statements.

        In March 2004, the Financial Accounting Standards Board (FASB) ratified the consensuses reached by the Emerging Issues Task Force (EITF) regarding Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." Issue 03-1 provides guidance on recognition and measurement of other-than-temporary impairment and its application to certain investments, including all debt securities and equity securities that are subject to the scope of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

        On September 30, 2004, FASB issued a proposed Board-directed Staff Position, FSP EITF Issue 03-1-a, Implementation Guidance for the Application of Paragraph 16 of EITF Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The proposed FSP will provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under paragraph 16 of Issue 03-1. The Board has delayed the effective date to provide further implementation guidance. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. The delay of the effective date for paragraphs 10 through 20 of Issue 03-1 will be superceded concurrent with the final issuance of FSB EITF Issue 03-1-a. Cowlitz does not anticipate adoption of this Staff Position will have a material effect on its financial condition or results of operations.

        In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-3 ("SOP 03-3"), "Accounting for Certain Loans or Debt Securities Acquired in a Transfer," which addresses the accounting for certain loans acquired in a transfer when it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. SOP 03-3 is to be applied prospectively, effective for loans acquired in years beginning after December 15, 2004. SOP 03-3 requires acquired loans with evidence of credit deterioration to be recorded at fair value and prohibits recording any valuation allowance related to such loans at the time of purchase. This SOP limits the yield that may be accreted on such loans to the excess of the investor's estimated cash flows over its initial investment in the loan. The excess of contractual cash flows over cash flows expected to be collected is not to be recognized as an adjustment of yield. Subsequent increases in cash flows expected to be collected are recognized prospectively through adjustment of the loan's yield over its remaining life. Decreases in cash flows expected to be collected are recognized as impairment. Loans carried at fair value, mortgage loans held-for-sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3. Cowlitz anticipates adoption of this Statement of Position will have an effect on its financial condition and results of operations; however, the impact is not considered material.

INFORMATION ABOUT AEA

Description of AEA's Business

General

        AEA Bancshares, Inc. ("AEA"), was organized in 1998 under Washington law to become the holding company for Asia-Europe-Americas Bank ("AEA Bank"), a Washington state chartered bank that commenced operations in 1995. The principal executive offices of AEA are located in Seattle, Washington. AEA Bank operates a single office in Seattle, Washington. AEA Bank was organized to address the perceived needs of Seattle's growing international community for the services of a local community bank. AEA Bank offers or makes available a broad range of financial services to its customers, primarily small and medium-sized businesses and their owners and management employees.

        At March 31, 2005, AEA had total assets of $106 million, total loans, net of the allowance for loan losses, of $48.1 million, total deposits of $93.9 million and total shareholders' equity of $8.3 million.

Products and Services

        AEA Bank makes available a broad range of deposit products, including checking accounts, savings accounts, money market accounts, certificates of deposit and IRAs. Rates are tailored to be competitive with the rates offered at other institutions in the Seattle area. Deposit accounts are insured by the FDIC.

        AEA Bank also makes available a broad range of loan products, both secured and unsecured loans, to businesses and consumers. It offers real estate loans, both residential and commercial, construction loans, consumer loans, business lines of credit and loans to finance capital purchases. AEA Bank does not offer SBA, FHA or VA loans.

        AEA Bank offers travelers checks, credit cards, ATM cards, internet banking and cash management, currency exchange and overdraft lines of credit to its customers. It does not offer trust or other fiduciary services.

Market Area

        AEA Bank's primary service area is in the Seattle area. AEA Bank also maintains a significant amount of foreign deposits, mostly from foreign nationals in Russia and Eastern Europe, many of whom have businesses in the United States. AEA Bank has several Russian-speaking bank officers who service these accounts.

Employees

        As of March 31, 2005, AEA Bank employed a total of 23 full-time equivalent employees. None of the employees are subject to a collective bargaining agreement. Although the pressures associated with the regulatory and financial difficulties described herein have generated a level of employee attrition, management considers AEA Bank's relations with its remaining employees to be satisfactory.

Competition

        AEA Bank faces competition from federally chartered and state chartered banks and thrift institutions. The market for banking products in the Seattle-Tacoma-Bellevue Metropolitan Statistical Area is very competitive. As of June 30, 2004, there were more than 60 financial institutions competing for deposits in the area. Many large banking organizations, including U.S. Bank, Key Bank and Bank of America, operate in AEA Bank's service area. These organizations have substantially greater resources and lending limits, numerous branch offices that provide the advantage of convenience, and greater access to media advertising and electronic technology. AEA Bank also faces competition from credit unions, consumer finance companies, insurance companies and other non-traditional financial institutions. Many of these entities are not subject to the same degree of regulation and restrictions on their activities as AEA Bank.

Regulation

        AEA and AEA Bank are subject to extensive federal and state regulations that significantly affect their activities and the competitive environment in which it operates. These laws and regulations are intended primarily to protect depositors and the deposit insurance fund, rather than shareholders. The description of the applicable laws and regulations is not a complete description of the laws and regulations mentioned herein or of all such laws and regulations.

Bank Regulations

        AEA Bank is a state chartered commercial bank, which is not a member of the Federal Reserve System, and is subject to primary regulation and supervision by the Washington Department of Financial Institutions and by the Federal Deposit Insurance Corporation (the "FDIC"), which also insures AEA Bank's deposits. AEA is subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Federal and state regulations place banks at a competitive disadvantage compared to less regulated competitors such as finance companies, credit unions, mortgage banking companies and leasing companies.

        AEA is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended ("BHCA"). Bank holding companies are required to file periodic reports with, and are subject to periodic examination by, the Federal Reserve. The Federal Reserve has issued regulations under the BHCA requiring bank holding companies to serve as a source of financial and managerial strength to their subsidiary banks. It is the policy of the Federal Reserve that, pursuant to this requirement, a bank holding company should stand ready to use its resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity.

        Both federal and state laws extensively regulate various aspects of the banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosures, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations. Current federal law also requires banks, among other things, to make deposited funds available within specified time periods.

        The FDIC has adopted risk-based capital ratio guidelines to which AEA Bank is subject. The FDIC Improvement Act requires, among other things, federal bank regulatory authorities to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. The FDIC Improvement Act further directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documents, credit underwriting, interest rate exposure, asset growth, management compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value of publicly traded shares and such other standards as the agency deems appropriate.

Deposit Insurance

        AEA Bank's deposits are insured up to $100,000 per insured account by the Bank Insurance Fund ("BIF"). As an institution whose deposits are insured by BIF, AEA Bank is required to pay deposit insurance premiums to BIF. FDIC regulations set deposit insurance premiums based upon the risks a particular bank or savings association poses to the deposit insurance funds.

Community Reinvestment Act

        The Community Reinvestment Act ("CRA") requires financial institutions regulated by the federal financial supervisory agencies to ascertain and help meet the credit needs of their delineated communities, including low-income and moderate-income neighborhoods within those communities, while maintaining safe and sound banking practices.

Gramm-Leach-Bliley Act

        On November 12, 1999, the Gramm-Leach-Bliley Act (the "GLB Act") was signed into law, which significantly reformed various aspects of the financial services business. Among the provisions in the GLB Act are those that established a new framework under which bank holding companies and banks can own securities firms, insurance companies and other financial companies and provided consumers with new protections regarding the transfer and use of their non-public personal information by financial institutions.

Dividends

        Under Washington law, AEA and AEA Bank may not pay dividends in an amount greater than retained earnings as determined by generally accepted accounting principles. In addition, the DFI has the authority to require a state-chartered bank, such as AEA Bank, to suspend the payment of dividends. The FDIC has the authority to prohibit a bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of the bank or if it would cause a bank to become undercapitalized. Under the terms of the Consent Order (described below) with the Washington Department of Financial Institutions and the FDIC, AEA Bank is not permitted to pay dividends without the consent of its regulators.

Supervisory Directives

        In November 2001, the FDIC and the Washington Department of Financial Institutions issued a report on their periodic examination of AEA Bank. As a result of that examination, AEA Bank became subject to a supervisory directive effective February 2002. The initial supervisory directive required AEA Bank, among other things, to improve loan underwriting and administration functions, to develop a policy for compliance with the Bank Secrecy Act, and to improve policies, procedures and monitoring relating to liquidity, sensitivity to interest rate risk and asset/liability management.

        In February 2003, a further examination by the regulators was conducted and the supervisory directive was subsequently revised. The revised supervisory directive required AEA Bank, among other things, to take immediate steps to improve asset quality, to hire a third-party loan reviewer to conduct regular reviews of AEA Bank's loan portfolio, to re-assess the compensation and expense reimbursements paid to its officers and directors, to improve the process by which it determined its allowance for loan and lease losses, and to develop a plan to improve liquidity. The supervisory directive was followed by the Consent Order, which became effective on the May 17, 2004.

AEA Consent Order

        The Consent Order required AEA Bank's Board of Directors and management to take certain actions, including:

  •
  Improving oversight by AEA Bank's Board of Directors and the retention of at least one additional director;

  •
  Obtaining the consent of the FDIC and the DFI prior to retaining a new board member or senior executive officer;

  •
  Reviewing and updating all significant policies and procedures concerning the operation of AEA Bank and the compliance with all related laws and regulations;

  •
  Developing a three year strategic plan together with comprehensive profit planning, staffing models, expense controls and liquidity management procedures;

  •
  Making specific reductions in balances of loans "classified" by the regulators in their examinations;

  •
  Correcting certain documentation and technical requirements for loans;

  •
  Maintaining Tier 1 leverage capital ratio of not less than 8.5%; and

  •
  Delivering regular progress reports to regulatory agencies.

        In January 2005, the FDIC and the Washington Department of Financial Institutions conducted an examination of AEA Bank, which they completed on February 16, 2005. They found that although AEA Bank complied with the requirements of the Consent Order relating to reduction of specific classified loans, the overall level of classified loans remained unsatisfactory. The report of the examination also concluded that while management and AEA Bank's Board of Directors made good progress in complying with the Consent Order, a number of provisions of the Consent Order, including retention of a qualified management team, adoption of an acceptable strategic plan, corrections of certain violations of regulatory requirements and satisfaction of the Tier 1 leverage capital ratio requirement were not satisfied. The regulators determined that the Consent Order, without modification, should remain in effect. Some of AEA's directors directly responded to the failure at December 31, 2004 of AEA Bank to meet the capital ratio requirements of the Consent Order by forming a limited liability company to loan $1.8 million to AEA. At March 31, 2005, as a result of the loan, the AEA Bank's Tier 1 leverage capital ratio was 8.52%, in compliance with the Consent Order.

        If the merger does not occur and AEA Bank cannot execute acceptable corrective measures, applicable banking regulations permit the FDIC and the Washington Department of Financial Institutions to impose more significant operational and financial restrictions on AEA Bank.

Further Information

        Further information about the business of AEA is set forth under "AEA's Management's Discussion and Analysis."

AEA Management's Discussion & Analysis of Financial Condition and Results of Operations

Disclosure Regarding Forward Looking Statements

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains various forward-looking statements about plans and anticipated results from the operation and financial condition relating to AEA Bancshares, Inc. ("AEA"), and its wholly-owned subsidiary Asia-Europe-Americas Bank ("AEA Bank"). These statements include statements about management's present plans and intentions about our strategy, growth, and deployment of resources, and about management's expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like "may," "will," "should," "expect," "anticipate," "estimate," "continue," "plans," "intends," or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management's current plans, they are subject to various risks and uncertainties that could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability to estimate accurately the value of certain of our intangible assets, economic and other factors that affect the collectability of our loans, the impact of competition and fluctuations in market interest rates on AEA's revenues and margins, liquidate nonperforming portions of our loan portfolio, the adequacy of our loan loss reserves, the ability to deal effectively with our regulatory orders, and other risks and uncertainties. Information presented in this report is accurate as of the date of this proxy-statement prospectus, and we do not intend to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

Overview

        The following is management's discussion and analysis of the financial condition as of and results of operations for the years ended December 31, 2004 and 2003 and the three-months ended March 31, 2005 and 2004. The unaudited results of operations for the three-months ended March 31, 2005 may not be indicative of the operating results for 2005. AEA's income is derived from, and the majority of its assets are held in, its wholly-owned subsidiary, AEA Bank, which is a Washington state-chartered bank, headquartered in Seattle. When we speak of our financial condition and results of operations, we sometimes use the term "AEA" to refer to AEA and AEA Bank on a consolidated basis. This discussion is designed to provide a better understanding of significant trends related to AEA and it should be read in conjunction with AEA's financial statements and interim financial statements and notes thereto included in Appendix E of this proxy statement-prospectus.

        In 2003, AEA began experiencing net operating losses, primarily as a result of increases to the allowance for loan losses due to charge-offs of uncollectible loans and a reevaluation of the strength of the loan portfolio. Moreover, AEA Bank faced increased regulatory criticism, with the FDIC and the Washington Department of Financial Institutions issuing a supervisory directive in 2002 and a revised supervisory directive in 2003, noting as they had in the supervisory directive from February 2002, the need for improved asset quality and liquidity and requiring immediate steps for improvement.

        On January 14, 2004, AEA entered into a definitive merger agreement between AEA and Capitol Bancorp, Ltd. ("Capitol"), whereby AEA would merge into an acquisition subsidiary of Capitol and AEA Bank would become wholly-owned by Capitol. The parties terminated that agreement in August 2004 after Capitol sought to substantially restructure the transaction.

        On January 15, 2004, the banking regulators met with AEA's Board of Directors and management to review the findings from their recent safety and soundness examination of AEA Bank. The regulators expressed increasing concerns and indicated that a regulatory enforcement order was forthcoming. A regulatory enforcement order was proposed in March 2004, and was issued with AEA's consent on May 17, 2004 (the "Consent Order").

        A special committee of AEA's Board of Directors (the "Special Committee") was formed in February 2004 for the purpose of overseeing AEA's response to the regulatory concerns, managing the Capitol merger and addressing management transition issues. The board engaged consultants, legal advisors and an investment bank to assist AEA in dealing with the regulatory, management transition, loan portfolio issues and the proposed merger with Capitol.

        Over the following months, these consultants and professional advisors provided significant assistance to AEA's management team. In February 2004, AEA's former Chief Executive Officer took a leave of absence and in March 2004 his employment was terminated. Over the next several months, other executive officers, as well as several board members, resigned. In March 2004, AEA hired Mr. Chuck Brooks as Interim Chief Executive Officer. AEA continues to lack sufficient internal management resources to assist Mr. Brooks due to the difficulty in recruiting and retaining management personnel in light of AEA's financial and regulatory difficulties.

        Although AEA had made significant efforts to recruit additional qualified staff members, AEA Bank is currently operating without a Chief Financial Officer and with limited lending and loan work-out staff.

        AEA has made substantial changes in its policies, including loan underwriting standards, and management direction, however, AEA has experienced significant losses during the past two fiscal years. The principal reasons for AEA's losses in the recent periods were a substantial increase in the provisions to the allowance for loan losses for the charge-offs of uncollectable loans, significant increases in legal, consulting, loan examination, audit, and accounting expenses incurred to handle the volume of loan and regulatory issues, and a compression of the net interest margin. A significant deterioration in AEA Bank's loan portfolio, as a result of the weakness in the Seattle economy, a weak credit culture, and ineffective internal loan monitoring and credit administration practices caused management to write off nonperforming loans of $5.8 million and provide additional reserves totaling $10.9 million during the fiscal years ending December 31, 2004 and December 31, 2003. These actions were necessary to replenish the allowance for loan losses after the write-off of these nonperforming loans and to provide additional reserves for the remaining loan portfolio. A large part of reserves provided in 2004 were identified in the second half of the year, because during this time, management became aware that additional loans in the portfolio had deteriorated substantially, which required AEA to expense an additional provision to its loan loss reserves. Of the $6.1 million in total loan loss provisions made during 2004, approximately $5.9 million of this amount was made during the second half of the year. Write offs of nonperforming loans during the second half of 2004 were approximately $2.8 million. Despite this decision and the high level of charge-offs, $11.5 million in non-accrual and impaired loans remain in AEA Bank's portfolio as of March 31, 2005. While future provisioning for loan losses is expected to be lower, the impact of a substantial number of impaired loans in AEA Bank's loan portfolio is likely to continue to have an adverse impact on AEA's revenues and expenses. AEA expects that it will continue to operate under close regulatory scrutiny until such time as the delinquent or impaired loans can be eliminated from its loan portfolio.

        Despite the lower expenses associated with AEA's reduced operating staff, non-interest expenses of approximately $1.1 million for the year ending December 31, 2004, were incurred related to: (1) the retention of outside advisors for determining the actual extent of losses resident in AEA Bank's loan portfolio, (2) legal expenses in connection with increased regulatory supervision and compliance with regulatory orders, (3) management transition issues, (4) strategic advice, (5) improving the corporate governance procedures within AEA, and (6) increasing business insurance costs. As long as AEA's financial condition remains weakened, non-interest expenses are expected to continue to impact AEA's overall profitability.

        In the first quarter of 2005, AEA suffered an additional financial setback occasioned by, what AEA believes to be, a fraudulent check scheme that may result in a loss of up to approximately $1.5 million. In March 2005, AEA presented a third-party bank with a letter demanding the third party bank to honor and credit AEA Bank approximately $1.5 million of cashier's and/or teller's checks drawn upon and presented to the third party bank's clearing agent through the Federal Reserve Bank payment system. AEA Bank believes it has legal payment rights that entitle AEA Bank to payment on the checks either from the third party bank or the clearing agent. The third party bank has denied payment or responsibility and AEA Bank is vigorously pursuing its rights under the law. While AEA is pursuing its legal remedies, it is currently unknown whether the action will be successful and all or any of the funds will be recovered.

        AEA Bank's earning asset base has decreased substantially since the middle of 2004, due in part to management's decision to maintain increased levels of liquidity and meet the capital requirements of the Consent Order. In addition, low interest rates over the last two fiscal years have adversely impacted AEA's earnings by reducing the net interest margin. Until the volume of substandard loans in AEA Bank's loan portfolio is substantially reduced and regulatory issues are adequately addressed, management believes high levels of liquidity will continue to be required. A high level of problem loans and a focus on maintaining high levels of liquidity to address maturing brokered deposits and deposits with other financial institutions are likely to limit AEA's ability to improve its asset mix, attract new business, and substantially improve profitability.

        The following table presents an overview of key financial performance indicators, including return on average assets and equity and certain other ratios for the periods indicated:

	At or for the Three-months Ended March 31,		At or for the Year Ended December 31,
	2005	2004	2004	2003
Performance ratios:
Return on average equity	(3.55)%	11.71%	(28.27)%	(20.55)%
Return on average assets	(0.27)%	0.95%	(2.44)%	(0.74)%
Efficiency ratio	110.63%	72.98%	81.45%	57.78%
Net interest margin	3.56%	5.32%	4.52%	5.51%

Critical Accounting Policies

        AEA's independent accountants have included a going-concern qualification in their report on AEA's audited financial statements as and for the years ended December 31, 2004 and 2003. AEA's financial statements have been prepared on the basis that it is a going-concern. Management has identified this as its most critical accounting policy. Financial statements prepared on this basis are different from those financial statements that would be prepared for a company which is liquidating or in bankruptcy protection.

        Significant estimates, such as the expected recovery amounts of investments, other real estate owned, loans, the utility and lives of property and equipment placed in service and the recoverability of deferred tax assets, are highly dependent upon the going-concern basis of accounting and their values may be significantly reduced or eliminated should AEA not continue as a going-concern. These financial statements do not include any adjustments that might be necessary should AEA not continue as a going-concern.

        AEA has also identified the allowance for loan losses as a critical accounting policy. AEA utilizes both quantitative and qualitative considerations in establishing an allowance for loan losses believed to be appropriate as of each reporting date. Quantitative factors include historical loss experience, recent delinquency and charge-off experience, changes in the levels of nonperforming loans, portfolio size, and other known factors regarding specific loans. Qualitative factors include assessments of the types and quality of the loans within the loan portfolio as well as current local, regional, and national economic considerations. Changes in any of the above factors could have a significant effect on the determination of the allowance for loan losses. Management also reviews the value of underlying collateral and the payment history of specific borrowers in arriving at its conclusion of the proper amount of reserves for loan losses. A full analysis is performed by management on a quarterly basis to ensure that changes in estimated loan loss levels are adjusted on a timely basis. For further discussion of this significant management estimate, see "Allowance for Loan Losses."

Results of Operations

Net Income

        For the three-months ended March 31, 2005, AEA had a net loss of $74,000 or $0.25 per basic and diluted share compared to net income of $337,000 or $1.17 per basic and diluted share for the three-months ended March 31, 2004. The major reason for this decline in net income was a $914,000 reduction in net interest income. Net interest income declined primarily due to an increase in nonperforming loans for which AEA Bank no longer earns interest and AEA's inability to increase its earning assets, primarily loans.

        For the year ended December 31, 2004, AEA had a net loss of $3.1 million or $10.68 per basic and diluted share compared to a loss of $1.1 million or $3.68 per basic and diluted share for the year ended December 31, 2003. A decrease of $1.9 million in net interest income and an increase of $1.3 million in provision for loan losses were the principal reasons for the increased losses. For the fiscal year 2004, AEA incurred $1.1 million in legal, accounting and consulting expenses compared to $600,000 for the year ended December 31, 2003, largely as a result of a high level of problem loans, lack of a full management team, legal actions and regulatory issues.

Net Interest Income

        The primary component of income for most financial institutions is net interest income, which represents interest income from loans and investment securities minus interest expense, ordinarily on deposits and other interest bearing liabilities. AEA's net interest income for the three-months ended March 31, 2005 decreased by $914,000, to $954,000 as compared to $1.9 million for the same period in 2004. Similarly, net interest income decreased by $1.9 million to $5.7 million for the year ended December 31, 2004 compared to the year ended December 31, 2003. The reductions in net interest income are primarily the result of a decrease in earning assets occasioned by AEA Bank's shrinking loan portfolio, the change in earning asset mix to improve liquidity, and the substantial increase in loans categorized as nonperforming. Under the Consent Order and because of the significant volume of substandard loans in AEA Bank's loan portfolio, management believes that high levels of liquidity are required. Until sufficient capital is restored and the amount of nonperforming loans is reduced, the ability of AEA to generate positive earnings on a long-term basis is in doubt.

        The following table sets forth, for the periods indicated, information with regard to average balances of assets and liabilities, the total dollar amount of interest income on interest-earning assets and interest expense on interest-bearing liabilities, the resulting yields or costs, net interest income, and net interest spread. Non-accrual loans have been included in the table as loans carrying a zero yield. Loan fees are amortized to interest income over the life of the loan.

	March 31,
	2005			2004
	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
	(dollars in thousands)
Interest-earning assets
Loans	$59,173	$1,006	6.80%	$126,565	$2,298	7.26%
Investment securities	7,063	43	2.46%	7,750	64	3.33%
Fed funds sold	36,379	231	2.54%	6,076	18	1.23%
Deposits in financial institutions	4,448	26	2.40%	—	—	0.00%

Average interest-earnings assets	107,063	1,306	4.88%	140,391	2,380	6.78%
Allowance for loan losses	(8,327)			(5,820)
Non-interest bearing assets	10,478			8,889

Total average assets	$109,214			$143,460

Liabilities and Stockholders Equity
Interest-bearing liabilities
Savings Accounts and interest bearing transaction	$26,399	111	1.71%	$25,285	106	1.70%
Time deposits	35,050	211	2.44%	72,688	375	2.09%
FHLB advances	—		0.00%	1,838	10	2.32%
Other borrowings	2,291	30	5.29%	1,985	20	4.08%

Total interest bearing liabilities	63,740	352	2.24%	101,796	511	2.04%
Non-interest bearing deposits	36,156			29,222
Other liabilities	1,015			758
Total stockholders equity	8,303			11,684

Total average liabilities and Stockholders Equity	$109,214			$143,460

Net Interest Spread			2.64%			4.74%

Net Interest income and Net Interest Margin		$954	3.56%		$1,869	5.32%

	December 31,
	2004			2003
	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
	(dollars in thousands)
Interest-earning assets
Loans	$102,805	$7,063	6.87%	$125,278	$9,488	7.57%
Investment securities	7,842	218	2.78%	7,669	262	3.42%
Fed funds sold	14,000	219	1.56%	5,082	60	1.18%
Deposits in financial institutions	1,435	46	3.21%	—	—	0.00%

Average interest-earnings assets	126,082	7,546	5.99%	138,029	9,810	7.11%
Allowance for loan losses	(6,382)			(3,904)
Non-interest bearing assets	8,418			9,394

Total average assets	$128,118			$143,520

Liabilities and Stockholders Equity
Interest-bearing liabilities
Savings Accounts and interest bearing transaction	$25,567	434	1.70%	$26,000	463	1.78%
Time deposits	61,050	1,313	2.15%	71,420	1,638	2.29%
FHLB advances	469	12	2.56%	1,706	23	1.35%
Other borrowings	1,940	94	4.83%	1,995	81	4.04%

Total interest bearing liabilities	89,026	1,853	2.08%	101,121	2,205	2.18%
Non-interest bearing deposits	27,151			28,802
Other liabilities	883			986
Total stockholders equity	11,058			12,610

Total average liabilities and Stockholders Equity	$128,118			$143,520

Net Interest Spread			3.90%			4.93%

Net Interest income and Net Interest Margin		$5,693	4.52%		$7,605	5.51%

Note: Average loan balances include current and non-accrual loans for each period shown.

        The following table shows the dollar amount of the increase (decrease) in AEA's net interest income and expense and attributes such dollar amounts to changes in volume or changes in rates. Rate/volume variances have been appropriately allocated:

	Three-months Ended March 31, 2005 vs 2004			Year Ended December 31, 2004 vs 2003
	Change Rate	Change Volume	Total	Change Rate	Change Volume	Total
	(dollars in thousands)
Increase (decrease) in interest income:
CD's in other institutions	$13	$13	$6	$23	$23	$46
Fed funds sold	36	175	211	24	134	159
Investment securities	(16)	(6)	(21)	(49)	6	(44)
Loans, gross	(136)	(1,153)	(1,290)	(827)	(1,598)	(2,425)

Total interest income	(103)	(971)	(1,074)	(829)	(1,435)	(2,264)
Increase (decrease) in interest expense:
Now, MMDA and savings	1	5	5	(22)	(8)	(29)
Certificates of deposit	36	(199)	(163)	(98)	(227)	(325)
FHLB advances	(5)	(7)	(11)	(24)	13	(11)
Other borrowings	7	3	10	16	(2)	13

Total interest expense	208	(775)	(159)	(128)	(224)	(352)
Increase (decrease) in net interest income:	$(311)	$(195)	$(915)	$(701)	$(1,211)	$(1,912)

Interest-Earning Assets

        Average interest-earning assets declined to $107.1 million and the average yields earned decreased 1.90% for the recent three-month period ending March 31, 2005, as compared to the comparable period ending March 31, 2004. The yield on loans decreased in the March 31, 2005 period by 0.46% to 6.80% despite an increase in market rates of approximately 1.50% over the comparable period of 2004. The principal reason for this decline was the significant increase in the amount of nonperforming loans, which are loans for which AEA is not receiving conforming note payments and therefore cannot accrue or recognize interest income on these loans. As management came to a more complete understanding of the presence of substantially impaired assets in its loan portfolio, the amount of nonperforming loans increased to $11.3 million at March 31, 2005 from $2.3 million at March 31, 2004. Nonperforming loans were $9.2 million at December 31, 2004 and $2.3 million at December 31, 2003. Additionally, AEA significantly reallocated earning assets from loans to Federal funds, to increase liquidity and address problems caused by the substantial numbers of substandard loans in AEA Bank's loan portfolio. Federal funds sold in the March 31, 2005 period averaged $36.3 million compared with $6.1 million for the same period for the three-months ended in March 31, 2004.

        For the year ended December 31, 2004, average interest-earning assets decreased by $11.9 million and the average yield decreased by 1.12% over the comparable period ended December 31, 2003. This was principally due to the average loan yields decreasing by 0.70% over the comparable prior year period as the amount of nonperforming loans increased from the mid-2004 period. During this period, there was also a shift in investment mix from loans to Federal funds sold as average loans outstanding decreased by $22.5 million between December 31, 2004 and December 31, 2003 and average Federal funds sold increased by $8.9 million over the same period. Until the volume of substandard loans decreases, management believes high levels of liquidity are required and expects to continue to increase its Federal funds sold and reduce its loan portfolio to maintain this increased liquidity. Net interest income is expected to remain depressed until the substandard loans in AEA Bank's portfolio are significantly reduced and additional loans can be originated to enhance the net interest margin with higher yielding assets.

Interest-Bearing Liabilities

        Total average interest-bearing liabilities declined to $63.7 million for the quarter ended March 31, 2005, compared with $101.8 million for the quarter ended March 31, 2004. For the latest fiscal year, interest-bearing liabilities declined to $89.0 million in 2004 from $101.1 million in 2003. These deposit outflows have been funded with the improved liquidity resulting in the reduction of loans. AEA has been able to maintain a relatively low cost of funds despite the general increase in short-terms rates during the past two fiscal years. The average yields paid on interest bearing deposits increased only 0.20% when comparing the quarter ended March 31, 2005 with the comparable quarter of 2004. The yield paid on interest bearing deposits for the year ending December 31, 2004 decreased to 2.08% from 2.18% for the year ending December 31, 2003. As a result of the regulatory orders, AEA is not permitted, without the FDIC's prior approval, to renew $4.3 million of certificates of deposits that were outstanding at March 31, 2005 and obtained by AEA Bank from third parties, as brokered deposits. AEA has had a significant reliance on brokered deposits and intends to utilize its improved liquidity to reduce its dependency on these types of deposits as they mature. Generally, FDIC regulations do not allow institutions operating under regulatory orders to acquire or renew brokered deposits. Prior to the latest regulatory order, AEA had been reducing its reliance on high cost brokered and other institutional deposits.

        AEA's net interest margin (net interest income divided by average earning assets) for the three-months ended March 31, 2005 decreased to 3.56% compared to 5.32% for the three-months ended March 31, 2004. The net interest margin declined to 4.52% for the year ended December 31, 2004 compared with 5.51% for the year ended December 31, 2003. The reduction in the margin is a result of the decrease in earning assets arising from the increase in nonperforming loans which no longer generate interest income for AEA Bank and thus have a negative effect on the net interest income and a larger relative proportion of our earning assets invested in federal funds sold which pay lower yields than loans.

Non-Interest Income

        Non-interest income represents earnings on fees, service charges, and gains from the sale of loans, securities and other assets. Total non-interest income was $168,000 for the three-months ended March 31, 2005 compared to $178,000 for the three-months ended March 31, 2004. This decline is the result of fewer deposit account charges as average deposits declined by $29.6 million over the first quarter of 2005 as compared to the first quarter of 2004. Total non-interest income was $844,000 for the year ended December 31, 2004 compared to $649,000 for the year ended December 31, 2003. A substantial portion of AEA Bank's non-interest income is derived from wire transfer fees, including $387,000 at December 31, 2004 and $364,000 at December 31, 2003. Many customers focus on import/export business, and wire transfers are necessary both to and from foreign countries. AEA has a full staff to handle these transactions and processes approximately 125 wire transfers per day. Other income for the year ended December 31, 2004 was $334,000 as compared to $90,000 for the year ended December 31, 2003. The increase in 2004 over 2003 is attributed primarily to the sale of other real estate owned and the gain on sale of a corporate bond.

Provision for Loan Losses

        The allowance for loan losses is reviewed by management on a quarterly basis to ensure it is adequate to absorb losses inherent in the loan portfolio as of the reporting date. When a provision for loan losses is recorded, the amount is based on the current volume of loans, anticipated changes in loan volumes, past charge-off experience, management's assessment of the risk of loss on current loans, the level of nonperforming and impaired loans, evaluation of future economic trends in AEA's market area, and other factors relevant to the loan portfolio. The amount of the provision for loan losses is expensed and added to the allowance for loan losses which is used to measure the risk associated with potential losses within the loan portfolio. AEA maintains an internal loan risk grading system to evaluate potential losses on individual loans.

        AEA's provision for loan losses for the three-months ended March 31, 2005 and 2004, was $0 and $150,000 respectively. The provision for loss of $0 in the March 31, 2005 period was due to $9.6 million reduction in the total loan portfolio and a $1.7 million decrease in impaired loans compared to December 31, 2004 levels. The provision for the year ended December 31, 2004 was $6.1 million compared with $4.8 million for the year ended December 31, 2003. The principal reasons for large provisions in 2004 and 2003 were the significant increase in the amount of nonperforming loans resulting from significant deterioration of several large loans as the loan portfolio has aged and a better understanding by management of the condition of AEA's loan portfolio. Nonperforming loans increased to $9.2 million at December 31, 2004 from $2.3 million at December 31, 2003. The increase in nonperforming loans from December 31, 2004 to December 31, 2003 is due to management's reevaluation of certain loans in the second quarter of 2004 and management's decision to reclassify certain loans in its portfolio after a thorough review of the value of collateral underlying these loans, the payment history of the borrower and the creditworthiness of the borrower based on available financial statements and tax returns. The increase in nonperforming loans is also a result of the decline in the specific businesses of AEA's corporate customers, a deterioration of the credit quality of the individual clients, and a slowdown in specific industries associated with AEA Bank's loan portfolio.

        Because of the continued decline in asset quality, AEA has expended a tremendous amount of management time and has incurred significant legal and workout charges. In particular, management has undertaken an extensive review of its full loan portfolio in response to regulatory concerns and a desire to improve the credit quality of its loan portfolio. Until these nonperforming loans are brought into accrual status or liquidated, additional significant provisions and expenses may be necessary to adequately fund the allowance for loan losses.

Non-Interest Expense

        Since 2003, non-interest expense has increased significantly, principally due to professional fees such as legal, accounting, and consulting fees. These fees totaled $399,000 and $288,000 for the three-month periods ended March 31, 2005 and 2004 and $1.1 million and $575,000 for the years ended December 31, 2004 and 2003, respectively. These expenses are the result of the increased regulatory supervision and the additional legal costs incurred in handling certain nonperforming loans and dealing with the termination of its former Chief Executive Officer. Additionally, since AEA has been unable to retain additional professional management, it has been forced to rely on consultants, at a higher cost than employees, to perform many tasks related to loan portfolio reviews and general operations.

        For the three-month period ended March 31, 2005, salaries and benefits declined by $261,000 to $383,000, as compared to $645,000 for the three-month period ended March 31, 2004. Salaries and benefits decreased $303,000 to $2.0 million for the year ended December 31, 2004, compared with $2.3 million for the year ended December 31, 2003. These declines are primarily the result of a smaller staff, a decline in the salary paid to the Chief Executive Officer and operational cost controls management has put in place to reduce operating expenses. The decline in the cost of salaries and benefits has been offset, in part, by increased expenses for the cost of business insurance, which has increased as the supervisory concerns and volume of nonperforming loans in AEA Bank's loan portfolio has increased. Business insurance expenses increased to $253,000 for the year ended December 31, 2004, compared with $125,000 for the 2003 period. AEA Bank's cost for FDIC insurance has also increased. The cost of deposit insurance is based on the FDIC charged risk-weighted deposit assessment fee which is a function of AEA Bank's financial condition and the Consent Order. As AEA Bank's condition has worsened and the Consent Order has remained in effect, the cost of deposit insurance has increased significantly. For the three-months ended March 31, 2005, deposit insurance expense was $46,000 compared with $14,000 in the comparable three-month period of 2004. For the year ended December 31, 2004, deposit insurance expense was $135,000, compared with $56,000 for the year ended December 31, 2003. Until AEA is able to eliminate the nonperforming loans from its portfolio and fully rebuild its internal management structure, the expense for professional fees, business, and deposit insurance will continue to be at a relatively high level for AEA's size and these expenses will impair AEA's future profitability.

Income Taxes

        The benefit for income taxes was $46,000 for the three-months ended March 31, 2005 compared with a provision for income taxes of $175,000 for the three-months ended March 31, 2004. This difference over the three-month periods is directly related to the movement from a taxable income position in 2004 to a loss in 2005. For the year ended December 31, 2004, AEA recorded a benefit of $1.8 million compared to a benefit of $261,000 for the year ended December 31, 2003. These benefits are the result of the losses incurred in those years. AEA has exhausted all available net operating loss carrybacks during the past two fiscal years. Additionally, AEA reports net deferred tax assets of $2.3 and $2.2 million at March 31, 2005, and December 31, 2004, respectively. No valuation allowance has been taken against this asset because management believes the asset will be recognized in the normal course of business. Management reached this conclusion by determining that it was probable that AEA Bank and AEA could return to profitability in the future by eliminating the very high levels of expenses associated with professional fees paid to consultants, legal and other professionals in connection with efforts to turn around operations, solve problem loan issues, and advise and prepare AEA for the possible merger with Cowlitz. AEA's loss in the first quarter of 2005 was due in part to these fees that were much larger than normally would be necessary for a small community bank.

Material Changes in Financial Condition

        Since November 2001, AEA has been under increased regulatory supervision by the FDIC and the Washington Department of Financial Institutions. During this period AEA has been unable to compete effectively in retaining and recruiting staff and management to adequately address the regulatory concerns. As a result, management has reduced AEA Bank's asset size to meet regulatory capital ratios and reduced normal operating expenses in order to conserve capital.

Summary of Financial Condition

        The following table summarizes the dollar and percentage change from period to period for selected balance sheet items:

		At or for the Year Ended December 31,
	At or for the Three-months Ended March 31, 2005
		2004	2003
Financial Condition Data
Total assets	$106,856,822	$113,116,592	$146,032,481
Federal funds sold	37,850,761	34,890,765	6,615,847
Investments	6,863,363	6,869,565	7,885,078
FHLB & Pacific Coast Banker's Bank stock	196,700	196,200	276,800
Loans, net	48,122,202	57,340,711	122,012,184
Other assets	7,846,108	6,161,849	5,164,726
Total liabilities	98,538,575	104,724,738	134,691,486
Non-interest bearing deposits	33,906,704	33,628,176	30,095,405
Interest-bearing deposits	60,028,947	68,098,650	99,669,689
Other liabilities	4,602,925	2,997,912	4,926,392
Total shareholders' equity	8,318,247	8,391,854	11,340,995

        Due to the capital requirements, supervisory concerns, and lack of management personnel, AEA reduced its asset size, significantly decreased its loans, and reinvested a portion of those funds in short-term investments such as Federal funds. For the quarter ended March 31, 2005, total assets were $106.8 million compared to $113.1 million for the year ended December 31, 2004, and $146.0 million for the year ended December 31, 2003. Loans outstanding, net of the allowance for loan losses, decreased by $9.2 million to $48.1 million at March 31, 2005 from $57.3 million at December 31, 2004. Loans outstanding, net of the allowance for loan losses, declined by $64.7 million between December 31, 2003 and December 31, 2004, from $122 million at December 31, 2003. The decline was primarily due to management's focus on collecting problem loans and its decision to increase liquidity. Total deposits (non-interest bearing and interest bearing) decreased by $7.8 million to $93.9 million at March 31, 2005, against total deposits of $101.7 million at December 31, 2004 and by $28.0 million at December 31, 2004, against total deposits of $129.7 million at December 31, 2003.

        Borrowings increased by $1.8 million and $1.7 million at March 31, 2005 from December 31 2004 and December 31, 2003, respectively. The increase in other borrowings is due to a new borrowing facility between AEA and Funding Source, LLC which was created in March 2005 to inject additional capital into AEA Bank. Funding Source, LLC was formed by certain members of AEA's Board of Directors. The board members comprising Funding Source, LLC took this action to address capital deficiencies resulting from the 2004 net losses incurred by AEA and AEA Bank.

        Total capital or shareholders' equity has been adversely impacted by the net losses suffered by AEA over past two fiscal years. Total capital decreased by $2.9 million to $8.4 million at December 31, 2004, compared to $11.3 million at December 31, 2003. The reduction in capital has caused AEA to reduce the size of its loan portfolio, thereby reducing its ability to earn a net spread on its investments.

Assets

        AEA's assets are comprised primarily of loans made to customers, with the expectation of receipt of interest and principal from the customer, in addition to operating cash and various investment securities.

Investments

        AEA's debt securities investment portfolio totaled $6.8 million at March 31, 2005 and December 31, 2004, and $7.8 million at December 31, 2003. All of AEA's debt securities investments are in US Government Agencies and high rated corporate bonds. All debt securities investments are classified as held-to-maturity. The policy of classifying all debt securities as held-to-maturity limits AEA's ability to sell securities without having to reclassify the remaining securities as available-for-sale, and possibly realize any currently unrealized market value losses through a charge to stockholders' equity. AEA's investment policy has been to purchase securities with maturities no longer than five years. As of March 31, 2005, AEA also has a $100,000 investment in a corporate equity security that is classified as available-for-sale.

	March 31, 2005
	1 year or less	Weighted Average Yield	1-5 years	Weighted Average Yield	Total	Weighted Average Yield
US Government Agencies & Corporate Bonds	$560,808	2.71%	$6,202,555	2.51%	$6,763,363	2.53%
	December 31, 2004
	1 year or less	Weighted Average Yield	1-5 years	Weighted Average Yield	Total	Weighted Average Yield
US Government Agencies & Corporate Bonds	$566,266	2.71%	$6,203,299	2.51%	$6,769,565	2.53%
	December 31, 2003
	1 year or less	Weighted Average Yield	1-5 years	Weighted Average Yield	Total	Weighted Average Yield
US Government Agencies & Corporate Bonds	$616,411	2.97%	$7,168,667	2.80%	$7,785,078	2.81%

        All US Government Agencies and Corporate Bonds are classified as held-to-maturity. AEA also holds a $100,000 investment in corporate equities that is classified as available for sale.

Loans

        AEA's loan portfolio represents management's efforts to diversify risk across a range of loan types and industries, to complement the markets in which AEA does business. Loan products offered by AEA Bank include commercial, commercial real estate, real estate construction, consumer loans and credit cards. Management has historically emphasized commercial lending. The following table presents the composition of AEA's loan portfolio at the dates indicated and the changes in the allowance for loan losses during the periods:

		December 31,
	March 31, 2005
		2004	2003
Commercial	$30,670,954	$36,268,163	$79,262,755
Commercial real estate	20,430,910	21,305,234	28,713,999
Real estate construction	4,215,405	7,408,222	17,793,282
Consumer	491,167	475,833	1,708,696
Credit card	557,466	566,423	805,546
Overdrafts	635	1,086	64,556

	56,366,537	66,024,961	128,348,834
Less deferred loan fees	(196,209)	(224,299)	(585,387)

Total loans	$56,170,328	$65,800,662	$127,763,447

		December 31,
	2005	2004	2003
Balance at beginning of year	$8,459,951	$5,751,263	$3,308,746
Loans recovered	1,595	10,727	34,397
Provision charged to operating expenses for loan losses	—	6,140,025	4,807,000

Loans charged off	(413,420)	(3,442,064)	(2,398,880)

Balance at end of year	$8,048,126	$8,459,951	$5,751,263

        At March 31, 2005, total loans had decreased by $9.6 million to $56.2 million from $65.8 million at December 31, 2004. Total loans were reduced by $62.0 million to $65.8 million at December 31, 2004 from $127.8 million at December 31, 2003. During 2004 AEA experienced a significant decline in asset quality which resulted in an increase in nonperforming loans. While management has successfully liquidated a large amount of the portfolio, nonperforming loans made up over 20% of outstanding loans at March 31, 2005 compared to 14% at December 31, 2004. Additionally, because AEA's growth is limited due to capital constraints, it has been unable to grow AEA Bank's loan portfolio with new customer relationships. Significant amounts of management and staff time are being used to manage the problem loans rather than implementing plans to attract new customers and this has had a negative effect on our loan portfolio. For example, management has undertaken a thorough review of its loan portfolio in an attempt to more accurately classify nonperforming loans and to improve the overall credit quality of its loan portfolio.

        In the normal course of business, AEA maintains outstanding commitments to extend credit. The same credit policies are used in making commitments as used in extending loans to customers. AEA's exposure to credit loss, in the event of nonperformance by the other party for commitments to extend credit is represented by the contractual amount of those instruments. The following table shows the outstanding credit related commitments at March 31, 2005 and December 31, 2004:

	March 31, 2005	December 31, 2004
Commitments to extend credit	$3,867,928	$5,736,358
Credit card arrangements	1,273,000	1,344,807
Standby letters of credit	75,000	416,000

        The following table shows the contractual maturities of AEA's gross loans, at the dates indicated:

	March 31, 2005
	Non-accrual	Less than 1 year	1 year through 5 years	> 5 years	Total
Fixed rate	$—	$—	$1,504,541	$—	$1,504,541
Variable	—	46,544,174	—	—	46,544,174
Non-accrual loans	8,317,822	—	—	—	8,317,822

					$56,366,537

	December 31, 2004
	Non-accrual	Less than 1 year	1 year through 5 years	> 5 years	Total
Fixed rate	$—	$—	$1,537,012	$18,289	$1,555,301
Variable	—	55,275,597	—	—	55,275,597
Non-accrual loans	9,194,063	—	—	—	9,194,063

					$66,024,961

Allowance for Loan Losses

        The allowance for loan losses represents management's estimate of potential losses as of the date of the financial statements. The loan portfolio is regularly reviewed to evaluate the proper classification of each loan and to evaluate the adequacy of the allowance for loan losses. In determining the level of the allowance, AEA estimates losses inherent in all loans and evaluates nonperforming loans to determine the amount, if any, necessary for specific reserves.

        The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management's periodic review of the collectability of the loans in light of the current status of the portfolio, historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Loans and other extensions of credit deemed uncollectable are charged to the allowance. All loans that are internally classified "Substandard" or "Doubtful" are reviewed to determine if they are impaired. An impaired loan, defined by FASB 114, is one where "based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement." Under FASB 114 all amounts due according to the contractual terms means "that both the contractual interest payments and contractual principal payments will be collected as scheduled in the loan agreement." When a loan is determined to be impaired, the extent of impairment is based on the expected future cash flows discounted at the loan's effective interest rate. However, as a practical expedient, FASB 114 permits a creditor to measure impairment based on the fair value of the collateral. AEA Bank examines the fair value of the collateral underlying its impaired loans and discounts the fair value of the collateral for the estimated costs associated with realizing on the collateral. In certain instances, where the fair value of collateral greatly exceeds the amount of the impaired loan, AEA Bank does not place any amount in the allowance for loan loss reserves for such loans. Although AEA Bank makes every effort to insure the adequacy of its allowance for loan losses, actual losses may vary from current estimates and the amount of the provision may be either greater than or less than actual net charge-offs when and if they occur. The related provision for loan losses that is charged to income is the amount necessary to adjust the allowance to the level determined through the above process.

        This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Therefore, while management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require AEA to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

        In connection with the proposed merger with Cowlitz, AEA's Board of Directors retained an independent third party consultant to review AEA Bank's loan portfolio and the related allowance for loan losses. The board took this action to provide themselves with assurance that they had adequate independent objective information and analysis of the loan portfolio to enable them to appropriately negotiate the possible merger terms with Cowlitz. The board also believed that the consultant's review could also provide management and the board with additional information that may have a bearing on management's establishment of the allowance for loan losses as of December 31, 2004.

        Based upon their work, the consultant concluded that AEA Bank's allowance for loan losses should be further increased. Following receipt of the report of the independent consultant, management thoroughly reviewed the consultant's methodology for establishing their independent estimate of the required allowance for loan losses as well as the recommendations of the independent consultant with regard to specific loan loss allocations.

        After reviewing the consultant's methodology and in particular after reviewing the consultant's recommendations with regard to specific loan loss allocations, management concluded that acceptance and recognition of such estimates would result in an inconsistent application of generally accepted accounting principles which would overstate the Company's estimate of necessary allowances for loan losses. Specifically, Statement of Financial Accounting Standards No. 114 Accounting by Creditors for Impairment of Loan specifies that "a creditor shall measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent." Due to the difficulty in evaluating the probable cash flows on many of the loans the Company has established many of its specific loan loss allocations (or, "impairments") by estimating the fair value of the collateral. Accordingly, with respect to the specific loan loss allocations recommended by the consultant, management reexamined and reviewed the estimates of value of collateral underlying the noted loans and the payment history of the individual borrowers and determined that the estimates of its allowance for loan losses was adequate based upon the requirements of generally accepted accounting principles. Management thoroughly briefed AEA's Board of Directors on its analysis of the consultant's review and the related recommendations contained in their report and management's conclusions regarding the actions necessary with regard to the estimated allowance for loan losses. The board also discussed these matters with the AEA's auditor in connection with the preparation of the AEA's financial statements.

        Management's evaluations of the loan portfolio resulted in an allowance for loan losses of $8.0 million, $8.5 million, and $5.8 million at March 31, 2005, December 31, 2004 and December 31, 2003, respectively. Management believes the allowance is adequate to absorb potential losses in the current loan portfolio, however further additional provisions may be necessary depending on the status of a number of borrowers which management is actively monitoring.

        The following table shows AEA's loan loss performance for the periods indicated:

		December 31,
	March 31, 2005
		2004	2003
Total loans, net outstanding at end of period before Allowance for Loan Losses ("ALLL")	$56,170,328	$65,800,662	$127,763,447
Average net loans outstanding during period	59,173,087	102,804,720	125,278,056
Balance of ALLL at beginning of period	8,459,951	5,751,263	3,308,746
Loans recovered	1,595	10,727	34,397
Loans charged off	(413,420)	(3,442,064)	(2,398,880)

Net loans charged off	(411,825)	(3,431,337)	(2,364,483)
Provision charged to operating expenses for loan losses	—	6,140,025	4,807,000

Balance at end of period	$8,048,126	$8,459,951	$5,751,263

Net charge-offs to average total loans	0.70%	3.34%	1.89%
Net loan charge-off to loans at end of period	(0.73)%	(5.21)%	(1.85)%
ALLL to total loans at period end	14.33%	12.86%	4.50%
Net charge-offs to ALLL	(5.12)%	(40.56)%	(41.11)%
Net loan charge-offs to provision for loan losses	NA	(55.88)%	(49.19)%

        The provisions recorded during 2004 and 2003 were much higher than during prior periods partially due to the declining ability of customers to make the required loan payments, and a decrease in the underlying value of the collateral securing certain nonperforming loans. In addition, prior to the second quarter of 2004, certain nonperforming loans were regularly renewed. This practice led to a lack of uniformity in the evaluation of credit risk, and the identification of previously unidentified credit risk in the loan portfolio. This is reflected in the level of provision for loan losses during the years 2004 and 2003. AEA, as part of its efforts to strengthen its credit administration, conducted an extensive review of its loan portfolio in the second quarter of 2004, and revised several components of its lending policy and underwriting standards. Provisions to the allowance for loan losses were increased following these actions by management.

        Management has been working diligently to resolve the nonperforming loans by acquiring additional collateral, negotiating discounts on certain identified loans where the discount did not exceed the specific loss reserve allocated to these certain loans in return for payoffs, and obtaining accelerated paydowns. While management believes the allowance is adequate, there can be no assurance additional problem loans may appear or that the current loan portfolio may suffer additional declines.

Impaired Loans

        AEA considers a loan to be impaired when it is probable that AEA will be unable to collect all amounts as scheduled under a loan agreement. Impaired loans are measured, in general based on the present value of expected future cash flows, discounted at the loan's effective interest rate or the loan's observable market price. AEA classifies all non-accrual loans as impaired loans. Also, as a practical expedient (as allowed by Statement of Financial Accounting Standards No. 114) AEA Bank will also use the fair value of the underlying collateral to determine the necessity of an impairment reserve.

        At March 31, 2005 and December 31, 2004 and 2003, AEA's recorded investment in certain loans that were considered to be impaired was $11.5 million, $13.2 million and $8.6 million, respectively. The balance of the allowance for loan losses is approximately 70% of the amount of total impaired loans at March 31, 2005. At March 31, 2005, non-accrual loans comprised $8.3 million of the $11.5 million of impaired loans. The remaining $3.2 million balance of impaired loans at March 31, 2005 is the result of three loans. The first loan has an outstanding balance of approximately $2.4 million, 80%, or approximately $1.9 million, of which is classified as impaired, but is guaranteed by the USDA, and management does not expect to incur a loss on this portion of the loan. The remaining 20%, or approximately $480,000, of this loan is included in the amount of non-accrual loans at March 31, 2005. A single borrower with two outstanding loans accounts for the remaining $1.3 million of impaired loans at March 31, 2005. This borrower is involved in the fraudulent check scheme discussed in the "Overview" section. Management is uncertain at this time whether a loss, related to the loans with this borrower will be incurred. Non-accrual loans constituted $9.2 million and $2.3 million of the total impaired loans, respectively, at December 31, 2004 and December 31, 2003. The ultimate value of these loans is unknown and may require additional provisions for losses in future periods.

Nonperforming Assets

        Nonperforming loans include all loans greater than 90 days past due, with respect to either principal or interest, and all loans that have been classified as non-accrual. These loans, combined with repossessed real estate and other repossessed assets, are collectively considered to be nonperforming assets. The following table presents information on all nonperforming assets for the periods indicated:

		December 31,
	March 31, 2005
		2004	2003
Non-accrual loans	$8,317,822	$9,194,063	$2,327,338
Accruing loans past due 90 days	2,985,095	14,263	7,588

Total nonperforming loans	11,302,917	9,208,306	2,334,926
Other real estate owned	1,182,018	1,182,018	1,325,000

Total nonperforming assets	$12,484,935	$10,390,344	$3,659,926

Nonperforming loans to total loans	20.12%	13.99%	1.83%
Nonperforming assets to total assets	11.68%	9.19%	2.51%

        At March 31, 2005, December 31, 2004 and 2003, AEA's recorded nonperforming assets were $12.5 million, $10.4 million and $3.7 million, respectively. The recorded increase in nonperforming assets to December 31, 2004 from December 31, 2003 was largely the result of management's decision to cease renewing or extending terms on certain nonperforming loans in order to improve the credit quality of its loan portfolio and by taking possession of assets through foreclosure and repossession of collateral. At March 31, 2005, AEA had two other-real-estate-owned assets recorded as other assets on its balance sheet. The loans past due 90 days or more at March 31, 2005 are still accruing because management believes they are well secured and in the process of collection.

        At March 31, 2005, AEA was aware of three potential problem loans that may become nonperforming assets during the second quarter of 2005. The three loans represent approximately $2.3 million. These loans are secured by loan collateral with a fair value of approximately $4.9 million. While these loans may become nonperforming, AEA does not anticipate incurring any principal charge-offs because these loans are secured by significant collateral.

        At March 31, 2005 and December 31, 2004, AEA's other assets include net deferred income tax asset of approximately $2.3 and $2.2 million, respectively. These net deferred tax assets are reported as a result of temporary differences in the timing of recognition of net tax deductions which have been reflected in AEA's financial statements but are yet to be reported in AEA's tax returns. Management believes these net deferred tax assets will be used in the ordinary course of operations, and has not provided a valuation allowance on these assets. Other assets also include $1.5 million associated with, what AEA disputes are, wrongfully discharged checks as discussed in the "Overview" section.

Liabilities

        AEA's liabilities are comprised primarily of the obligation to repay customers' deposits on demand (for "demand deposits") or at a stated time in the future (for "time deposits"), debt and interest accrued thereon. AEA also relies upon "other borrowings" to support its investment in the AEA Bank and maintain AEA Bank's capital ratios as required by regulations and the Consent Order.

Deposits

        The following table sets forth the composition of AEA's deposit liabilities and associated weighted average rates on the dates indicated:

		December 31,
	March 31, 2005
		2004	2003
Savings accounts	$226,304	$117,519	$196,159
Certificates of deposit under $100,000	12,460,592	12,863,992	24,873,779
Certificates of deposit over $100,000	19,281,106	28,896,263	49,089,887
Demand accounts
Non-interest-bearing	33,906,704	33,628,176	30,095,405
Interest-bearing	1,756,061	1,208,159	1,623,459
Money market accounts	26,304,883	25,012,717	23,886,405

	$93,935,650	$101,726,826	$129,765,094

        Deposits decreased to $93.9 million at March 31, 2005 compared to $101.7 million at December 31, 2004 and $129.8 million at December 31, 2003. As a result of AEA's inability to increase earning assets, management's policy has been to reduce asset size and therefore deposits, especially higher cost institutional and brokered certificates of deposits. These deposits, typically deposits over $100,000, have decreased to $19.3 million at March 31, 2005 compared to $28.9 million and $49.1 million at December 31, 2004 and 2003, respectively. AEA has been able to increase its lower cost demand accounts, interest-bearing checking and money market accounts. These deposits have increased because of the personalized services offered to AEA's niche business and international customers. AEA maintains a significant amount of deposits, approximately 30%, from customers, mainly foreign nationals, residing in Russia and Eastern Europe. Management anticipates continuing its policy of reducing institutional and brokered CD's by reducing its Federal funds balances.

        The following table sets forth, by time remaining either to re-pricing or to maturity, all time certificates of deposits $100,000 or more:

Certificates of Deposit Greater the $100,000 Schedule of Maturities:

December 31, 2004
3 Months or Less	3 Months to 6 Months	6 Months to 9 Months	9 Months to 1 Year	Over 1 Year	Total
$13,051,566	$7,009,187	$3,300,043	$2,834,499	$2,700,968	$28,896,263

Borrowings

        AEA has a note payable to Farmers & Merchants Bank of Rockford which totaled $1.9 million at March 31, 2005 and December 31, 2004 and $2.0 million at December 31, 2003. The note is secured by the common stock in AEA Bank. This note calls for quarterly installment payments and a maturity date in August 2006. The rate paid on this note floats and is based on the US Bank Prime rate and carried a rate of 5.75% at March 31, 2005. AEA has received a notice of default from Farmers & Merchants Bank due to noncompliance of various covenants contained in the note. Farmers & Merchants Bank has agreed to forbear, but reserves the right to call the note at any time. In the event Farmers & Merchants Bank withdraws its forbearance, alternative financing would be required. To the extent alternative financing is unavailable, AEA may be unable to fund its obligations and sustain operations.

        In March 2005, AEA entered into a borrowing agreement with a Funding Source, LLC, a limited liability company formed by certain members of its Board of Directors. The purpose of this borrowing agreement is to allow AEA to borrow funds and inject them into AEA Bank thereby maintaining the required capital ratios to comply with the Consent Order. The total amount of the borrowing facility is $1.8 million with $1.2 million downstreamed to AEA Bank and $600,000 retained at AEA for payment of expenses.

        AEA Bank also maintains a borrowing line with the Federal Home Loan Bank of Seattle ("FHLB"). AEA may apply to utilize the line for long-term borrowings or to meet temporary funding needs with overnight advances. The FHLB has required AEA to provide physical delivery of collateral in the amount of 110% of funds borrowed. Physical delivery under the borrowing line requires AEA to provide the FHLB with securities at the FHLB location in Seattle, Washington. AEA had no advances under the FHLB borrowing line outstanding at March 31, 2005 or December 31, 2004.

Capital Requirements and Ratios

        AEA and AEA Bank are required to maintain minimum amounts of capital to "risk-weighted" assets, as defined by banking regulators. AEA and AEA Bank are required to have Total Risk-Based Capital and Tier 1 Risk-Based Capital ratios of 8.0% and 4.0%, respectively. Both of AEA and AEA Bank are also required to maintain, for capital adequacy purposes, a Tier 1 leverage ratio (Tier 1 capital to average assets) of no less than 4%. Notwithstanding the regulations, as part of the Consent Order, AEA Bank is required to maintain a Tier 1 leverage capital ratio of 8.5% or higher. To be considered "well capitalized" as defined by banking regulators, AEA Bank must maintain a Total Capital ratio of greater than 10%, a Tier 1 Capital ratio of greater than 6%, and AEA Bank must maintain a Tier 1 leverage capital ratio of greater than 5% and not be operating under a consent order. At December 31, 2003, both AEA and AEA Bank exceeded the minimum requirements to be considered "well capitalized" under banking regulations. However, because AEA Bank is under the Consent Order, which for capital purposes is a prompt corrective action, its Tier 1 leverage capital requirement can only be considered "adequately capitalized." At December 31, 2004, AEA failed to meet the 8.5% Tier 1 capital requirement contained in the Consent Order. At March 31, 2005, as a result of a capital contribution to AEA by Funding Source, LLC, AEA Bank was in compliance with the Consent Order and considered to be adequately capitalized.

        The following table summarizes selected capital ratios for AEA Bank and AEA for the periods indicated.

	Actual		For Capital Adequacy Purposes			To Be Adequately Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of March 31, 2005
Total Capital
(to Risk-Weighted Assets)
Consolidated	$7,011	11.15%	$5,028	≥	8.00%	N/A	≥	8.00%
AEA Bank	$9,991	15.92%	$5,020	≥	8.00%	$5,020	≥	8.00%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$6,152	9.79%	$2,514	≥	4.00%	N/A	≥	4.00%
AEA Bank	$9,117	14.53%	$2,510	≥	4.00%	$2,510	≥	4.00%
Tier I Capital
(to Average Assets)
Consolidated	$6,152	5.74%	$4,284	≥	4.00%	N/A	≥	4.00%
AEA Bank	$9,117	8.52%	$4,278	≥	4.00%	$4,278	≥	4.00%
As of December 31, 2004
Total Capital
(to Risk-Weighted Assets)
Consolidated	$7,250	9.90%	$5,860	≥	8.00%	N/A	≥	8.00%
AEA Bank	$8,830	12.07%	$5,852	≥	8.00%	$5,852	≥	8.00%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$6,241	8.70%	$2,87	≥	4.00%	N/A	≥	4.00%
AEA Bank	$7,822	10.69%	$2,926	≥	4.00%	$2,926	≥	4.00%
Tier I Capital
(to Average Assets)
Consolidated	$6,241	5.70%	$4,383	≥	4.00%	N/A	≥	4.00%
AEA Bank	$7,822	7.15%	$4,377	≥	4.00%	$4,377	≥	4.00%
As of December 31, 2003
Total Capital
(to Risk-Weighted Assets)
Consolidated	$13,003	10.08%	$10,324	≥	8.00%	N/A	≥	10.00%
AEA Bank	$14,577	11.30%	$10,316	≥	8.00%	$12,895	≥	10.00%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$11,341	8.79%	$5,162	≥	4.00%	N/A	≥	6.00%
AEA Bank	$12,915	10.02%	$5,158	≥	4.00%	$7,737	≥	6.00%
Tier I Capital
(to Average Assets)
Consolidated	$11,341	7.70%	$5,891	≥	4.00%	N/A	≥	5.00%
AEA Bank	$12,915	8.78%	$5,887	≥	4.00%	$7,359	≥	5.00%

Liquidity Risk

        Management views liquidity as a major risk area for AEA Bank and has focused significant attention on the issue. To this end, a significant portion of its loan portfolio has been liquidated and reinvested in Federal funds to enhance liquidity. AEA is also dependent on borrowings from third-parties and if these third-party loans were called, AEA may be unable to repay these loans.

Asset-Liability Management/Interest Rate Sensitivity

        Management considers interest rate risk to be a significant market risk that could have a material effect on AEA's financial condition and results of operations. AEA does not use off-balance sheet hedging instruments but instead relies on the natural balancing of its assets and liabilities to manage interest rate risk. AEA typically makes floating rate or very short-term repricing loans and funds those assets with non-interest bearing transaction accounts, money market accounts, and short-term CD's.

        The following table presents interest rate sensitivity and maturity data at December 31, 2004. The interest rate gaps reported in the table arise when assets are funded with liabilities having different re-pricing intervals. Since these gaps are actively managed and change daily as adjustments are made in interest rate views and market outlook, positions at the end of any period may not be reflective of AEA's interest rate view in subsequent periods. Active management dictates that longer-term economic views are balanced against the prospects of short-term interest rate changes in all re-pricing intervals.

	Assets and Liabilities Maturing or Repricing at December 31, 2004
	Floating	3 Months	4-12 Months	1-3 Years	3-5 Years	Over 5 Years	Total
Fed funds sold	$34,891						$34,891
Deposits with other financial institutions			4,697				4,697
Investment securities, including equity securities(1)(2)			611	6,305	150		7,066
Loans	54,052	181	536	778	545	9,709	65,801

Total Earning Assets	88,943	181	5,844	7,083	695	9,709	112,455
Interest Bearing transaction accts	26,338						26,338
Time Deposits		14,052	23,086	4,509	114		41,761

Total interest bearing deposit accounts	26,338	14,052	23,086	4,509	114		68,099
Borrowings	1,897						1,897

Total interest bearing accounts	28,235	14,052	23,086	4,509	114		69,996
Interest Sensitivity Gap	60,708	(13,871)	(17,242)	2,574	581	9,709	42,459
Cumulative GAP	60,708	46,837	29,595	32,169	32,750	42,459
Cumulative GAP percentage to total earning assets	54%	42%	26%	29%	29%	38%

(1)
Equity securities reported in the 1-3 year category

(2)
Certain securities have call features that may reduce the stated maturity of the security

        AEA Bank's interest rate sensitivity has not materially changed for March 31, 2005.

        Interest rate risk is monitored using several models, principally financial modeling. The model utilized to create the table presented below is based on the concept that all rates do not move by the same amount or at the same time. Although certain assets and liabilities may have similar maturities or periods to repricing, they may not react correspondingly to changes in market interest rates. In addition, interest rates on certain types of assets and liabilities may fluctuate with changes in market interest rates, while interest rates on other types of assets may lag behind changes in market rates. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. The ability of certain borrowers to make scheduled payments on the adjustable rate loans may decrease in the event of an interest rate increase due to adjustments in the amount of the payments.

        The earnings exposure to interest rate changes is evaluated in the context of certain upward and downward interest rate changes occurring instantaneously. At December 31, 2004, a 100 basis point increase in rates would increase forecasted net interest income over a one year period by approximately 11%. A 100 basis point decrease in rates (although unlikely in the current environment) would reduce net interest income by approximately 9%. Due to the various assumptions used for this simulation analysis, no assurance can be given that actual results will correspond with projected results.

        The Board of Directors has established guidelines for maintaining AEA's earnings risk due to future interest rate changes. This analysis provides an indication of AEA's earnings risk due to future interest rate changes. At December 31, 2004, the analysis indicated that the earnings risk was within AEA's policy guidelines.

December 31, 2004
(000's) Rate Shock	Net Interest Income	Percent Change
+200	$4,164	21%
+100	3,801	11%
0	3,437	0%
-100	3,112	(9)%

Recently Issued Accounting Standards

        In December 2004, the FASB issued Statement No. 123(R) "Share-Based Payment." This statement replaces existing requirements under SFAS No. 123 "Accounting for Stock-Based Compensation," and eliminates the ability to account for share-based compensation transactions under APB Opinion No. 25 "Accounting for Stock Issued to Employees." SFAS No. 123(R) requires stock-based transactions to be recognized as compensation expense in the income statement based on their fair values at the date of grant. The fair value should be estimated using option-pricing models such as the Black-Scholes model or a binomial model. This statement is effective for interim periods beginning after June 15, 2005. At this time, AEA does not believe the future impact on earnings to be a great extent different than what has historically been reported as the pro forma effect to income in Note 1. The impact to operating and financing cash flows is not considered to be material to the consolidated financial statements.

        In March 2004, the Financial Accounting Standards Board (FASB) ratified the consensuses reached by the Emerging Issues Task Force (EITF) regarding Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." Issue 03-1 provides guidance on recognition and measurement of other-than-temporary impairment and its application to certain investments, including all debt securities and equity securities that are subject to the scope of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

        On September 30, 2004, FASB issued a proposed Board-directed Staff Position, FSP EITF Issue 03-1-a, Implementation Guidance for the Application of Paragraph 16 of EITF Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The proposed FSP will provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under paragraph 16 of Issue 03-1. FASB has delayed the effective date to provide further implementation guidance. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. The delay of the effective date for paragraphs 10 through 20 of Issue 03-1 will be superceded concurrent with the final issuance of FSB EITF Issue 03-1-a. AEA does not anticipate adoption of this Staff Position will have a material effect on its financial condition or results of operations.

        In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-3 ("SOP 03-3"), "Accounting for Certain Loans or Debt Securities Acquired in a Transfer," which addresses the accounting for certain loans acquired in a transfer when it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. SOP 03-3 is to be applied prospectively, effective for loans acquired in years beginning after December 15, 2004. SOP 03-3 requires acquired loans with evidence of credit deterioration to be recorded at fair value and prohibits recording any valuation allowance related to such loans at the time of purchase. This SOP limits the yield that may be accreted on such loans to the excess of the investor's estimated cash flows over its initial investment in the loan. The excess of contractual cash flows over cash flows expected to be collected is not to be recognized as an adjustment of yield. Subsequent increases in cash flows expected to be collected are recognized prospectively through adjustment of the loan's yield over its remaining life. Decreases in cash flows expected to be collected are recognized as impairment. Loans carried at fair value, mortgage loans held-for-sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3. AEA does not anticipate adoption of this Statement of Position will have a material effect on its financial condition or results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information and explanatory notes give effect to the merger of Cowlitz and AEA on a purchase accounting basis. The unaudited pro forma condensed combined balance sheet assumes the merger took place on March 31, 2005. The unaudited pro forma condensed combined statements of income assume the merger was consummated as of the beginning of the period presented.

        These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Cowlitz and AEA set forth elsewhere in this proxy statement-prospectus.

        The unaudited pro forma condensed combined statements of income are not necessarily indicative of operating results which would have been achieved had the merger been consummated as of the beginning of the first period presented and should not be construed as representative of future operations.

        The unaudited pro forma condensed combined financial information has been prepared under the purchase method of accounting and is based on the historical consolidated financial statements of Cowlitz and AEA. Certain amounts in the historical consolidated financial statements of AEA have been reclassified to conform to Cowlitz' historical consolidated financial presentation. The pro forma adjustments represent management's best estimate based on available information at this time. These estimates are forward-looking. Results could vary materially from these estimates if future developments differ from the assumptions used by management to determine the estimates. For additional factors that may cause actual results to differ, see "Risk Factors" on page 10. These pro forma adjustments may change as additional information becomes available.

        Merger and Integration Costs.    In connection with the merger, the combined company expects to incur pre-tax merger-related costs of approximately $1.6 million, the majority of which is expected to be capitalized in the purchase price. These amounts, net of tax, have been reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2005. These adjustments are not reflected in the unaudited pro forma condensed combined statements of income, as they are not expected to have a continuing impact on Cowlitz. These amounts will be recorded in Cowlitz' future financial statements in accordance with accounting principles generally accepted in the United States.

        Capital.    In conjunction with the transaction, it is assumed Cowlitz will exchange between 2.086 shares and 1.7373 shares of Cowlitz stock for each share of common stock of AEA. The common stock has been adjusted to reflect the cancellation of AEA's common stock upon merger and the value of Cowlitz stock to be issued in the merger, with additional adjustments for the fair value of warrants that Cowlitz will assume and certain merger costs to be capitalized in goodwill.

        Operating Costs Savings and Revenue Enhancements.    Cowlitz expects to achieve pre-tax cost savings and revenue enhancements of 50% of AEA's non-interest expense through consolidation of data processing and back office functions, and reduced professional fees. No adjustment has been included in the unaudited pro forma condensed combined financial information for the anticipated cost savings or revenue enhancements. There can be no assurance that the cost savings or revenue enhancements will be achieved in the amounts or at the times anticipated.

Cowlitz/AEA Pro Forma Condensed Combined Balance Sheet

        The following unaudited pro forma condensed balance sheets combine the historical balance sheets of Cowlitz and AEA based on the specified exchange ratios and assuming the companies had been combined on March 31, 2005, on a purchase accounting basis.

	Exchange Ratio=1.737 March 31, 2005
	Cowlitz Bancorporation	AEA Bancshares	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands)
Cash and cash equivalents	$15,652	$43,829	$(1,220)	(a)	$58,261
Investment securities held to maturity	—	7,060	(412)	(b)	6,648
Investment securities available for sale	57,094	—	—		57,094
Loans receivable	197,665	56,170	(3,179)	(c)	250,656
Less: Allowance for loan losses	(3,840)	(8,048)	—		(11,888)
Premises and equipment, net	4,011	213	—		4,224
Goodwill and other intangibles	852	—	2,069	(b)(d)	3,141
Other assets	15,269	6,633	1,419	(a)(b)	24,321

Total assets	$286,703	$105,857	$(1,103)		$391,457

Non-interest bearing deposits	$57,384	$33,907	$—		$91,291
Interest bearing deposits	190,444	60,029	—		250,473

Total deposits	247,828	93,936	—		341,764

Borrowed funds	869	3,684	—		4,553
Other liabilities	2,176	919	385	(a)	3,480

Total liabilities	250,873	98,539	385		349,797

Stock and surplus	21,538	6,425	(6,425)	(b)	27,368
			5,830	(a)
Retained earnings	14,593	967	(967)	(b)	14,593
Accumulated other comprehensive income	(301)	(74)	74	(b)	(301)

Total shareholders' equity	35,830	7,318	(1,488)		41,660

Total liabilities and shareholders' equity	$286,703	$105,857	$(1,103)		$391,457

Shares outstanding	4,174,552	296,273	514,600		4,689,152
Book value per share	$8.58	$24.70			$8.88
Tangible book value	$8.38	$24.70			$8.21

	Exchange Ratio = 2.086 March 31, 2005
	Cowlitz Bancorporation	AEA Bancshares	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands)
Cash and cash equivalents	$15,652	$43,829	$(1,220)	(a)	$58,261
Investment securities held to maturity	—	7,060	(412)	(b)	6,648
Investment securities available for sale	57,094	—	—		57,094
Loans receivable	197,665	56,170	(3,179)	(c)	250,656
Less: Allowance for loan losses	(3,840)	(8,048)	—		(11,888)
Premises and equipment, net	4,011	213	—		4,224
Goodwill and other intangibles	852	—	2,446	(b)(d)	3,318
Other assets	15,269	7,633	1,419	(a)(b)	24,321

Total assets	$286,703	$106,857	$(926)		$392,634

Non-interest bearing deposits	$57,384	$33,907	$—		$91,291
Interest bearing deposits	190,444	60,029	—		250,473

Total deposits	247,828	93,936	—		341,764

Borrowed funds	869	3,684	—		4,553
Other liabilities	2,176	919	385	(a)	3,480

Total liabilities	250,873	98,539	385		349,797

Stock and surplus	21,538	7,425	(7,425)	(b)	28,545
			7,007	(a)
Retained earnings	14,593	967	(967)	(b)	14,593
Accumulated other comprehensive income	(301)	(74)	74	(b)	(301)

Total shareholders' equity	35,830	8,318	(1,311)		42,837

Total liabilities and shareholders' equity	$286,703	$106,857	$(926)		$392,634

Shares outstanding	4,174,552	296,273	618,000		4,792,552
Book value per share	$8.58	$28.08			$8.94
Tangible book value	$8.38	$28.08			$8.25

Cowlitz/AEA Pro Form Condensed Combined Statements of Income

        The following unaudited pro forma condensed combined statements of income combine the historical statements of income of Cowlitz and AEA on a purchase accounting basis and based on the specified exchange ratios and assuming the companies had been combined on January 1, 2004 for the presentation of the year ended December 31, 2004 statements, and combined on January 1, 2005, for the presentation of the three months ended March 31, 2005 statements.

	Exchange Ratio = 1.737 For the three months ended March 31, 2005
	Cowlitz Bancorporation	AEA Bancshares	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands)
Interest income	4,112	1,306	21	(d)	5,439
Interest expense	951	352	—		1,303

Net interest income	3,161	954	21		4,136

Provision for credit losses	—	—	—		—
Non-interest income	618	167	—		785
Non-interest expense	2,915	1,240	8	(e)	4,163

Income before provision for income taxes	864	(119)	13		758
Provision for income tax	(222)	45	(4)	(f)	(181)

Net income	642	(74)	9		577

Earnings per common share:
Basic	$0.15	$(0.25)			$0.12
Diluted	$0.15	$(0.25)			$0.12
Weighted average shares—basic	4,174,141	296,273	514,600		4,688,741
Weighted average shares—diluted	4,309,767	296,273	514,600		4,824,367
Efficiency ratio	77.14%	110.63%			84.60%
Net interest margin	4.96%	3.56%			4.52%
Average earning assets	$259,169	$107,063			$366,232

	Exchange Ratio=2.086 For the three months ended March 31, 2005
	Cowlitz Bancorporation	AEA Bancshares	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands)
Interest income	4,112	1,306	21	(d)	5,439
Interest expense	951	352	—		1,303

Net interest income	3,161	954	21		4,136

Provision for credit losses	—	—	—		—
Non-interest income	618	167	—		785
Non-interest expense	2,915	1,240	8	(e)	4,163

Income before provision for income taxes	864	(119)	13		758
Provision for income tax	(222)	45	(4)	(f)	(181)

Net income	642	(74)	9		577

Earnings per common share:
Basic	$0.15	$(0.25)			$0.12
Diluted	$0.15	$(0.25)			$0.12
Weighted average shares—basic	4,174,141	296,273	618,000		4,792,141
Weighted average shares—diluted	4,309,767	296,273	618,000		4,927,767
Efficiency ratio	77.14%	110.63%			84.60%
Net interest margin	4.88%	3.56%			4.52%
Average earning assets	$259,169	$107,063			$366,232

	Exchange Ratio=1.737 For the year ended December 31, 2004
	Cowlitz Bancorporation	AEA Bancshares	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands)
Interest income	$15,243	$7,546	$82	(d)	$22,871
Interest expense	3,048	1,854	—		4,902

Net interest income	12,195	5,692	82		17,969

Provision for credit losses	(210)	(6,140)	—		(6,350)
Non-interest income	2,787	844	—		3,631
Non-interest expense	12,242	5,324	31	(e)	17,597

Income before provision for income taxes	2,530	(4,928)	51		(2,347)
Provision for income tax	(590)	1,801	(17)	(f)	1,194

Net income	$1,940	$(3,127)	$34		$(1,153)

Earnings per common share:
Basic	$0.49	$(10.68)			$(0.26)
Diluted	$0.47	$(10.68)			$(0.26)
Weighted average shares—basic	3,999,216	292,790	514,600		4,513,816
Weighted average shares—diluted	4,094,109	292,790	514,600		4,513,816
Efficiency ratio	81.71%	81.45%			81.47%
Net interest margin	5.10%	4.52%			4.88%
Average earning assets	242,296	126,082			368,378

	Exchange Ratio=2.086 For the year ended December 31, 2004
	Cowlitz Bancorporation	AEA Bancshares	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands)
Interest income	$15,243	$7,546	$82	(d)	$22,871
Interest expense	3,048	1,854	—		4,902

Net interest income	12,195	5,692	82		17,969

Provision for credit losses	(210)	(6,140)	—		(6,350)
Non-interest income	2,787	844	—		3,631
Non-interest expense	12,242	5,324	31	(e)	17,597

Income before provision for income taxes	2,530	(4,928)	51		(2,347)
Provision for income tax	(590)	1,801	(17)	(f)	1,194

Net income	$1,940	$(3,127)	$34		$(1,153)

Earnings per common share:
Basic	$0.49	$(10.68)			$(0.25)
Diluted	$0.47	$(10.68)			$(0.24)
Weighted average shares—basic	3,999,216	292,790	618,000		4,617,216
Weighted average shares—diluted	4,094,109	292,790	618,000		4,617,216
Efficiency ratio	81.71%	81.45%			81.47%
Net interest margin	5.10%	4.52%			4.88%
Average earning assets	242,296	126,082			368,378

Notes To The Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Basis of Presentation

        The unaudited pro forma combined condensed consolidated statements of income for the three months ended March 31, 2005 and for the year ended December 31, 2004 are presented as if the merger had occurred at the beginning of the respective periods. The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2005 is presented as if the merger had occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the merger actually occurred on those dates.

        Cowlitz's cost estimates are forward-looking. While the costs represent Cowlitz's current estimate of stock issuance and merger costs that will be incurred, the type and amount of actual costs could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. For additional factors that may cause actual results to differ, see "Forward Looking Information" on page 10.

Note 2—Pro form Adjustments

        Summarized below are the pro forma adjustments necessary to reflect the merger based on the purchase method of accounting:

(a)
Cowlitz will acquire all of the outstanding stock of AEA for a purchase price that is anticipated to be between $5.83 million and $7.0 million. The purchase price may be increased or decreased if certain specified events occur prior to the merger. For purposes of the pro forma balance sheet presentations, the following summarizes the assumed computation of the AEA acquisition price using the high (2.086) and low (1.737) exchange ratios and a Cowlitz stock price of $11.34. The fair value of the AEA warrants outstanding was considered immaterial for purposes of the pro forma.

	Exchange Ratio 1.737	Exchange Ratio 2.086
	(dollars in thousands)
Base purchase price	$5,830	$7,007
Plus direct transaction costs:
Investment banking, legal, and accounting fees	803	803
Insurance coverage for AEA officers and directors	417	417
Estimated unpaid severance and restructuring charges	385	385
Deferred tax effect related to transaction costs	(273)	(273)

Calculated purchase price	$7,162	$8,339

(b)
Cowlitz will account for its acquisition of AEA using the purchase method of accounting for business combinations. Accordingly, the assets acquired and liabilities assumed will be recorded by Cowlitz at fair value on the date acquisition and the equity of AEA is eliminated. The difference between the adjusted purchase price and the net assets acquired will be recorded as goodwill by Cowlitz and will be periodically evaluated in the future for impairment. The following summarizes the pro forma purchase accounting adjustments to be made for the high and low exchange ratio scenarios at the time the acquisition is completed. Deferred taxes are recorded at a rate of 34%.

	Exchange Ratio=1.737	Exchange Ratio=2.086
	(dollars in thousands)
AEA assets acquired	$105,857	$106,857
AEA liabilities assumed	98,539	98,539

Net assets acquired	7,318	8,318
Adjustments:
Fair value—securities	(412)	(412)
Loans transferred to "held for sale"	(3,179)	(3,179)
Core deposit intangible (CDI)	220	220
Deferred tax assets	1,146	1,146

Fair value of assets acquired	5,093	6,093
Calculated purchase price	7,162	8,339

Excess of calculated purchase price over net assets acquired, recorded as goodwill	$2,069	$2,246

  The "Exchange Ratio 1.737" column assumes a $1.0 million decrease in AEA net assets due to the uncertainty described in Section 2.3 of the Agreement and Plan of Reorganization contained in Appendix A. As this amount would be reflected in the AEA income statement prior to acquisition and would not be reflected in any combined income statement of Cowlitz and AEA, the pro forma income statement presentations do not include the $1.0 million loss that is assumed in the balance sheet presentation based on the exchange ratio of 1.737.

(c)
Cowlitz's plans regarding the ultimate recovery of certain acquired loans is demonstrably different from the plans that had served as the basis for AEA's estimation of the allowance for loan losses on their portfolio loans. Specifically, Cowlitz anticipates selling or foreclosing on certain loans that, in the estimate of Cowlitz management, would result in an immediate write-down or loss of $3,179,000 at the date of merger. Cowlitz has carefully considered the implications of Staff Accounting Bulletin Topic 2A5 and believes the proforma adjustment is appropriate.

(d)
Core deposit intangibles created as a result of the merger in included in the pro forma financial statements are estimated at $220,000 for non-maturity deposits and are being amortized to interest expense to produce a constant yield to maturity.

(e)
Interest income is increased by the amount of the additional yield Cowlitz will realize on earning assets acquired from AEA based on their estimated fair value at the date of acquisition. For purposes of the proforma income statements, the increase in interest income on acquired investments is summarized as follows:

			Adjustment for Period
	Fair Value Adjustments	Estimated Average Life (years)	March 31, 2005	December 31, 2004
	(dollars in thousands)
Interest income—securities	$412	5	$21	$82
Noninterest expense—CDI	$220	7	$8	$31

Total adjustments to income before income taxes			$29	$113

(f)
Income taxes are calculated at the federal statutory rate of 34%.

DESCRIPTION OF COWLITZ CAPITAL STOCK

        In the merger, AEA shareholders will exchange their shares of AEA common stock for Cowlitz common stock. The following summarizes the material features of Cowlitz common stock and is subject to the provisions of Cowlitz's articles of incorporation and bylaws and the relevant portions of the Washington Business Corporation Act.

Description of Common Stock

        Cowlitz is authorized to issue up to 25 million shares of common stock without par value and 5 million shares of preferred stock without par value. As of June 30, 2005, there were 4,177,052 shares of common stock outstanding. No preferred shares have been issued. The terms of the preferred stock are not established in Cowlitz's articles of incorporation, but may be designated in one or more series by Cowlitz's Board of Directors when the shares are issued. Cowlitz's Board of Directors is authorized to issue additional capital stock of Cowlitz, at its discretion and for fair value, and to issue future cash or stock dividends, without prior shareholder approval, except as otherwise required by law or the listing requirements of the Nasdaq National Market.

Voting and Other Rights

        Each outstanding share of Cowlitz common stock has the same relative rights as each other share of common stock, including rights to the net assets of Cowlitz upon liquidation. Each share is entitled to one vote on matters submitted to a vote of shareholders. A majority of the votes cast on a matter is sufficient to take action upon routine matters. The affirmative vote of two-thirds of the outstanding shares is required to approve a merger, dissolution, or sale of all of Cowlitz assets. In general, amendments to Cowlitz's articles of incorporation must be approved by a majority of the outstanding shares, except that an amendment relating to the removal of directors requires the approval of at least 75% of the outstanding shares. In addition, under the Washington Business Corporation Act, an amendment that adds, changes, or deletes a greater or lesser quorum or voting requirement for a merger, share exchange, sale of substantially all assets, or dissolution must be adopted by the same vote required to take the action.

        Directors are elected by a plurality of the votes cast. Cowlitz's directors serve one-year terms. Holders of common stock may not cumulate votes in the election of directors.

        In the event of Cowlitz's liquidation, holders of Cowlitz common stock will be entitled to receive pro rata any assets legally available for distribution to Cowlitz shareholders, subject to any prior rights of any Cowlitz preferred stock then outstanding.

        Cowlitz common stock does not have any preemptive rights, redemption privileges or conversion rights. Cowlitz's articles of incorporation permit the repurchase of outstanding shares of common stock.

Dividend Rights

        Subject to any prior rights of any outstanding preferred stock, holders of Cowlitz common stock are entitled to receive dividends or distributions as Cowlitz's Board of Directors may declare from time to time out of funds legally available for these payments.

Anti-Takeover Provisions

        Under the Washington Business Corporation Act, a proposed merger or plan of exchange requires the approval of the Board of Directors and the affirmative vote of a two-thirds of the outstanding shares, unless the company's articles of incorporation specify a lesser or greater voting requirement. Cowlitz's articles have not changed this voting requirement.

        Cowlitz's articles of incorporation provide for removal of directors only for cause and by the affirmative vote of a 75% of the outstanding shares. This limitation on removal of directors may have the effect of discouraging persons from proposing to acquire Cowlitz in a transaction, such as a tender offer, not approved by the Board of Directors because of the difficulty in gaining control of the Board of Directors promptly after the transaction.

COMPARISON OF RIGHTS OF SHAREHOLDERS

        Cowlitz and AEA are both incorporated in Washington. Upon consummation of the merger, the rights of AEA shareholders with respect to shares of Cowlitz common stock received in the merger will be governed by Cowlitz's articles of incorporation and bylaws and by the Washington Business Corporation Act.

        The following table presents a comparison of the material provisions of the articles of incorporation and bylaws of Cowlitz and AEA. It is not a complete statement of the provisions affecting, and the differences between the rights, of AEA and Cowlitz shareholders. This summary is qualified in its entirety by reference to Cowlitz's and AEA's respective articles of incorporation and bylaws, as each has been amended or restated, and to the Washington Business Corporation Act.

Authorized Capital Stock
Cowlitz	AEA
Common Stock. 25,000,000 shares authorized, no par value, of which 4,177,052 were issued and outstanding as of June 30, 2005.	Common Stock. 3,000,000 shares authorized, $1.00 par value, of which 296,273 were issued and outstanding as of June 30, 2005.
Preferred Stock. 5,000,000 shares authorized, no par value, none of which have been issued. The Board of Directors may issue preferred stock and designate the rights and preferences.	Preferred Stock. None authorized.
Dividends
Cowlitz	AEA
Holders of common stock are entitled to receive dividends when declared by the Cowlitz Board of Directors, subject to the rights of holders of preferred stock.	Holders of common stock are entitled to receive dividends when declared by AEA's Board of Directors.
Board of Directors
Cowlitz	AEA
Cowlitz's articles of incorporation set the number of directors at not less than 5 and not more than 20. Cowlitz's bylaws set the number of directors at not less than 5 or more than 10 directors with the number of directors to be set by the Board of Directors. The number of directors is currently set at 7 but may increase to 8 upon completion of the merger.	AEA's articles of incorporation and bylaws set the number of directors at not less than 5 and not more than 25 directors with the number of directors set by the Board of Directors. The number of directors is currently set at 6. AEA's bylaws provide that no director shall serve beyond his 75th birthday.

Classified Board of Directors
Cowlitz	AEA
Cowlitz's directors serve one-year terms or until the successor is elected and qualified.	AEA's Board of Directors is divided into three classes, with as close as possible to one-third of the directors elected annually for three-year terms. Generally, only one class of directors is elected in any year.
Filing Vacancies on Board of Directors
Cowlitz	AEA
A vacancy on the Board of Directors may be filled by shareholders or the Board of Directors.	AEA's Articles of Incorporation provide that only the Board of Directors may fill vacancies.
Shareholder Nominations
Cowlitz	AEA
Cowlitz's bylaws provide that shareholder nominations may be brought before an annual meeting upon timely written notice of the proposed nomination to the Secretary of Cowlitz, accompanied by a signed consent from the proposed nominee agreeing to serve if elected. Notice is deemed timely if received at least 45 days before the date on which the prior year's annual meeting proxy materials were mailed.	AEA's articles of incorporation provide that shareholder nominations for election of directors must be delivered to AEA's secretary not less than 60 days prior to the anniversary of the last meeting of the shareholders called for the election of directors.
Shareholder Voting
Cowlitz	AEA
Election of Directors. Directors are elected by a plurality of the votes cast. Shareholders may not cumulate votes.	Same.

Removal of Directors. Cowlitz's articles of incorporation permit the removal of directors only for cause. Shareholders holding 75% of the shares entitled to vote may remove any director for cause. "For cause" means conviction of a felony no longer subject to direct appeal, or adjudication for gross negligence or dishonest conduct in the performance of a director's duty to Cowlitz no longer subject to appeal.
AEA's articles of incorporation provide that shareholders holding 75% of shares entitled to vote may remove one or more directors with or without cause, except that a director may not be removed if votes sufficient to elect the director are voted against the director's removal.

Vote for Approval of Action. Actions other than the election of directors are approved if the votes cast in favor exceed the votes opposed, unless a greater number is required by the Washington Business Corporation Act or the articles of incorporation.	Same.

Extraordinary Transactions. The vote of two-thirds of outstanding shares entitled to vote on the matter are required to approve a merger, dissolution or sale of all or substantially all of the corporation's assets.	Same.

Special Meetings of Shareholders
Cowlitz	AEA
Cowlitz's articles of incorporation deny shareholders the right to call a special shareholder's meeting, and authorize the directors, chairman, and president to call a special meeting.	AEA's bylaws require 25% of shares entitled to vote at the special meeting to demand a special meeting, and authorize the chairman and president to call a special meeting.
Action by Shareholders Without a Meeting
Cowlitz	AEA
Any action required or permitted to be taken at a shareholder meeting may be taken without a meeting if all shareholders entitled to vote execute a written consent describing the action.	Same.
Anti-Takeover Provisions
Cowlitz	AEA
Cowlitz's articles of incorporation provide for removal of directors only for cause and by the affirmative vote of 75% of the outstanding shares.	AEA's articles of incorporation provide that shareholders holding 75% of shares entitled to vote may remove one or more directors with or without cause.

AEA's articles of incorporation permit the Board of Directors to consider factors in determining what is in the best interest of the corporation including a merger's or reorganization's social and economic effects on employees and customers of the corporation and the communities in which the corporation's facilities are located and which the corporation serves, and other relevant factors.
Amendment to Charter Documents
Cowlitz	AEA
Articles of Incorporation. Amendments to the articles of incorporation must be proposed and recommended to the shareholders by the Board of Directors (unless the Board determines it cannot recommend the amendment because of a conflict of interest) and approved by the holders of a majority of the votes entitled to be cast on the proposed amendment. The Board of Directors on its own may adopt immaterial amendments.	Articles of Incorporation. Amendments to the articles of incorporation must be proposed and recommended to the shareholders by the Board of Directors (unless the Board determines it cannot recommend the amendment because of a conflict of interest) and approved by the holders of two-thirds of the votes entitled to be cast on the proposed amendment. The Board of Directors on its own may adopt immaterial amendments.

Cowlitz's Articles of Incorporation require approval by 75% of the votes entitled to be cast to amend or eliminate the provision relating to the removal of directors.
AEA's articles of incorporation require approval of holders of at least 80% of AEA's outstanding shares of common stock to amend provisions relating to the number, term, classification, and removal of directors, and filling vacancies on the Board of Directors. Amendments to include other terms that would be inconsistent with these provisions must also be approved by holders of at least 80% of AEA's outstanding shares of common stock.

Under the Washington Business Corporation Act, an amendment that adds, changes, or deletes a greater or lesser quorum or voting requirement for a merger, share exchange, sale of substantially all assets, or dissolution must be adopted by the same vote required to take the action.	Same.

Bylaws. Cowlitz's bylaws may be repealed, altered, or rescinded by the Board of Directors, or by the vote of the holders of two-thirds of all outstanding shares of Cowlitz entitled to vote in the election of directors.	Bylaws. AEA's bylaws provide that the bylaws may be altered, amended or repealed and new bylaws adopted by the Board of Directors or by holders of a majority of AEA's outstanding shares.

LEGAL MATTERS

        The validity of Cowlitz common stock to be issued to AEA shareholders in the merger will be passed upon for Cowlitz by its counsel, Foster Pepper Tooze LLP, Portland, Oregon. In addition, Foster Pepper Tooze will deliver an opinion concerning federal income tax consequences of the merger.

EXPERTS

        Cowlitz's consolidated financial statements as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, included in this proxy statement-prospectus as Appendix D, have been audited by Moss Adams LLP, independent auditors and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        AEA's consolidated financial statements as of December 31, 2004 and 2003 and for each of the years in the two-year period ended December 31, 2004, included in this proxy statement-prospectus as Appendix E, have been audited by Moss Adams LLP, independent auditors and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

        Cowlitz files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows Cowlitz to incorporate information into this document by reference to other information that the company has filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

        Cowlitz has filed a registration statement on Form S-4 to register with the SEC the shares of Cowlitz common stock to be issued to AEA shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Cowlitz and a proxy statement of AEA for the AEA special shareholder meeting.

        This document incorporates by reference the documents set forth below that Cowlitz has previously filed with the SEC. These documents contain important information about the companies. You should read this document together with the documents incorporated by reference.

Cowlitz SEC Filings (File No. 0-023881)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2004
Definitive Proxy Statement on Schedule 14A	Filed on April 22, 2005
Quarterly Report on Form 10-Q	Filed on May 16, 2005
Current Reports on Form 8-K	Filed on April 21, 2005, April 29, 2005 and May 5, 2005

        Cowlitz incorporates by reference any documents that it may file under the Exchange Act with the SEC between the date of this document and the dates of the special meetings of shareholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        Documents incorporated by reference are available from Cowlitz without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. AEA shareholders may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Cowlitz at the following addresses and telephone numbers:

  Cowlitz Bancorporation
  927 Commerce Ave.
  Longview, WA 98632
  (360) 423-9800
  Attn: Lynda Altman

        If you would like to request documents from Cowlitz, please do so by                        , 2005 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you within one business day of your request by first-class mail, or similar means.

        You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. Cowlitz and AEA have not authorized anyone to provide you with information that is different from what is contained in this document.

        This document is dated            , 2005. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of Cowlitz common stock in the merger will create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

by and among

Cowlitz Bancorporation,

Cowlitz Bank,

AEA Bancshares, Inc. and

Asia-Europe-Americas Bank

May 3, 2005

1. Definitions		A-6
2. Mergers		A-12
2.1	Transactions Pursuant to the Holding Company Plan of Merger	A-12
2.2	Transactions Pursuant to the Bank Plan of Merger	A-13
2.3	Per Share Consideration	A-13
2.4	Exchange Procedures	A-14
2.5	Dissenting Shares	A-14
2.6	Anti-Dilution Provision	A-15
3. Post Effective Date Recoveries		A-15
3.1	AEA Right to Pursue Claims	A-15
3.2	Other Recoveries	A-15
3.3	Litigation Allowance	A-15
4. Representations and Warranties of AEA		A-15
4.1	Organization, Existence, and Authority	A-15
4.2	Authorized and Outstanding Stock, Options, and Other Rights	A-16
4.3	Financial Reports	A-16
4.4	Corporate Records and Shareholder Communications	A-16
4.5	No Holding Company, Joint Venture, or Other Subsidiaries	A-16
4.6	Corporate and Shareholder Approval of Agreement, Binding Obligations	A-17
4.7	No Defaults from Transaction	A-17
4.8	Legal Proceedings	A-17
4.9	Legal Compliance	A-17
4.10	Loan Portfolio	A-18
4.11	Environmental Matters. Except as set forth on Schedule 4.11:	A-19
4.12	Contingent and Other Liabilities	A-19
4.13	No Adverse Changes	A-20
4.14	Regulatory Approvals Required	A-20
4.15	Derivative Contracts; Structured Notes	A-20
4.16	Investment Securities	A-21
4.17	Tax Returns	A-21
4.18	Real Property, Leased Personal Property	A-21
4.19	Insurance	A-22
4.20	Trademark	A-22
4.21	Contracts and Agreements	A-22
4.22	Employee Benefits	A-23
4.23	Employment Disputes	A-24
4.24	Reserve for Loan Losses	A-25
4.25	Repurchase Agreements	A-25
4.26	Shareholder List	A-25
4.27	Interests of Directors and Others	A-25
4.28	Schedules to this Agreement	A-25
4.29	Brokers and Finders	A-25
4.30	Information for Proxy/Prospectus	A-25
4.31	Expenses	A-25
4.32	Anti-takeover Provisions Inapplicable	A-25

5. Representations and Warranties of Cowlitz		A-26
5.1	Organization, Existence, and Authority	A-26
5.2	Authorized and Outstanding Stock, Options, and Other Rights	A-26
5.3	Financial Reports	A-26
5.4	Corporate Records and Shareholder Communications	A-26
5.5	No Holding Company, Joint Venture, or Other Subsidiaries	A-27
5.6	Corporate and Shareholder Approval of Agreement, Binding Obligations	A-27
5.7	No Defaults from Transaction	A-27
5.8	Legal Proceedings	A-27
5.9	Legal Compliance	A-27
5.10	Loan Portfolio	A-28
5.11	Environmental Matters	A-29
5.12	Contingent and Other Liabilities	A-30
5.13	No Adverse Changes	A-30
5.14	Regulatory Approvals Required	A-30
5.15	Derivative Contracts; Structured Notes	A-31
5.16	Investment Securities	A-31
5.17	Tax Returns	A-31
5.18	Real Property, Leased Personal Property	A-31
5.19	Insurance	A-32
5.20	Trademarks	A-32
5.21	Contracts and Agreements	A-32
5.22	Employee Benefits	A-33
5.23	Employment Disputes	A-34
5.24	Reserve for Loan Losses	A-34
5.25	Repurchase Agreements	A-34
5.26	Interests of Directors and Others	A-34
5.27	Schedules to this Agreement	A-35
5.28	Brokers and Finders	A-35
5.29	Information for Proxy/Prospectus	A-35
6. Covenants of AEA		A-35
6.1	Certain Actions	A-35
6.2	No Solicitation	A-37
6.3	Filing Reports and Returns, Payment of Taxes	A-37
6.4	Preservation of Business	A-38
6.5	Reasonable Efforts	A-38
6.6	Continuing Accuracy of Representations and Warranties	A-38
6.7	Updating the AEA Disclosure Schedule	A-38
6.8	Rights of Access	A-38
6.9	Registration Statement	A-38
6.10	Delivery of Reports	A-39
6.11	Payment of Obligations	A-39
6.12	Shareholder Meeting	A-39
6.13	Approval of Bank Plan of Merger	A-39
6.14	Title Reports	A-39
6.15	Insurance	A-39
6.16	Other Covenants	A-40
6.17	Notice to Option Holders	A-40

6.18	Other Actions	A-40
6.19	Voting Agreement	A-40
7. Covenants of Cowlitz		A-40
7.1	Certain Actions	A-40
7.2	Filing Reports and Returns, Payment of Taxes	A-41
7.3	Preservation of Business	A-41
7.4	Reasonable Efforts	A-41
7.5	Continuing Accuracy of Representations and Warranties	A-41
7.6	Updating the Schedules	A-41
7.7	Rights of Access	A-41
7.8	Proxy Statement	A-42
7.9	Securities Registration	A-42
7.10	Listing of Securities	A-42
7.11	Other Actions	A-42
7.12	Appointment to Cowlitz Board of Directors	A-42
7.13	Employee Matters	A-42
7.14	Indemnification of Directors and Officers; D&O Insurance	A-43
7.15	Payment of Certain Indebtedness	A-43
7.16	Reservation of Shares	A-44
7.17	Reports	A-44
8. Conditions to Obligations of Cowlitz		A-44
8.1	Shareholder Approval	A-44
8.2	No Litigation	A-44
8.3	No Banking Moratorium	A-44
8.4	Regulatory Approvals	A-44
8.5	Compliance with Securities Laws	A-44
8.6	Other Consents	A-44
8.7	Corporate Documents	A-45
8.8	Continuing Accuracy of Representations and Warranties	A-45
8.9	Compliance with Covenants	A-45
8.10	Settlement	A-45
8.11	No Material Adverse Changes	A-45
8.12	Certificate	A-45
8.13	Tax Opinion	A-45
8.14	Other Conditions	A-45
8.15	Dissenting Shares	A-46
8.16	Affiliate Letters	A-46
8.17	Limit on Certain Expenses	A-46
8.18	Limit on NOL Carry-forwards	A-46
9. Conditions to Obligations of AEA		A-46
9.1	Shareholder Approval	A-46
9.2	No Litigation	A-46
9.3	No Banking Moratorium	A-46
9.4	Regulatory Approvals	A-46
9.5	Compliance with Securities Laws	A-46
9.6	Other Consents	A-46
9.7	Corporate Documents	A-47
9.8	Continuing Accuracy of Representations and Warranties	A-47

9.9	Compliance with Covenants	A-47
9.10	Tax Opinion	A-47
9.11	Certificate	A-47
9.12	Fairness Opinion	A-47
9.13	No Material Adverse Changes	A-47
10. Closing		A-47
11. Termination		A-47
11.1	Procedure for Termination	A-48
11.2	Effect of Termination	A-48
11.3	Return of Documents	A-49
12. Miscellaneous Provisions		A-49
12.1	Amendment or Modification	A-50
12.2	Public Statements	A-50
12.3	Confidentiality	A-50
12.4	Waivers and Extensions	A-50
12.5	Expenses	A-50
12.6	Binding Effect, No Assignment	A-50
12.7	Representations and Warranties	A-50
12.8	Remedies	A-51
12.9	No Benefit to Third Parties	A-51
12.10	Notices	A-51
12.11	Governing Law	A-52
12.12	Entire Agreement	A-52
12.13	Headings	A-52
12.14	Counterparts	A-52

AGREEMENT AND PLAN OF REORGANIZATION

        This Agreement and Plan of Reorganization is entered into effective May 3, 2005 (this "Agreement"), by and among Cowlitz Bancorporation ("Cowlitz"), Cowlitz Bank ("Cowlitz Bank"), AEA Bancshares, Inc. ("AEA") and Asia-Europe-Americas Bank ("AEA Bank").

RECITALS:

        A.    Cowlitz is a Washington corporation and registered financial holding company, with its executive offices at 927 Commerce Avenue, Longview, Washington.

        B.    Cowlitz Bank is a Washington state-chartered bank and a wholly-owned subsidiary of Cowlitz, with its principal office at 927 Commerce Avenue, Longview, Washington, doing business as Cowlitz Bank and Bay Bank.

        C.    AEA is a Washington corporation and registered bank holding company, with its executive offices at 1505 Westlake Avenue North, Seattle, Washington.

        D.    AEA Bank is a Washington state-chartered bank and a wholly-owned subsidiary of AEA, with its principal office at 1505 Westlake Avenue North, Seattle, Washington.

        E.    The parties desire to enter into a strategic business combination pursuant to the terms of this Agreement in which AEA merges into Cowlitz (the "Holding Company Merger") and AEA Bank merges into Cowlitz Bank (the "Bank Merger"), with the former AEA Bank branch operating under the Bay Bank name.

        G.    The boards of directors of each of Cowlitz and AEA and of Cowlitz Bank and AEA Bank have determined that it is in the best interests of their respective corporations and shareholders to consummate the Holding Company Merger, the Bank Merger and the other transactions contemplated by this Agreement and have approved the execution of this Agreement.

        H.    The parties intend that the transactions contemplated hereby shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

AGREEMENT

        In consideration of the foregoing, and of the representations and warranties, covenants and agreements herein contained, the parties enter into this Agreement and agree as follows:

1.    Definitions.    For purposes of this Agreement, the following terms shall have the definitions given:

          (a)   "AEA" has the meaning set forth in the Recitals.

          (b)   "AEA Bank" has the meaning set forth in the Recitals.

          (c)   "AEA Common Stock" means the shares of common stock, $1.00 par value, of AEA.

          (d)   "AEA Financial Reports" means (1) AEA's audited consolidated balance sheets as of December 31 for the fiscal years 2002, 2003, and 2004, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2002, 2003 and 2004, and (2) AEA Bank's Call Report for the fiscal year ended December 31, 2004 and all Call Reports filed or to be filed subsequent to December 31, 2004.

          (e)   "AEA Material Financial Change" means a decrease by more than $588,000 in AEA's shareholders' equity, based on a comparison of the amount of AEA's shareholders' equity as set forth in the audited AEA Financial Report as of December 31, 2004 and the amount of shareholders' equity set forth on an updated balance sheet as of a date ten (10) days prior to the Anticipated Closing Date ("Closing Shareholders' Equity"). For purpose of calculating Closing

  Shareholder's Equity, Cowlitz may conduct a loan review to determine whether any additional loan loss provision is required to supplement Cowlitz's estimation of appropriate reserves as of the date hereof, which is set forth in Schedule 1(e)-A ("Cowlitz Reserves"). If AEA and Cowlitz do not agree on the appropriate additional provision, at Cowlitz's expense, the appropriate reserve amount will be determined upon review of those loans in question by Buccola & Associates or RMS McGladrey or if neither is available, by another independent loan reviewer mutually agreeable to the parties (the "Independent Reviewer"). For purposes of calculating Closing Shareholder's Equity, at least five (5) days prior to the Anticipated Closing Date, AEA will provide Cowlitz with a list of suspense, holdover, and in process account items, dated as of a date ten (10) days prior to the Anticipated Closing Date, that are in excess of $5,000 individually or $25,000 in the aggregate, together with a description of each item. Cowlitz will determine which items should be charged-off for purposes of calculating Closing Shareholders' Equity and if AEA does not agree with Cowlitz's assessment, the issue will be resolved by the Independent Reviewer, or another reviewer with the necessary operational expertise, as mutually agreed by Cowlitz and AEA.

  Closing Shareholders' Equity shall be measured in accordance with GAAP (except that changes in AEA's investment portfolio will not be reflected in Closing Shareholders' Equity) and adjusted as follows:

          Increased by after-tax effects of:

            (1)   certain increases to AEA's allowance for loan losses, as described on Schedule 1(e)-B;

            (2)   for any fully settled loan, the amount by which the full settlement amount exceeds the loan's principal amount minus the Cowlitz Reserve for the loan;

            (3)   the amount by which the Cowlitz Reserve for a particular loan is decreased upon review due to a substantial improvement in the loan;

            (4)   the amount of the reduction to Total Consideration under Section 2.3.2(a);

            (5)   the expense recorded by AEA for the payments required to be made to AEA's Interim President under his employment agreement upon a change of control;

            (6)   all expenses recorded by AEA for investment banker fees, accounting fees, and legal expenses associated with negotiation, execution, and performance of this Agreement and the transactions contemplated hereunder;

            (7)   the expense recorded by AEA for tail coverage for directors' and officers' liability insurance;

            (8)   all expenses recorded by AEA, including related legal expenses, related to the matter referenced in Schedule 8.10, provided such amounts are within the reserve amount set forth in Schedule 8.10;

            Decreased by the after-tax effects (except to the extent the tax effects have already been accounted for) of:

            (9)   appropriate additions to the Cowlitz Reserves, from the amounts shown on Schedule 1(e)-A, based on the determination of Cowlitz, or, if AEA disagrees, based on the determination of the Independent Reviewer;

            (10) the amount of the adjustments to Total Consideration under Section 2.3.2(b) and Section 2.3.2(c);

            (11) the present value, calculated at the rate of five percent (5%), of any undisclosed future payments related to any commitment or liability of AEA, which was not recorded or disclosed in the December 31, 2004 AEA Financial Report, or to which it subsequently becomes subject, without Cowlitz's written consent, not including those items set forth on Schedule 4.12; and

            (12) the amount of any item in suspense, holdover, or in process accounts that Cowlitz determines should be charged-off, or if AEA disagrees, as determined by the Independent Reviewer.

          (f)    "AEA Option" means an option to purchase shares of AEA Common Stock.

          (g)   "AEA Property" has the meaning set forth in Section 4.11.

          (h)   "AEA Warrant" means a warrant to purchase shares of AEA Common Stock.

          (i)    "Alternative Acquisition Transaction" means any event or series of events pursuant to which any Person (other than Cowlitz) would (i) merge or consolidate with AEA, with the result that the AEA shareholders hold less than 50% of the voting stock of the surviving entity, (ii) acquire 50% or more of the assets or liabilities of AEA or AEA Bank, or (iii) purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) stock or other securities representing or convertible into 50% or more of the voting stock of AEA or AEA Bank. Alternative Acquisition Transaction does not include any event or series of events pursuant to which AEA issues additional securities (a) for the limited purpose of satisfying, and strictly to the extent necessary to avoid a breach or violation of, any Regulatory Directive to which AEA or AEA Bank is subject, and (b) if this Agreement has not been terminated, the purchasers of the securities agree in writing to vote such securities in favor of approving this Agreement and the Mergers, and (c) if the transaction occurs prior to termination of this Agreement Cowlitz has been given copies of the transaction documents in advance of the sale of securities for its review.

          (j)    "Anticipated Closing Date" means the date anticipated by the parties as the closing date for the transactions contemplated by this Agreement, as reflected on the most recent timeline distributed by Cowlitz's legal counsel to AEA's legal counsel.

          (k)   "Bank Merger" has the meaning set forth in the Recitals.

          (l)    "Bank Plan of Merger" means the Plan of Merger to be executed by Cowlitz Bank and AEA Bank and delivered to DFI for filing substantially in the form attached hereto as Exhibit B.

          (m)  "Benefits Integration" has the meaning set forth in Section 7.13.

          (n)   "Call Reports" means the consolidated Reports of Condition and Income filed by such bank with the FDIC and DFI.

          (o)   "COBRA" has the meaning set forth in Section 4.22(e).

          (p)   "Code" means the Internal Revenue Code of 1986, as amended.

          (q)   "Cowlitz" has the meaning set forth in the Recitals.

          (r)   "Cowlitz Bank" has the meaning set forth in the Recitals.

          (s)   "Cowlitz Common Stock" means shares of common stock, no par value, of Cowlitz.

          (t)    "Cowlitz Material Financial Change" means a decrease by more than $2 million in Cowlitz's shareholders' equity based on a comparison of Cowlitz's shareholders' equity as set forth in the Cowlitz Public Report as of December 31, 2004 and an updated balance sheet, prepared as of a date five (5) days prior to the Anticipated Closing Date (the "Closing Shareholders' Equity") in accordance with GAAP, except (i) changes in the investment portfolio will not be reflected in

  Closing Shareholders' Equity and (ii) the costs associated with the transactions contemplated by this Agreement shall not be deducted from Closing Shareholder's Equity. The present value of any future payments related to a liability that has not been disclosed in the Cowlitz Public Report as of December 31, 2004 or in a schedule to this Agreement shall be deducted from Closing Shareholders' Equity.

          (u)   "Cowlitz Property" has the meaning set forth in Section 5.11.

          (v)   "Cowlitz Public Reports" means the reports and other information required to be filed by Cowlitz with the SEC pursuant to the Exchange Act, together with the reports to shareholders required to be delivered by Cowlitz to its shareholders pursuant to Exchange Act Rule 14a-3.

          (w)  "Cowlitz Reserves" has the meaning set forth in the definition of AEA Material Financial Change.

          (x)   "Cowlitz Stock Closing Value" means the average closing price of Cowlitz Common Stock on the Nasdaq stock market for the 20 Trading Days ending five days before the Anticipated Closing Date.

          (y)   "Cowlitz Stock Initial Value" means the average closing price of Cowlitz Common Stock on the Nasdaq stock market for the 20 Trading Days ending three trading days prior to the date hereof, which is $11.34.

          (z)   "Derivative Contract" has the meaning set forth in Section 4.15.

          (aa)    "Dissenting Shares" means all shares of AEA Common Stock that are held by shareholders who have perfected dissenter's rights pursuant to RCW Chapter 23B.13.

          (bb)    "DFI" means the Washington State Department of Financial Institutions.

          (cc)    "Effective Date" is the date on which the Articles of Merger for the Holding Company Merger are filed with the Washington Secretary of State.

          (dd)    "Effective Time" is the time set forth in the Holding Company Plan of Merger at which the Holding Company Merger is effective.

          (ee)    "Employee Benefit Plan" means an employee benefit plan as defined by Section 3 of ERISA.

          (ff)    "Environmental Laws" means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including but not limited to the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

          (gg)    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (hh)    "ERISA Affiliate" has the meaning given in Section 414(b), (c), (m) or (o) of the Code.

          (ii)    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and, to the extent the context requires, the rules promulgated thereunder.

          (jj)    "Exchange Agent" means Mellon Investor Services LLC or such other company reasonably designated by Cowlitz and reasonably acceptable to AEA to perform the duties of Exchange Agent in this Agreement.

          (kk)    "Exchange Ratio" has the meaning set forth in Section 2.1.4.

          (ll)    "FDIC" means the Federal Deposit Insurance Corporation.

          (mm)    "Federal Reserve" means the Board of Governors of the Federal Reserve System.

          (nn)    "FHA" means the Federal Housing Administration.

          (oo)    "FHLMC" means the Federal Home Loan Mortgage Corporation.

          (pp)    "Fidelity Bond" means the financial institutions fidelity bond of AEA Bank with Lexington Insurance Company effective November 24, 2004.

          (qq)    "Final Index" shall mean the closing price of the Nasdaq Bank Index as of two days prior to the Anticipated Closing Date.

          (rr)    "FNMA" means the Federal National Mortgage Association.

          (ss)    "GAAP" means generally accepted accounting principles in the United States.

          (tt)    "GNMA" means the Government National Mortgage Association.

          (uu)    "Hazardous Material" means any chemical, substance, material, object, condition, or waste harmful to human health or safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum or petroleum products, and all of those chemicals, substances, materials, objects, conditions, wastes or combinations of them which are now or become prior to the Effective Date listed, defined or regulated in any manner by any federal, state or local law based, directly or indirectly, upon such properties or effects. Hazardous Material shall not include substances which meet prevailing industry standards for non-toxicity at the time of use, are used, handled and disposed of in accordance with safe and prudent commercial practices recognized at the time of use, handling or disposal, and are (i) used for maintenance, construction or cleaning of buildings and grounds, or (ii) used in the conduct of routine office and administrative activities. Hazardous Material also does not include immaterial quantities of fuel, oil or other materials released inadvertently from vehicles in the ordinary course of the operation of a property and cleaned up in accordance with reasonable property management procedures and applicable law.

          (vv)    "Holding Company Articles of Merger" means articles of merger for the Holding Company Merger to be filed with the Washington Secretary of State.

          (ww)    "Holding Company Merger" means the merger of AEA with and into Cowlitz in accordance with the Holding Company Plan of Merger.

          (xx)    "Holding Company Plan of Merger" means the Plan of Merger to be executed by Cowlitz and AEA and delivered together with Articles of Merger to the Washington Secretary of State for filing substantially in the form attached hereto as Exhibit A.

          (yy)    "Initial Index" means the closing price of the Nasdaq Bank Index as of two days prior to the date of this Agreement.

          (zz)    "Knowledge" means, as to a party, the actual knowledge of an Officer of such party, and in the case of AEA, the actual knowledge of the members of AEA's board of directors.

          (aaa)    "Litigation Allowance" has the meaning set forth in Section 3.3.

          (bbb)    "Loans" has the meaning set forth in Section 4.10(a).

          (ccc)    "Material Adverse Effect" or "Material Adverse Change" means, with respect to AEA and AEA Bank, on the one hand, or Cowlitz and Cowlitz Bank, on the other, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of AEA and AEA Bank or Cowlitz and Cowlitz Bank, as applicable, taken as a whole or (ii) would materially impair the ability of AEA and AEA Bank or Cowlitz and Cowlitz Bank, as applicable, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect or Material Adverse Change shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) changes in economic conditions affecting financial institutions generally, except to the extent such changes disproportionately affect the party and its subsidiaries, as the case the may be, or (e) any act of terrorism or war (other than an act expressly directed at AEA or Cowlitz).

          (ddd)    "Merger Consideration" means the merger consideration paid to AEA shareholders pursuant to the Bank Holding Company merger in accordance with Section 2.1.4.

          (eee)    "Mergers" means the Holding Company Merger and the Bank Merger.

          (fff)    "Nasdaq Bank Index Decrease" means the percentage decrease in Nasdaq Bank Index (symbol:IXBK) between the Initial Index and the Final Index.

          (ggg)    "New Certificate" has the meaning set forth in Section 2.4.3.

          (hhh)    "Officer" means the Chief Executive Officer, President, Chief Financial Officer, Chief Credit Officer, Chief Operating Officer or any Senior or Executive Vice President.

          (iii)    "Old Certificate" has the meaning set forth in Section 2.4.3.

          (jjj)    "PBGC" means the Pension Benefit Guaranty Corporation.

          (kkk)    "Pension Benefit Plan" has the meaning set forth in Section 4.22(c).

          (lll)    "Per Share Consideration" has the meaning set forth in Section 2.3.1.

          (mmm)    "Person" means any natural person or any other entity, person, or group. For purposes of this definition, the meaning of the term "group" shall be determined in accordance with Section 13(d)(3) of the Exchange Act.

          (nnn)    "Plans of Merger" means the Bank Plan of Merger and the Holding Company Plan of Merger.

          (ooo)    "Price Fill" means an adjustment to the Exchange Ratio such that the value of the shares of Cowlitz Common Stock issued in exchange for each share of AEA Common Stock, based on the Cowlitz Stock Closing Value, will equal the lesser of (i) 85% of the Per Share

  Consideration or, (ii) if the Nasdaq Bank Index has decreased, the quotient of the Final Index divided by the Initial Index less 0.15, multiplied by the Per Share Consideration.

          (ppp)    "Proxy Statement" has the meaning set forth in Section 6.9.

          (qqq)    "Regulatory Directive" has the meaning set forth in Section 4.9(a).

          (rrr)    "RCW" means the Revised Code of Washington.

          (sss)    "SBA" means the Small Business Administration of the Department of Commerce.

          (ttt)    "SEC" means the Securities and Exchange Commission.

          (uuu)    "Securities Act" means the Securities Act of 1933, as amended, and to the extent the context requires, the rules promulgated thereunder.

          (vvv)    "Shareholder Representative" means the Person designated as such in writing by AEA prior to the Effective Date.

          (www)    "Significant Decline" means the Cowlitz Stock Closing Value is 15% less than the Cowlitz Stock Initial Value.

          (xxx)    "Total Consideration" has the meaning in Section 2.3.

          (yyy)    "Trading Day" means any day on which the Nasdaq stock market is open for trading.

          (zzz)    "Transaction Expenses" has the meaning set forth in Section 11.2.3.

          (aaaa)    "VA" means the Veterans Administration.

          (bbbb)    "Washington Bank Act" means Title 30 of the Revised Code of Washington.

          (cccc)    "Welfare Benefit Plan" means an employee welfare benefit plan as defined by Section 3 of ERISA.

2.    Mergers.

        2.1    Transactions Pursuant to the Holding Company Plan of Merger.    Subject to the terms and conditions set forth in this Agreement, upon performance of all of the covenants of the parties hereto and fulfillment or waiver (to the extent waiver is permitted by law) of all of the conditions contained herein, on the Effective Date:

          2.1.1    AEA shall be merged with and into Cowlitz under Washington law on the terms and conditions set forth in the Holding Company Plan of Merger. The Holding Company Plan of Merger and the Holding Company Articles of Merger shall be filed with the Secretary of State of the State of Washington to effect the Holding Company Merger.

          2.1.2    Cowlitz shall be the surviving corporation in the Holding Company Merger. The articles of incorporation and bylaws of Cowlitz shall be the articles of incorporation and bylaws of the surviving corporation.

          2.1.3    As of the Effective Time, each share of Cowlitz capital stock outstanding immediately prior to the Holding Company Merger shall remain outstanding and shall be deemed to be one share of the capital stock of the surviving corporation.

          2.1.4    As of the Effective Time, each outstanding share of AEA Common Stock (other than Dissenting Shares) shall be converted into the right to receive the number of shares of Cowlitz Common Stock determined by dividing the Per Share Consideration by the Cowlitz Stock Initial Value ("Exchange Ratio"). Cash consideration shall be paid in lieu of any resulting fractional shares. Notwithstanding the foregoing, to the extent the Total Consideration exceeds $7,006,856, at Cowlitz's option, Cowlitz may pay the amount in excess in cash instead of stock, and to the extent shares of Cowlitz Common Stock issued under this Section 2.1.4 and under Section 3.2 will exceed 19.9% of the outstanding shares of Cowlitz Common Stock prior to the Merger, after Cowlitz has issued shares equaling 19.9% of its outstanding stock, the balance of the Total Consideration shall be paid in cash, subject to any required tax withholdings.

          2.1.5    All outstanding AEA Options shall have terminated according to the terms of the agreements under which they were granted. As of the Effective Time, all outstanding AEA warrants shall be converted into a right to purchase the number of shares of Cowlitz Common Stock for which the shares of AEA Common Stock underlying such warrants could have been exchanged had such warrants been exercised prior to the Effective Time.

          2.1.6    As of the Effective Time, by virtue of the Holding Company Merger and without further act or deed or other instrument or act of transfer, the surviving corporation shall be vested in all assets, rights, privileges, appointments, powers, licenses, permits and franchises of Cowlitz and AEA, whether of a public or a private nature, and shall be subject to all of the debts, liabilities, obligations, and contracts of Cowlitz and AEA.

        2.2    Transactions Pursuant to the Bank Plan of Merger.    Upon performance of all of the covenants of the parties hereto and fulfillment or waiver (to the extent waiver is permitted by law) of all of the conditions contained herein, and promptly following the Effective Time:

          2.2.1    AEA Bank will be merged with and into Cowlitz Bank in accordance with the provisions of the Washington Bank Act. The Bank Plan of Merger shall be filed with DFI for purposes of obtaining a Certificate of Merger.

          2.2.2    The articles of incorporation and bylaws of Cowlitz Bank and the banking charter of Cowlitz Bank in effect immediately before the date set forth on the Certificate of Merger shall be the articles of incorporation, bylaws and banking charter of the surviving bank.

          2.2.3    Upon effectiveness of the Bank Merger, each outstanding share of Cowlitz Bank common stock shall remain outstanding as shares of the surviving bank, the holders of such shares shall retain their rights with respect to such shares as in effect prior to the Bank Merger, and each outstanding share of AEA Bank will be cancelled.

          2.2.4    As of the Effective Time, by virtue of the Bank Merger and without further act or deed or other instrument or act of transfer, the surviving bank shall be vested in all assets, rights, privileges, appointments, powers, licenses, permits and franchises of Cowlitz Bank and AEA Bank, whether of a public or a private nature, and shall be subject to all of the debts, liabilities, obligations, and contracts of Cowlitz Bank and AEA Bank.

        2.3    Per Share Consideration.

          2.3.1    Per Share Consideration is determined by dividing the Total Consideration, as adjusted in accordance with Section 2.3.2, by the number of shares of AEA Common Stock outstanding as of the Effective Time. Total Consideration equals $7,006,856, subject to adjustment in accordance with Section 2.3.2.

          2.3.2    Total Consideration shall be adjusted as of the Effective Day as follows:

            (a)   decreased by 120% of any adjustment to AEA's shareholders' equity as a result of any loss associated with the matter referenced on Schedule 2.3.2;

            (b)   increased by the recovery amount, net of taxes and any costs and expenses incurred by AEA Bank in pursuing such claims, if any, received by AEA Bank through claims under the Fidelity Bond between the date hereof and the Effective Date; and

            (c)   increased by the amount of any net proceeds from the sale of securities by AEA, including upon the exercise of AEA Options or AEA Warrants.

        2.4    Exchange Procedures.

          2.4.1    Prior to the Effective Date, Cowlitz shall appoint an Exchange Agent for the purpose of exchanging certificates representing shares of AEA Common Stock (other than Dissenting Shares) for Cowlitz Common Stock in accordance with Section 2.1.4. On or about the Effective Date, Cowlitz will issue and deliver to the Exchange Agent certificates representing a sufficient number of shares of Cowlitz Common Stock issuable, and cash payable in lieu of fractional shares or in lieu of stock under Section 2.1.4, in the Holding Company Merger.

          2.4.2    As soon as practicable after the Effective Date, the Exchange Agent will send written notice to each record holder of AEA Common Stock (other than holders of Dissenting Shares) of the closing of the Holding Company Merger.

          2.4.3    Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of AEA Common Stock ("Old Certificates"), accompanied by a duly executed letter of transmittal in the form attached, promptly after the Effective Date, the Exchange Agent shall deliver to each holder of such surrendered Old Certificates new certificates representing the appropriate number of shares of Cowlitz Common Stock ("New Certificates"), together with checks for payment of cash in lieu of fractional shares or cash in lieu of stock in accordance with Section 2.1.4, to be issued in respect of the Old Certificates, less any taxes required to be withheld with respect to such fractional shares.

          2.4.4    Until Old Certificates have been surrendered and exchanged for New Certificates as herein provided, each outstanding Old Certificate shall represent a right to receive the number of shares of Cowlitz Common Stock or cash into which such shares of AEA Common Stock are exchanged. No dividends or other distributions which are declared on Cowlitz Common Stock into which shares of AEA Common Stock have been converted after the Effective Date, will be paid to Persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

          2.4.5    Any Cowlitz Common Stock or cash delivered to the Exchange Agent (together with any interest or dividends thereon) and not issued pursuant to this Section 2.4 at the end of twelve months after the Effective Date shall be returned to Cowlitz, in which event the Persons entitled thereto shall look only to Cowlitz for payment thereof.

          2.4.6    Notwithstanding anything to the contrary set forth in this Agreement, if any holder of AEA Common Stock shall be unable to surrender his or her Old Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof a lost stock certificate affidavit and, if required by the Exchange Agent, an indemnity bond in a form and substance reasonably satisfactory to the Exchange Agent.

          2.4.7    The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Cowlitz Common Stock or AEA Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Cowlitz Common Stock for the account of the persons entitled hereto.

        2.5    Dissenting Shares.    Any holder of Dissenting Shares who has satisfied the requirements of RCW 23B.13.230 to perfect the holder's right to payment under RCW Chapter 23B.13 shall be entitled to be paid the value of such shareholder's shares of AEA Common Stock pursuant to RCW Chapter 23B.13, and shall not be entitled to receive the Merger Consideration.

        2.6    Anti-Dilution Provision.    If Cowlitz changes or proposes to change the number of shares of Cowlitz Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, or similar transaction with respect to the outstanding Cowlitz Common Stock, or exchanges Cowlitz Common Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

3.    Post Effective Date Recoveries.

        3.1    AEA Right to Pursue Claims.    If immediately prior to the Effective Date, AEA Bank is pursuing claims under the Fidelity Bond, AEA Bank may assign its interest in such claims to the Shareholder Representative. The Shareholder Representative will be charged with pursuing such claims for the benefit of former AEA shareholders who were entitled to receive the Merger Consideration, on the terms and subject to the conditions set forth in Schedule 3.1. Cowlitz shall provide the Shareholder Representative with such information (including copies of documents and instruments) as the Shareholder Representative may reasonably request in connection with the pursuit of such claims, but Cowlitz shall have no obligation to pay any costs or expenses associated with the pursuit of such claims in excess of the Litigation Allowance. Upon recovery under the Fidelity Bond, the Shareholder Representative will reimburse Cowlitz for any costs and expenses incurred by AEA or Cowlitz in pursuing such claims, up to but not exceeding the amount so recovered.

        3.2    Other Recoveries.    If within one year after the Effective Time, Cowlitz or Cowlitz Bank, as successors to AEA or AEA Bank, receive any amount of recovery with respect to the matters referenced in Schedule 2.3.2, Cowlitz shall distribute the recovery amount, minus any costs and expenses reasonably incurred by Cowlitz or Cowlitz Bank in connection with pursuing such recoveries and net of any related taxes (the "Net Recovery Amount"), to the former AEA shareholders who were entitled to receive the Merger Consideration. Subject to the limitations on the issuance of shares set forth in Section 2.1.4, such distribution shall be in the form of Cowlitz Common Stock. The number of shares of Cowlitz Common Stock to be distributed to a shareholder shall equal the shareholder's prorata share, based on the shareholder's percentage interest of the AEA shares outstanding as of the Effective Date, of the Net Recovery Amount divided by the Cowlitz Stock Initial Value. Fractional shares shall be paid in cash. Cowlitz will make the distributions within thirty (30) days following its receipt of the recovery amount. If Cowlitz or Cowlitz Bank determines not to pursue any claim relating to these matters, it shall so advise the Shareholder Representative, and the Shareholder Representative may, upon payment of the all costs and expenses in excess of the Litigation Allowance, require Cowlitz or Cowlitz Bank to pursue such claims.

        3.3    Litigation Allowance.    Cowlitz will pay the costs and expenses associated with pursuing the recoveries under Section 3.1 and 3.2 only to the extent of the Litigation Allowance. Any costs and expenses incurred by the Shareholder Representative or Cowlitz in excess of the Litigation Allowance must be paid by the Shareholder Representative or some other third party, who will be reimbursed for the costs and expenses, together with a reasonable rate of interest, from the proceeds of any recoveries. The Litigation Allowance shall equal $50,000.

4.    Representations and Warranties of AEA.

        Except as disclosed in one or more schedules to this Agreement delivered prior to execution of this Agreement, AEA and AEA Bank represent and warrant to Cowlitz as follows:

        4.1    Organization, Existence, and Authority.    AEA is a corporation duly organized and validly existing under the laws of the State of Washington and is registered as a bank holding company with the Federal Reserve. AEA Bank is a state chartered bank, duly organized, validly existing and in good standing under the laws of the State of Washington. AEA Bank's deposit accounts are insured by the FDIC to the fullest extent permitted under applicable law and all premiums and assessments required to be paid in connection therewith have been paid. Both AEA and AEA Bank have all requisite corporate power and authority and all requisite federal, state, and local governmental authorizations, permits, and licenses to own, lease, and operate their respective properties and assets and carry on their respective businesses in the manner now being conducted. Each of AEA and AEA Bank is qualified to do business and is in good standing in every jurisdiction in which such qualification is required, except where the failure to so qualify would not result in any Material Adverse Effect on AEA or AEA Bank.

        4.2    Authorized and Outstanding Stock, Options, and Other Rights.    The authorized capital stock of AEA consists of 3,000,000 shares of common stock, $1.00 par value, of which, 296,273 shares are outstanding as of the date of this Agreement. Except as set forth in Schedule 4.2, all outstanding shares of AEA Common Stock are validly issued, fully paid and nonassessable. Except as set forth in Schedule 4.2, all outstanding shares of capital stock of AEA Bank are validly issued, fully paid and nonassessable and held by AEA. Except as set forth in Schedule 4.2, no subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of AEA or AEA Bank are outstanding. There are no obligations for AEA or AEA Bank to repurchase its respective securities or to purchase the securities of any other entity.

        4.3    Financial Reports.    Except as set forth in Schedule 4.3, AEA Bank has timely filed with the FDIC and DFI all required Call Reports. AEA has furnished Cowlitz true copies of all AEA Financial Reports. The financial information included in AEA Financial Reports (i) has been prepared from the books and records of AEA and AEA Bank, which are complete and accurate in all material respects; (ii) has been prepared in accordance with GAAP, consistently applied; and (iii) accurately and fairly presents the financial position, results of operation, and changes in shareholders' equity and cash flows of AEA and AEA Bank, on the dates and for the periods covered thereby. Except as set forth in Schedule 4.3, the AEA Call Reports have been, and as to those reports to be filed on or after the date of this Agreement will be, accurate and complete as of the date filed, and each complies or will comply in all material respects with all requirements applicable to such filing. To AEA's Knowledge, no director, officer, employee, auditor, accountant or representative of AEA or AEA Bank has received or otherwise obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, questioning or criticizing the accounting or auditing practices, procedures, methodologies or methods of AEA or AEA Bank or their respective internal accounting controls.

        4.4    Corporate Records and Shareholder Communications.    The copies of AEA's Articles of Incorporation, AEA's Bylaws, AEA Bank's Articles of Incorporation and AEA Bank's Bylaws delivered to Cowlitz are true and correct copies of such documents, each as amended and restated to date. Neither AEA nor AEA Bank is in violation of any provision of its respective articles or bylaws. Except as set forth in Schedule 4.4, the minute books of AEA and AEA Bank that have been made available to Cowlitz for its review, together with supplemental minutes provided to Cowlitz, contain minutes of all meetings and all consents evidencing actions taken without a meeting by its Board of Directors (and any committees thereof) and by its shareholders and are true and correct in all material respects. Except as set forth in Schedule 4.4, AEA has provided Cowlitz copies of all of AEA and AEA Bank's reports and other communications to shareholders since January 1, 2003, including all proxy statements and notices of shareholder meetings.

        4.5    No Holding Company, Joint Venture, or Other Subsidiaries.    Other than as to AEA with respect to AEA Bank, no corporation or other entity is registered or, to the Knowledge of AEA or AEA Bank, is required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, because of ownership or control of AEA or AEA Bank. Except for AEA Bank with respect to AEA, and except as set forth in Schedule 4.5, neither AEA nor AEA Bank, directly or indirectly, owns or controls, either by power to control the investment or power to vote, any shares of capital stock of any other corporation or entity, other than shares held in a fiduciary or custodial capacity in the ordinary course of business, and shares representing less than five percent of the outstanding shares of such corporation acquired in partial or full satisfaction of debts previously contracted. Except as set forth in Schedule 4.5, neither AEA nor AEA Bank is a part of or has any ownership interest in any joint venture, limited liability company, or general or limited partnership, or is a member of any unincorporated association.

        4.6    Corporate and Shareholder Approval of Agreement, Binding Obligations.    AEA and AEA Bank each has all requisite corporate power to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by the Board of Directors of each of AEA and AEA Bank. No other corporate action on the part of AEA or AEA Bank other than shareholder approval is required to authorize this Agreement or the Holding Company Plan of Merger or Bank Plan of Merger or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by AEA and AEA Bank, and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        4.7    No Defaults from Transaction.    Except as set forth in Schedule 4.7, either the execution, delivery and performance of this Agreement and the Holding Company Plan of Merger or Bank Plan of Merger by AEA and AEA Bank, as the case may be, nor the consummation of the transactions contemplated thereby will conflict with, result in any material breach or violation by AEA or AEA Bank of, or result in any default or any acceleration of performance by AEA and AEA Bank under, any of the terms, conditions or provisions of AEA's Articles of Incorporation, AEA's Bylaws, AEA Bank's Articles of Incorporation and AEA Bank's Bylaws, or of any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or of any material contract, agreement or instrument to which either is a party or by which either is bound, or will result in the declaration or imposition of any lien, charge or encumbrance upon any of the assets of AEA or AEA Bank which are material to their business.

        4.8    Legal Proceedings.    Except as disclosed in Schedule 4.8, there are no actions, suits, proceedings, claims or governmental investigations pending against AEA or AEA Bank before any court, administrative officer or agency, other governmental body, or arbitrator or, to the Knowledge of AEA, threatened against or affecting AEA or AEA Bank. AEA and AEA Bank have not received any notification from any governmental authority threatening to revoke any license, franchise, permit or governmental authorization, necessary for the conduct of their business.

        4.9    Legal Compliance.

          (a)   Except as disclosed in Schedule 4.9(a), neither AEA nor AEA Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of federal or state regulatory authorities (a "Regulatory Directive") and has not been advised by such authorities that they are contemplating issuing or requesting any such Regulatory Directive. Except as disclosed in Schedule 4.9(a), AEA and AEA Bank are in compliance with the terms of any Regulatory Directive.

          (b)   Except as set forth on Schedule 4.9(b), the conduct by each of AEA and AEA Bank of its respective business and the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of AEA, any foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a Material Adverse Effect on AEA and AEA Bank. Specifically, but without limitation, except as set forth on Schedule 4.9(b), AEA and AEA Bank are each in compliance in all material respects with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth-in-Lending Act, Regulation Z promulgated by the Federal Reserve, and the Real Estate Settlement Procedures Act of 1974.

          (c)   Within the past three years, AEA and AEA Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with the FDIC, the Federal Reserve Board, DFI, and any other regulatory authorities having jurisdiction with respect to AEA or AEA Bank. Except as set forth on Schedule 4.9(c), as of their respective dates (giving effect only to those amendments filed before the date hereof), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

        4.10    Loan Portfolio.

          (a)   Except as set forth on Schedule 4.10(a), neither AEA nor AEA Bank is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest bearing assets) (collectively "Loans") under the terms of which the obligor was, as of March 31, 2005, over 90 days delinquent in payment of principal or interest or in material default of any other provision.

          (b)   Except as set forth on Schedule 4.10(b), neither AEA nor AEA Bank is a party to any Loan with any director, executive officer of 5% or greater shareholder of AEA or AEA Bank, or to AEA or AEA Bank's Knowledge, any Person controlling, controlled by or under common control with any of the foregoing.

          (c)   Schedule 4.10(c) sets forth all of the Loans of AEA or AEA Bank that as of March 31, 2005 were classified by any examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder,

          (d)   Schedule 4.10(d) sets forth each asset of AEA or AEA Bank that as of March 31, 2005 was classified as "Other Real Estate Owed" and the book value thereof.

          (e)   Except as set forth on Schedule 4.10(e), and except where failure would not have a material adverse effect on AEA Bank's loan portfolio, each Loan (i) is evidenced by notes, agreements or other evidence of indebtedness which are true, genuine and what they purport to be, (ii) to the extent so secured, has been secured by valid liens and security interest which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (f)    Except as set forth on Schedule 4.10(f), all notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by AEA Bank in material compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against AEA or AEA Bank has been or is likely to be suffered or incurred by AEA or AEA Bank.

          (g)   Schedule 4.10(g) contains a list of all outstanding commitments, including outstanding letters of credit, repurchase agreements and unfunded agreements to lend of AEA or AEA Bank, as of March 31, 2005.

          (h)   Neither AEA nor AEA Bank are in material violation of any requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by AEA or AEA Bank or sold by AEA or AEA Bank to other investors and with respect to such loans AEA or AEA Bank has not done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (1) any FHA insurance or commitments of the FHA to insure, (2) any VA guarantee or commitment of the VA to guarantee, (3) any SBA guarantees or commitments of the SBA to guarantee, (4) any private mortgage insurance or commitment of any private mortgage insurer to insure, (5) any title insurance policy, (6) any hazard insurance policy, or (7) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended.

          (i)    Neither AEA nor AEA Bank has knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

        4.11    Environmental Matters.    Except as set forth on Schedule 4.11:

          (a)   To AEA and AEA Bank's Knowledge, the facilities owned or leased by AEA or AEA Bank and the properties in which AEA or AEA Bank holds any security interest (collectively the "AEA Property") are and have been in compliance with all Environmental Laws.

          (b)   There is no proceeding pending or, to AEA or AEA Bank's Knowledge, threatened before any court, governmental agency or board or other forum in which AEA or AEA Bank or any AEA Property has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party for (i) alleged noncompliance (including any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on the AEA Property, except for such proceedings pending or threatened that are not likely, individually or in the aggregate, to have a Material Adverse Effect on AEA and AEA Bank. To AEA and AEA Bank's Knowledge, there is no reasonable basis for any proceeding of the type described in this paragraph.

          (c)   To AEA and AEA Bank's Knowledge, prior to and during the period of (i) ownership or operation by AEA or AEA Bank of any of their current properties, or (ii) holding a security interest in any AEA Property, there were no releases of Hazardous Material in, on, under or affecting any such property.

          (d)   Except as set forth in Schedule 4.11(d), to the Knowledge of AEA and AEA Bank, no party has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from any AEA Property.

        4.12    Contingent and Other Liabilities.    Except as set forth in Schedule 4.12, since December 31, 2004, neither AEA nor AEA Bank has incurred any material liability of any nature (whether accrued, absolute, contingent or otherwise) which was not provided for or disclosed in the AEA Financial Reports as of December 31, 2004 or incurred in the ordinary course of business.

        4.13    No Adverse Changes.    Except as set forth in Schedule 4.13, since December 31, 2004 there has not been any:

          (a)   Material Adverse Change in AEA and AEA Bank;

          (b)   material transaction by AEA or AEA Bank not in the ordinary course of business;

          (c)   cash, stock or other dividends, or other distributions with respect to capital stock, declared or paid by AEA or AEA Bank, nor has AEA or AEA Bank purchased or redeemed any of its shares;

          (d)   damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any asset material to AEA or AEA Bank;

          (e)   mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the properties or assets of AEA or AEA Bank, except to secure extensions of credit in the ordinary course of business and consistent with past practice;

          (f)    amendment, modification, or termination of any contract or agreement, relating to AEA or AEA Bank which would have a Material Adverse Effect on AEA and AEA Bank;

          (g)   increase in, or commitment to increase, the compensation or bonus payable or to become payable to any officer, director, employee or agent of AEA or AEA Bank;

          (h)   material alteration in the manner of keeping the books, accounts or records of AEA or AEA Bank, or in the accounting policies or practices therein reflected; or

          (i)    any release or discharge of any material obligation or liability of any person or entity related to or arising out of any loan made by AEA or AEA Bank of any nature whatsoever.

        4.14    Regulatory Approvals Required.    The nature of the business and operations of AEA and AEA Bank does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit either to perform their obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of AEA or AEA Bank, or any material loss or disadvantage to their business, upon consummation of the Holding Company Plan of Merger or Bank Plan of Merger, except for:

          (a)   Approval of the Bank Plan of Merger by the DFI and FDIC;

          (b)   Approval from, or waiver of jurisdiction by, the Federal Reserve of the Holding Company Merger;

          (c)   Filing of the Holding Company Plan of Merger and Articles of Merger with the Washington Secretary of State; and

          (d)   Effectiveness of a registration statement under the Securities Act.

        As of the date hereof, neither AEA nor AEA Bank has any Knowledge of any reason why the approvals set forth in this Section 4.14 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.4.

        4.15    Derivative Contracts; Structured Notes.    Neither AEA nor AEA Bank is a party to or has agreed to enter into an exchange-traded or over-the-county equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) (each a "Derivative Contract") or owns securities that (i) are referred to generically as "structured notes," "high risk mortgage derivative," "capped floating rate notes," or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivative Contracts, structured notes and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed on Schedule 4.15.

        4.16    Investment Securities.    Schedule 4.16 sets forth the book and market value as of March 31, 2005 of the investment securities, mortgage-backed securities and securities held for sale by AEA or AEA Bank. Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in AEA Financial Reports, and none of the investments made by AEA or AEA Bank since December 31, 2004, are subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of AEA or AEA Bank freely to dispose of such investment at any time. AEA and AEA Bank have (i) properly reported as such any investment securities which are required under GAAP to be classified as "available for sale" at the lower of cost or market, and (ii) accounted for any decline in the market value of its securities portfolio on in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 12 and Staff Accounting Bulletin No. 59, including, without limitation, the recognition of AEA's consolidated statement of operations of any unrealized loss with respect to any individual security as a realized loss in the accounting period in which a decline in the market value of such security is determined to be "other than temporary."

        4.17    Tax Returns.    AEA and AEA Bank have filed all federal, state and other income, franchise or other tax returns, required to be filed by them; each such return is complete and accurate in all material respects; and all taxes and related interest and liabilities to be paid in connection therewith have been paid or adequate reserve has been established for the timely payment thereof. AEA and AEA Bank have timely and accurately filed all currency transaction reports required by the Bank Secrecy Act, as amended, and have timely and accurately filed all required information returns and reports, including without limitation, Forms 1099. Neither AEA nor AEA Bank has received notice of any federal, state or other income, franchise or other tax assessment or notice of a deficiency to date which has not been paid or for which adequate reserve has not been provided. To AEA's Knowledge there are no pending or threatened (in writing) audit or investigation of AEA or AEA Bank with respect to any tax liabilities. There are currently no agreements in effect with respect to AEA or AEA Bank to extend the period of limitations for assessment or collection of any tax. AEA has delivered to Cowlitz true and correct copies of AEA's and any AEA Bank's unconsolidated or uncombined federal and state income or franchise tax returns for the past five years.

        4.18    Real Property, Leased Personal Property.    Schedule 4.18 sets forth a list of all real property owned by AEA or AEA Bank as bank premises or other real estate owned. Except as may be noted on that schedule, all owned real property reflected in AEA Financial Reports as of December 31, 2004 is included in that schedule. Except as disclosed in Schedule 4.18, AEA or AEA Bank have good and marketable title to all of their owned real and personal property, free and clear of any mortgage, pledge, encumbrance, lien or charge of any kind and free of any adverse claim, except for easements, conditions and restrictions of record that do not materially impair the use, occupancy, enjoyment or ability to sell such property. Except as noted on Schedule 4.18, all buildings and structures on the real property, the equipment located thereon, and the real and personal property leased by AEA or AEA Bank, are in good operating condition and repair (ordinary wear and tear excepted) and conform to all applicable laws, ordinances and regulations. The leases pursuant to which AEA or AEA Bank leases real property and personal property, copies of which have also been delivered to Cowlitz, are valid and effective in accordance with their respective terms and there is not under any such lease any default nor has there occurred any event which, with the giving of notice, lapse of time, would constitute an event of default. AEA and AEA Bank own or lease all property on which their continued business operations are dependent.

        4.19    Insurance.    Schedule 4.19 includes a list of all insurance policies currently in force and effect with respect to AEA's and AEA Bank's business and real and personal property, Except as set forth on Schedule 4.19, each of these insurance policies, or policies with substantially similar coverage, have provided continuous coverage for the past three years.

        4.20    Trademark.    AEA and AEA Bank own or have valid licenses to use all patents, trademarks, copyrights or trade names which they consider to be material to their business taken as a whole, and have not been charged with infringement or violation of any patent, trademark, copyright or trade name.

        4.21    Contracts and Agreements.

          (a)   Schedule 4.21(a) contains a list of all material contracts (as defined in Item 601 of Regulation S-K under the Securities Act of 1933) to which AEA or AEA Bank is a party or to which any of their properties are subject except for any contracts or agreements entered into with its customers in the ordinary course of business. Further, except as set forth in Schedule 4.21(a), AEA has, as of December 31, 2004, fully accrued in accordance with GAAP for all obligations under such commitments.

          (b)   Schedule 4.21(b) contains a list all agreements, contracts, leases or understandings with current officers and directors and any person who has been an officer or director within the past three years of AEA or AEA Bank, other than documentation regarding deposits and documentation regarding loans that are fully performing in accordance with their terms, which terms are no more favorable than those available to an unaffiliated parties made at or about the same time.

          (c)   Schedule 4.21(c) contains a list of any agreements, contracts or understanding which limit the ability of AEA or AEA Bank to compete in any line of business or with any Person or containing any restriction of the geographic area in which, or method by which, AEA or AEA Bank may carry out its business.

          (d)   Schedule 4.21(d) contains a list of all agreements to which AEA or AEA Bank is a party that require prior consent to assignment.

          (e)   Schedule 4.21(e) contains a list of all agreements (i) requiring AEA or AEA Bank's payment of $25,000 or more per annum, which is not terminable on 90 days or less notice or (ii) requiring the payment of a termination fee in excess of $25,000 to terminate the agreement.

          (f)    Schedule 4.21(f) contains a list of all agreements which, upon the consummation of the transactions contemplated by this Agreement, (either alone or upon the occurrence of any additional acts or events) will result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits.

          (g)   Except as set forth in Schedule 4.21(g), true and correct copies of each of the contracts described in this Section 4.21 have been previously delivered to Cowlitz. Except as set forth in Schedule 4.21(g) and, excluding any loan agreements or notices with AEA Bank customers reflected in AEA's regular delinquent loan reports which have been and will be made available to Cowlitz, (i) each of the contracts described in this Section 4.21 is valid and binding and in full force and effect and enforceable in accordance with its terms, (ii) AEA and AEA Bank have performed all obligations required to be performed by them to date under each such contract, except where such noncompliance, individually or in the aggregate would not have a Material Adverse Effect, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of AEA or AEA Bank under the agreement and (iv) no other party is, to AEA or AEA Bank's Knowledge, in default in any respect thereunder.

        4.22    Employee Benefits.

          (a)   Schedule 4.22(a) contains a list of all (i) Employee Benefit Plans sponsored or maintained by AEA or any ERISA Affiliate of AEA, and (ii) all other pension, profit sharing, thrift, savings, bonus, retirement, vacation, life insurance, health insurance, other insurance, severance, sickness, disability, medical or death benefit plans, collective bargaining agreements, stock options, stock purchase agreements, bonus, deferred or incentive compensation, change-in-control, severance or separation, profit sharing, retirement, or other employee fringe benefit policies or arrangements of any kind that could result in the payment to any employees or former employees or other persons of AEA or AEA Bank of any money or other property, whether or not covered by ERISA.

          (b)   Schedule 4.22(b) contains a list of all employment contracts and deferred compensation arrangements entered into by AEA or AEA Bank, as well as any other contracts or arrangements that provide for or could result in the payment to any AEA or AEA Bank employee or former employee of any money or other property rights, in either case, in an amount that would be material, or accelerate the vesting or payment of such amounts or rights to any employee as a result of the transactions contemplated herein. No such payment or acceleration under any of the contracts, agreements or arrangements listed in Schedule 4.22(b) would constitute a parachute payment within the meaning of Code Section 280G.

          (c)   Schedule 4.22(c) contains a list of all pension benefit plans subject to title 1, subtitle B, part 3 of ERISA ("Pension Benefit Plan") maintained by AEA or any ERISA Affiliate. With respect to any such Pension Benefit Plan, the amount of liability for any contribution paid or owing with respect to such Pension Benefit Plan for the last or current plan year and the plan year in which the Effective Date occurs are set forth on Schedule 4.21(c). There are no other material liabilities that would be incurred in connection with a termination of the Plan, and the Plan is fully funded.

          (d)   AEA and, to the Knowledge of AEA, all persons having fiduciary or other responsibilities or duties with respect to any Employee Benefit Plan, are, and have since inception been, in substantial compliance with, and each such Employee Benefit Plan is and has been operated substantially in accordance with, its provisions and in compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the Internal Revenue Service under ERISA or the Code. Each Pension Benefit Plan and any related trust agreements or annuity contracts (or any other funding instruments) substantially comply both as to form and operation, with the provisions of ERISA and the Code (including Section 410(b) of the Code relating to coverage), where required in order to be tax-qualified under Section 401(a) or 403(a) or other applicable provisions of the Code, and all other applicable laws, rules and regulations; all material governmental approvals for the Employee Benefit Plans have been obtained; and, except as set forth in Schedule 4.22, a favorable determination or opinion as to the qualification under the Code of each Pension Benefit Plan set forth in Schedule 4.22 and each amendment thereto has been made or given by the Internal Revenue Service. No Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA. To the Knowledge of AEA, all contributions or other amounts payable by AEA or AEA Bank as of the Effective Date with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles and Section 412 of the Code, and there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on AEA and AEA Bank.

          (e)   Each Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in compliance with the requirements of the claims procedure of the Code and ERISA. All reports required by any government agency and disclosures to participants with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely made or filed. Each Employee Benefit Plan is in compliance with the governing instruments and applicable federal or state law. In particular, but without limitation, each Welfare Benefit Plan is in compliance with federal law, including without limitation the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). No Employee Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of AEA or any ERISA Affiliate beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) any deferred compensation benefits accrued as liabilities on the books of AEA or any ERISA Affiliates or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (f)    Neither AEA nor, to the Knowledge of its Officers, any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or (d) of the Code or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service. To the Knowledge of AEA, neither AEA nor any ERISA Affiliate has engaged in a transaction in connection with which AEA or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

          (g)   Complete and correct copies of the following documents have been furnished to Cowlitz:

            (1)   Each current AEA Employee Benefit Plan and any related trust agreements;

            (2)   The most recent summary plan description of each current AEA Employee Benefit Plan for which a summary plan description is required under ERISA;

            (3)   The most recent determination or opinion letters of the Internal Revenue Service with respect to the qualified status of the current AEA Pension Benefit Plan;

            (4)   Annual Reports (on Form 5500 series) required to be filed by AEA with any governmental agency for the last two years;

            (5)   Financial information which identifies to the Knowledge of AEA (x) all material claims arising under any Employee Benefit Plan, (y) all claims presently outstanding against any Employee Benefit Plan (other than normal claims for benefits), and (z) a description of any material future compliance action required with respect to any Employee Benefit Plan under ERISA, or federal or state law; and

            (6)   Any actuarial reports and PBGC Forms 1 for the last two years.

        4.23    Employment Disputes.    There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of AEA, threatened against AEA or AEA Bank, and to AEA's Knowledge there is no attempt to organize any employees of AEA or AEA Bank into a collective bargaining unit.

        4.24    Reserve for Loan Losses.    AEA's reserve for loan losses, as established from time to time, equals or exceeds the amount required of AEA and AEA Bank as determined by the applicable bank regulatory agencies and pursuant to GAAP. Since December 31, 2004, AEA has not reversed any provision taken for loan losses, unless required by GAAP.

        4.25    Repurchase Agreements.    AEA and AEA Bank have valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

        4.26    Shareholder List.    The list of shareholders of AEA, provided to Cowlitz, is a true and correct list of the names, addresses and holdings of all record holders of AEA common stock as of the April 15, 2005.

        4.27    Interests of Directors and Others.    Except as disclosed in any schedules hereto, no Officer or director of AEA or AEA Bank has any material interest in any assets or property (whether real or personal, tangible or intangible), of or used in the business of AEA or AEA Bank other than as an owner of outstanding securities or deposit accounts of AEA or AEA Bank, or as borrowers under loans fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time.

        4.28    Schedules to this Agreement.    The information contained in the schedules to this Agreement prepared by or on behalf of AEA or AEA Bank is incorporated herein by reference. The copies of any documents furnished as part of these schedules include all amendments, supplements, and modifications thereto and all express waivers applicable thereunder. The statements in this Section 4, as qualified by the statements contained in such schedules and the documents furnished as part of such schedules, are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made not misleading. With respect to those schedules to this Section 4 that provide information dated as of March 31, 2005, there have not been any material changes to the information set forth in such schedules between March 31, 2005 and the date hereof.

        4.29    Brokers and Finders.    AEA has received the opinion of Sandler O'Neill & Partners, L.P. to the effect that as of the date hereof the Merger Consideration is fair to the holders of AEA Common Stock from a financial point of view. Except for the fees and related costs payable to Sandler O'Neill & Partners, L.P., no action has been taken by AEA that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

        4.30    Information for Proxy/Prospectus.    None of the information prepared by, or on behalf of, AEA or AEA Bank included in the Proxy Statement and any other documents filed with the SEC, the DFI, the FDIC, or the Federal Reserve in connection with the transactions contemplated herein, will be, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the AEA shareholders, false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4.31    Expenses.    Schedule 4.31 contains a list of Persons who AEA reasonably expects to be paid an amount exceeding $5,000 by AEA in connection with the completion of the transactions contemplated by this Agreement, together with a reasonable estimate of the amounts expected to be paid to such Persons.

        4.32    Anti-takeover Provisions Inapplicable.    AEA has taken or prior to the Effective Time, will have taken, all actions required to exempt Cowlitz, Cowlitz Bank, and the transactions contemplated hereby, from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar law or regulations.

5.    Representations and Warranties of Cowlitz.

        Except as disclosed in one or more schedules to this Agreement delivered prior to execution of this Agreement, Cowlitz represents and warrants to AEA as follows:

        5.1    Organization, Existence, and Authority.    Cowlitz is a corporation duly organized and validly existing, under the laws of the State of Washington and is registered as a bank holding company with the Federal Reserve. Cowlitz Bank is a state chartered bank, duly organized, validly existing, and in good standing under the laws of the State of Washington. Cowlitz Bank's deposit accounts are insured by the FDIC to the fullest extent permitted under applicable law and all premiums and assessments required to be paid in connection therewith have been paid. Both Cowlitz and Cowlitz Bank have all requisite corporate power and authority and all requisite federal, state, and local governmental authorizations, permits, and licenses to own, lease, and operate their respective properties and assets and carry on their respective businesses in the manner now being conducted. Each of Cowlitz and Cowlitz Bank is qualified to do business and is in good standing in every jurisdiction in which such qualification, is required except where the failure to so qualify would not result in any Material Adverse Effect on Cowlitz and Cowlitz Bank.

        5.2    Authorized and Outstanding Stock, Options, and Other Rights.    The authorized capital stock of Cowlitz consists of 5,000,000 shares of undesignated preferred stock without par value, of which no shares are outstanding, and 25,000,000 shares of common stock, no par value, of which, 4,174,552 shares are outstanding as of the date of this Agreement. All outstanding shares of capital stock of Cowlitz Bank are validly issued, fully paid and nonassessable and held by Cowlitz. Except as set forth in Schedule 5.2, no subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of Cowltiz or Cowlitz Bank are outstanding. There are no obligations for Cowlitz or Cowlitz Bank to repurchase its securities or to purchase the securities of any other entity.

        5.3    Financial Reports.    Except as set forth in Schedule 5.3, Cowlitz Bank has timely filed with the FDIC and DFI all required Call Reports. Cowlitz has furnished AEA true copies of all Cowlitz Public Reports. Except as specified in Schedule 5.3, the financial information included in Cowlitz Public Reports (i) has been prepared from the books and records of Cowlitz and Cowlitz Bank, which are complete and accurate in all material respects; (ii) has been prepared in accordance with GAAP, consistently applied; and (iii) accurately and fairly presents the financial position, results of operation, and changes in shareholders' equity and cash flows of Cowlitz and Cowlitz Bank, on the dates and for the periods covered thereby. Except as set forth on Schedule 5.3, as of the date filed, the Cowlitz Call Reports have been, and as to those reports to be filed on or after the date of this Agreement will be, accurate and complete as of the date filed, and each complies or will comply in all material respects with all requirements applicable to such filing. To Cowlitz's Knowledge, no director, officer, employee, auditor, accountant or representative of Cowlitz or Cowlitz Bank has received or otherwise obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, questioning or criticizing the accounting or auditing practices, procedures, methodologies or methods of Cowlitz or Cowlitz Bank or their respective internal accounting controls.

        5.4    Corporate Records and Shareholder Communications.    The copies of Cowlitz's Articles of Incorporation, Cowlitz's Bylaws, Cowlitz Bank's Articles of Incorporation and Cowlitz Bank's Bylaws delivered to AEA are true and correct copies of such documents, each as amended and restated to date. Neither Cowlitz nor Cowlitz Bank is in violation of any provision of its respective articles or bylaws. Except as set forth in Schedule 5.4, the minute books of Cowlitz and Cowlitz Bank that have been made available to AEA for its review, together with supplemental minutes provided to AEA, contain minutes of all meetings and all consents evidencing actions taken without a meeting by its

Board of Directors (and any committees thereof) and by its shareholders and are true and correct in all material respects. Cowlitz has provided AEA copies of all of Cowlitz and Cowlitz Bank's reports and other communications to shareholders since January 1, 2003, including all proxy statements and notices of shareholder meetings.

        5.5    No Holding Company, Joint Venture, or Other Subsidiaries.    Other than as to Cowlitz with respect to Cowlitz Bank or as otherwise set forth on Schedule 5.5, no corporation or other entity is registered or, to the Knowledge of Cowlitz or Cowlitz Bank, is required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, because of ownership or control of Cowlitz or Cowlitz Bank. Except as set forth on Schedule 5.5 and except for Cowlitz Bank with respect to Cowlitz, neither Cowlitz nor Cowlitz Bank, directly or indirectly, owns or controls, either by power to control the investment or power to vote, any shares of capital stock of any other corporation or entity, other than shares held in a fiduciary or custodial capacity in the ordinary course of business, and shares representing less than five percent of the outstanding shares of such corporation acquired in partial or full satisfaction of debts previously contracted. Except as set forth on Schedule 5.5, neither Cowlitz nor Cowlitz Bank is a part of or has any ownership interest in any joint venture, limited liability company, or general or limited partnership, or is a member of any unincorporated association.

        5.6    Corporate and Shareholder Approval of Agreement, Binding Obligations.    Cowlitz and Cowlitz Bank each has all requisite corporate power to execute and deliver this Agreement, and perform its obligations hereunder. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by the Board of Directors of each of Cowlitz and Cowlitz Bank. No other corporate action on the part of Cowlitz or Cowlitz Bank, other than shareholder approval for Cowlitz Bank, is required to authorize this Agreement or the Holding Company Plan of Merger or Bank Plan of Merger or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Cowlitz and Cowlitz Bank, and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        5.7    No Defaults from Transaction.    Neither the execution, delivery and performance of this Agreement and the Holding Company Plan of Merger or Bank Plan of Merger by Cowlitz and Cowlitz Bank, as the case may be, nor the consummation of the transactions contemplated thereby will conflict with, result in any material breach or violation of, or result in any default or any acceleration of performance under, any of the terms, conditions or provisions of Cowlitz's Articles of Incorporation, Cowlitz's Bylaws, Cowlitz Bank's Articles of Incorporation and the Cowlitz Bank's Bylaws, or of any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or of any material contract, agreement or instrument to which either is a party or by which either is bound, or will result in the declaration or imposition of any lien, charge or encumbrance upon any of the assets of Cowlitz or Cowlitz Bank which are material to their business.

        5.8    Legal Proceedings.    Except as disclosed in Schedule 5.8, there are no actions, suits, proceedings, claims or governmental investigations pending before any court, administrative officer or agency, other governmental body, or arbitrator, or to the Knowledge of Cowlitz threatened, against or affecting Cowlitz or Cowlitz Bank. Cowlitz and Cowlitz Bank have not received any notification from any governmental authority threatening to revoke any license, franchise, permit or governmental authorization, necessary for the conduct of their business.

        5.9    Legal Compliance.

          (a)   Except as disclosed in Schedule 5.9(a), neither Cowlitz nor Cowlitz Bank is subject to any Regulatory Directive and has not been advised by such authorities that they are contemplating issuing or requesting any such Regulatory Directive. Except as disclosed in Schedule 5.9(a), Cowlitz and Cowlitz Bank are in compliance with the terms of any Regulatory Directive.

          (b)   Except as disclosed in Schedule 5.9(b), the conduct by each of Cowlitz and Cowlitz Bank of its respective business and the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of Cowlitz, any foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a Material Adverse Effect on any of Cowlitz or Cowlitz Bank. Specifically, but without limitation, Cowlitz and Cowlitz Bank are each in compliance in all material respects with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth-in-Lending Act, Regulation Z promulgated by the Federal Reserve, and the Real Estate Settlement Procedures Act of 1974.

          (c)   Except as disclosed in Schedule 5.9(c), within the past three years, Cowlitz and Cowlitz Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with the FDIC, the Federal Reserve Board, DFI, and the SEC. As of their respective dates (giving effect only to those amendments filed before the date hereof), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

        5.10    Loan Portfolio.

          (a)   Except as set forth on Schedule 5.10(a), neither Cowlitz nor Cowlitz Bank is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest bearing assets) (collectively "Loans") under the terms of which the obligor was, as of March 31, 2005, over 90 days delinquent in payment of principal or interest or in default of any other provision.

          (b)   Except as set forth on Schedule 5.10(b), neither Cowlitz nor Cowlitz Bank is a party to any Loan with any director, executive officer of 5% or greater shareholder of Cowlitz or Cowlitz Bank, or to Cowlitz or Cowlitz Bank's Knowledge, any person controlling, controlled by or under common control with any of the foregoing.

          (c)   Schedule 5.10(c) sets forth all of the Loans of Cowlitz Bank that as of March 31, 2005 were classified by any examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder,

          (d)   Schedule 5.10(d) sets forth each asset of Cowlitz or Cowlitz Bank that as of March 31, 2005 was classified as "Other Real Estate Owed" and the book value thereof.

          (e)   Except where failure would not have a material adverse effect on Cowlitz Bank's loan portfolio, each Loan (i) is evidenced by notes, agreements or other evidence of indebtedness which are true, genuine and what they purport to be, (ii) to the extent so secured, has been secured by valid liens and security interest which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (f)    All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Cowlitz Bank in material compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against Cowlitz or Cowlitz Bank has been or is likely to be suffered or incurred by Cowlitz or Cowlitz Bank.

          (g)   Schedule 5.10(g) contains a list of all outstanding commitments, including outstanding letters of credit, repurchase agreements and unfunded agreements to lend of Cowlitz Bank, as of March 31, 2005.

          (h)   Neither Cowlitz nor Cowlitz Bank is in material violation of any requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by Cowlitz or Cowlitz Bank or sold by Cowlitz or Cowlitz Bank to other investors, the effect of which violation would materially and adversely affect the business, assets, earnings, operation or condition (financial or otherwise) of Cowlitz or Cowlitz Bank, and with respect to such loans Cowlitz or Cowlitz Bank has not done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (1) any FHA insurance or commitments of the FHA to insure, (2) any VA guarantee or commitment of the VA to guarantee, (3) any SBA guarantees or commitments of the SBA to guarantee, (4) any private mortgage insurance or commitment of any private mortgage insurer to insure, (5) any title insurance policy, (6) any hazard insurance policy, or (7) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended.

          (i)    Neither Cowlitz nor Cowlitz Bank has knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

        5.11    Environmental Matters.

        Except as set forth on Schedule 5.11:

          (a)   To Cowlitz and Cowlitz Bank's Knowledge, the facilities owned or leased by Cowlitz or Cowlitz Bank and the properties in which Cowlitz or Cowlitz Bank holds any security interest (collectively the "Cowlitz Property") are and have been in compliance with all Environmental Laws.

          (b)   There is no proceeding pending or, to Cowlitz or Cowlitz Bank's Knowledge, threatened before any court, governmental agency or board or other forum in which Cowlitz or Cowlitz Bank or any Cowlitz Property has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party for (i) alleged noncompliance (including any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on the Cowlitz Property, except for such proceedings pending or threatened that are not likely, individually or in the aggregate, to have a Material Adverse Effect on Cowlitz and Cowlitz Bank. To Cowlitz and Cowlitz Bank's Knowledge, there is no reasonable basis for any proceeding of the type described in this paragraph.

          (c)   To Cowlitz and Cowlitz Bank's Knowledge, prior to and during the period of (i) ownership or operation by Cowlitz or Cowlitz Bank of any of their current properties, or (ii) holding a security interest in any Cowlitz Property, there were no releases of Hazardous Material in, on, under or affecting any such property.

          (d)   Except as set forth in Schedule 5.11(d), to the Knowledge of Cowlitz and Cowlitz Bank, no party has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from any Cowlitz Property.

        5.12    Contingent and Other Liabilities.    Except as set forth on Schedule 5.12, since December 31, 2004, neither Cowlitz nor Cowlitz Bank has incurred any material liability of any nature (whether accrued, absolute, contingent or otherwise) which was not provided for or disclosed in the Cowlitz Financial Reports as of December 31, 2004, or incurred in the ordinary course of business.

        5.13    No Adverse Changes.    Except as set forth in Schedule 5.13, since December 31, 2004 there has not been any:

          (a)   Material Adverse Change in Cowlitz or Cowlitz Bank;

          (b)   material transaction by Cowlitz or Cowlitz Bank not in the ordinary course of business;

          (c)   cash, stock or other dividends, or other distributions with respect to capital stock, have been declared or paid by Cowlitz or Cowlitz Bank, nor has Cowlitz or Cowlitz Bank purchased or redeemed any of its shares;

          (d)   damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any asset material to Cowlitz or Cowlitz Bank;

          (e)   mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the properties or assets of Cowlitz or Cowlitz Bank, except to secure extensions of credit in the ordinary course of business and consistent with past practice;

          (f)    amendment, modification, or termination of any contract or agreement, relating to Cowlitz or Cowlitz Bank which would have a Material Adverse Effect on Cowlitz and Cowlitz Bank;

          (g)   increase in, or commitment to increase, the compensation or bonus payable or to become payable to any officer, director, employee or agent of Cowlitz or Cowlitz Bank; and

          (h)   material alteration in the manner of keeping the books, accounts or records of Cowlitz or Cowlitz Bank, or in the accounting policies or practices therein reflected.

        5.14    Regulatory Approvals Required.    The nature of the business and operations of Cowlitz and Cowlitz Bank does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit either to perform their obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of Cowlitz or Cowlitz Bank, or any material loss or disadvantage to their business, upon consummation of the Holding Company Plan of Merger or Bank Plan of Merger, except for:

          (a)   Approval of the Bank Plan of Merger by the DFI and FDIC;

          (b)   Approval from, or waiver of jurisdiction by, the Federal Reserve of the Holding Company Merger;

          (c)   Filing of the Holding Company Plan of Merger and Articles of Merger with the Washington Secretary of State;

          (d)   Effectiveness of a registration statement under the Securities Act; and

          (e)   Filing with the SEC of the preliminary and definitive Proxy Statement, relating to obtaining AEA shareholder approval of the Holding Company Merger, in accordance with Section 14 of the Exchange Act and the rules thereunder.

        As of the date hereof, neither Cowlitz nor Cowlitz Bank has any Knowledge of any reason why the approvals set forth in this Section 5.14 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.4.

        5.15    Derivative Contracts; Structured Notes.    Neither Cowlitz nor Cowlitz Bank is a party to or has agreed to enter into any Derivative Contract or owns securities that (i) are referred to generically as "structured notes," "high risk mortgage derivative," "capped floating rate notes," or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivative Contracts, structured notes and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed on Schedule 5.15.

        5.16    Investment Securities.    Schedule 5.16 sets forth the book and market value as of March 31, 2005 of the investment securities, mortgage-backed securities and securities held for sale by Cowlitz or Cowlitz Bank. Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in Cowlitz Public Reports, and none of the investments made by Cowlitz or Cowlitz Bank since December 31, 2004, are subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability Cowlitz or Cowlitz Bank freely to dispose of such investment at any time. Cowlitz and Cowlitz Bank have (i) properly reported as such any investment securities which are required under GAAP to be classified as "available for sale" at the lower of cost or market, and (ii) accounted for any decline in the market value of its securities portfolio on in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No 12 and Staff Accounting Bulletin No. 59, including, without limitation, the recognition of Cowlitz's consolidated statement of operations of any unrealized loss with respect to any individual security as a realized loss in the accounting period in which a decline in the market value of such security is determined to be "other than temporary."

        5.17    Tax Returns.    Cowlitz and Cowlitz Bank have filed all federal, state and other income, franchise or other tax returns, required to be filed by them; each such return is complete and accurate in all material respects; and all taxes and related interest and liabilities to be paid in connection therewith have been paid or adequate reserve has been established for the timely payment thereof. Except as disclosed on Schedule 5.17, Cowlitz and Cowlitz Bank have timely and accurately filed all currency transaction reports required by the Bank Secrecy Act, as amended, and have timely and accurately filed all required information returns and reports, including without limitation Forms 1099. Cowlitz or Cowlitz Bank has not received notice of any federal, state or other income, franchise or other tax assessment or notice of a deficiency to date which has not been paid or for which adequate reserve has not been provided, and to Cowlitz's Knowledge there are no pending or threatened (in writing) audit or investigation of Cowlitz or Cowlitz Bank with respect to any tax liabilities. There are currently no agreements in effect with respect to Cowlitz or Cowlitz Bank to extend the period of limitations for assessment or collection of any tax. Cowlitz has delivered to AEA true and correct copies of Cowlitz's and any Cowlitz Bank's unconsolidated or uncombined federal and state income or franchise tax returns for the past five years.

        5.18    Real Property, Leased Personal Property.    Schedule 5.18 contains a list setting forth all real property owned by Cowlitz or Cowlitz Bank as bank premises or other real estate owned. Except as may be noted on that schedule, all owned real property reflected in Cowlitz Public Reports as of December 31, 2004 is included in that schedule. Except as disclosed in Schedule 5.18, Cowlitz or Cowlitz Bank have good and marketable title to all of their owned real and personal property, free and clear of any mortgage, pledge, encumbrance, lien or charge of any kind and free of any adverse claim, except for easements, conditions and restrictions of record that do not materially impair the use, occupancy, enjoyment or ability to sell such property. Except as noted on Schedule 5.18, all buildings and structures on the real property, the equipment located thereon, and the real and personal property leased by Cowlitz or Cowlitz Bank, are in good operating condition and repair (ordinary wear and tear excepted) and conform to all applicable laws, ordinances and regulations. The leases pursuant to which Cowlitz or Cowlitz Bank leases real property and personal property, copies of which have also been delivered to AEA, are valid and effective in accordance with their respective terms and there is not under any such lease any default nor has there occurred any event which, with the giving of notice, lapse of time, would constitute an event of default. Cowlitz and Cowlitz Bank own or lease all property on which their continued business operations are dependent.

        5.19    Insurance.    Schedule 5.19 includes a list of all insurance policies currently in force and effect with respect to Cowlitz's and Cowlitz Bank's business and real and personal property, and except as set forth on Schedule 5.19, each of these insurance policies, or policies with substantially similar coverage, have provided continuous coverage for the past three years.

        5.20    Trademarks.    Cowlitz and Cowlitz Bank own or have valid licenses to use all patents, trademarks, copyrights or trade names which they consider to be material to their business taken as a whole, and have not been charged with infringement or violation of any patent, trademark, copyright or trade name.

        5.21    Contracts and Agreements.

          (a)   Schedule 5.21(a) contains a list of all material contracts (as defined in Item 601 of Regulation S-K under the Securities Act of 1933) to which Cowlitz or Cowlitz Bank is a party or to which any of their properties are subject except for any contracts or agreements entered into with its customers in the ordinary course of business. Further, except as set forth in Schedule 5.21(a), Cowlitz has, as of December 31, 2004, fully accrued in accordance with GAAP for all obligations under such commitments.

          (b)   Schedule 5.21(b) contains a list all agreements, contracts, leases or understandings with current officers and directors and any person who has been an officer or director within the past three years of Cowlitz or Cowlitz Bank, other than documentation regarding deposits and documentation regarding loans that are fully performing in accordance with their terms, which terms are no more favorable than those available to an unaffiliated parties made at or about the same time.

          (c)   Schedule 5.21(c) contains a list of any agreements, contracts or understanding which limit the ability of Cowlitz or Cowlitz Bank to compete in any line of business or with any Person or containing any restriction of the geographic area in which, or method by which, Cowlitz or Cowlitz Bank may carry out its business;

          (d)   True and correct copies of each of the contracts described in this Section 5.21 have been previously delivered to AEA. Except as set forth in Schedule 5.21(d) and, excluding any loan agreements or notices with Cowlitz Bank customers reflected in Cowlitz's regular delinquent loan reports which have been and will be made available to Cowlitz, (i) each of the contracts described in this Section 5.21(d) is valid and binding and in full force and effect and enforceable in accordance with its terms, (ii) Cowlitz and Cowlitz Bank have performed all obligations required to be performed by them to date under each such contract, except where such noncompliance, individually or in the aggregate would not have a Material Adverse Effect, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Cowlitz or Cowlitz Bank under the agreement and (iv) no other party is, to Cowlitz or Cowlitz Bank's Knowledge, in default in any respect thereunder.

        5.22    Employee Benefits.

          (a)   Schedule 5.22(a) contains a list of all (i) Employee Benefit Plans sponsored or maintained by Colwitz or any ERISA Affiliate of Cowlitz, and (ii) all other pension, profit sharing, thrift, savings, bonus, retirement, vacation, life insurance, health insurance, other insurance, severance, sickness, disability, medical or death benefit plans, collective bargaining agreements, stock options, stock purchase agreements, bonus, deferred or incentive compensation, change-in-control, severance or separation, profit sharing, retirement, or other employee fringe benefit policies or arrangements of any kind that could result in the payment to any employees or former employees or other persons of Cowlitz or Cowlitz Bank of any money or other property, whether or not covered by ERISA.

          (b)   Schedule 5.22(b) contains a list of all pension benefit plans subject to title 1, subtitle B, part 3 of ERISA ("Pension Benefit Plan") maintained by Cowlitz or any ERISA Affiliate of Cowlitz.

          (c)   Cowlitz and, to the Knowledge of Cowlitz, all persons having fiduciary or other responsibilities or duties with respect to any Employee Benefit Plan, are, and have since inception been, in substantial compliance with, and each such Employee Benefit Plan is and has been operated substantially in accordance with, its provisions and in compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the Internal Revenue Service under ERISA or the Code. Each Pension Benefit Plan and any related trust agreements or annuity contracts (or any other funding instruments) substantially comply both as to form and operation, with the provisions of ERISA and the Code (including Section 410(b) of the Code relating to coverage), where required in order to be tax-qualified under Section 401(a) or 403(a) or other applicable provisions of the Code, and all other applicable laws, rules and regulations; all material governmental approvals for the Employee Benefit Plans have been obtained; and, except as set forth in Schedule 4.22(c), a favorable determination or opinion as to the qualification under the Code of each Pension Benefit Plan set forth in Schedule 5.22(b) and each amendment thereto has been made or given by the Internal Revenue Service. No Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA. To the Knowledge of Cowlitz, all contributions or other amounts payable by Cowlitz or Cowlitz Bank as of the Effective Date with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles and Section 412 of the Code, and there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Cowlitz or Cowlitz Bank.

          (d)   Each Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in compliance with the requirements of the claims procedure of the Code and ERISA. All reports required by any government agency and disclosures to participants with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely made or filed. Each Employee Benefit Plan is in compliance with the governing instruments and applicable federal or state law. In particular, but without limitation, each Welfare Benefit Plan is in compliance with federal law, including without limitation the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Except as described on Schedule 5.22(d), no Employee Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Cowlitz or any ERISA Affiliate beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) any deferred compensation benefits accrued as liabilities on the books of Cowlitz or any ERISA Affiliates or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (e)   Neither Cowlitz nor, to the Knowledge of its Officers, any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or (d) of the Code or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service. To the Knowledge of Cowlitz, neither Cowlitz nor any ERISA Affiliate has engaged in a transaction in connection with which Cowlitz or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

          (f)    Complete and correct copies of the following documents have been furnished to AEA:

            (1)   Each current Cowlitz Employee Benefit Plan and any related trust agreements;

            (2)   The most recent summary plan description of each current Cowlitz Employee Benefit Plan for which a summary plan description is required under ERISA;

            (3)   The most recent determination or opinion letters of the Internal Revenue Service with respect to the qualified status of the current Cowlitz Pension Benefit Plan;

            (4)   Annual Reports (on Form 5500 series) required to be filed by Cowlitz with any governmental agency for the last two years;

            (5)   Financial information which identifies to the Knowledge of Cowlitz (x) all material claims arising under any Employee Benefit Plan, (y) all claims presently outstanding against any Employee Benefit Plan (other than normal claims for benefits), and (z) a description of any material future compliance action required with respect to any Employee Benefit Plan under ERISA, or federal or state law; and

            (6)   Any actuarial reports and PBGC Forms 1 for the last two years.

        5.23    Employment Disputes.    There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Cowlitz, threatened against Cowlitz or Cowlitz Bank, and to Cowlitz's Knowledge there is no attempt to organize any employees of Cowlitz or Cowlitz Bank into a collective bargaining unit.

        5.24    Reserve for Loan Losses.    Cowlitz's reserve for loan losses, as established from time to time, equals or exceeds the amount required of Cowlitz and Cowlitz Bank as determined by the applicable bank regulatory agencies and pursuant to GAAP. Since December 31, 2004, Cowlitz has not reversed any provision taken for loan losses.

        5.25    Repurchase Agreements.    Cowlitz and Cowlitz Bank have valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

        5.26    Interests of Directors and Others.    Except as disclosed in any schedules hereto, no Officer or director of Cowlitz or Cowlitz Bank has any material interest in any assets or property (whether real or personal, tangible or intangible), of or used in the business of Cowlitz or Cowlitz Bank other than as an owner of outstanding securities or deposit accounts of Cowlitz or Cowlitz Bank, or as borrowers under loans fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time.

        5.27    Schedules to this Agreement.    The information contained in schedules to this Agreement prepared by or on behalf of Cowlitz or Cowlitz Bank is incorporated herein by reference. The copies of documents furnished as part of these schedules include all amendments, supplements, and modifications thereto and all express waivers applicable thereunder. The statements contained in this Section 5, as qualified by the statements in such schedules and the documents furnished as part of such schedules, are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made not misleading. With respect to those schedules to this Section 5 that provide information dated as of March 31, 2005, there have not been any material changes to the information set forth in such schedules between March 31, 2005 and the date hereof.

        5.28    Brokers and Finders.    No action has been taken by Cowlitz that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

        5.29    Information for Proxy/Prospectus.    None of the information prepared by, or on behalf of, Cowlitz or Cowlitz Bank included in the Proxy Statement and any other documents filed with the SEC, the DFI, the FDIC, or the Federal Reserve in connection with the transactions contemplated herein, will be, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the AEA shareholders, false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.    Covenants of AEA.

        6.1    Certain Actions.    Except as expressly provided for in this Agreement, during the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA and AEA Bank each covenants to Cowlitz and Cowlitz Bank that, without first obtaining the written approval of Cowlitz, which approval shall not be unreasonably withheld:

          (a)   It shall not amend its articles of incorporation or bylaws;

          (b)   It shall not declare or pay any dividend, redeem, repurchase or otherwise acquire or agree to acquire any of its stock, or make or commit to make any other distribution on any capital stock to its shareholders (except than AEA Bank may pay dividends to AEA to fund AEA's operations and debt service);

          (c)   It shall not issue, sell, or deliver; agree to issue, sell or deliver; or grant or agree to grant any shares of any class of its stocks, any securities convertible into any of such shares, or any options, warrants, or other rights to purchase such shares; notwithstanding the foregoing, AEA may issue securities (i) under options and warrants identified in Schedule 4.2 and (ii) strictly limited to the extent necessary to raise capital to comply with any Regulatory Directive, provided, that the issuance of any securities shall comply with the requirements of the Securities Act of 1933 and applicable state securities laws and Cowlitz has been given copies of the transaction documents in advance of the sale of securities for its review;

          (d)   It shall not, except in the ordinary course of business, borrow or agree to borrow any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any commitment, obligation or liability (absolute or contingent), or cancel or agree to cancel any debts or claims; provided, however, AEA may incur additional indebtedness strictly limited to the extent necessary to raise capital to comply with any Regulatory Directives, so long as the terms of such indebtedness are reasonably acceptable to Cowlitz;

          (e)   It shall not, except in the ordinary course of business, lease, sell or transfer; agree to lease, sell or transfer; or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights; make or permit any amendment or termination (not including expiration) of any contract, agreement, instrument or other right to which it is a party and which is material to its business, assets, earnings, operation or condition (financial or otherwise); or mortgage, pledge or subject to a lien or any other encumbrance any of its material assets, tangible or intangible;

          (f)    It shall not violate in any material respect, or commit a material breach of or default under any contract, agreement or instrument to which it is a party or to which any of its assets may be subject and which is material to its business, assets, earnings, operation or condition (financial or otherwise);

          (g)   It shall not knowingly violate any applicable law, regulation, ordinance, order, injunction or decree or any other requirements of any governmental body or court, relating to its assets or business, except with respect to any continuing failure, as set forth on Schedule 4.9(a), to comply with a Regulatory Directive, provided AEA has taken reasonable efforts to comply with such Regulatory Directive;

          (h)   It shall not increase or agree to increase the compensation payable to any officer, director, employee or agent; make or commit to make any bonus (except in accordance with existing employment agreements); or enter into or make any material change in any employment agreement or Employee Benefit Plan except as required by law;

          (i)    It shall not, except in the ordinary course of business through foreclosure or transfer in lieu thereof in the collection of loans to customers, acquire control of or any other ownership interest in any other corporation, association, joint venture, partnership, business trust or other business entity; acquire control or ownership of all or a substantial portion of the assets of any of the foregoing; merge, consolidate or otherwise combine with any other corporation; or enter into any agreement providing for any of the foregoing except in connection with the enforcement of bona fide security interests;

          (j)    It shall not acquire an ownership or leasehold interest in any real property whether by foreclosure, deed in lieu of foreclosure or otherwise without making an environmental evaluation that, in its reasonable opinion, is appropriate;

          (k)   It shall not settle any pending or threatened legal proceeding involving a claim against AEA or AEA Bank, except with respect to those matters set forth on Schedule 2.3.2 or Schedule 8.10, the terms of settlement of which have been provided to Cowlitz for review (for the avoidance of doubt, AEA and AEA Bank may settle legal proceedings involving claims by AEA or AEA Bank provided the terms of such settlements are provided to Cowlitz for review);

          (l)    It shall not engage in any activity or transaction other than in the ordinary course of business which would be reasonably expected to (i) have a Material Adverse Effect on AEA or AEA Bank, (ii) adversely affect the ability of Cowlitz, Cowlitz Bank, AEA or AEA Bank to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities required for the Mergers or to perform its covenants or agreements under this Agreement on a timely basis, or (iii) result in the material breach of any representation or warranty hereunder or the failure of a condition of closing;

          (m)  It shall not acquire, open or close any office or branch;

          (n)   It shall not do any act which causes it to be in material noncompliance with the regulations, permits and orders issued by regulatory authorities having jurisdiction over its business operations, except with respect to any continuing failure, as set forth on Schedule 4.9(a), to comply with a Regulatory Directive, provided AEA has taken reasonable efforts to comply with such Regulatory Directive;

          (o)   It shall not make or commit to make any capital expenditures, capital additions or capital improvements which individually exceed $5,000, or in the aggregate exceed $50,000;

          (p)   It shall not make, commit to make, or renew, modify or amend the terms of any loan over $250,000 or a series of loans or commitments over $250,000 to any Person or group of related Persons unless (1) the loan is made, committed to, modified or amended in accordance with Cowlitz Bank's loan policy and (2) information regarding such loan has been provided to Cowlitz and Cowlitz has not objected to the loan within 72 business hours of its receipt of the loan information;

          (q)   It shall not renew, modify or amend the terms of any existing loan which is classified by any examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import unless (1) the loan is made, committed to, modified or amended in accordance with Cowlitz Bank's loan policy and (2) information regarding such loan has been provided to Cowlitz and Cowlitz has not objected to the loan within 72 business hours of its receipt of the loan information;

          (r)   It shall not enter into or modify any agreement or arrangement with any director or officer of AEA or AEA Bank or with any Person affiliated with any director or officer of AEA or AEA Bank;

          (s)   It shall not take any charge-offs or write-downs of loan losses unless required by a bank regulatory authority to do so; and

          (t)    It shall not take any action or cause to be taken any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        6.2    No Solicitation.    Between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA and AEA Bank shall not, and shall not knowingly permit their officers, directors or other representatives to directly or indirectly initiate contact with any person or entity in an effort to solicit any Alternative Acquisition Transaction. Between the date hereof and earlier of the Effective Date or termination of this Agreement, AEA and each member of the Board shall not authorize or knowingly permit any officer, director or any other person representing or retained by AEA or AEA Bank to directly furnish or cause to be furnished any non-public information concerning its business, properties, or assets to any person or entity in connection with any possible Alternative Acquisition Transaction other than to the extent specifically authorized by its Board of Directors in the good faith exercise of its fiduciary duties after consultation with legal counsel. AEA shall promptly orally notify Cowlitz, followed by written notice, of receipt by AEA, AEA Bank or any of its officers or directors of any proposal, solicitation, indication of interest or other communication by any Person relating to any potential Alternative Acquisition Transaction, whether oral or written, communicated by any Person to AEA, or any indication from any Person that such a Person is considering making any Alternative Acquisition Transaction. Nothing in this Section 6.2 shall be interpreted to prevent AEA or its directors from entertaining or considering proposals for Alternative Acquisition Transactions in the good faith exercise of their fiduciary duties to shareholders.

        6.3    Filing Reports and Returns, Payment of Taxes.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA and AEA Bank shall duly and timely file (by the due date or any duly granted extension thereof), all reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the Federal Reserve, FDIC or DFI and all required federal, state and local tax returns, except where such late filing will not result in a Material Adverse Effect. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, AEA and AEA Bank will promptly pay all taxes and assessments indicated by tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which are required by law to be so withheld or collected.

        6.4    Preservation of Business.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, each of AEA and AEA Bank shall each use its respective commercially reasonable efforts (i) to preserve intact its business organization; (ii) to preserve its relationships and goodwill with its customers, employees and others having business dealings with it; and (iii) to keep available the services of its present officers, agents and employees and those of AEA Bank. AEA and AEA Bank will not institute any novel, unusual or material change in its methods of management, lending policies, personnel policies, accounting, marketing, investments or operations.

        6.5    Reasonable Efforts.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA will use its commercially reasonable efforts to obtain and to assist Cowlitz in obtaining all necessary approvals, consents and orders, including but not limited to approval of the FDIC, Federal Reserve, and DFI, to the transactions contemplated by this Agreement and the Plans of Merger, and to obtain the approval of the shareholders of AEA to the Agreement and to the Holding Company Plan of Merger. Further, AEA will use its commercially reasonable efforts to cause the members of the Board of Directors of AEA and AEA Bank to execute this Agreement in their individual capacities as provided for at the end of this Agreement.

        6.6    Continuing Accuracy of Representations and Warranties.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA and AEA Bank will not knowingly take or permit (to the extent within their control) any action which would reasonably be expected to cause any of the representations or warranties made by AEA or AEA Bank in this Agreement, if made on and as of the date of such event or the Effective Date, to be untrue or inaccurate (other than an event so affecting a representation or warranty which is permitted hereby). Within two days of becoming aware of the occurrence of or the pending or threatened occurrence of any event which would cause a representation or warranty to be untrue or inaccurate, AEA will give Cowlitz oral notification of the occurrence of such event and within fifteen (15) days of such event will provide a detailed written notice thereof to Cowlitz. AEA and AEA Bank will use reasonable efforts to prevent or promptly remedy such untruth or inaccuracy.

        6.7    Updating the AEA Disclosure Schedule.    No later than fifteen (15) days prior to the Anticipated Closing Date, AEA will revise and supplement the schedules to this Agreement provided by AEA and AEA Bank, so that such schedules are accurate and complete. Notwithstanding anything to the contrary contained herein, supplementation of such schedules following the execution of this Agreement shall not be deemed a modification of AEA's or AEA Bank's representations or warranties contained herein, unless Cowlitz consents in writing to such modification.

        6.8    Rights of Access.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA and AEA Bank will permit Cowlitz, and its employees, agents and representatives, during normal business hours and in a manner which does not unreasonably interfere with AEA and AEA Bank's business operations, full access to its personnel, consultants, premises, books, files and records, including but not limited to loan files and litigation files. AEA will furnish to Cowlitz such financial and operating data and other information with respect to the business and assets of AEA and AEA Bank as Cowlitz shall reasonably request. Cowlitz shall hold the information it obtains under this Section 6.8 in confidence in accordance with Section 12.3 hereof.

        6.9    Registration Statement.    AEA and AEA Bank each shall provide to Cowlitz such information and assistance as may be reasonably necessary to permit Cowlitz to file with the SEC a registration statement covering the issuance of the Cowlitz Common Stock pursuant to this Agreement, and the proxy statement to be used by AEA to solicit proxies from the AEA shareholders for the shareholder meeting at which the AEA shareholders will be asked to consider and vote on this Agreement and the Holding Company Plan of Merger, and the transactions contemplated hereby and thereby (in its combined, definitive form, the "Proxy Statement"). When delivered to shareholders of AEA, the Proxy Statement will fairly and accurately describe the business, financial condition and operations of AEA and AEA Bank, and will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except those statements in or omission from the Proxy Statement that are not descriptive of or otherwise attributable to AEA or AEA Bank. AEA will promptly advise Cowlitz in writing if at any time prior to the Effective Date AEA obtains Knowledge of any facts that would, in the opinion of AEA or its counsel, make it necessary to amend or supplement the Proxy Statement to make the statements therein not misleading or to comply with applicable law.

        6.10    Delivery of Reports.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA and AEA Bank will deliver to Cowlitz copies of:

          (a)   Minutes of meetings of AEA's and AEA Bank's shareholders, Board of Directors, and management or director committees, in each case promptly following approval thereof by the directors, management or committees;

          (b)   AEA Bank's loan committee reports and reports of loan delinquencies, foreclosures and other adverse developments regarding loans, and of developments regarding other real estate owned or other assets acquired through foreclosure or action in lieu thereof, promptly following approval thereof by AEA Bank's loan committee; and

          (c)   written communications by AEA to its shareholders, promptly following the mailing or transmittal thereof to such shareholders.

        6.11    Payment of Obligations.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA or AEA Bank, as the case may be, will promptly pay upon receipt of billings all accounts payable, including professional fees for legal, financial and accounting services, and will maintain its assets in accordance with good business practices; provided, however, that AEA and AEA Bank may refrain from paying any billings or accounts payable which they dispute in good faith.

        6.12    Shareholder Meeting.    AEA will call a meeting of its shareholders to consider and approve this Agreement, the Holding Company Plan of Merger, and the transactions contemplated thereby. AEA will deliver to its shareholders notice of the meeting, together with the Proxy Statement, in accordance with applicable Washington and federal law. The AEA Board of Directors will recommend to the shareholders approval of this Agreement, the Holding Company Plan of Merger and the transactions contemplated hereby unless, after consulting with legal counsel, the Board determines in good faith that its fiduciary duties otherwise require.

        6.13    Approval of Bank Plan of Merger.    Promptly following execution of this Agreement, AEA will execute consent resolutions of as sole shareholder of AEA Bank to approve and ratify the Bank Plan of Merger.

        6.14    Title Reports.    Immediately prior to the Effective Date, AEA will provide Cowlitz with either copies of title reports or a preliminary title report with respect to all real property owned by AEA, including other real estate owned.

        6.15    Insurance.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA and AEA Bank shall maintain all existing insurance coverage or maintain insurance coverage substantially similar to existing insurance coverage.

        6.16    Other Covenants.    AEA and AEA Bank will take the actions set forth in Schedule 6.16 on or before the dates for each such action set forth in Schedule 6.16, unless a requirement is waived in writing by Cowlitz.

        6.17    Notice to Option Holders.    More than 30 days prior to the Effective Date, AEA will notify all holders of AEA Options of the proposed merger in accordance with Section 14 of the form of option grant agreement for options issued under AEA's 1996 Employee Stock Option Plan.

        6.18    Other Actions.    AEA and AEA Bank agree to use their commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable or advisable under applicable laws so as to permit consummation of the Mergers and otherwise to enable consummation of the transactions contemplated hereby, and shall cooperate fully with Cowlitz and Cowlitz Bank to that end, unless, after consultation with legal counsel, the Boards of Directors of AEA and AEA Bank determine that their fiduciary duties otherwise require.

        6.19    Voting Agreement.    By signing this Agreement, each member of the Board of Directors of AEA so signing further agrees to vote his or her AEA Common Stock, and any shares over which he or she has voting control, in favor of the transactions contemplated by this Agreement and agrees that in the event the director sells or otherwise transfers his or her shares of AEA Common Stock prior to the record date for the shareholders' meeting at which AEA shareholders will be asked to approve this Agreement and the transactions hereunder, that such shares will only be sold or transferred subject to an agreement by the purchaser to vote such shares in favor of approving this Agreement and the transactions hereunder. The undertaking in this Section 6.19 of each member of the Board of Directors of AEA signing at the end of this Agreement to vote their shares in favor of the Agreement relates solely to their separate interests as shareholders and not in any way to their positions as directors of AEA.

7.    Covenants of Cowlitz.

        7.1    Certain Actions.    Except as expressly provided for in this Agreement, during the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Cowlitz and Cowlitz Bank each covenants to AEA and AEA Bank, that, without first obtaining the written approval of AEA, which approval shall not be unreasonably withheld:

          (a)   It shall not amend its articles of incorporation or bylaws;

          (b)   It shall not declare or pay any dividend, redeem, repurchase or otherwise acquire or agree to acquire any of its capital stock or make or commit to make any other distribution to shareholders (except that Cowlitz Bank may pay dividends to Cowlitz);

          (c)   It shall not engage in any activity or transaction that is other than in the ordinary course of business, including the sale of any properties, securities, servicing rights, loans or other assets, which would be reasonably expected to have a Material Adverse Effect on Cowlitz and Cowlitz Bank or adversely delay the ability of Cowlitz, Cowlitz Bank, AEA or AEA Bank to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities required for the Mergers or to perform its covenants or agreements under this Agreement on a timely basis;

          (d)   It shall not violate, or commit a breach of or default under any contract, agreement or instrument to which it is a party or to which any of its assets may be subject and which is material to its business, assets, earnings, operation or condition (financial or otherwise), or knowingly violate any applicable law, regulation, ordinance, order, injunction or decree or any other requirements of any governmental body or court, relating to its assets or business, the violation of which could result in a Material Adverse Effect on Cowlitz or Cowlitz Bank.

          (e)   It shall not take any action or cause to be taken any action that would prevent or impede the Holding Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        7.2    Filing Reports and Returns, Payment of Taxes.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Cowlitz and Cowlitz Bank shall duly and timely (by the due date or any duly granted extension thereof) file all reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the SEC, Federal Reserve, FDIC and DFI and all required federal, state and local tax returns, except where such late filing will not result in a Material Adverse Effect. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, Cowlitz and Cowlitz Bank will promptly pay all taxes and assessments indicated by tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which are required by law to be so withheld or collected.

        7.3    Preservation of Business.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Cowlitz and Cowlitz Bank shall use its commercially reasonable efforts to preserve intact its business organization and to preserve its relationships and goodwill with its customers, employees and others having business dealings with it.

        7.4    Reasonable Efforts.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Cowlitz will use commercially reasonable efforts to obtain and to assist AEA in obtaining, all necessary approvals, consents and orders, including but not limited to approvals of the Federal Reserve, FDIC and the DFI, to the transactions contemplated by this Agreement and the Plans of Merger.

        7.5    Continuing Accuracy of Representations and Warranties.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Cowlitz and Cowlitz Bank will not knowingly take or permit (to the extent within their control) any action which would cause any of the representations or warranties made by Cowlitz or Cowlitz Bank in this Agreement if made on and as the date of such event or the Effective Date, to be untrue or inaccurate in any material respect (other than an event so affecting a representation or warranty which is permitted hereby). Within two days of becoming aware of the occurrence of or the pending or threatened occurrence of any event which would cause a representation or warranty to be untrue or inaccurate, Cowlitz will give AEA oral notification of the occurrence of such event and within fifteen (15) days of such event will provide a detailed written notice thereof to AEA. Cowlitz and Cowlitz Bank will use reasonable efforts to prevent or promptly remedy such untruth or inaccuracy.

        7.6    Updating the Schedules.    No later than fifteen (15) days prior to the Anticipated Closing Date, Cowlitz will revise and supplement the schedules to this Agreement provided by Colwitz and Cowlitz Bank to ensure that such schedules remain accurate and complete. Notwithstanding anything to the contrary contained herein, supplementation of such schedules following the execution of this Agreement shall not be deemed a modification of Cowlitz's or Cowlitz Bank's representations or warranties contained herein, unless AEA consents in writing to such modification.

        7.7    Rights of Access.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Cowlitz and Cowlitz Bank will permit AEA and its employees, agents and representatives, during normal business hours and in a manner which does not unreasonably interfere with Cowlitz and Cowlitz Bank's business operations, full access to its employees, consultants, premises, books, files and records of Cowlitz, including but not limited to loan files and litigation files. Cowlitz will furnish to AEA such financial and operating data and other information with respect to its business and assets as AEA shall reasonably request. AEA shall hold the information it obtains under this Section 7.7 in confidence in accordance with Section 12.3 hereof.

        7.8    Proxy Statement.    Cowlitz will prepare or provide to AEA such assistance as may be necessary to permit AEA to prepare the Proxy Statement. When delivered to AEA shareholders, the Proxy Statement will fairly describe the transaction with respect to the business, financial condition and operations of Cowlitz and Cowlitz Bank and will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except those statements in or omission from the Proxy Statement that are not descriptive of or otherwise attributable to Cowlitz or Cowlitz Bank. Cowlitz will promptly advise AEA in writing if at any time prior to the Effective Date Cowlitz shall obtain Knowledge of any facts that would, in the opinion of Cowlitz or its counsel, make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements therein not misleading or to comply with applicable law.

        7.9    Securities Registration.    Promptly following execution of this Agreement, Cowlitz will take all necessary and appropriate steps to register under the Securities Act and any applicable state securities laws the shares of Cowlitz Common Stock to be issued to AEA shareholders under the Holding Company Plan of Merger.

        7.10    Listing of Securities.    Cowlitz shall, promptly following the execution of this Agreement, file with the Nasdaq Stock Market, Inc., a listing application covering the Cowlitz Common Stock to be issued to the AEA shareholders and shall continue to take such steps as may be necessary to cause such Cowlitz Common Stock to be listed on the Nasdaq National Market on or before the Effective Date.

        7.11    Other Actions.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Cowlitz covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to obtain required government and regulatory approvals to and to otherwise accomplish this Agreement and the Plans of Merger. Promptly following the execution of this Agreement, Cowlitz will execute consent action minutes of shareholders to approve and ratify the Bank Plan of Merger.

        7.12    Appointment to Cowlitz Board of Directors.    Prior to the Effective Date, Cowlitz's Board of Directors may select one person from AEA's Board of Directors for appointment to the Cowlitz Board of Directors and Cowlitz Bank Board of Directors. If such person chooses not to accept such appointment, Cowlitz may, but is not obligated to, select another person from AEA's Board of Directors for the appointment. At or immediately after the Effective Date, if the person selected has agreed to serve on the Boards of Directors, such person shall be appointed to both the Cowlitz and Cowlitz Bank Board of Directors.

        7.13    Employee Matters.

          (a)   From and after the Effective Time, Cowlitz and Cowlitz Bank shall honor in accordance with their terms as in effect immediately before the Effective Time (i) all employee benefit or compensation obligations to current and former employees of AEA and AEA Bank accrued as of the Effective Time and (ii) all employment or severance agreements entered into prior to the date hereof, provided these benefits or agreements are set forth on Schedule 4.22 and provided, however, that such benefits and agreements shall be subject to any amendment or termination thereof that may be permitted by their terms.

          (b)   After the Effective Time, Cowlitz will either continue the AEA employee benefit plans in effect at the Effective Date (provided that at renewal dates, copayments, employee contributions, deductible limits and other cost-sharing arrangements may be modified to reflect any increase in the costs of such benefits), modify the AEA employee benefits plans to provide for benefits that would, in the aggregate, be no less favorable than those provided to AEA and AEA Bank employees at the Effective Date, or may shift AEA and AEA Bank employees to the benefit programs then made available to Cowlitz employees (the "Benefits Integration") with credit for service with AEA and AEA Bank accrued (or otherwise credited by AEA and AEA Bank) prior to the Benefits Integration deemed service with Cowlitz for eligibility and vesting purposes (and levels of benefits).

          (c)   For purposes of vacation benefits, service accrued with AEA and AEA Bank shall be credited for determining an employee's eligibility and length of vacation under the Cowlitz vacation plan, and any vacation taken prior to the Benefits Integration will be subtracted under the Cowlitz plan from the employee's vacation entitlement for the calendar year in which the Benefits Integration occurs.

          (d)   For purposes of participation in Cowlitz bonus plans, profit sharing plans and arrangements, and similar benefits, AEA and AEA Bank employees shall receive credit for length of service accrued with AEA and AEA Bank.

          (e)   Cowlitz shall waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of AEA and AEA Bank under any Cowlitz health and welfare plans in which such employees may be eligible to participate after the Effective Time. Deductibles, coinsurance or maximum out-of-pocket payments made by such employees during the applicable plan year under AEA's health and welfare plans but prior to the date such employee first participates in the applicable Cowlitz plan, shall reduce the amount of deductibles, coinsurance and out-of-pocket payments under the Cowlitz plan.

        7.14    Indemnification of Directors and Officers; D&O Insurance.

          (a)   From and after the Effective Date, Cowlitz shall indemnify and hold harmless AEA's current directors and executive officers to the extent of AEA's indemnification obligation under AEA's articles of incorporation and bylaws, subject to Washington law.

          (b)   Provided that prior to the Effective Date AEA has obtained three-year tail coverage on its director and officer liability insurance policy, from and after the Effective Date for a three-year period, Cowlitz shall maintain such tail coverage or substantially similar tail coverage.

          (c)   If Cowlitz or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the surviving corporation shall assume all of the obligations set forth in this Section 7.14.

          (d)   The provisions of this Section 7.14 are intended to be for the benefit of, AEA and AEA Bank's directors and executive officers and shall be enforceable by, each of the them, their heirs and their representatives.

        7.15    Payment of Certain Indebtedness.    As of the Effective Date or within thirty (30) days thereafter, Cowlitz will repay AEA's indebtedness payable, including without limitation all principal, interest, fees and other charges and amounts payable, (i) to Farmers and Merchants Bank of Rockford and (ii) to Funding Source, LLC. Cowlitz will also repay other indebtedness incurred by AEA strictly to the extent necessary to increase capital for compliance with any Regulatory Directive, provided Cowlitz has consented to AEA incurring additional indebtedness, which consent shall not be unreasonably withheld.

        7.16    Reservation of Shares.    Cowlitz shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Cowlitz Common Stock for delivery upon exercise of converted AEA Warrants and the maximum number of shares that could be issuable pursuant to Section 3.2.

        7.17    Reports.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Cowlitz will deliver to AEA promptly upon preparation or approval, copies of minutes of meetings of Cowlitz' and Cowlitz Bank's shareholders, Board of Directors, and management or director committees, and Cowlitz Bank's loan committee reports and reports of loan delinquencies, foreclosures and other adverse developments regarding loans; and of developments regarding other real estate owned or other assets acquired through foreclosure or action in lieu thereof.

8.    Conditions to Obligations of Cowlitz.

        The obligations of Cowlitz under this Agreement and the Plans of Merger to consummate the Holding Company Merger and the Bank Merger shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by Cowlitz in writing and not required by law):

        8.1    Shareholder Approval.    Approval of this Agreement and the Plans of Merger by the shareholders of AEA and AEA Bank.

        8.2    No Litigation.    Absence of any suit, action, or proceeding (made or threatened) against Cowlitz, AEA, or any of their directors or officers, seeking to challenge, restrain or enjoin this Agreement or the Plans of Merger or the transactions contemplated thereby; seeking to restrict the rights of the parties or the operation of the business of AEA or Cowlitz or their subsidiaries after consummation of the Mergers; or seeking to subject the parties to this Agreement or the Plans of Merger or any of their officers or directors to any liability, fine, forfeiture or penalty on the grounds that the parties hereto or their directors or officers have violated or will violate their fiduciary duties to their respective shareholders or will violate any applicable law or regulation in connection with the transactions contemplated by this Agreement and the Plans of Merger, except such suits, actions or proceedings which in the reasonable judgment of Cowlitz are without merit.

        8.3    No Banking Moratorium.    Absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States.

        8.4    Regulatory Approvals.    Procurement of all consents, orders and approvals required by law, and the satisfaction of all other necessary or appropriate legal requirements, including but not limited to approvals by Federal Reserve, FDIC, and DFI of the transactions contemplated by the Agreement and the Plans of Merger, without any conditions or requirements included in any such required consents, orders or approvals which impose any condition or restriction on Cowlitz or AEA, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which in the good faith judgment of Cowlitz would be materially burdensome to Cowlitz or AEA, and the expiration of all regulatory waiting periods.

        8.5    Compliance with Securities Laws.    Receipt of an order of registration from the SEC relating to the issuance of shares of Cowlitz Common Stock under the Holding Company Plan of Merger, the absence of any stop order issued by the SEC, and receipt of such other registration and qualification orders as may be necessary under applicable laws and regulations.

        8.6    Other Consents.    Receipt of all other consents and approvals necessary for consummation of the transactions contemplated by this Agreement and the Plans of Merger.

        8.7    Corporate Documents.    Receipt by Cowlitz of:

          (a)   Certificates of existence or good standing for AEA and AEA Bank issued by the appropriate governmental officer as of a date immediately prior to the Effective Date; and

          (b)   A copy, certified by each Secretary of AEA and AEA Bank, of resolutions adopted by the Board of Directors and shareholders of each entity approving this Agreement and the applicable Plan of Merger.

        8.8    Continuing Accuracy of Representations and Warranties.    Except as expressly contemplated hereby, the representations and warranties of AEA being true in all material respects at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date (unless some other date is specified as of which a representation and warranty is made, in which case such statement shall be true and correct as of such date). Notwithstanding the foregoing, in the case of Section 4.13(a), Material Adverse Changes related to changes in AEA's balance sheet that do not constitute AEA Material Financial Changes shall not be deemed a breach of AEA's representations and warranties hereunder, provided that all Material Adverse Changes are accurately reflected in the updated schedules to this Agreement provided by AEA and AEA Bank.

        8.9    Compliance with Covenants.    Compliance by AEA with all covenants on its part required by this Agreement to be performed or complied with prior to or at the Effective Date.

        8.10    Settlement.    Resolution of all of the claims and disputes with respect to the matter set forth on Schedule 8.10 for a cash amount equal to or less than the reserve amount set forth on Schedule 8.10.

        8.11    No Material Adverse Changes.    Between December 31, 2004 and the Effective Date, the absence of any Material Adverse Change or AEA Material Financial Change, except changes contemplated by this Agreement and such changes as may have been previously approved in writing by Cowlitz. For purposes of this Section, "Material Adverse Changes" shall not include financial changes which are considered for purposes of determining whether an AEA Material Financial Change has occurred and shall not include those financial changes specifically excluded from the definition of AEA Material Financial Change.

        8.12    Certificate.    Receipt by Cowlitz of a Certificate of the Chief Executive Officer of AEA, dated as of the Effective Date, certifying to the best of his knowledge the fulfillment of the conditions specified in Sections 8.1, 8.2, 8.4, 8.6, 8.8, 8.9, 8.10, 8.11, 8.14, 8.15, 8.17 and 8.18 hereof and such other matters with respect to the fulfillment by AEA of any of the conditions of this Agreement as Cowlitz may reasonably request.

        8.13    Tax Opinion.    Receipt of a opinion of Foster Pepper Tooze LLP, special counsel to Cowlitz, dated as of the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the transactions contemplated by the Agreement and the Plans of Merger will be reorganizations within the meaning of Section 368(a) of the Code; that the parties to the Agreement and to the Plans of Merger will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code; and that no taxable gain or loss will be recognized by AEA, AEA Bank, Cowlitz or Cowlitz Bank as a result of the Mergers; that no taxable gain or loss will be recognized by the shareholders of AEA (except with respect to cash, if any, received for any fractional share interest in Cowlitz Common Stock or in lieu of stock under Section 2.1.4). In rendering its opinion, Foster Pepper Tooze LLP may require and rely upon representations contained in letters from AEA and Cowlitz.

        8.14    Other Conditions.    Satisfaction of the other conditions and requirements set forth in Schedule 8.14.

        8.15    Dissenting Shares.    AEA shareholders holding or controlling no more than twenty percent (20%) of the shares of AEA Common Stock issued and outstanding immediately prior to the Effective Time shall have perfected dissenter's rights under RCW Chapter 23B.13.

        8.16    Affiliate Letters.    Cowlitz has received an Affiliate Letter, in the form attached hereto as Exhibit C from each of the affiliates (as defined in Rule 144 promulgated by the SEC pursuant to the Securities Act) of AEA. Schedule 8.16 is a list of all affiliates of AEA.

        8.17    Limit on Certain Expenses.    In the aggregate, (i) AEA's and AEA Bank's legal expenses in connection with negotiation, preparation, and performance of this Agreement and the transactions contemplated hereunder, and (ii) the premium paid for three-year tail coverage for AEA's director and officer liability insurance policy, shall not have exceeded $750,000.

        8.18    Limit on NOL Carry-forwards.    Federal tax net operating loss carry-forwards realized by AEA between December 31, 2004 and the Effective Date shall not exceed the amount set forth on Schedule 8.18, except as set forth on Schedule 8.18.

9.    Conditions to Obligations of AEA.    The obligations of AEA under this Agreement and the Plans of Merger to consummate the Mergers, shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by AEA in writing and not required by law):

        9.1    Shareholder Approval.    Approval of this Agreement and the Holding Company Plan of Merger by the shareholders of AEA.

        9.2    No Litigation.    Absence of any suit, action, or proceeding (made or threatened) against Cowlitz, AEA, or their directors or officers, seeking to challenge, restrain, enjoin, or otherwise affect this Agreement or the Plans of Merger or the transactions contemplated thereby; seeking to restrict the rights of the parties or the operation of the business of AEA or Cowlitz or their subsidiaries after consummation of the Mergers; or seeking to subject any of them or their officers or directors to any liability, fine, forfeiture or penalty on the grounds that such parties have violated or will violate their fiduciary duties to their respective shareholders or will violate any applicable law or regulation in connection with the transactions contemplated by this Agreement and the Plans of Merger.

        9.3    No Banking Moratorium.    Absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States.

        9.4    Regulatory Approvals.    Procurement of all consents, orders and approvals required by law, and the satisfaction of all other necessary or appropriate legal requirements, including but not limited to approvals by Federal Reserve, FDIC and DFI of the transactions contemplated by the Agreement and the Plans of Merger, without any conditions or requirements included in any such required consents, orders or approvals which impose any condition or restriction on Cowlitz or AEA, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which in the good faith judgment of AEA would be materially burdensome to Cowlitz or AEA, and the expiration of all regulatory waiting periods.

        9.5    Compliance with Securities Laws.    Receipt by Cowlitz of an order of registration from the SEC relating to the issuance of shares of Cowlitz Common Stock under the Holding Company Plan of Merger, the absence of any stop order issued by the SEC, and receipt of such other registration and qualification orders as may be necessary under applicable laws and regulations, and receipt by Cowlitz of confirmation that the shares of Cowlitz Common Stock to be issued under the Holding Company Plan of Merger have been listed on the Nasdaq National Market.

        9.6    Other Consents.    Receipt of all other consents and approvals necessary for consummation of the transactions contemplated by this Agreement and the Plans of Merger.

        9.7    Corporate Documents.    Receipt by AEA of:

          (a)   A certificate of existence for Cowlitz and a good standing certificate for Cowlitz Bank issued by the appropriate governmental officer dated as of a date immediately prior to the Effective Date;

          (b)   A copy, certified by each Secretary of Cowlitz and Cowlitz Bank, of the resolutions adopted by the Board of Directors of each approving this Agreement and the respective Plan of Merger.

        9.8    Continuing Accuracy of Representations and Warranties.    Except as contemplated hereby, the representations and warranties of Cowlitz being true in all material respects at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date (unless some other date is specified as of which a representation or warranty is made, in which case such statement shall be true and correct as of such date). Notwithstanding the foregoing, in the case of Section 5.13(a), Material Adverse Changes related to changes in Cowlitz's consolidated balance sheet that do not constitute Cowlitz Material Financial Changes shall not be deemed a breach of Cowlitz's and Cowlitz Bank's representations and warranties hereunder, provided that all Material Adverse Changes are accurately reflected in the updated schedules to this Agreement provided by Cowlitz and Cowlitz Bank.

        9.9    Compliance with Covenants.    Cowlitz having complied in all material respects with all covenants on its part required by this Agreement to be performed or complied with prior to or at the Effective Date.

        9.10    Tax Opinion.    Receipt of a favorable opinion of Foster Pepper Tooze LLP, special counsel to Cowlitz, as referenced in Section 8.13, which opinion stipulates that it may be relied on by AEA shareholders.

        9.11    Certificate.    Receipt by AEA of a Certificate of the President and Chief Financial Officer of Cowlitz, dated as of the Effective Date, certifying to the best of their knowledge the fulfillment of the conditions specified in Sections 9.2, 9.4, 9.5, 9.6, 9.8, and 9.9 hereof and such other matters with respect to the fulfillment by Cowlitz of any of the conditions of this Agreement as AEA may reasonably request.

        9.12    Fairness Opinion.    AEA shall have received a written fairness opinion of Sandler O'Neill & Partners, L.P, which opinion has not been withdrawn as of date of the Proxy Statement, confirming that the Merger Consideration to be paid to AEA shareholders in the Holding Company Merger is fair from a financial point of view to the AEA shareholders.

        9.13    No Material Adverse Changes.    Between December 31, 2004 and the Effective Date, the absence of any Material Adverse Change or Cowlitz Material Financial Change, except changes contemplated by this Agreement and such changes as may have been previously approved in writing by AEA. For purposes of this Section, "Material Adverse Changes" shall not include financial changes which are considered for purposes of determining whether a Cowlitz Material Financial Change has occurred.

10.    Closing.

        The transactions contemplated by this Agreement and the Plans of Merger will close in the office of Foster Pepper Tooze LLP at such time and on such date within seven (7) days following the satisfaction of the conditions to closing, including the expiration of any waiting period, set forth in Sections 8.4 and 9.4, as set by notice from Cowlitz to AEA, or at such other time and place as the parties may agree.

11.    Termination.

        11.1    Procedure for Termination.    This Agreement may be terminated before the Effective Date:

          (a)   By the mutual consent of the Boards of Directors of Cowlitz and AEA acknowledged in writing;

          (b)   By Cowlitz or AEA acting through their Boards of Directors upon written notice to the other party, if at the time of such notice the Mergers shall not have become effective by December 31, 2005 or such later date as shall have been agreed to in writing by Cowlitz and AEA acting through their respective Boards of Directors;

          (c)   By Cowlitz, acting through its Board of Directors upon written notice to AEA, if (i) there has been a failure on the part of AEA to satisfy its covenants and obligations under this Agreement, or (ii) there has been a breach by AEA in its representations or warranties, such that the condition set forth in Section 8.8 is not satisfied, and such breach or failure is not cured within 30 days notice to AEA of such breach or failure;

          (d)   By AEA, acting through its Board of Directors upon written notice to Cowlitz, if (i) there has been a failure on the part of Cowlitz to satisfy its covenants and obligations under this Agreement, or (ii) there has been a breach by Cowlitz in its representations or warranties, such that the condition set forth in Section 9.8 is not satisfied, and such breach or failure is not cured within 30 days notice to AEA of such breach or failure;

          (e)   By Cowlitz, acting through its Board of Directors upon written notice to AEA, if AEA suffers an AEA Material Financial Change;

          (f)    By AEA, acting through its Board of Directors upon written notice to Cowlitz if Cowlitz suffers a Cowlitz Material Financial Change;

          (g)   By AEA, acting through its Board of Directors, if during the five-day period immediately prior to the Anticipated Closing Date, AEA gives written notice to Cowlitz of its intent to terminate the Agreement due to a Significant Decline in the price of Cowlitz Common Stock. If during the same measurement period there has been a decline in the Nasdaq Bank Index, AEA may not give notice of an intent to terminate unless, in addition to a Significant Decline, the percentage decrease in the Cowlitz stock price is 15 percentage points more than the Nasdaq Bank Index Decrease. Notwithstanding the foregoing, if Cowlitz declares or pays a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Cowlitz Stock Closing Value is determined, the provisions of this Section 11.1(g) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of AEA. Notwithstanding the foregoing, this Agreement will not terminate if within 48 hours of such notice Cowlitz agrees to a Price Fill. If Cowlitz fails to elect to effect a Price Fill, AEA may withdraw its notice of intention to terminate at least three business days prior to the Anticipated Closing Date, or the Merger Agreement will terminate pursuant to such prior notice.

          (h)   By AEA, if its Board of Directors determines in good faith (after consultation with legal counsel) that such action is required in order for the directors to comply with their respective fiduciary duties under applicable law.

          (i)    Automatically, if thirty-one (31) days have elapsed since (i) regulatory approval for the Mergers was denied or withdrawn by the regulators provided new regulatory applications have not been filed or (ii) certification is delivered that the AEA shareholders have failed to approve this Agreement and Plans of Merger.

        11.2    Effect of Termination.

          11.2.1    In the event this Agreement is terminated pursuant to one of the subsections of Section 11.1, this Agreement shall become wholly void and of no further force and effect, except that the provisions of this Section 11.2 and of Sections 11.3, 12.3, and 12.8 shall survive termination of this Agreement.

          11.2.2    In the event this Agreement is terminated pursuant to one of the subsections of Section 11.1, there shall be no liability on the part of any party or its respective Board of Directors as a result of such termination or abandonment, except as described in Sections 11.2.3, 11.2.4, 11.2.5 and 11.2.6.

          11.2.3    In the event this Agreement is terminated by Cowlitz pursuant to Sections 11.1(c) or AEA pursuant to Sections 11.1(d) (provided that there is no failure of any covenant or condition on the part of the terminating party), the breaching party will reimburse the terminating party for all reasonable legal, accounting, financial advisor, and other expenses incurred in the negotiation, due diligence, drafting of this Agreement and any regulatory applications and proxy solicitation materials, regulatory application and securities registration fees, and expenses of printing and mailing the Proxy Statement ("Transaction Expenses"). AEA shall reimburse Cowlitz for Transaction Expenses if AEA terminates this Agreement under Section 11.1(h).

          11.2.4    In the event the AEA shareholders do not approve this Agreement and the Plans of Merger and if there is no failure of any covenant or condition on the part of Cowlitz, AEA will reimburse Cowlitz $200,000 for its Transaction Expenses.

          11.2.5    In addition to the reimbursement obligations in Sections 11.2.3 and 11.2.4, provided there is no failure of any covenant or condition on the part of Cowlitz, in the event this Agreement is terminated and within 18 months of the date of this Agreement, AEA enters into a definitive agreement for an Alternative Acquisition Transaction, which is ultimately consummated (regardless of when the Alternative Acquisition Transaction is consummated), then AEA shall pay to Cowlitz a termination fee of $575,000.

          11.2.6    If there is a Change in Control of Cowlitz and subsequent thereto, Cowlitz terminates this Agreement pursuant to Section 11.1(c) or Section 11.1(e) due to circumstances that were not the result of a willful or intentional act or gross negligence by AEA, AEA Bank, or any of their directors, officers, employees or agents, then Cowlitz shall reimburse AEA for its Transaction Expenses up to a maximum of $200,000. For purposes of this Section 11.2.6, a "Change of Control" means a change in the majority of the Board of Directors of Cowlitz without the consent or recommendation of the current Board of Directors. For purposes of this Agreement, the current Board of Directors of Cowlitz consists of all persons serving as directors of Cowlitz on the date hereof, and includes any person who hereafter becomes a director by appointment by the current Board of Directors or upon the recommendation or nomination for election by the shareholders by the current Board of Directors, or any director appointed at the direction of any appropriate state or federal banking supervisory agency.

        11.3    Return of Documents.    In the event of termination of this Agreement, Cowlitz and AEA will promptly deliver to each other all originals and copies of documents and work papers obtained from the other party, whether so obtained before or after the execution hereof, and will not use any information so obtained, and will not disclose or divulge such information so obtained; provided, however, that any disclosure of such information may be made to the extent required by applicable law or regulation or judicial or regulatory process; and provided further that neither party shall be obligated to treat as confidential any such information which is publicly available or readily ascertainable from public sources, or which was known to such party at the time that such information was disclosed to it by the other party or which is rightfully received by such party from a third party;

and further provided that a party may retain copies of documents and work papers obtained from the other party if so required by applicable law. The obligations arising under this Section 11.3 shall survive any termination or abandonment of this Agreement.

12.    Miscellaneous Provisions.

        12.1    Amendment or Modification.    Prior to the Effective Date, this Agreement and the Plans of Merger may be amended or modified, either before or after approval by the shareholders of AEA and Cowlitz, only by an agreement in writing executed by the parties hereto upon approval of their respective Boards of Directors; provided, however, that no such amendment or modification shall decrease the amount or modify the form of consideration to be received by the AEA shareholders pursuant to the Holding Company Plan of Merger without the approval of the AEA shareholders, except as provided in such Holding Company Plan of Merger, or as provided under Section 2.3.2.

        12.2    Public Statements.    No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties to such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section 12.2 shall not be required if the delay would preclude the timely issuance of a press release or public statement required by law or any applicable regulations. The provisions of this Section 12.2 shall not be construed as limiting the parties from communications consistent with the purposes of this Agreement, including but not limited to seeking regulatory and shareholder approvals necessary to complete the transactions contemplated by this Agreement and the Plans of Merger.

        12.3    Confidentiality.    Each party shall use the non-public information that it obtains from the other parties to this Agreement solely for the effectuation of the transactions contemplated by this Agreement and the Plans of Merger or for other purposes consistent with the intent of this Agreement and shall not use any such information for other purposes, including but not limited to the competitive detriment of the other parties. Each party shall maintain strictly confidential all non-public information it receives from the other parties and shall, upon termination of this Agreement prior to the Effective Date, return such information in accordance with Section 11.3. The provisions of this Section 12.3 shall not prohibit the use of information consistent with the provisions of Sections 11.3 or prohibit disclosure of information to the parties' respective counsel, accountants, tax advisors, and consultants, provided that those persons also agree to maintain such information confidential in accordance with this Section 12.3 and Sections 11.3 hereof.

        12.4    Waivers and Extensions.    Each of the parties hereto may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other parties hereto or waive compliance by the other parties hereto of any of the covenants or conditions contained herein or in the Plans of Merger, other than those required by law. No such waiver or extension of time shall constitute a waiver of any subsequent or other performance or compliance. No such waiver shall require the approval of the shareholders of any party.

        12.5    Expenses.    Each of the parties hereto shall pay their respective expenses in connection with this Agreement and the Plans of Merger and the transactions contemplated thereby, except as otherwise may be specifically provided.

        12.6    Binding Effect, No Assignment.    This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties.

        12.7    Representations and Warranties.    The respective representations and warranties of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other parties, and except for claims based upon fraud of the parties or their representatives, shall expire as of the Effective Date.

        12.8    Remedies.    Except for claims based upon fraud of the parties or their representatives, the only remedy available to any party hereunder is for amounts payable pursuant to Section 11.2 and specific performance of this Agreement. Notwithstanding the foregoing, a party may seek equitable relief and damages for a violation of Section 11.3 and 12.3 and the members of AEA's board of directors may seek equitable remedies and damages for violations of Section 7.14.

        12.9    No Benefit to Third Parties.    Except for Sections 7.13 and 7.14, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person or entity, other than the parties hereto, any right or remedy under or by reason hereof. Claims of AEA shareholders receiving Cowlitz Common Stock are limited to their rights under applicable federal and state securities law. Representations, warranties and covenants of Cowlitz and Cowlitz Bank herein are for the benefit of AEA and AEA Bank only, are conditions to closing only, and expire as of the Effective Date except as specifically set forth otherwise herein. Representations, warranties and covenants of AEA and AEA Bank herein are for the benefit of Cowlitz and Cowlitz Bank only, are conditions to closing only, and expire as of the Effective Date except as specifically set forth otherwise herein.

        12.10    Notices.    Any notice, demand or other communication permitted or desired to be given hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if personally delivered or mailed by registered or certified mail, return receipt requested, or sent via overnight courier to the respective parties at their addresses set forth below:

  If to Cowlitz or Cowlitz Bank:

    Cowlitz Bancorporation
    927 Commerce Avenue
    Longview, Washington 98632
    Attn: Rich Fitzpatrick

    Copies of Notices to Cowlitz to:

    Kenneth E. Roberts
    Foster Pepper Tooze LLP
    601 SW Second Avenue
    Portland, OR 97204-3223

  If to AEA or AEA Bank:

    AEA Bancshares, Inc.
    1505 Westlake Avenue North
    Seattle, Washington 98105
    Attn: Chuck Brooks

    Copies of Notices to AEA to:

    Sandra Gallagher-Alford
    Davis Wright Tremaine LLP
    2600 Century Square
    1501 Fourth Avenue
    Seattle, Washington 98101

        Any party from time to time may change such address by so notifying the other parties hereto of such change, which address shall thereupon become effective for purposes of this Section 12.10.

        12.11    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

        12.12    Entire Agreement.    This Agreement, including all of the schedules and exhibits hereto and other documents or agreements referred to herein, constitutes the entire agreement between the parties with respect to the Mergers and other transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such matters.

        12.13    Headings.    The article and section headings in this Agreement are for the convenience of the parties and shall not affect the interpretation of this Agreement.

        12.14    Counterparts.    At the convenience of the parties, this Agreement may be executed in counterparts, and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute but one Agreement.

        IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolutions adopted by a majority of their respective Boards of Directors, have each caused this Agreement to be executed by its duly authorized officers.

COWLITZ BANCORPORATION		AEA BANCSHARES, INC.
By:	/s/ RICHARD J. FITZPATRICK Rich Fitzpatrick President and Chief Executive Officer	By:	/s/ CLYDE B. BROOKS, JR. Clyde B. Brooks, Jr. President and Chief Executive Officer
COWLITZ BANK		ASIA-EUROPE-AMERICAS BANK
By:	/s/ RICHARD J. FITZPATRICK Rich Fitzpatrick President and Chief Executive Officer	By:	/s/ CLYDE B. BROOKS, JR. Clyde B. Brooks, Jr. Interim President and CEO

(Continued on Next Page)

        The undersigned members of the Board of Directors of AEA and AEA Bank execute this Agreement for the limited purposes of Sections 6.19 hereof.

/s/ CHARLES K. BARBO Charles K. Barbo	/s/ HANS W. MAURITZEN Hans Mauritzen
/s/ PER HEGGELUND Per Heggelund	/s/ CLARK MOCK Clark Mock
/s/ JAN KRISTIANSEN Jan Kristiansen	/s/ AKHIL SHAH Akhil Shah

Exhibit A

HOLDING COMPANY PLAN OF MERGER

        This Holding Company Plan of Merger (the "Plan of Merger") dated                        , 2005, is by and between Cowlitz Bancorporation ("Cowlitz"), a Washington corporation, and AEA Bancshares, Inc. ("AEA"), a Washington corporation.

RECITALS

        A.    The Board of Directors and shareholders of each of Cowlitz and AEA has approved this Plan of Merger and authorized its execution and the performance of all of its respective obligations hereunder.

        B.    This Plan of Merger is part of an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated May 3, 2005, by and among Cowlitz, Cowlitz Bank (Cowlitz's wholly owned subsidiary bank), AEA and Asia-Europe-Americas Bank (AEA's wholly owned subsidiary bank), which Reorganization Agreement sets forth certain conditions precedent to the effectiveness of this Plan of Merger and other matters relative to the merger contemplated by this Plan of Merger. Capitalized terms that are used but not defined in this Plan of Merger are used as defined in the Reorganization Agreement.

        C.    At or prior to the date the Merger (defined below) becomes effective, the parties shall have taken all such actions as may be necessary or appropriate in order to effectuate the Merger.

AGREEMENT

        In consideration of the mutual covenants herein contained, the parties hereby adopt this Plan of Merger:

        1.    EFFECTIVE DATE AND TIME.    This Plan of Merger shall be effective at 11:59 p.m. (the "Effective Time") on                        , 2005 (the "Effective Date").

        2.    MERGER.    At the Effective Time, AEA shall merge with and into Cowlitz (the "Merger"), and Cowlitz will be the surviving corporation (the "Surviving Corporation"). The name of the Surviving Corporation shall be "Cowlitz Bancorporation."

        3.    ARTICLES OF INCORPORATION, BYLAWS.    At the Effective Time, the articles of incorporation and bylaws of Cowlitz shall be the articles of incorporation and bylaws of the Surviving Corporation.

        4.    EFFECT OF MERGER.    As of the Effective Time, by virtue of the Merger and without further act or deed or other instrument or act of transfer, the surviving corporation shall be vested in all assets, rights, privileges, appointments, powers, licenses, permits and franchises of Cowlitz and AEA, whether of a public or a private nature, and shall be subject to all of the debts, liabilities, obligations, and contracts of Cowlitz and AEA.

        5.    CAPITALIZATION OF COWLITZ.    The present authorized capital of Cowlitz consists of 5,000,000 shares of undesignated preferred stock without par value, of which no shares are issued or outstanding, and 25,000,000 shares of common stock without par value, of which            shares are issued, outstanding and fully paid ("Cowlitz Common Stock"). Except as set forth in the Reorganization Agreement or the schedules thereto, there are no outstanding options, warrants or other rights to purchase or receive Cowlitz securities.

        6.    CAPITALIZATION OF AEA.    The present authorized capital of AEA consists of 3,000,000 shares of common stock, $1.00 par value, of which,            shares are issued, outstanding and fully paid ("AEA Common Stock"). Except as set forth in the Reorganization Agreement or the schedules thereto, there are no outstanding options, warrants or other rights to purchase or receive AEA securities.

        7.    EXCHANGE OF SHARES.

          7.1    Cowlitz Common Stock.    As of the Effective Time, each share of Cowlitz capital stock outstanding immediately prior to the Holding Company Merger shall remain outstanding and shall be deemed to be one share of the capital stock of the Surviving Corporation.

          7.2    Merger Consideration; AEA Common Stock and Cash

            (a)   As of the Effective Time, each outstanding share of AEA Common Stock (other than Dissenting Shares) shall be converted into the right to receive the number of shares of Cowlitz Common Stock determined by dividing the Per Share Consideration by the Cowlitz Stock Initial Value. Cash consideration shall be paid in lieu of any resulting fractional shares. Notwithstanding the foregoing, to the extent the Total Consideration exceeds $7,006,856, at Cowlitz's option, Cowlitz may pay the amount in excess in cash instead of stock, and to the extent shares of Cowlitz Common Stock issued under the Reorganization Agreement will exceed 19.9% of the outstanding shares of Cowlitz Common Stock prior to the Merger, after Cowlitz has issued shares equaling 19.9% of its outstanding stock, the balance of the Total Consideration shall be paid in cash, subject to any required tax withholdings.

            (b)   Cowlitz Stock Initial Value means $11.34.

            (c)   Per Share Consideration is determined by dividing the Total Consideration of $            by the            shares of AEA Common Stock, which are currently outstanding.

          7.3    Post Closing Consideration

            (a)   AEA Bank is pursuing claims under the Fidelity Bond and pursuant to the Reorganization Agreement has assigned its interest in such claims to the Shareholder Representative. The Shareholder Representative is charged with pursuing such claims for the benefit of former AEA shareholders who were entitled to receive the Merger Consideration, on the terms and subject to the conditions set forth in Schedule 3.1 of the Reorganization Agreement. Upon recovery under the Fidelity Bond, the Shareholder Representative will reimburse Cowlitz for any costs and expenses incurred by AEA or Cowlitz in pursuing such claims, up to but not exceeding the amount so recovered. The Shareholder Representative shall have a security interest in the proceeds of any recoveries on the Fidelity Bond to secure payment of its costs and expenses and the costs and expenses of its counsel and experts. The net proceeds of any recoveries will be disbursed by the Shareholder Representative within a reasonable period following receipt thereof to the former AEA shareholders who were entitled to receive Merger Consideration, based on each shareholder's percentage interest in AEA shares outstanding as of the Effective Date.

            (b)   If within one year after the Effective Time, Cowlitz or Cowlitz Bank, as successors to AEA or AEA Bank, receive any amount of recovery with respect to the matters referenced in Schedule 2.3.2 of the Reorganization Agreement, Cowlitz shall distribute the recovery amount, minus any costs and expenses reasonably incurred by Cowlitz or Cowlitz Bank in connection with pursuing such recoveries and net of any related taxes (the "Net Recovery Amount"), in the form of Cowlitz Common Stock, to the former AEA shareholders who were entitled to receive the Merger Consideration. The number of shares of Cowlitz Common Stock to be distributed to a shareholder shall equal the shareholder's prorata share, based on the shareholder's percentage interest of the AEA shares outstanding as of the Effective Date, of the Net Recovery Amount divided by the Cowlitz Stock Initial Value. Fractional shares shall be paid in cash. Cowlitz will make the distributions within thirty (30) days following its receipt of the recovery amount.

        8.    EXCHANGE PROCEDURES.

          (a)   Prior to the Effective Date, Cowlitz shall appoint an Exchange Agent for the purpose of exchanging certificates representing shares of AEA Common Stock (other than Dissenting Shares) for Cowlitz Common Stock in accordance with Section 7.2(a). On or about the Effective Date, Cowlitz will issue and deliver to the Exchange Agent certificates representing a sufficient number of shares of Cowlitz Common Stock issuable, and cash payable in lieu of fractional shares or in lieu of stock under Section 7.2(a), in the Holding Company Merger.

          (b)   As soon as practicable after the Effective Date, the Exchange Agent will send written notice to each record holder of AEA Common Stock (other than holders of Dissenting Shares) of the closing of the Merger.

          (c)   Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of AEA Common Stock ("Old Certificates"), accompanied by a duly executed letter of transmittal in the form attached, promptly after the Effective Date, the Exchange Agent shall deliver to each holder of such surrendered Old Certificates new certificates representing the appropriate number of shares of Cowlitz Common Stock ("New Certificates"), together with checks for payment of cash in lieu of fractional shares or cash in lieu of stock in accordance with Section 7.2(a), to be issued in respect of the Old Certificates, less any taxes required to be withheld with respect to such fractional shares.

          (d)   Until Old Certificates have been surrendered and exchanged for New Certificates as herein provided, each outstanding Old Certificate shall represent a right to receive the number of shares of Cowlitz Common Stock or cash into which such shares of AEA Common Stock are exchanged. No dividends or other distributions which are declared on Cowlitz Common Stock into which shares of AEA Common Stock have been converted after the Effective Date, will be paid to Persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

          (e)   Any Cowlitz Common Stock or cash delivered to the Exchange Agent (together with any interest or dividends thereon) and not issued pursuant to this Section at the end of twelve months after the Effective Date shall be returned to Cowlitz, in which event the Persons entitled thereto shall look only to Cowlitz for payment thereof.

          (f)    Notwithstanding anything to the contrary set forth in this Agreement, if any holder of AEA Common Stock shall be unable to surrender his or her Old Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof a lost stock certificate affidavit and, if required by the Exchange Agent, an indemnity bond in a form and substance reasonably satisfactory to the Exchange Agent.

          (g)   The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Cowlitz Common Stock or AEA Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Cowlitz Common Stock for the account of the persons entitled hereto.

        9.    ANTI-DILUTION PROVISION.    If Cowlitz changes or proposes to change the number of shares of Cowlitz Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, or similar transaction with respect to the outstanding Cowlitz Common

Stock, or exchanges Cowlitz Common Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

        10.    DISSENTERS' RIGHTS.    Any holder of Dissenting Shares who has satisfied the requirements of RCW 23B.13.230 to perfect the holder's right to payment under RCW Chapter 23B.13 shall be entitled to be paid the value of such shareholder's shares of AEA Common Stock pursuant to RCW Chapter 23 B.13, and shall not be entitled to receive the Merger Consideration.

        11.    SHAREHOLDER APPROVAL.    This Plan of Merger has been ratified and approved by the shareholders of AEA at a meeting called and held in accordance with the applicable provisions of law and AEA's articles of incorporation and bylaws. Each of Cowlitz and AEA have procured all other consents and approvals, taken all other actions, and satisfied all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms herein provided.

        12.    CONDITIONS TO THE MERGER.    All conditions precedent to the effectiveness of this Plan of Merger as set forth in the Reorganization Agreement have been satisfied or waived.

        IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

COWLITZ BANCORPORATION		AEA BANCSHARES, INC.
By:	Richard J. Fitzpatrick President and Chief Executive Officer	By:	Clyde B. Brooks, Jr., Interim President and Chief Executive Officer
By:		By:
	Lynda Altman, Secretary		, Secretary

Exhibit B

BANK PLAN OF MERGER

        This Plan of Merger (the "Bank Plan of Merger"), dated this            day of            , 2005, is by and between Cowlitz Bank ("Cowlitz Bank"), a Washington state chartered bank, and Asia-Europe-Americas Bank ("AEA Bank"), a Washington state chartered bank.

RECITALS

A.
Cowlitz Bank and AEA Bank are each FDIC insured banks.

B.
AEA Bank has its head office at 1505 Westlake Avenue North, Seattle, Washington.

C.
Cowlitz Bank has its head office at 927 Commerce Avenue, Longview, Washington.

D.
Cowlitz Bancorporation ("Cowlitz") is the parent holding company and sole shareholder of Cowlitz Bank.

E.
AEA Bancshares, Inc. ("AEA") is the parent holding company and sole shareholder of AEA Bank.

F.
A majority of the entire Board of Directors of each of Cowlitz Bank and AEA Bank has approved this Bank Plan of Merger and authorized its execution and the performance of all of its respective obligations hereunder.

G.
This Bank Plan of Merger is part of an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of May 3, 2005, by and among Cowlitz Bank, Cowlitz, AEA Bank and AEA, which Reorganization Agreement sets forth certain conditions precedent to the effectiveness of this Bank Plan of Merger and other matters relative to the merger (the "Bank Merger") contemplated by this Bank Plan of Merger. Capitalized terms that are used but not defined in this Bank Plan of Merger are used as defined in the Reorganization Agreement.

H.
At or prior to the date the Bank Merger becomes effective, the parties shall have taken all such actions as may be necessary or appropriate to effectuate the Bank Merger.

AGREEMENT

        In consideration of the mutual covenants herein contained, the parties hereby adopt this Bank Plan of Merger:

        1.    EFFECTIVE DATE.    The effective date (the "Effective Date") of this Bank Plan of Merger shall be the date set forth in a Certificate of Merger issued by the Washington Director.

        2.    BANK MERGER.    On the Effective Date, AEA Bank shall merge with and into Cowlitz Bank with Cowlitz Bank being the surviving bank (the "Surviving Bank").

        3.    ARTICLES OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS.    The articles of incorporation and bylaws of Cowlitz Bank and the banking charter of Cowlitz Bank in effect immediately before the Effective Date shall be the articles of incorporation, bylaws and banking charter of the surviving bank. Until their successors are elected or appointed and qualified, and subject to prior death, resignation or removal, the Surviving Bank's officers shall be, as of the Effective Date, the individuals serving in such capacities for Cowlitz Bank immediately prior to the Effective Date, as identified on Appendix A hereto. Until their successors are elected or appointed and qualified, and subject to prior death, resignation or removal, the Surviving Bank's directors shall be, as of the Effective Date, the individuals identified on Appendix A hereto.

        4.    EFFECT OF THE BANK MERGER.

          4.1.  Until changed by the Surviving Bank's Board of Directors, the locations and names of the existing offices of Cowlitz Bank and AEA Bank shall continue to be the location of the offices of the Surviving Bank, under the names listed on Appendix B.

          4.2.  As of the Effective Date, by virtue of the Bank Merger and without further act or deed or other instrument or act of transfer, the Surviving Bank shall be vested in all assets, rights, privileges, appointments, powers, licenses, permits and franchises of Cowlitz Bank and AEA Bank, whether of a public or a private nature, and shall be subject to all of the debts, liabilities, obligations, and contracts of Cowlitz Bank and AEA Bank.

        5.    CAPITALIZATION OF COWLITZ BANK.    Cowlitz Bank's authorized capital consists of 150,000 authorized shares of common stock with $30.00 par value, of which 55,606 are issued, outstanding and fully paid. There are no outstanding options, warrants or other rights to purchase or receive Cowlitz Bank securities.

        6.    CAPITALIZATION OF AEA BANK.    AEA Bank's authorized capital consists of 2,000,000 shares of common stock, $1.00 par value,                        of which is issued, outstanding and fully paid. There are no outstanding options, warrants or other rights to purchase or receive AEA Bank securities.

        7.    CONVERSION OF SHARES.    Upon effectiveness of the Bank Merger, each outstanding share of Cowlitz Bank common stock shall remain outstanding as shares of the surviving bank, the holders of such shares shall retain their rights with respect to such shares as in effect prior to the Bank Merger, and each outstanding share of AEA Bank will be cancelled.

        8.    SHAREHOLDER APPROVAL.    This Bank Plan of Merger has been ratified and approved by the sole shareholder of each of Cowlitz Bank and AEA Bank in accordance with the applicable provisions of law and their respective articles of incorporation and bylaws. Each of Cowlitz Bank and AEA Bank has procured all other consents and approvals, taken all other actions, and satisfied all other requirements prescribed by law or otherwise, necessary for consummation of the Bank Merger on the terms herein provided.

        9.    CONDITIONS TO THE BANK MERGER.    All conditions precedent to the effectiveness of this Bank Plan of Merger as set forth in the Reorganization Agreement have been satisfied or waived.

        IN WITNESS WHEREOF, the parties hereto have caused this Bank Plan of Merger to be executed by their duly authorized officers as of the date first above written.

Cowlitz Bank:
COWLITZ BANK
By:
Rich Fitzpatrick, President
By:
Lynda Altman, Secretary
AEA Bank:
AEA BANK
By:
Clyde B. Brooks, Interim President
By:
, Secretary

Exhibit C

Affiliate Letter

                        , 2005

Cowlitz Bancorporation
927 Commerce Avenue
Longview, Washington 98632

Ladies and Gentlemen:

        I have been advised that I might be considered to be an "affiliate" of AEA Bancshares, Inc., a Washington corporation ("AEA"), for purposes of paragraphs (c) and (d) of Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act").

        Cowlitz Bancorporation, a Washington corporation ("Cowlitz"), and AEA, together with Cowlitz Bank and Asia-Europe-Americas Bank, have entered into an Agreement and Plan of Reorganization, dated May 3, 2005, and accompanying plans of merger (together, the "Agreement"), pursuant to which, among other things, AEA will merge with and into Cowlitz (the "Merger").

        Upon consummation of the Merger, I will receive shares of common stock of Cowlitz ("Cowlitz Common Stock") in exchange for my shares of common stock of AEA ("AEA Common Stock").

        This agreement is hereinafter referred to as the "Affiliate Letter Agreement."

        A.    I represent and warrant to, and agree with, Cowlitz as follows:

          1.     I have read this Affiliate Letter Agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of Cowlitz Common Stock, to the extent I felt necessary, with my counsel or counsel for AEA.

          2.     I shall not make any offer, sale, pledge, transfer or other disposition in violation of the Act or the rules and regulations of the SEC thereunder, of the shares of Cowlitz Common Stock I receive pursuant to the Merger.

        B.    I understand and agree that:

          1.     I have been advised that, because I may be an "affiliate" of AEA at the time the Merger will be submitted for a vote of the shareholders of AEA, I must hold such shares indefinitely unless (i) my disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Act (and I agree to provide such representations as Cowlitz may reasonably request in order to determine such conformity), or (iii) in an opinion of counsel, in form and substance reasonably satisfactory to Cowlitz, some other exemption from registration is available with respect to any such proposed disposition of such shares.

          2.     If my Cowlitz shares are to be held in street name by a broker-dealer, I agree to send a copy of this Affiliate Letter Agreement to the Securities Compliance Officer of such brokerage firm, to ensure that such firm knows of my status as an affiliate.

          3.     Stop transfer instructions will be given to the registrar of the certificates for the shares of Cowlitz Common Stock I receive and there will be placed on such certificates legends stating in substance that the shares represented by the certificate were issued in a merger to which Rule 145 applies.

          4.     The foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity security or of the equity interest.

          5.     In the event I become a director or officer of Cowlitz or a director of Cowlitz Bank upon consummation of the Merger, any purchase or sale of the capital stock of Cowlitz by me will be subject to the applicable provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 144 of the Act.

          6.     Execution of this Affiliate Letter Agreement should not be construed as an admission on my part that I am an "affiliate" of AEA as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

        C.    Cowlitz has agreed to supply me with any information necessary to enable me to make routine sales of my Cowlitz Common Stock as may be permitted by, and in accordance with, the applicable provisions of Rule 144 of the Act. Cowlitz will use commercially reasonable efforts to comply with all requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the filing by Cowlitz of annual, periodic and other reports on a timely basis in a manner sufficient to allow sales of the Cowlitz Common Stock by me if such sales are otherwise permitted by law or regulation.

        This Affiliate Letter Agreement is binding on my heirs, legal representatives and successors.

Very truly yours,

The foregoing Affiliate Letter Agreement is hereby
accepted as of the date stated therein.

COWLITZ BANCORPORATION

By	Richard J. Fitzpatrick, President and Chief Executive Officer

Appendix B

[Sandler O'Neill
& Partners, L.P. Logo]	INVESTMENT BANKING GROUP

919 Third Avenue, 6th Fl., New York, NY 10022 Tel: 212.466.7700/800.635.6855 Fax: 212.466.7711

May 3, 2005

Board of Directors
AEA Bancshares, Inc.
1505 Westlake Avenue North
Seattle, WA 98109-9855

Gentlemen:

        AEA Bancshares, Inc. (AEA"), Asia-Europe-Americas Bank ("AEA Bank"), Cowlitz Bancorporation ("Cowlitz") and Cowlitz Bank ("Cowlitz Bank") have entered into an Agreement and Plan of Reorganization, effective May 3, 2005 (collectively, the "Agreement"), pursuant to which AEA will be merged into Cowlitz (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of AEA common stock issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement (the "AEA Shares"), will be converted into the right to receive that number of shares of Cowlitz common stock obtained by dividing the Per Share Consideration by $11.34 (the average of the closing prices of the shares of Cowlitz common stock for the twenty trading days ending three days prior to the date of the Agreement) (the "Exchange Ratio"). For purposes of the Agreement, the Per Share Consideration is equal to the quotient obtained by dividing $7,006,856 (the Total Consideration, as the same may be increased or decreased prior to the closing of the Merger under the circumstances described in the Agreement) by the number of AEA Shares outstanding immediately prior to the consummation of the Merger. Cowlitz may pay a portion of the consideration in cash to the extent that the Total Consideration exceeds $7,006,856 and will pay a portion of the merger consideration in cash to the extent that Cowlitz would otherwise be required to issue more than 19.9% of its outstanding shares of common stock in the Merger. Cash will also be paid in lieu of fractional shares. Additional consideration may be received by holders of AEA Shares after the closing of the Merger to the extent, and in the event that recoveries are made on certain matters, set forth in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of AEA Shares.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available and other financial statements and other historical financial information of AEA that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Cowlitz that we deemed relevant; (iv) an internal budget for AEA for the year ending December 31, 2005 prepared by and reviewed with senior management of AEA; summary internal financial projections for the years ending December 31, 2006 and 2007 prepared by and reviewed with senior management of AEA; and estimates of earnings and earnings per share growth rates for the year ending December 31, 2008 prepared by and reviewed with senior management of AEA; (v) an internal budget for Cowlitz for the year ending December 31, 2005 prepared by and reviewed with senior management of Cowlitz; summary internal financial projections for the years ending December 31, 2006 and 2007 prepared by and reviewed with senior management of Cowlitz; and estimates of earnings and earnings per share growth rates for the year ending December 31, 2008 prepared by and reviewed with senior management of Cowlitz; (vi) the pro forma financial impact of the Merger on Cowlitz, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of AEA and Cowlitz; (vii) the publicly reported historical price and trading activity for Cowlitz's common stock, including a comparison of certain financial and stock market information for Cowlitz with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. For purposes of certain of our analyses, AEA's equity was adjusted to reflect additional loan loss reserves based upon estimates of senior management of Cowlitz and the report of an independent loan reviewer retained by AEA (the "Additional Loan Loss Reserves"). Certain of our analyses were also performed assuming that the Total Consideration, and therefore, the Exchange Ratio, are reduced pursuant to the terms of the Agreement.

        We also discussed with certain members of the senior management of AEA the business, financial condition, results of operations and prospects of AEA and held similar discussions with certain members of the senior management of Cowlitz regarding the business, financial condition, results of operations and prospects of Cowlitz.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by AEA or Cowlitz or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of AEA and Cowlitz that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of AEA or Cowlitz or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of AEA or Cowlitz nor have we reviewed any individual credit files relating to AEA or Cowlitz. We have assumed, with your consent, that the allowance for loan losses for both AEA and Cowlitz are adequate to cover such losses (but, in the case of AEA, have also performed certain of our analyses assuming the Additional Loan Loss Reserves).

        With respect to the internal budgets and projections for AEA and Cowlitz and the estimates of transaction costs, purchase accounting adjustments and cost savings used by Sandler O'Neill in its analyses, the senior managements of AEA and Cowlitz confirmed to us that those projections and estimates reflected the best currently available estimates and judgments of the future financial performances of AEA and Cowlitz, respectively and we assumed that such performances would be achieved. We express no opinion as to such budgets, financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of AEA or Cowlitz since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that AEA and Cowlitz will remain as going concerns for all periods relevant to our analyses (Sandler O'Neill notes that AEA's 2005 financial statements have been prepared on the basis that AEA is a going concern but that the opinion of AEA's independent accountants states that there is substantial doubt about AEA's ability to continue as such), that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice AEA has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Cowlitz's common stock will be when issued to AEA's shareholders pursuant to the Agreement or the prices at which Cowlitz's common stock may trade at any time.

        We have acted as AEA's financial advisor in connection with the Merger and have received and will receive fees for our services. A substantial portion of our fees are contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. AEA has also agreed to indemnify us against certain liabilities arising out of our engagement.

        In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to AEA and Cowlitz and their affiliates. We may also actively trade the equity and/or debt securities of Cowlitz and/or its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors of AEA in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of AEA as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of AEA Shares and does not address the underlying business decision of AEA to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for AEA or the effect of any other transaction in which AEA might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

        Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair to the holders of AEA Shares from a financial point of view.

                      Very truly yours,

                      /s/  SANDLER O'NEILL & PARTNERS, L.P.

Appendix C

WASHINGTON DISSENTERS' RIGHTS STATUTE

Chapter 23B.13 RCW

RCW 23B.13.010. Definitions.

As used in this chapter:

(1)
"Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)
"Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3)
"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)
"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)
"Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)
"Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)
"Shareholder" means the record shareholder or the beneficial shareholder.

RCW 23B.13.020. Right to dissent.

(1)
A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

(a)
Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b)
Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c)
Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d)
An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder's shares in exchange for cash or other consideration other than shares of the corporation; or

  (e)
  Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)
A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3)
The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

(a)
The proposed corporate action is abandoned or rescinded;

(b)
A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c)
The shareholder's demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030. Dissent by nominees and beneficial owners.

(1)
A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

(2)
A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

(a)
The beneficial shareholder submits to the corporation the record shareholder's consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b)
The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200. Notice of dissenters' rights.

(1)
If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(2)
If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters' rights that the action was taken and send them the notice described in RCW 23B.13.220.

RCW 23B.13.210. Notice of intent to demand payment.

(1)
If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2)
A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.220. Dissenters' rights—Notice.

(1)
If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2)
The notice must be sent within ten days after the effective date of the corporate action, and must:

(a)
State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b)
Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c)
Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)
Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e)
Be accompanied by a copy of this chapter.

RCW 23B.13.230. Duty to demand payment.

(1)
A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates, all in accordance with the terms of the notice.

(2)
The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3)
A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.240. Share restrictions.

(1)
The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2)
The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250. Payment.

(1)
Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

(2)
The payment must be accompanied by:

(a)
The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(b)
An explanation of how the corporation estimated the fair value of the shares;

(c)
An explanation of how the interest was calculated;

(d)
A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

(e)
A copy of this chapter.

RCW 23B.13.260. Failure to take action.

(1)
If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2)
If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270. After-acquired shares.

(1)
A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)
To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

RCW 23B.13.280. Procedure if shareholder dissatisfied with payment or offer.

(1)
A dissenter may deliver a notice to the corporation informing the corporation of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

  (a)
  The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

  (b)
  The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

  (c)
  The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2)
A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

RCW 23B.13.300. Court action.

(1)
If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)
The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)
The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)
The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5)
The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)
Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310. Court costs and counsel fees.

(1)
The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2)
The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)
Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b)
Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3)
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Appendix D

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
Cowlitz Bancorporation and Subsidiaries

        We have audited the accompanying consolidated statements of condition of Cowlitz Bancorporation (a Washington Corporation) and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of Cowlitz Bancorporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cowlitz Bancorporation and Subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/  MOSS ADAMS LLP

Portland, Oregon
February 4, 2005

COWLITZ BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(dollars in thousands)

	March 31, 2005	December 31, 2004	December 31, 2003
	(unaudited)	(audited)	(audited)
ASSETS
Cash and cash equivalents	$15,652	$8,332	$24,627
Investment securities:
Available-for-sale at fair value (cost of $57,551, $59,682 and $46,658 at March 31, 2005, December 31, 2004 and December 31, 2003, respectively)	57,094	60,005	47,000
Held-to-maturity at amortized cost (fair value of $8,170 at December 31, 2003)	—	—	8,044

Total investment securities	57,094	60,005	55,044
Federal Home Loan Bank stock, at cost	1,051	1,047	1,974
Loans held-for-sale		—	8,360
Loans, net of deferred loan fees	197,665	189,346	163,490
Allowance for loan losses	(3,840)	(3,796)	(3,968)

Total loans, net	193,825	185,550	159,522
Cash surrender value of bank-owned life insurance	8,667	8,585	8,170
Premises and equipment, net of accumulated depreciation of $4,783, $4,703 and $4,350 at March 31, 2005, December 31, 2004 and December 31, 2003, respectively	4,011	4,017	4,171
Goodwill, net of impairment adjustments and accumulated amortization of $1,987 at March 31, 2005, December 31, 2004 and 2003	852	852	852
Intangible assets, net of accumulated amortization of $1,970, $1,970 and $1,734 at March 31, 2005, December 31, 2004 and December 31, 2003, respectively	—	—	236
Accrued interest receivable and other assets	5,551	4,898	5,843

TOTAL ASSETS	$286,703	$273,286	$268,799

LIABILITIES
Deposits:
Non-interest-bearing demand	$57,384	$51,982	$60,572
Savings and interest-bearing demand	85,473	77,709	86,375
Certificates of deposit	104,971	104,919	79,533

Total deposits	247,828	234,610	226,480
Federal funds purchased	400	475	225
Federal Home Loan Bank borrowings	432	473	5,653
Other borrowings	37	38	2,739
Accrued interest payable and other liabilities	2,176	1,992	1,900

TOTAL LIABILITIES	250,873	237,588	236,997
COMMITMENTS AND CONTINGENCIES (Note 14)
SHAREHOLDERS' EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2005, December 31, 2004 and December 31, 2003	—	—	—
Common stock, no par value; 25,000,000 shares authorized with 4,174,552, 4,173,552 and 3,898,652 shares issued and outstanding at March 31, 2005, December 31, 2004 and December 31, 2003, respectively	19,516	19,511	17,957
Additional paid-in capital	2,022	2,022	1,609
Retained earnings	14,593	13,951	12,011
Accumulated other comprehensive income, net of taxes	(301)	214	225

TOTAL SHAREHOLDERS' EQUITY	35,830	35,698	31,802

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$286,703	$273,286	$268,799

See accompanying notes

COWLITZ BANCORPORATION AND SUBSIDIARIES

CONSOLDIATED STATEMENTS OF INCOME

(dollars in thousands, except share and per share amounts)

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)		(audited)
INTEREST INCOME
Interest and fees on loans	$3,421	$3,058	$12,819	$14,586	$19,725
Interest on taxable investment securities	518	461	1,919	1,089	1,604
Interest on non-taxable investment securities	135	80	380	102	15
Other interest and dividend income	38	21	125	505	695

Total interest income	4,112	3,620	15,243	16,282	22,039

INTEREST EXPENSE
Savings and interest-bearing demand deposits	185	184	772	1,141	1,714
Certificates of deposit	752	497	2,086	3,117	5,920
Federal funds purchased	5	3	41	16	44
Federal Home Loan Bank notes payable	8	19	4	460	694
Other borrowings	1	51	145	228	239

Total interest expense	951	754	3,048	4,962	8,611

Net interest income before provision for loan losses	3,161	2,866	12,195	11,320	13,428
PROVISION FOR LOAN LOSSES	—	(13)	210	237	2,783

Net interest income after provision for loan losses	3,161	2,879	11,985	11,083	10,645

NON-INTEREST INCOME
Service charges on deposit accounts	137	188	693	858	752
Gains on loans sold	—	172	130	4,404	5,655
Mortgage brokerage fees	79	105	417	1,992	3,221
Escrow fees	—	—	—	961	1,140
Credit card income	125	138	593	633	547
Fiduciary income	147	101	439	320	275
Increase in cash surrender value of bank-owned life insurance	82	133	416	170	—
Net gains (losses) on sales of investment securities available-for-sale	—	—	8	(9)	183
Net losses on sale of repossessed assets	—	(80)	(51)	(13)	(113)
Other income	48	51	142	90	233

Total non-interest income	618	808	2,787	9,406	11,893

NON-INTEREST EXPENSE
Salaries and employee benefits	1,697	1,662	6,363	9,478	10,722
Net occupancy and equipment expense	348	435	1,500	2,564	2,260
Professional fees	193	160	673	1,527	1,491
Goodwill impairment	—	—	—	1,472	—
Business taxes	51	55	226	12	606
FDIC insurance assessment	8	104	223	505	557
Credit card expense	136	130	589	616	527
Data processing and communications	73	78	281	454	512
Loan expense	8	15	67	746	503
Postage and freight	65	62	248	426	484
Travel and education	25	36	189	288	401
Stationery and supplies	32	37	136	233	337
Temporary help	11	4	114	377	106
Amortization of intangible assets	—	66	236	265	265
Expenses relating to other real estate owned	15	19	73	196	260
Insurance premiums	42	48	205	191	124
Placement fees and other employee hiring expenses	2	38	186	85	151
Other expenses	209	224	933	975	891

Total non-interest expense	2,915	3,173	12,242	20,410	20,197

Income from continuing operations before income tax provision (benefit)	864	514	2,530	79	2,341
INCOME TAX PROVISION (BENEFIT)	222	117	590	(38)	339

Income from continuing operations	$642	$397	1,940	117	2,002

DISCONTINUED OPERATIONS:
Income from operations, net of tax	$—	$—	$—	$—	$6
Gain on disposal, net of tax	—	—	—	—	279

Income from discontinued operations	—	—	—	—	285

Income before cumulative effect of a change in accounting principle	642	397	1,940	117	2,287
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE, NET OF TAX	—	—	—	—	(791)

NET INCOME	$642	$397	$1,940	$117	$1,496

BASIC EARNINGS PER SHARE OF COMMON STOCK
Continuing operations	$0.15	$0.10	$0.49	$0.03	$0.53
Discontinued operations	—	—	—	—	0.08
Cumulative effect of a change in accounting principle	—	—	—	—	(0.21)

Net income per basic share of common stock	$0.15	$0.10	$0.49	$0.03	$0.40

DILUTED EARNINGS PER SHARE OF COMMON STOCK
Continuing operations	$0.15	$0.10	$0.47	$0.03	$0.53
Discontinued operations	—	—	—	—	0.07
Cumulative effect of a change in accounting principle	—	—	—	—	(0.21)

Net income per diluted share of common stock	$0.15	$0.10	$0.47	$0.03	$0.39

WEIGHTED-AVERAGE SHARE OUTSTANDING—BASIC	4,174,141	3,906,379	3,999,216	3,854,253	3,757,608

WEIGHTED-AVERAGE SHARE OUTSTANDING—DILUTED	4,309,767	4,135,912	4,094,109	4,004,502	3,851,196

See accompanying notes

COWLITZ BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
EQUITY AND COMPREHENSIVE INCOME

(dollars in thousands)

	Common stock
			Paid-in Capital	Retained Earnings	Comprehensive Income (Loss)	Shareholders' Equity	Comprehensive Income
	Shares	Amount
BALANCE, December 31, 2001 (audited)	$3,692,560	$16,802	$1,538	$10,398	$10	$28,748
Comprehensive income:
Net income	—	—	—	1,496	—	1,496	$1,496
Net change in unrealized gain on investments available-for-sale, net of deferred taxes of $176	—	—	—	—	330	330	330

Comprehensive income							$1,826

Proceeds from the exercise of stock options	87,600	479	—	—	—	479
Issuance of common stock in connection with acquisition	38,112	210	—	—	—	210

BALANCE, December 31, 2002 (audited)	3,818,272	17,491	1,538	11,894	340	31,263
Comprehensive income:
Net income	—	—	—	117	—	117	$117
Net change in unrealized gain on investments available-for-sale, net of deferred taxes of $42	—	—	—	—	(115)	(115)	(115)

Comprehensive income							$2

Proceeds from the exercise of stock options	80,380	466	—	—	—	466
Tax benefit from the exercise of stock options	—	—	71	—	—	71

BALANCE, December 31, 2003 (audited)	3,898,652	17,957	1,609	12,011	225	31,802
Comprehensive income:
Net income	—	—	—	1,940	—	1,940	$1,940
Net unrealized gain on investments reclassified from held-to-maturity to available-for-sale, net of deferred taxes of $134	—	—	—	—	261	261	261
Net change in unrealized gain on investments available-for-sale, net of deferred taxes of $140	—	—	—	—	(272)	(272)	(272)

Comprehensive income							$1,929

Proceeds from the exercise of stock options and employee stock purchases	274,900	1,554	—	—	—	1,554
Tax benefit from the exercise of stock options	—	—	413	—	—	413

BALANCE, December 31, 2004 (audited)	4,173,552	$19,511	$2,022	$13,951	$214	$35,698
Comprehensive income:
Net income	—	—	—	642	—	642	$642
Net change in unrealized gain on investments available-for-sale, net of deferred taxes of $265	—	—	—	—	(515)	(515)	(515)

Comprehensive income							$127

Proceeds from the exercise of stock options and employee stock purchases	1,000	5	—	—	—	5

Tax benefit from the exercise of stock options	—	—	—	—	—	—

BALANCE, March 31, 2005 (unaudited)	$4,174,552	$19,516	$2,022	$14,593	$(301)	$35,830

See accompanying notes

COWLITZ BANCORPORATION AND SUBSIDIARIES

CONSOLDIATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)		(audited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income from continuing operations, net of a change in accounting principle	$642	$397	$1,940	$117	$1,211
Adjustments to reconcile net income from continuing operations to net cash from operating activities:
Deferred tax expense (benefit)	428	163	460	45	(835)
Tax benefit of stock options exercised	81	179	413	71	—
Depreciation and amortization			618	790	881
Impairment of goodwill			—	1,472	1,208
Provision for loan losses	—	(13)	210	237	2,783
Increase in cash surrender value of bank-owned life insurance	(82)	(133)	(416)	(170)	—
Federal Home Loan Bank stock dividends	(4)	(19)	(40)	(120)	(213)
Net (gains) losses on sales of investment securities available-for-sale			(8)	9	(183)
Net amortization of investment security premiums and accretion of discounts	37	91	262	187	477
Net losses on sales of foreclosed assets	—	80	51	13	113
Net (gains) losses on the sale of premises and equipment	—	(2)	(4)	70	(20)
Net gains on loans sold	—	(172)	(130)	(4,404)	(5,655)
Origination of loans held-for-sale	—	(3,019)	(3,019)	(362,866)	(500,109)
Proceeds from loan sales	—	10,663	10,663	422,555	479,455
(Increase) decrease in accrued interest receivable and other assets	(816)	74	287	580	340
Increase (decrease) in accrued interest payable and other liabilities	184	6	(321)	(721)	(1,623)

Net cash from continuing operations	470	8,295	10,966	57,865	(22,170)

Net income from discontinued operations	—	—	—	—	285
Adjustments to reconcile net income from discontinued operations to net cash from operating activities:
Deferred tax benefit	—	—	—	—	152
Gain on sale of discontinued operations	—	—	—	—	(423)
Increase in accrued interest receivable and other assets	—	—	—	—	(16)
Increase in accrued interest payable and other liabilities	—	—	—	—	120

Net cash from discontinued operations	—	—	—	—	118

Net cash from operating activities	470	8,295	10,966	57,865	(22,052)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of investment securities held-to-maturity	—	—	—	—	1,125
Proceeds from maturities and sales of investment securities available-for-sale	2,094	4,816	24,132	21,610	41,305
Purchases of held-to-maturity investment securities	—	—	—	(7,692)	(259)
Purchases of available-for-sale investment securities	—	—	(29,365)	(35,701)	(44,192)
Proceeds from redemption of Federal Home Loan Bank stock	—	27	977	492	1,398
Purchases of Federal Home Loan Bank stock	—	—	(10)	—	—
Net (increase) decrease in loans	(8,275)	(1,568)	(25,928)	26,845	34,714
Proceeds from sale of foreclosed assets	—	465	1,104	1,695	714
Purchases of premises and equipment	(75)	(21)	(228)	(394)	(111)
Proceeds from the sale of premise and equipment	—	2	4	4	47
Purchases of bank-owned life insurance	—	—	—	(8,000)	—
Net proceeds from the sale of discontinued operations	—	—	—	—	3,345

Net cash from investment activities	(6,256)	3,721	(29,314)	(1,141)	38,086

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in savings, noninterest-bearing and interest-bearing demand deposits	$13,166	$(7,628)	$(17,256)	$(8,553)	$15,688
Net increase (decrease) in certificates of deposit	52	1,608	25,386	(55,087)	(41,058)
Net increase (decrease) in federal funds purchased	(75)	1,900	250	(2,300)	(225)
Proceeds from Federal Home Loan Bank borrowings	—	10,000	10,000	5,000	11,000
Repayment of Federal Home Loan Bank borrowings	(41)	(15,045)	(15,180)	(15,180)	(11,180)
Proceeds from other borrowings	—	—	1,360	—	—
Repayment of other borrowings	(1)	(789)	(4,061)	(134)	(123)
Proceeds from the exercise of stock options	5	74	1,554	466	479

Net cash from financing activities	13,106	(9,880)	2,053	(75,788)	(25,419)

Net increase(decrease) in cash and cash equivalents	7,320	2,136	(16,295)	(19,064)	(9,385)
CASH AND CASH EQUIVALENTS, beginning of period	8,332	24,527	24,627	43,691	53,076

CASH AND CASH EQUIVALENTS, end of period	$15,652	$26,663	$8,332	$24,627	$43,691

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest			$2,929	$5,162	$9,031

Cash paid for income taxes			$165	$570	$750

SUPPLEMENTAL DISCLOSURE OF INVESTING AND FINANCING ACTIVITIES
Loans transferred to other real estate owned and repossessed assets			$537	$1,753	$633

Change in unrealized (losses) gains on available-for-sale investment securities, net of tax			$(11)	$(115)	$330

Issuance of common stock in connection with business acquisition			$—	$—	$210

Transfer of held-to-maturity securities to available-for-sale			$8,044	$—	$—

See accompanying notes

COWLITZ BANCORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Organization—Cowlitz Bancorporation (the "Company") was organized in 1991 under Washington law to become the holding company for Cowlitz Bank (also the "Company" or the "Bank"), a Washington state chartered bank that commenced operations in 1978. The principal executive offices of the Company are located in Longview, Washington. The Bank operates four branches in Cowlitz County in southwest Washington. Outside of Cowlitz County, the Bank does business under the name Bay Bank with branches in Bellevue, Washington, and Portland, Oregon, a loan production office in Vancouver, Washington, and a limited service branch in a retirement center in Wilsonville, Oregon. The Oregon branches of Bay Bank were previously operated under the name Northern Bank of Commerce (NBOC). until that bank was acquired by the Company in June 2000. The Bank also provides mortgage banking services through its Bay Mortgage division with offices in Longview and Vancouver, Washington. During 2002 and much of 2003, the Company also operated Bay Mortgage and Bay Escrow offices in Bellevue and Seattle, Washington. As part of a strategy to consolidate resources into commercial banking, and reduce reliance on mortgage lending activities, those offices were closed during the fourth quarter of 2003 and first quarter of 2004.

        The Company offers or makes available a broad range of financial services to its customers, primarily small- and medium-sized businesses, professionals, and retail customers. The Bank's commercial and personal banking services include commercial and real estate lending, consumer lending, and trust services. The Company also provided asset-based lending services to companies throughout the Western United States through its subsidiary, Business Finance Corporation ("BFC"), from 1998 until its sale in February 2002. The Company's goals are to offer exceptional customer service and to invest in the markets it serves through its business practices and community service.

        Principles of consolidation—The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. The Company's subsidiary, Business Finance Corporation, is included in the consolidated financial statements for 2002 as a discontinued segment. All significant intercompany transactions and balances have been eliminated in consolidation.

        The accompanying unaudited interim balance sheet as of March 31, 2005, the statements of income and cash flows for the three months ended March 31, 2005 and 2004 and the statement of shareholders' equity and comprehensive income for the three months ended March 31, 2005 are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company's management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of the Company's statement of financial position, results of operations and its cash flows for the three months ended March 31, 2005 and 2004. The results for the three months ended March 31, 2005 are not necessarily indicative of the results to be expected for the year ending December 31, 2005. All references to March 31, 2005 or to the three months ended March 31, 2005 and 2004 in the notes to the financial statements are unaudited.

        Use of estimates in preparation of the consolidated financial statements—Preparation of the consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Significant estimations made by management primarily include the calculation of the allowance for loan losses and carrying values of goodwill and other intangibles.

        Cash and cash equivalents—For the purpose of presentation in the statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, including certificates of deposit, and federal funds sold. Federal funds sold generally mature the day following purchase.

        The Bank maintains balances in correspondent bank accounts which, at times, may exceed federally insured limits. Management believes that its risk of loss associated with such balances is minimal due to the financial strength of correspondent banks. The Bank has not experienced any losses in such accounts.

        Investment securities—The Company is required to specifically identify its investment securities as "held-to-maturity," "available-for-sale," or "trading accounts." Accordingly, management has determined that all investment securities held at December 31, 2004 and 2003, are either "available-for-sale" or "held-to-maturity" and conform to the following accounting policies:

        Securities available-for-sale—Available-for-sale securities consist of bonds, notes, debentures and certain equity securities not classified as held-to-maturity securities. Securities are generally classified as available-for-sale if the instrument may be sold in response to such factors as (1) changes in market interest rates and related changes in the prepayment risk, (2) needs for liquidity, (3) changes in the availability of and the yield on alternative instruments, and (4) changes in funding sources and terms. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as other comprehensive income and carried as accumulated comprehensive income or loss within shareholders' equity until realized. Fair values for these investment securities are based on quoted market prices. Gains and losses on the sale of available-for-sale securities are determined using the specific- identification method. Premiums and discounts are recognized in interest income using the effective interest method over the period to maturity.

        Securities held-to-maturity—Bonds, notes and debentures for which the Company has the intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income, using the interest method over the period to maturity.

        Declines in the fair value of individual held-to-maturity and available-for-sale securities, below their cost, that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. At each financial statement date, management assesses each investment to determine if impaired investments are temporarily impaired or if the impairment is other-than-temporary based upon the positive and negative evidence available. Evidence evaluated includes, but is not limited to, industry analyst reports, credit market conditions, and interest rate trends. A decline in the market value of any security below cost that is deemed other-than-temporary results in a charge to earnings and the corresponding establishment of a new cost basis for the security.

        Investment in limited partnerships—The Company has ownership interests in two limited partnerships that own and operate affordable housing projects. Investment in these projects serve as an element of compliance with the Community Reinvestment Act, and the Company receives tax benefits in the form of deductions for operating losses and tax credits. The tax credits may be used to reduce taxes currently payable or may be carried back one year or forward 20 years to recapture or reduce taxes. The Company uses the equity method in accounting for its interest in the partnership's operating results; tax credits are recorded in the years they become available to reduce income taxes.

        The Company also has an investment in a Small Business Investment Company Limited Partnership. The Partnership is operating as a licensee under Section 301C of the Small Business Investment Act of 1958. The Partnership invests in small businesses, as defined by the Small Business Administration. Investments by the Partnership also serve as an element of compliance with the Community Reinvestment Act.

        Federal Home Loan Bank stock—The Company's investment in Federal Home Loan Bank (FHLB) stock is a restricted investment carried at cost ($100 per share) which approximates fair value. As a member of the FHLB system, the Company is required to maintain a minimum level of investment in FHLB stock based on its outstanding FHLB advances. The Company may request redemption of any stock in excess of the amount required. Stock redemptions are made at the discretion of the FHLB.

        Loans held-for-sale—Loans held-for-sale are carried at the lower of cost or market value. Market value is determined in aggregate. Write-downs of loans held-for-sale to market value are recognized as charges to income through a valuation allowance.

        Loans—Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and unrealized loan fees. Interest income on simple interest loans is accrued daily on the principal balance outstanding. Generally, no interest is accrued on loans when factors indicate that collection of interest is doubtful or when principal or interest payments become 90 days past due, unless collection of principal and interest is anticipated within a reasonable period of time and the loans are well secured. For such loans, previously accrued but uncollected interest is charged against current earnings, and income is only recognized to the extent that payments are subsequently received and collection of the remaining recorded investment is probable. Non-accrual loans are returned to accrual status when the borrower brings current all past due principal and interest amounts and when future payments are expected in accordance with the contractual terms of the loan. Nonrefundable fees and related direct costs associated with the origination or purchase of loans are deferred and netted against outstanding loan balances. The net deferred fees and costs are generally amortized into interest income over the loan term using a method which approximates the interest method. Other credit-related fees, such as standby letter of credit fees, loan placement fees, and annual credit card fees are recognized as non-interest income during the period the related service is performed.

        Allowance for loan losses—The allowance for loan losses is based on management's estimates. Management determines the adequacy of the allowance based upon reviews of individual loans, delinquencies, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans, and other pertinent factors. Actual losses may vary from current estimates. These estimates are reviewed periodically and are adjusted as deemed necessary. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

        A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's policy is to include in impaired loans all loans that are past due 90 days or more as to either principal or interest and any loans that the Company believes collection of principal or interest is doubtful, except for loans that are currently measured at fair value or at the lower of cost or fair value, and credit card receivables, which are considered large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. The Company measures impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, impairment is measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Impaired loans are charged to the allowance when management believes, after considering economic and business conditions, collection efforts, and collateral position, that the borrower's financial condition is such that collection of principal is not probable.

        Premises and equipment—Premises and equipment are stated at cost less accumulated depreciation. Depreciation and amortization expense is computed by the straight-line method over the estimated useful lives for the majority of the assets, which range from 3 to 39.5 years.

        Goodwill—Goodwill was recognized from the excess of cost over the fair value of net assets acquired from the purchase of Business Financial Corporation, Bay Mortgage, and Bay Bank, formerly Northern Bank of Commerce. Goodwill was amortized by the straight-line method over a 15-year period until December 31, 2001. During 2001, goodwill related to the acquisition of Business Financial Corporation was considered impaired and the remaining unamortized balance of $1.2 million was charged to operations. The impairment loss was based upon an assessment of Business Financial Corporation's net tangible assets relative to its fair value as determined by a prospective sale transaction and planned disposition of the business segment subsequent to December 31, 2001.

        Effective January 1, 2002, pursuant to Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," the Bank ceased amortization of goodwill and completed its first of ongoing assessments of goodwill impairment in March 2002. Goodwill impairment is deemed to exist if the net book value of a reporting unit, considered by the Bank to represent its operating segments, exceeds its estimated fair value. Based on the Company's initial assessment of impairment in 2002, goodwill associated with Bay Mortgage's operations was determined to be impaired. Accordingly, an impairment charge resulted in a $1.2 million write-down of goodwill and the recognition of an expense, recorded as the cumulative effect of a change in accounting principle of $791,000, net of $417,000 in related taxes. Continued analysis of this and other goodwill components indicated that no additional impairment existed at December 31, 2002. In 2003, with the Bank's realignment of its mortgage banking operations, management determined all remaining goodwill associated with the acquisition of Bay Mortgage to be fully impaired which resulted in a charge to 2003 pre-tax earnings of $1.5 million. The on-going analysis of goodwill components indicated that no additional impairment existed at December 31, 2004.

        Identifiable intangible assets—Identifiable intangible assets are comprised of premiums paid to another financial institution for the acquisition of deposit relationships. As of December 31, 2004, there were no deposit premiums remaining to be amortized. As of December 31, 2003, deposit premiums, net of accumulated amortization, were $236,000. The deposits premiums had been amortized using an accelerated method over a ten-year period.

        Other real estate owned—Other real estate owned, acquired through or in lieu of foreclosure, is carried at the lower of cost or estimated fair value, less estimated costs to sell. Prior to foreclosure, the balance of the underlying loan is adjusted to equal the estimated fair value of the real estate to be acquired, less estimated costs to sell, by a charge to the allowance for loan losses. Any subsequent adjustments are recorded as a valuation allowance with a charge to gain or loss on sale of repossessed assets. Other real estate owned is included in other assets on the consolidated statements of condition.

        Advertising—Advertising and promotional costs are generally charged to expense during the year in which they are incurred. Advertising and promotional expenses were approximately $174,000, $171,000, and $180,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

        Income taxes—Income taxes are accounted for using the asset and liability method. Under this method, a deferred tax asset or liability is determined based on enacted tax rates, which are expected to be in effect when the differences between the financial statement carrying amounts and tax bases of existing assets and liabilities are reported in the Company's income tax returns. The deferred tax provision or benefit for the year is equal to the net change in the deferred tax asset or liability from the beginning to the end of the year. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

        Earnings per share of common stock—Basic earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period, after giving retroactive effect to stock dividends and splits. Diluted earnings per share is computed similar to basic earnings per share except the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. Included in the denominator is the dilutive effect of stock options computed by the treasury stock method.

        Stock-based compensation—SFAS No. 123, "Accounting for Stock-Based Compensation," requires disclosure about stock-based compensation arrangements regardless of the method used to account for them. As permitted by SFAS No. 123, the Company has decided to apply the accounting provisions of Accounting Principles Board (APB) Opinion No. 25 and; therefore, discloses the difference between compensation cost included in net income and the related cost measured by the fair value-based method defined by SFAS No. 123, including tax effects, that would have been recognized in the statements of income if the fair value method had been used.

        Under APB Opinion No. 25, no compensation cost has been recognized for the Company's stock option plans. Had compensation cost for these plans been determined consistent with SFAS No. 123 and recognized over the vesting periods of the options, the Company's net income (loss) and earnings (loss) per share would have been reduced to the following pro forma amounts:

	Three Months Ended March 31,				Year Ended December 31,
	2005		2004		2004		2003		2002
	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma
	(unaudited)
	(dollars in thousands, except for share amounts)
Net income (loss)	$642	$468	$397	$355	$1,940	$1,727	$117	$(506)	$1,496	$1,180

Basic earnings (loss) per share:
Continuing operations	$0.15	$0.11	$0.10	$0.09	$0.49	$0.43	$0.03	$(0.13)	$0.53	$0.44
Discontinued operations	—	—	—	—	—	—	—	—	0.08	0.08
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	—	—	(0.21)	(0.21)

	$0.15	$0.11	$0.10	$0.09	$0.49	$0.43	$0.03	$(0.13)	$0.40	$0.31

Diluted earnings (loss) per share:
Continuing operations	$0.15	$0.11	$0.10	$0.09	$0.47	$0.42	$0.03	$(0.13)	$0.53	$0.44
Discontinued operations	—	—	—	—	—	—	—	—	0.07	0.07
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	—	—	(0.21)	(0.21)

	$0.15	$0.11	$0.10	$0.09	$0.47	$0.42	$0.03	$(0.13)	$0.39	$0.30

        The fair value options granted were $3.61, $4.01, and $2.53 during 2004, 2003, and 2002, respectively. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for December 31:

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)		(unaudited)
Dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%
Expected life (years)	4.26	4.26	4.26	4.17 - 4.26	4.17
Expected volatility	35.12%	38.40%	35.81% - 38.40%	48.31% - 52.11%	52.02%
Risk-free rate	4.00%	2.98%	2.78% - 2.98%	2.87% - 2.98%	4.25%

        Due to the discretionary nature of stock option grants, the compensation cost included in the 2004, 2003, and 2002 pro forma net income in accordance with SFAS No. 123 may not be representative of that expected in future years.

        Off-balance sheet financial instruments—The Company holds no derivative financial instruments. However, in the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

        Fair value of financial instruments—The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        Cash and cash equivalents—For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

        Investment securities—For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities, fair value equals quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

        Federal Home Loan Bank stock—The carrying amount approximates fair value.

        Loan receivables—For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using a discounted cash flow analysis or underlying collateral values, where applicable.

        Deposit liabilities—The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rate money market accounts and savings accounts approximate their fair values at the reporting date. Fair values for fixed rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

        Federal funds purchased—Due to their short-term nature, the carrying amount is a reasonable estimate of fair value.

        Federal Home Loan Bank and other borrowings—Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate the fair value of these borrowings.

        Commitments to extend credit, credit card commitments, and standby letters of credit—The fair values of off-balance sheet commitments to extend credit, credit card commitments, and standby letters of credit are not considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

        Recently issued accounting standards—In December 2004, the FASB issued Statement No. 123(R), "Share-Based Payment." This statement replaces existing requirements under SFAS No. 123, "Accounting for Stock-Based Compensation," and eliminates the ability to account for share-based compensation transactions under APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123(R) requires stock-based transactions to be recognized as compensation expense in the income statement based on their fair values at the date of grant. The fair value should be estimated using option-pricing models such as the Black-Scholes model or a binomial model. This statement is effective for interim periods beginning after June 15, 2005. At this time, the Company does not believe the future impact on earnings to be a great extent different than what has historically been reported as the pro forma effect to income in Note 1. The impact to operating and financing cash flows is not considered to be material to the consolidated financial statements.

        In March 2004, the Financial Accounting Standards Board (FASB) ratified the consensuses reached by the Emerging Issues Task Force (EITF) regarding Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." Issue 03-1 provides guidance on recognition and measurement of other-than-temporary impairment and its application to certain investments, including all debt securities and equity securities that are subject to the scope of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

        On September 30, 2004, FASB issued a proposed Board-directed Staff Position, FSP EITF Issue 03-1-a, Implementation Guidance for the Application of Paragraph 16 of EITF Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The proposed FSP will provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under paragraph 16 of Issue 03-1. The Board has delayed the effective date to provide further implementation guidance. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. The delay of the effective date for paragraphs 10 through 20 of Issue 03-1 will be superceded concurrent with the final issuance of FSB EITF Issue 03-1-a. The Company does not anticipate adoption of this Staff Position will have a material effect on its financial condition or results of operations.

        In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-3 ("SOP 03-3"), "Accounting for Certain Loans or Debt Securities Acquired in a Transfer," which addresses the accounting for certain loans acquired in a transfer when it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. SOP 03-3 is to be applied prospectively, effective for loans acquired in years beginning after December 15, 2004. SOP 03-3 requires acquired loans with evidence of credit deterioration to be recorded at fair value and prohibits recording any valuation allowance related to such loans at the time of purchase. This SOP limits the yield that may be accreted on such loans to the excess of the investor's estimated cash flows over its initial investment in the loan. The excess of contractual cash flows over cash flows expected to be collected is not to be recognized as an adjustment of yield. Subsequent increases in cash flows expected to be collected are recognized prospectively through adjustment of the loan's yield over its remaining life. Decreases in cash flows expected to be collected are recognized as impairment. Loans carried at fair value, mortgage loans held-for-sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3. The Company does not anticipate adoption of this Statement of Position will have a material effect on its financial condition or results of operations.

        In September 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement establishes standards regarding classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires financial instruments within the scope of this statement to be classified as liabilities. Many of these financial instruments were previously classified as equity. This statement became effective for financial instruments entered into or modified after May 31, 2003, and was otherwise effective at the beginning of the first interim period beginning after September 15, 2003. For financial instruments created before the issuance date of this statement and still existing at the beginning of the interim period of adoption, transition was achieved by reporting the cumulative effect of a change in an accounting principle by initially measuring the financial instruments at fair value. Application of the provisions of this statement did not have a material impact on the Company's consolidated financial statements.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Application of the provisions of this statement did not have a material impact on the Company's consolidated financial statements.

        In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." This interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. This interpretation explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. In December 2003, the FASB made revisions and delayed implementation of certain provisions of FIN 46 by issuing FIN 46R. As a public entity that is not a "Small Business Issuer," the Company was required to apply FIN 46R to all unconsolidated variable interest entities no later than March 31, 2004, with the exception of unconsolidated special-purpose entities, which had an implementation deadline of December 31, 2003. Special-purpose entities for this provision are expected to include entities whose activities are primarily related to securitizations or other forms of asset-backed financings or single-lessee leasing arrangements. Management does not anticipate adoption of the Interpretation will have a material effect on the financial condition or results of operations of the Company.

        Comprehensive income—Comprehensive income includes net income reported on the statements of operations and changes in the fair value of available-for-sale investments reported as a component of shareholders' equity.

        The components of comprehensive income are as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)
	(dollars in thousands)
Unrealized (losses) gains arising during the period, net of tax	$(515)	$382	$(6)	$(121)	$451
Less reclassification adjustment for net realized gains (losses) on securities available-for-sale included in net income during the year, net of tax	—	—	5	(6)	121

Net unrealized (loss) gain included in other comprehensive income	$(515)	$382	$(11)	$(115)	$330

        Prior year reclassifications—Certain 2003 and 2002 amounts have been reclassified to conform with the current year presentation.

NOTE 2—SALE OF BUSINESS SEGMENT

        In February 2002, the Company sold substantially all of the net assets of Business Finance Corporation (BFC) for a pre-tax gain of $423,000. The sale represents the disposal of a business segment and the gain from disposition has been recorded within discontinued operations for the year ended December 31, 2002. The following table summarizes the sale transaction:

(dollars in thousands)
Net finance receivables sold	$2,800
Allowance for finance receivable	(289)
Other assets sold	119

Total assets sold	$2,630

Loan payable to Company	$2,800
Other liabilities assumed	212
Cash paid by purchaser	41

Total liabilities assumed	$3,053

Pre-tax gain on sale	$423

NOTE 3—RESERVE REQUIREMENTS

        The Bank is required to maintain reserves in cash or with the Federal Reserve Bank or an acceptable correspondent bank equal to a percentage of its reservable deposits. Required reserves were approximately $351,000 and $302,000 as of December 31, 2004 and 2003, respectively.

NOTE 4—INVESTMENT SECURITIES

        The amortized cost and estimated fair value of investment securities at December 31 are shown below:

	Available-for-Sale
December 31, 2004:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
Mortgage-backed securities	$46,590	$267	$(108)	$46,749
Municipal bonds	13,092	190	(26)	13,256

	$59,682	$457	$(134)	$60,005

	Available-for-Sale
December 31, 2003:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. government and agency securities	$12,612	$123	$—	$12,735
Mortgage-backed securities	34,046	267	(48)	34,265

	$46,658	$390	$(48)	$47,000

	Held-to-Maturity
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Municipal bonds	$8,044	$148	$(22)	$8,170

        The following table presents the gross unrealized losses and fair value of the Bank's investment securities aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Mortgage-backed securities	$14,319	$(96)	$1,831	$(12)	$16,150	$(108)
Municipal bonds	1,920	(26)	—	—	1,920	(26)

	$16,239	$(122)	$1,831	$(12)	$18,070	$(134)

        The Company uses an outside third party to determine current market values of the securities it holds. These fair market values are compared to current carrying values to determine if a security is in a gain or loss position. As market rates fluctuate, a security's fair value can move from a gain or loss position. The Company believes that the unrealized losses on 22 securities that were in a loss position as of December 31, 2004, are due to changes in market rates.

        Proceeds from the sales and maturities of investment securities available-for-sale in 2004, 2003, and 2002 were $24.1 million, $21.6 million, and $41.3 million, respectively. Net gains were realized on these sales and maturities of $8,000 and $183,000 in 2004 and 2002, respectively, and net losses were realized on these sales and maturities of $9,000 in 2003.

        Maturity of investments—The amortized cost and estimated fair value of investment securities by contractual maturity at December 31, 2004, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay the obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized Cost	Estimated Fair Value
	(dollars in thousands)
Due within one year	$1,083	$1,097
Due after one year through five years	43,225	43,399
Due after five years through ten years	3,268	3,312
Due after ten years	12,106	12,197

	$59,682	$60,005

        For the purposes of the maturity schedule, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the expected maturity of the underlying collateral. Mortgage-backed securities often mature earlier than their stated contractual maturities because of accelerated principal repayments of the underlying loans.

        As of December 31, 2004 and 2003, investment securities in the amounts of $2.6 million and $10.6 million, respectively, were pledged as collateral to secure long-term FHLB borrowings and public deposits.

NOTE 5—LOANS AND ALLOWANCE FOR LOAN LOSSES

        The loan portfolio as of December 31 consists of the following:

	2004	2003
	(dollars in thousands)
Commercial loans	$55,381	$38,793
Real estate:
Construction	25,258	18,305
Residential 1-4 family	27,248	25,530
Commercial	79,128	77,412
Installment and other consumer	2,784	4,103

Total loans, gross	189,799	164,143

Deferred loan fees	(453)	(653)

Loans, net of deferred loan fees	189,346	163,490
Allowance for loan losses	(3,796)	(3,968)

Total loans, net	$185,550	$159,522

        An analysis of the change in the allowance for loan losses for the years ended December 31 is as follows:

	2004	2003	2002
	Continuing Operations	Continuing Operations	Continuing Operations	Discontinued Operations
	(dollars in thousands)
BALANCE, beginning of year	$3,968	$6,150	$5,710	$287
Provision for loan losses	210	237	2,783	—
Loans charged to allowance	(675)	(3,224)	(2,616)	2
Recoveries credited to the allowance	293	805	273	—
Adjustment incident to acquisition and sale	—	—	—	(289)

BALANCE, end of year	$3,796	$3,968	$6,150	$—

        Loans on which the accrual of interest has been discontinued amounted to approximately $84,000, $1.9 million and $5.1 million at December 31, 2004, 2003, and 2002, respectively. Interest forgone on nonaccrual loans was approximately $78,000, $165,000, and $652,000 in 2004, 2003, and 2002, respectively.

        At December 31, 2004 and 2003, the Company's recorded investment in certain loans that were considered to be impaired was $101,000 and $2.5 million, respectively. No specific reserve on these impaired loans was recognized at December 31, 2004. Specific reserves of $380,000 were recognized on these impaired loans at December 31, 2003. The balance of the allowance for loan losses in excess of these specific reserves is available to absorb losses from all loans. The average recorded investment in impaired loans for the years ended December 31, 2004 and 2003, was approximately $1.2 million, and $6.8 million, respectively.

        Interest payments received on impaired loans are recorded as interest income, unless collection of the remaining recorded investment is not probable, in which case payments received are recorded as a reduction of principal. For the years ended December 31, 2004, 2003, and 2002, interest income recognized on impaired loans totaled $183,000, $683,000, and $402,000, respectively.

        As of December 31, 2004 and 2003, specific loans in the amounts of $2.0 million and $4.6 million, respectively, were pledged as collateral to secure long-term FHLB borrowings.

NOTE 6—PREMISES AND EQUIPMENT

        Premises and equipment consist of the following at December 31:

	2004	2003
	(dollars in thousands)
Land	$614	$614
Buildings and improvements	4,309	4,305
Furniture and equipment	3,797	3,602

Total premises	8,720	8,521
Accumulated depreciation	(4,703)	(4,350)

Premises and equipment, net of accumulated depreciation	$4,017	$4,171

        Depreciation expense was $382,000, $526,000, and $615,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

NOTE 7—CERTIFICATES OF DEPOSIT

        Included in certificates of deposit are certificates in denominations of $100,000 or greater totaling $74.7 million and $43.0 million at December 31, 2004 and 2003, respectively. Interest expense relating to certificates of deposit in denominations of $100,000 or greater was $1.4 million, $1.5 million, and $2.8 million for the years ended December 31, 2004, 2003, and 2002, respectively.

        At December 31, 2004, the scheduled maturities for all time deposits are as follows:

(dollars in thousands)
Years ending December 31,
2005	$69,176
2006	15,227
2007	10,640
2008	1,504
2009	1,392
2010	2,000
2012	4,980

$104,919

NOTE 8—FEDERAL FUNDS PURCHASED

        Unsecured overnight federal funds purchased were $475,000 and $225,000 at December 31, 2004 and 2003, respectively. The interest rate on these borrowings was 1.8125% as of December 31, 2004, and was 0.5620% at December 31, 2003.

NOTE 9—FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

        Federal Home Loan Bank and other borrowings consist of the following at December 31:

	2004	2003
	(dollars in thousands)
Notes payable to FHLB; interest from 6.11% to 8.62% and 1.18% to 8.62% at December 31, 2004 and 2003, respectively; payable in monthly installments including interest; due 2005 to 2009; secured by certain investment securities and mortgage loans totaling $591,000 and $6.7 million at December 31, 2004 and 2003, respectively	$473	$5,653
Note payable to a correspondent bank; interest at 8.00% at December 31, 2003	—	2,696
Contract payable to a private party; interest at 9.0%; payable in monthly installments including interest through October 2010	38	43

Total FHLB and other borrowings	$511	$8,392

        The Company has a line $2 million line of credit with a correspondent bank, with the interest rate set at Prime. There was no balance outstanding as of March 31, 2003 and December 31, 2004. The line matures on June 30, 2005.

        The scheduled repayment of FHLB and other borrowings subsequent to December 31, 2004, is as follows:

(dollars in thousands)
Years ending December 31,
2005	$144
2006	130
2007	108
2008	78
2009	45
Thereafter	6

$511

        The FHLB borrowing agreements require the Bank to deliver collateral to the FHLB in Seattle, Washington and limit outstanding borrowings to 15% of total assets. The FHLB has also issued standby letters of credit totaling $3.3 million and $2.6 million at December 31, 2004 and 2003, respectively, to support the Bank's public deposits and certain standby letters of credit issued by the Bank.

NOTE 10—INCOME TAXES

        Components of the income tax provision (benefit) for the years ended December 31, were as follows:

	2004	2003	2002
	(dollars in thousands)
Currently payable:
Continuing operations	$130	$(83)	$757
Discontinued operations	—	—	(5)

	130	(83)	752

Deferred benefit:
Continuing operations	460	45	(418)
Discontinued operations	—	—	152
Cumulative effect of a change in accounting principle	—	—	(417)

	460	45	(683)

Income tax provision (benefit)	$590	$(38)	$69

        The income tax provision (benefit) varies from the federal statutory income tax rate of 34% due primarily to the effect of nontaxable income on investments, loans, and bank-owned life insurance along with nondeductible expenses for tax purposes such as the amortization of intangibles and life insurance premiums.

        The composition of deferred tax assets and deferred tax liabilities at December 31 was as follows:

	2004	2003
	(dollars in thousands)
Deferred tax assets:
Allowance for loan losses	$827	$914
Amortization of intangible assets	1,064	1,099
Deferred compensation	—	14
Net operating loss carryforward	322	385
Accumulated depreciation	—	37
Write-down of other real estate	29	195
Other	9	56

	2,251	2,700

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(233)	(435)
Accumulated depreciation	(34)	—
Deferred loan fees	(98)	—
Prepaid expenses	(8)	—
Other	(73)	—

	(446)	(435)

Net deferred tax assets	$1,805	$2,265

        The above table does not include deferred tax assets or liabilities relating to the unrealized gain or loss on investment securities available-for-sale. Deferred tax liabilities of $110,000 in 2004 and $117,000 in 2003 were recorded in conjunction with unrealized gains and losses on investment securities available-for-sale.

        A reconciliation between the statutory federal income tax provision (benefit) and the effective tax provision (benefit) is as follows:

	Years Ended December 31,
	2004	2003	2002
	(dollars in thousands)
Federal income taxes at statutory rate:
From continuing operations	$873	$44	$525
From discontinued operations	—	—	3
Effect of nondeductible officers' life insurance	—	11	18
Utilization of capital loss carryforward	—	—	(516)
Effect of nontaxable loan and investment income	(303)	(124)	(32)
Other	20	31	71

	$590	$(38)	$69

        At December 31, 2004, the Company had a $932,000 net operating loss carryforward that was acquired with the purchase of Northern Bank of Commerce (now Bay Bank). The federal and state net operating loss carryforward will offset future taxable income by approximately $176,000 each year. The carryforwards will expire in 2020.

        Management believes, based upon the Company's historical performance, that the deferred tax assets will be realized in the normal course of operations and, accordingly, management has not reduced deferred tax assets by a valuation allowance.

NOTE 11—EARNINGS PER SHARE

        The following table summarizes the denominator of the basic and diluted earnings per share computations:

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)
Weighted-average shares outstanding—basic	4,174,141	3,906,379	3,999,216	3,854,253	3,757,608
Effect of assumed conversion of stock options	135,626	229,533	94,893	150,249	93,588

Weighted-average shares outstanding—diluted	4,309,767	4,135,912	4,094,109	4,004,502	3,851,196

        Options to purchase 150,000 shares of common stock with exercise price of $12.00 were outstanding at March 31, 2005, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares for the three month period ended March 31, 2005. These options expire in 2010.

        Options to purchase 239,966 shares of common stock with exercise prices ranging from $10.99 to $12.00, with an average price of $11.66, were outstanding at March 31, 2004 but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares for the three month period ended March 31, 2004. These options expire from 2009-2014.

        Options to purchase 555,466 shares with exercise prices ranging from $10.73 to $12.00 were not included in diluted earnings per share for 2004 because the exercise price was greater than the average market price for the year ended December 31, 2004. These options expire from 2010 to 2014. At December 31, 2003, there were 536,966 shares with exercise prices ranging from $8.75 to $12.00 not included in diluted earnings per share due to the exercise price being greater than the average market price. At December 31, 2002, there were 229,273 shares with exercise prices ranging from $6.72 to $12.00 not included in diluted earnings per share due to the exercise price being greater than the average market price.

NOTE 12—SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL

        Dividends are paid by the Company from its retained earnings, which are principally provided through dividends and income from its subsidiaries. However, state agencies restrict the amount of funds the Bank may transfer to the Company in the form of cash dividends, loans, or advances.

        The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following tables) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that as of December 31, 2004 and 2003, the Company and the Bank meet all capital adequacy requirements to which they are subject.

        As of the most recent notifications from its regulatory agencies, the Bank was categorized as well-capitalized. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage capital ratios as set forth in the following table.

        The following table presents selected capital information for the Company and the Bank as of December 31, 2004 and 2003:

	Actual		To Be Well-Capitalized For Capital Adequacy Purposes		Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004
Total risk-based capital:
Consolidated	$37,068	17.26%	$17,182	8.00%	N/A	N/A
Bank	$36,297	16.95%	$17,136	≥8.00%	$21,419	≥10.00%
Tier 1 risk-based capital:
Consolidated	$34,370	16.00%	$8,591	≥4.00%	N/A	N/A
Bank	$33,606	15.69%	$8,568	≥4.00%	$12,852	≥6.00%
Tier 1 (leverage) capital:
Consolidated	$34,370	12.64%	$10,879	≥4.00%	N/A	N/A
Bank	$33,606	12.38%	$10,858	≥4.00%	$13,572	≥5.00%
December 31, 2003
Total risk-based capital:
Consolidated	$32,679	16.38%	$15,962	≥8.00%	N/A	N/A
Bank	$33,614	16.85%	$15,956	≥8.00%	$19,946	≥10.00%
Tier 1 risk-based capital:
Consolidated	$30,166	15.12%	$7,981	≥4.00%	N/A	N/A
Bank	$31,102	15.59%	$7,978	≥4.00%	$11,967	≥6.00%
Tier 1 (leverage) capital:
Consolidated	$30,166	11.39%	$10,597	≥4.00%	N/A	N/A
Bank	$31,102	11.75%	$10,591	≥4.00%	$13,239	≥5.00%

NOTE 13—STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS

        During 2003, the Company adopted the 2003 Stock Incentive Plan (the 2003 Plan) under which it is authorized to issue up to 500,000 shares of common stock in the form of nonqualified stock options or restricted stock grants. The 2003 Plan replaces the Company's former 1997 Stock Option Plan (the 1997 Plan), under which the Company was authorized to issue up to 625,000 shares of common stock in the form of nonqualified stock options or restricted stock grants. Upon adoption of the 2003 Plan, there were 603,200 shares outstanding under the 1997 Plan and the remaining 21,800 shares authorized were retired. Under the 2003 Plan, options may be granted to the Company's employees, non-employee directors, and others whom management believes contribute to the long-term financial success of the Company. The exercise price of nonqualified stock options under the 2003 Plan must be at least equal to the fair value of the common stock on the date of grant and can vest immediately or over time at the discretion of the Board of Directors' compensation committee. At December 31, 2004 and 2003, options to purchase 469,120 and 765,990, respectively, which exclude options outside of the Plans, were outstanding under the both the 1997 and 2003 Plans (the Plans.)

        In the process of recruiting senior management and directors during 2004, the Company granted 32,000 nonqualified options, outside of the Plans, with exercise prices ranging from $9.85 to $10.99. Of these, options for 6,000 shares vest over four years and expire ten years from the date of grant. The remaining 26,000 options vest immediately and expire ten years from the date of grant. The exercise price of these options was equal to the fair value of the underlying common stock at the date of grant. During 2003, the Company granted 65,000 nonqualified options, also outside of the Plans, with exercise prices ranging from $6.87 to $7.91. These options vest over four years and expire ten years from the date of grant. The exercise price of these options was equal to the fair value of the underlying common stock at the date of grant. In connection with the acquisition of Northern Bank of Commerce during 2000, the Company issued 231,466 non-qualified stock options to former executive management and directors of Northern Bank of Commerce. These options vest equally over four years and expire ten years after the date of grant. The exercise prices of these options range from $11.09 to $12.00 per share and were granted outside of the Plans. Total options outstanding that were issued outside of the Plans were 328,466 at December 31, 2004.

        Also during 2003, the Company amended its employee stock purchase plan (ESPP). The ESPP allows eligible employees to defer a whole percentage of their salary, from 1% to 10%, over a period of six months in order to purchase Company shares of common stock. The price is determined at 85% of the lowest market price on either the first or last day of the six month deferral period. Prior to the 2003 revisions, each employee was granted the right to purchase stock at a price equal to the fair value of the common stock at the date of grant, as determined by the Board of Directors. These grants were made to qualified employees each quarter and expired within the month they were granted. Under the revised terms of the ESPP, the Company had issued 6,060 shares with purchase prices ranging from $6.93 to $8.41 per share during 2004. The Company is authorized to issue up to 175,000 shares of common stock under the ESPP. As of December 31, 2004, there were 117,183 shares remaining under the ESPP. During 2003 and 2002 there were no sales under the ESPP.

        A summary of option activity (excluding ESPP) for the years ended December 31 is as follows:

	2004		2003		2002
	Common Shares	Weighted Average Price	Common Shares	Weighted Average Price	Common Shares	Weighted Average Price
	(dollars in thousands)
BALANCE, beginning of year	1,062,456	$8.53	731,966	$7.48	801,546	$7.25
Granted	34,500	$10.67	462,000	$9.40	167,500	$5.52
Exercised	(268,840)	$5.60	(80,380)	$5.80	(87,600)	$5.47
Forfeited	(30,530)	$6.58	(51,130)	$5.55	(149,480)	$5.33

BALANCE, end of year	797,586	$9.69	1,062,456	$8.53	731,966	$7.48

Exercisable, end of year	543,446	$9.71	648,341	$7.91	543,503	$7.74

Fair value of options granted		$3.61		$4.01		$2.53

Options available for grant	202,000		206,230		73,900

        At December 31, 2004, exercise prices for outstanding options ranged from $4.44 to $12.00. For the options outstanding at December 31, 2004, the weighted average contractual life is 7.5 years.

        As of December 31, 2004, outstanding stock options consist of the following:

Exercise Price Range	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life	Options Exercisable	Weighted Average Exercise Price
$ 4.01 - $ 5.00	51,520	$4.66	5.6	51,520	$4.66
$ 5.01 - $ 6.00	32,600	$5.36	7.1	19,560	$5.36
$ 6.01 - $ 7.00	120,000	$6.80	8.1	72,000	$6.75
$ 7.01 - $ 8.00	32,000	$7.93	6.1	23,000	$7.93
$ 9.01 - $10.00	6,000	$9.85	9.5	6,000	$9.85
$10.01 - $11.00	321,500	$10.74	9.1	139,400	$10.74
$11.01 - $12.00	233,966	$11.67	5.5	231,966	$11.68

	797,586	$9.69	7.5	543,446	$9.71

        Subsequent to December 31, 2004, the Company granted 77,500 options to employees and directors at an exercise price of $10.91, and 10,000 options to the new Chief Financial Officer at an exercise price of $12.21.

NOTE 14—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

        The Company's consolidated financial statements do not reflect various commitments and contingent liabilities of the Bank that arise in the normal course of business and that involve elements of credit risk, interest rate risk, and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, credit card arrangements, and standby letters of credit.

        A summary of the Bank's undisbursed commitments and contingent liabilities at December 31, 2004, is as follows:

	Fixed Rate	Variable Rate	Total
	(dollars in thousands)
Commitments to extend credit	$11,714	$38,500	$50,214
Credit card commitments	3,288	—	3,288
Standby letters of credit	55	90	145

	$15,057	$38,590	$53,647

        Commitments to extend credit, credit card arrangements, and standby letters of credit all include exposure to some credit loss in the event of non-performance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the consolidated statements of condition. Because these instruments have fixed maturity dates and many of them expire without being drawn upon, they do not generally present a significant liquidity risk to the Bank.

        The Bank has also committed to become a general partner in several venture capital and low income tax credit housing investment funds. The companies administering the funds seek small business and real estate investments that meet certain criteria under the Community Reinvestment Act. When eligible investments are identified, the partners in the funds are asked to contribute a portion of their commitment. The Bank had committed a total of $2.0 million and $1.0 million in such funds at December 31, 2004 and 2003, respectively. The total amount funded at December 31, 2004 and 2003, was $115,000 and $20,000, respectively.

        The Company and the Bank are also party to several lease commitments for premises and equipment. Future rental payments on these lease commitments are as follows:

(dollars in thousands)
Years ending December 31,
2005	$517
2006	438
2007	372
2008	307
2009	205
Thereafter	734

$2,573

        This payment schedule reflects actual commitments on lease agreements in which the Company is currently involved, and does not include potential additional payments relating to possible lease extensions.

        Rent expense under lease agreements was $472,000, $1.2 million, and $1.1 million for the years ending December 31, 2004, 2003, and 2002, respectively. The Company recognized $184,000 in additional rent expense during 2003 to prepay the remaining balance due on canceled lease agreements.

NOTE 15—RELATED-PARTY TRANSACTIONS

        Certain directors, executive officers and their spouses, associates, and related organizations, have transactions with the Bank in the ordinary course of business. All loans and commitments to loan have been made on substantially the same terms and conditions, including collateral required, as comparable transactions with unaffiliated parties. Directors and executive officers are charged the same rates of interest and loan fees as are charged to employees of the Company, with interest rates and fees that are similar to those charged to non-employee borrowers. These related-party loan amounts are summarized as follows:

	2004	2003
	(dollars in thousands)
Beginning balance	$1	$10
Loans made	201	897
Loan repayments made	(132)	(906)
Other	12	—

Ending balance	$82	$1

        Certain officers from prior years are no longer officers and certain employees that were not reportable as related parties in past periods were reported during 2004. The balances outstanding to such persons are reflected in the "other" category above.

NOTE 16—EMPLOYEE BENEFIT PLANS

        The Company has a contributory retirement savings plan covering substantially all full-time and part-time employees who have completed three months of service. The plan allows an employee to contribute a portion of his or her annual wages subject to a maximum dollar limit which is set by law. In addition, at the discretion of the Board of Directors, the Company may contribute funds into the plan on behalf of each employee participant. Currently, the Company matches the contribution of each participant up to 3% of their income, with a $3,000 maximum match. During 2004, regardless of the employee's participation in the plan, the Company contributed 1.5% of the employee's salary, up to a maximum of $3,000. For this contribution, the recipiant was required to be employed by the Company on the last day of the plan year. The plan also requires completion of six months of service to become eligible for Company contributions. Any funds contributed by the Company are subject to the following vesting schedule:

25%	—	after 1 year of service
50%	—	after 2 years of service
75%	—	after 3 years of service
100%	—	after 4 years of service

        The Company contributed $153,000, $301,000, and $461,000 into the plan for the years ended December 31, 2004, 2003, and 2002, respectively.

        During 2003, the Bank entered into a supplemental retirement plan for an executive officer. This plan provides for a retirement benefit that increases annually until the executive reaches age 65 and will be paid out annually over the executive's life. As of December 31, 2004, the Bank's liability pursuant to this supplemental retirement plan was $70,000. Compensation expense of $42,000 and $28,000 was recorded during 2004 and 2003, respectively.

        During 2003 the Company purchased bank-owned life insurance ("BOLI") to provide life and health insurance, and to support other employee incentive and retirement plans. As of December 31, 2004 and 2003, the cash surrender value of the BOLI was $8.6 million and $8.2 million, respectively.

NOTE 17—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The estimated fair values of the Company's financial instruments at December 31 were as follows:

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(dollars in thousands)
Financial assets:
Cash and cash equivalents	$8,332	$8,332	$24,627	$24,627
Investment securities	$60,005	$60,005	$55,044	$55,170
Federal Home Loan Bank stock, at cost	$1,047	$1,047	$1,974	$1,974
Loans held-for-sale	$—	$—	$8,360	$8,360
Loans, net of allowances for loan losses and deferred loan fees	$185,550	$182,630	$159,522	$163,810
Financial liabilities:
Non-interest-bearing demand deposits	$51,982	$51,982	$60,572	$60,572
Savings and interest-bearing demand deposits	$77,709	$77,709	$86,375	$86,375
Certificates of deposit	$104,919	$105,333	$79,533	$79,788
Federal funds purchased	$475	$475	$225	$225
Federal Home Loan Bank borrowings	$473	$530	$5,653	$5,759
Other borrowings	$38	$38	$2,739	$2,739

        While estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that if the Company had disposed of such items at December 31, 2004 and 2003, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2004 and 2003, should not necessarily be considered to apply at subsequent dates.

NOTE 18—CONCENTRATIONS OF CREDIT RISK

        Most of the Bank's loans, lending commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market areas. The majority of such customers are also depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 5. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers as of December 31, 2004. The Bank's loan policies provide for a "house lending limit" periodically established by management with approval from the Board of Directors. An application for credit that exceeds the house lending limit must obtain approval for exception to the policy by the Board of Director's loan committee. In addition, the Bank is limited by law as to the amount of credit it may extend to any single borrower or group of related borrowers.

NOTE 19—SEGMENTS OF A BUSINESS AND RELATED INFORMATION

        The Company is principally engaged in community banking activities through its branches and corporate offices. Community banking activities include accepting deposits, providing loans and lines of credit to local individuals, businesses and governmental entities, investing in investment securities and money market instruments, and holding or managing assets in a fiduciary agency capacity on behalf of its customers and their beneficiaries. Prior to the sale of Business Finance Corporation in the first quarter of 2002, the Company provided asset-based financing to companies throughout the western United States. In the third quarter of 1999, the Company acquired Bay Mortgage of Bellevue, Washington, Bay Mortgage of Seattle, Washington, and Bay Escrow of Seattle, Washington. These companies specialize in all facets of residential lending including FHA and VA loans, construction loans, and "bridge" loans.

        The community banking and mortgage banking activities are monitored and reported by Company management as separate operating segments. The asset-based financing activity, conducted through Business Finance Corporation, was previously considered to be an additional segment of business. However, in the following table this former segment of business is reported as discontinued operations. Despite the closure of Bay Escrow and the Bellevue and Seattle offices of Bay Mortgage during the fourth quarter of 2003, mortgage lending activities in the remaining locations will continue to be reported as a separate operating segment.

        The accounting policies for the Company's segment information provided below are the same as those described in Note 1, except that some operating expenses are not allocated to segments.

	Year Ended December 31, 2004
	Banking	Mortgage Banking	Holding Company	Intersegment	Consolidated
	(dollars in thousands)
Interest income	$17,049	$136	$7	$(1,949)	$15,243
Interest expense	4,776	125	96	(1,949)	3,048

Net interest income	12,273	11	(89)	—	12,195
Provision for loan losses	400	—	(190)	—	210
Non-interest income	2,227	560	—	—	2,787
Non-interest expense	10,718	1,018	506	—	12,242

Income (loss) before income tax provision (benefit)	3,382	(447)	(405)	—	2,530
Income tax provision (benefit)	882	(154)	(138)	—	590

Net income (loss)	$2,500	$(293)	$(267)	$—	$1,940

Depreciation and amortization	$563	$55	$—	$—	$618

Total assets	$272,584	$137	$35,856	$(35,291)	$273,286

	Year Ended December 31, 2003
	Banking	Mortgage Banking	Holding Company	Intersegment	Consolidated
	(dollars in thousands)
Interest income	$16,224	$2,525	$21	$(2,488)	$16,282
Interest expense	5,859	1,367	224	(2,488)	4,962

Net interest income	10,365	1,158	(203)	—	11,320
Provision for loan losses	(426)	—	663	—	237
Non-interest income	2,031	7,358	17	—	9,406
Non-interest expense	10,797	9,257	356	—	20,410

Income (loss) before income tax provision (benefit)	2,025	(741)	(1,205)	—	79
Income tax provision (benefit)	599	(256)	(381)	—	(38)

Net income (loss)	$1,426	$(485)	$(824)	$—	$117

Depreciation and amortization	$679	$111	$—	$—	$790

Total assets	$266,970	$14,947	$34,547	$(47,665)	$268,799

	Year Ended December 31, 2002
	Banking	Mortgage Banking	Holding Company	Intersegment	Consolidated
	(dollars in thousands)
Interest income	$20,007	$3,853	$13	$(1,834)	$22,039
Interest expense	8,578	1,609	234	(1,810)	8,611

Net interest income	11,429	2,244	(221)	(24)	13,428
Provision for loan losses	2,705	—	78	—	2,783
Non-interest income	1,860	10,033	—	—	11,893
Non-interest expense	10,871	8,799	527	—	20,197

Income (loss) before income tax provision (benefit)	(287)	3,478	(826)	(24)	2,341
Income tax provision (benefit)	(77)	1,200	(784)	—	339

Net income (loss) from continuing operations before cumulative effect of a change in accounting principle	(210)	2,278	(42)	(24)	2,002
Cumulative effect of a change in accounting principle	—	(791)	—	—	(791)

Net income (loss) from continuing operations	$(210)	$1,487	$(42)	$(24)	1,211

Net income from discontinued operations					285

Net income					$1,496

Depreciation and amortization	$770	$111	$—	$—	$881

Total assets	$341,160	$84,108	$34,142	$(114,246)	$345,164

	Three Months Ended March 31, 2005
	Banking	Mortgage Banking	Holding Company	Intersegment	Consolidated
	(unaudited) (dollars in thousands)
Interest income	$4,813	$—	$1	$(702)	$4,112
Interest expense	1,651	2	—	(702)	951

Net interest income	3,162	(2)	1	—	3,161
Provision (benefit) for loan losses	—	—	—	—	—
Noninterest income	539	79	—	—	618
Noninterest expense	2,722	118	75	—	2,915

Income (loss) before provision (benefit) for income taxes	979	(41)	(74)	—	864
Provision (benefit) for income taxes	261	(14)	(25)	—	222

Net income (loss)	$718	$(27)	$(49)	$—	$642

Depreciation and amortization	$70	$11	$—	$—	$81

Total assets	$285,963	$111	$36,010	$(35,381)	$286,703

	Three Months Ended March 31, 2004
	Banking	Mortgage Banking	Holding Company	Intersegment	Consolidated
	(unaudited) (dollars in thousands)
Interest income	$4,071	$107	$3	$(561)	$3,620
Interest expense	1,173	92	50	(561)	754

Net interest income	2,898	15	(47)	—	2,866
Provision (benefit) for loan losses	150	—	(163)	—	(13)
Noninterest income	531	277	—	—	808
Noninterest expense	2,519	484	170	—	3,173

Income (loss) before provision (benefit) for income taxes	760	(192)	(54)	—	514
Provision (benefit) for income taxes	200	(66)	(17)	—	117

Net income (loss)	$560	$(126)	$(37)	$—	$397

Depreciation and amortization	$162	$17	$—	$—	$179

Total assets	$257,633	$2,009	$34,609	$(34,547)	$259,704

        Compared to segment information reported during the three months ended March 31, 2005, the mortgage banking segment experienced significantly lower activity during the corresponding periods of 2004. In December 2003 and the first quarter of 2004, the Company reduced the size of its mortgage banking operations by closing its Bay Mortgage offices in Bellevue and Seattle. Reduced demand for mortgage refinance loans and a desire to concentrate resources on the core banking segment were significant factors leading to the decision to scale back the mortgage banking segment.

        The banking segment did not record a provision for loan losses for the period ending March 31, 2005. During the three months ended March 31, 2004, the banking segment recorded a provision of $150,000, which was offset by the holding company recovery of $163,000. The recovery was a result of previously charged-off loans in a segment that no longer carried a loan portfolio.

        Although mortgage operations have been significantly reduced, and have generated small losses, improved efficiencies and an increase in net interest income in the banking segment more than offset the losses. The banking segment reported net income of approximately $718,000 during the first three months of 2005, compared to $560,000 during the same period of 2004, an increase of $158,000.

NOTE 20—PARENT COMPANY ONLY FINANCIAL DATA

        The following sets forth condensed financial information of the parent company on a stand-alone basis:

Statements of Condition
(unconsolidated)

	December 31,
	2004	2003
	(dollars in thousands)
ASSETS
Cash and cash equivalents	$340	$1,741
Investment in bank subsidiary	34,933	32,739
Other assets	583	67

Total assets	$35,856	$34,547

LIABILITIES AND SHAREHOLDERS' EQUITY
Correspondent bank borrowing	$—	$2,696
Other liabilities	158	49

Total liabilities	158	2,745
SHAREHOLDERS' EQUITY	35,698	31,802

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$35,856	$34,547

Statements of Operations
(unconsolidated)

	Years ended December 31,
	2004	2003	2002
	(dollars in thousands)
INCOME
Income from subsidiaries	$7	$38	$13
EXPENSE
Interest expense	96	224	234
Other expense	316	1,019	605

	412	1,243	839

Loss before income tax benefit and equity in undistributed earnings of subsidiaries	(405)	(1,205)	(826)
Income tax benefit	138	381	493

Net loss before equity in undistributed earnings of subsidiaries	(267)	(824)	(333)
Equity in undistributed earnings of subsidiaries with continuing operations	2,207	941	1,544

NET INCOME FROM CONTINUING OPERATIONS	1,940	117	1,211
Equity in undistributed earnings of discontinued subsidiaries, net of tax	—	—	285

NET INCOME	$1,940	$117	$1,496

Statements of Cash Flows
(unconsolidated)

	Years Ended December 31,
	2004	2003	2002
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income from continuing operations	$1,940	$117	$1,211
Adjustments to reconcile net income to net cash from operating activities:
Undistributed earnings of subsidiaries	(2,207)	(941)	(1,829)
Charge-off of purchased loan	—	663
(Increase) decrease in other assets	(515)	148	323
(Decrease) increase in other liabilities	523	68	28

Net cash from continuing operating activities	(259)	55	(267)
Net income from discontinued operations	—	—	285

Net cash from operating activities	(259)	55	18

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of loans	—	(663)	—
Disposal of investment in nonbank subsidiary	—	—	761
Repayment of advances to subsidiaries	—	—	450

Net cash from investing activities	—	(663)	1,211

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments of long-term borrowings	(2,696)	(130)	(119)
Proceeds from issuance of common stock	1,554	466	479

Net cash from financing activities	(1,142)	336	360

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,401)	(272)	1,589
CASH AND CASH EQUIVALENTS, beginning of year	1,741	2,013	424

CASH AND CASH EQUIVALENTS, end of year	$340	$1,741	$2,013

NOTE 21—QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

        The following sets forth quarterly financial data for the years 2004 and 2003:

	March 31	June 30	September 30	December 31
	(dollars in thousands, unaudited)
2004
Interest income	$3,620	$3,684	$3,823	$4,116
Interest expense	754	736	727	831

Net interest income	2,866	2,948	3,096	3,285
Provision for loan losses	(13)	100	73	50
Non-interest income	808	722	635	622
Non-interest expense	3,173	3,017	2,970	3,082

Income before income tax provision	514	553	688	775
Income tax provision	117	114	171	188

Net income	$397	$439	$517	$587

Basic earnings per share of common stock	$0.10	$0.11	$0.13	$0.14

Diluted earnings per share of common stock	$0.10	$0.11	$0.13	$0.14

        Interest income and interest expenses increased during 2004 primarily due to increases in national interest rates and the Bank's prime rate.

	March 31	June 30	September 30	December 31
	(dollars in thousands, unaudited)
2003
Interest income	$4,659	$4,151	$3,786	$3,686
Interest expense	1,531	1,353	1,125	953

Net interest income	3,128	2,798	2,661	2,733
Provision for loan losses	523	43	(36)	(293)
Non-interest income	3,494	2,710	2,175	1,027
Non-interest expense	5,105	5,019	4,405	5,881

Income before income tax provision (benefit)	994	446	467	(1,828)
Income tax provision (benefit)	351	161	147	(697)

Net income (loss)	$643	$285	$320	$(1,131)

Basic earnings (loss) per share of common stock	$0.16	$0.07	$0.08	$(0.29)

Diluted earnings (loss) per share of common stock	$0.16	$0.07	$0.08	$(0.28)

        Interest income and interest expenses declined from quarter to quarter throughout 2003 primarily due to a reduction in volumes of interest-earning assets and interest-bearing liabilities. Loans and loans held-for-sale declined $86.3 million during 2003, while interest-bearing deposits and borrowings declined $90.3 million.

        During the fourth quarter of 2003, the Bank closed its Bay Mortgage offices in Bellevue and Seattle, and significantly curtailed its sale of mortgage loans in all Bay Mortgage locations. The Bank will still offer mortgage loan products through its remaining Bay Mortgage locations, but at this time will no longer sell the loans into the secondary market. These actions are the primary cause of the fourth quarter 2003 decline in non-interest income and increase in non-interest expense. Non-interest expense during the fourth quarter include a $1.5 million write-off of the carrying value of goodwill associated with the purchase of Bay Mortgage, costs to cancel building and equipment leases, reduce Bay Mortgage staffing, and other related charges. Management expects both non-interest income and expense to be substantially reduced in future quarters compared to 2003 quarters.

Events Occurring Subsequent to the Audit Report Date

        AEA Bancshares Inc., Merger—On May 4, 2005, the Company announced the signing of a definitive agreement for the merger of AEA Bancshares, Inc. parent company of Asia-Europe-Americas Bank, into Cowlitz Bancorporation in a stock transaction. Simultaneously, Asia-Europe-Americas Bank will merge into Cowlitz Bank. The all stock transaction is valued between approximately $5.8 million and $6.9 million, depending on the outcome of certain matters prior to closing.

        Trust Preferred Securities—On April 29, 2005, Cowlitz Bancorporation completed the issuance of $12 million in trust preferred securities. Under the terms of the pooled transaction, the securities have a maturity of 30 years and are redeemable without penalty after five years. The securities bear a floating rate of 1.75% above the three-month Libor rate. Of the $12 million raised, $8 million was distributed to Cowlitz Bank to maintain capital levels and support future growth.

Appendix E

[LOGO]

AEA BANCSHARES, INC. & SUBSIDIARY

Independent Auditor's Report and
Consolidated Financial Statements

March 31, 2005 (unaudited) and December 31, 2004 and 2003

AEA Bancshares, Inc. & Subsidiary

MARCH 31, 2005 (UNAUDITED) AND DECEMBER 31, 2004 AND 2003

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
AEA Bancshares, Inc. & Subsidiary

        We have audited the accompanying consolidated balance sheet of AEA Bancshares, Inc. & Subsidiary as of December 31, 2004 and December 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AEA Bancshares, Inc. & Subsidiary as of December 31, 2004 and December 31, 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 24 to the financial statements, the Corporation has incurred substantial loan losses, operates under regulatory orders, is subject to continuous monitoring and scrutiny, has concern about its borrowing facilities, and is in a dispute over certain unpaid cashier's checks that were not honored by a third-party bank. These conditions raise substantial doubt about its ability to continue as a going concern. Management's activities regarding these matters are also described in Note 24 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  MOSS ADAMS LLP

Bellingham, Washington
March 11, 2005 except Notes 23 and 24
as to which the date is April 22, 2005.

AEA BANCSHARES, INC. & SUBSIDIARY

CONSOLIDATED BALANCE SHEET

MARCH 31, 2005 (UNAUDITED) AND DECEMBER 31, 2004 AND 2003

		December 31,
	March 31, 2005
		2004	2003
	(unaudited)
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$2,069,688	$2,960,502	$4,077,846
Federal funds sold	37,850,761	34,890,765	6,615,847

Total cash and cash equivalents	39,920,449	37,851,267	10,693,693

INTEREST BEARING DEPOSITS	3,908,000	4,697,000	—

INVESTMENTS
Securities available-for-sale, at fair value	100,000	100,000	100,000
Securities held-to-maturity, at cost (fair value 2004 and 2003; $6,702,165 and $7,851,036, respectively)	6,763,363	6,769,565	7,785,078
Federal Home Loan Bank stock, at cost	136,700	136,200	216,800
Pacific Coast Bankers' Bancshares stock, at cost	60,000	60,000	60,000

Total investments	7,060,063	7,065,765	8,161,878

LOANS	56,170,328	65,800,662	127,763,447
Less allowance for loan losses	(8,048,126)	(8,459,951)	(5,751,263)

Total loans, net	48,122,202	57,340,711	122,012,184
OTHER ASSETS
Bank premises and equipment, net	212,594	234,338	282,418
Other real estate owned	1,182,018	1,182,018	1,325,000
Accrued interest receivable	451,504	502,032	770,507
Federal income tax receivable	1,539,564	1,539,564	296,762
Deferred income tax	2,273,072	2,223,254	1,558,575
Other assets	2,187,356	480,643	931,464

Total other assets	7,846,108	6,161,849	5,164,726

TOTAL ASSETS	$106,856,822	$113,116,592	$146,032,481

LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS
Noninterest-bearing	$33,906,704	$33,628,176	$30,095,405
Interest-bearing	60,028,947	68,098,650	99,669,689

Total deposits	93,935,650	101,726,826	129,765,094

OTHER LIABILITIES
Accrued interest payable	60,066	114,832	143,597
Federal Home Loan Bank advances and term loans	42,525	—	2,125,412
Other borrowings	3,683,614	1,896,580	1,978,589
Other liabilities	816,719	986,500	678,794

Total other liabilities	4,602,925	2,997,912	4,926,392

Total liabilities	98,538,575	104,724,738	134,691,486

STOCKHOLDERS' EQUITY
Common stock, $1 par value: 3,000,000 shares authorized, 296,273, 296,273 and 289,173 issued and outstanding at March 31, 2005, December 31, 2004 and 2003	296,273	296,273	289,173
Additional paid-in-capital	7,128,897	7,128,897	6,958,497
Retained earnings	893,077	966,684	4,093,325

Total stockholders' equity	8,318,247	8,391,854	11,340,995

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$106,856,822	$113,116,592	$146,032,481

See accompanying notes to these consolidated financial statements.

AEA BANCSHARES, INC. & SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIODS ENDED MARCH 31, 2005 (UNAUDITED) AND DECEMBER 31, 2004 AND 2003

	March 31,		December 31,
	2005	2004	2004	2003
	(unaudited)
INTEREST INCOME
Loans, including fees	$1,006,369	$2,297,625	$7,063,494	$9,488,225
Investments and interest-bearing deposits	69,178	63,658	264,218	262,066
Federal funds sold	230,707	18,733	218,632	59,936

Total interest income	1,306,255	2,380,016	7,546,344	9,810,227

INTEREST EXPENSE
Deposits	322,339	481,105	1,747,820	2,181,372
Federal Home Loan Bank and other borrowings	29,906	30,481	105,685	23,435

Total interest expense	352,245	511,586	1,853,505	2,204,807
NET INTEREST INCOME	954,009	1,868,430	5,692,839	7,605,420
Provision for loan losses	—	150,000	6,140,025	4,807,000

NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES	954,009	1,718,430	(447,186)	2,798,420

NONINTEREST INCOME
Service fees	9,979	65,284	122,261	196,905
Wire transfer fees	110,717	82,455	387,741	361,428
Other income	46,913	30,092	333,948	90,393

Total noninterest income	167,610	177,831	843,950	648,726

NONINTEREST EXPENSES
Salaries and employee benefits	383,444	644,533	2,004,011	2,307,127
Occupancy and equipment	118,613	119,099	544,497	552,717
Professional services	398,994	287,761	1,140,394	575,273
Data processing	45,500	65,841	222,771	273,355
State business taxes	24,059	47,000	154,000	209,221
Business insurance	68,510	68,858	253,512	125,157
Directors Fees and Expenses	15,400	35,100	132,711	84,394
FDIC Insurance	45,462	13,605	135,029	55,886
Correspondent Bank Fees	22,067	22,140	86,250	94,943
Other expenses	118,781	79,877	651,033	491,206

Total noninterest expenses	1,240,829	1,383,813	5,324,208	4,769,279

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(119,210)	512,448	(4,927,444)	(1,322,133)
PROVISION (BENEFIT) FOR INCOME TAXES	(45,603)	175,080	(1,800,803)	(260,726)

NET INCOME (LOSS)	$(73,607)	$337,368	$(3,126,641)	$(1,061,407)

BASIC INCOME (LOSS) PER SHARE	$(0.25)	$1.17	$(10.68)	$(3.68)

DILUTED INCOME (LOSS) PER SHARE	$(0.25)	$1.17	$(10.68)	$(3.68)

See accompanying notes to these consolidated financial statements.

AEA BANCSHARES, INC. & SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE PERIODS ENDED MARCH 31, 2005 (UNAUDITED) AND DECEMBER 31, 2004 AND 2003

	Common Stock
			Additional Paid-in Capital	Retained Earnings	Total Stockholders' Equity
	Shares	Amount
BALANCE, December 31, 2002	287,173	$287,173	$6,910,497	$5,226,528	$12,424,198
Net loss	—	—	—	(1,061,407)	(1,061,407)
Common stock issued	2,000	2,000	48,000	—	50,000
Cash dividend declared, $0.25 per share	—	—	—	(71,796)	(71,796)

BALANCE, December 31, 2003	289,173	289,173	6,958,497	4,093,325	11,340,995
Net loss	—	—	—	(3,126,641)	(3,126,641)
Common stock issued	7,100	7,100	170,400	—	177,500

BALANCE, December 31, 2004	296,273	296,273	7,128,897	966,684	8,391,854
Net loss (unaudited)	—	—	—	(73,607)	(73,607)

BALANCE, March 31, 2005 (unaudited)	$296,273	$296,273	$7,128,897	$893,077	$8,318,247

See accompanying notes to these consolidated financial statements.

AEA BANCSHARES, INC. & SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIODS ENDED MARCH 31, 2005 (UNAUDITED) AND DECEMBER 31, 2004 AND 2003

	March 31,		December 31,
	2005	2004	2004	2003
	(unaudited)
Increase (Decrease) In Cash
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(73,607)	$337,368	$(3,126,641)	$(1,061,407)
Adjustments to reconcile net income(loss) to net cash flows from operating activities
Provision for loan losses	—	150,000	6,140,025	4,807,000
Depreciation and amortization	21,743	24,151	103,978	135,920
Valuation adjustment, OREO	—	103,000	188,000	135,000
Stock dividends—Federal Home Loan Bank	(500)	(2,100)	(5,300)	(12,600)
Net amortization/(accretion) of bond discounts/premiums	6,202	5,531	24,451	1,484
Deferred income tax benefit	(49,818)	(4,336)	(664,679)	(505,575)
Changes in operating assets and liabilities
Interest receivable	50,528	28,793	268,475	(57,818)
Other assets	(1,706,714)	292,973	(791,981)	(771,296)
Accrued interest payable	(54,766)	(26,951)	(28,765)	(94,727)
Other liabilities	(127,252)	305,816	307,706	(320,111)

Net cash flows from operating activities	(1,934,184)	1,214,245	2,415,269	2,255,870

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of Federal Home Loan Bank stock	—	—	85,900	131,000
Purchases of Federal Home Loan Bank stock	—	—	—	(12,800)
Increase (decrease) in Interest Bearing Deposits	789,000	—	(4,697,000)	—
Purchases of held-to-maturity investment securities	—	—	(3,699,925)	(11,008,854)
Proceeds from maturities of held-to-maturity investment securities	—	350,000	4,690,987	9,930,326
Net change in loans	9,218,509	7,905,921	58,261,430	(5,105,264)
Proceeds from sale of OREO property	—	—	225,000	710,000
Additions to premises and equipment	—	(44,164)	(55,898)	(45,948)
Gain on sale of equipment	—	—	—	8,835

Net cash flows from investing activities	10,007,509	(7,401,757)	54,810,494	(5,392,705)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in demand deposits	2,227,380	(5,835,452)	4,165,143	(402,335)
Increase (decrease) in time deposits	(10,018,557)	(2,197,363)	(32,203,411)	2,578,403
Net change in Federal Home Loan Bank advances	—	(2,003,034)	(2,125,412)	1,987,867
Proceeds (Repayment) of other borrowings	1,800,000	—	(82,009)	(21,411)
Proceeds from sale of common stock	(12,966)	(21,627)	177,500	50,000
Cash dividends	—	—	—	(71,796)

Net cash flows from financing activities	(6,004,143)	(10,057,476)	(30,068,189)	4,120,728

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,069,182	(1,441,474)	27,157,574	983,893
CASH AND CASH EQUIVALENTS, beginning of period	37,851,267	10,693,693	10,693,693	9,709,800

CASH AND CASH EQUIVALENTS, end of period	$39,920,449	$9,252,219	$37,851,267	$10,693,693

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$407,011	$538,537	$1,882,270	$2,299,534

Cash paid during the period for federal income taxes	$—	$—	$110,000	$850,226

NONCASH FINANCING AND INVESTING TRANSACTIONS
Property taken in settlement of loans	$—	$—	$270,018	$350,000

See accompanying notes to these consolidated financial statements.

AEA BANCSHARES, INC. & SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005 (UNAUDITED) AND DECEMBER 31, 2004 AND 2003

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations—AEA Bancshares, Inc. (the "Corporation"), through its wholly-owned subsidiary, Asia-Europe-Americas Bank (the "Bank"), provides a full range of banking services to individual and corporate customers through its office in Seattle, Washington. The Corporation is subject to significant competition from other financial institutions. The Corporation is also subject to the regulations of certain Federal and State of Washington agencies and undergoes periodic examinations by those regulatory authorities.

        Basis of Consolidation—The consolidated financial statements include the accounts of AEA Bancshares, Inc. and its wholly-owned subsidiary, Asia-Europe-Americas Bank. Significant intercompany account balances and transactions have been eliminated.

        The accompanying unaudited interim balance sheet as of March 31, 2005, the statements of operations and cash flows for the three months ended March 31, 2005 and 2004 and the statement of stockholders' equity for the three months ended March 31, 2005 are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Corporation, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of the Corporation's statement of financial position, results of operations and its cash flows for the three months ended March 31, 2005 and 2004. The results for the three months ended March 31, 2005 are not necessarily indicative of the results to be expected for the year ending December 31, 2005. All references to March 31, 2005 or to the three months ended March 31, 2005 and 2004 in the notes to the financial statements are unaudited.

        Financial Statement Presentation and Use of Estimates—The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and reporting practices applicable to the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, as of the date of the balance sheet, and revenues and expenses for the period. Actual results could differ from estimated amounts. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, deferred income taxes and the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans, disclosures concerning the fair values of stock option awards, and the Corporation's financial instruments.

        Cash and Cash Equivalents—For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Investments in federal funds sold are made with major banks as approved by the Board of Directors.

        The Corporation maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

        Included in cash and due from banks are legally reserved amounts which are required to be maintained on an average basis in the form of cash and balances due from the Federal Reserve Bank and other banks. Reserve requirements were $313,000 and $584,000 as of December 31, 2004 and December 31, 2004, respectively.

        Investment Securities—Investment securities are classified into one of three categories: (1) held-to-maturity, (2) available-for-sale, or (3) trading. Investment securities are categorized as held-to-maturity when the Corporation has the positive intent and ability to hold those securities to maturity. Securities, which are held-to-maturity, are stated at cost and adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income.

        Investment securities categorized as available-for-sale are generally held for investment purposes (to maturity), although unanticipated future events may result in the sale of some securities. Available-for-sale securities are recorded at estimated fair value, with the net unrealized gain or loss included as a separate component of comprehensive income (loss) within stockholders' equity, net of the related tax effect. Realized gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.

        Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are recognized by write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses.

        Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

        The Corporation had no trading securities at either year end.

        Loans—Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

        Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan using the interest method.

        The Corporation considers loans impaired when it is probable the Corporation will not be able to collect all amounts as scheduled under a loan agreement. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Changes in these values will be reflected in income and as adjustments to the allowance for loan losses.

        The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well secured and in the process of collection. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received, or payment is considered certain.

        The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision. Additionally, state and federal regulators, upon examination, may require the Corporation to make additional provisions or adjustments to its allowance for loan losses.

        Bank Premises and Equipment—Bank premises and equipment are stated at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the related assets, which range from three to ten years. Total depreciation and amortization expense was $103,978 in 2004 and $135,920 in 2003.

        Other Real Estate Owned—Other real estate owned includes properties acquired through foreclosure. These properties are recorded at estimated fair value (less estimated selling costs). Losses arising from the acquisition of property, in full or partial satisfaction of loans are charged to the allowance for loan losses. As of December 31, 2004 and 2003 total other real estate owned was $1,182,018 and $1,325,000, respectively.

        Subsequent to the transfer to foreclosed assets held for sale, these assets continue to be recorded at the lower of cost or fair value (less estimated costs to sell) with direct adjustments to asset values as deemed necessary, based on periodic evaluations. Generally, legal and professional fees associated with foreclosures are expensed as incurred. Costs incurred to improve property prior to sale are capitalized, however, in no event are recorded costs allowed to exceed fair value. Subsequent gains, losses, or expenses recognized on the sale of these properties are included in noninterest income or expense.

        Income Taxes—Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred taxes result from temporary differences in the recognition of certain income and expense amounts between the Corporation's financial statements and its tax returns.

        Financial Instruments—In the ordinary course of business, the Corporation has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. Obligations related to guarantees to third parties made by the Corporation on behalf of customers are recorded at the estimated fair value of the obligations. The estimated fair value of these obligations was not significant at each year end.

        Advertising Costs—The Corporation expenses advertising costs as they are incurred. Total advertising expenses were not material in either year presented.

        Stock Option Plans—The Corporation recognizes the financial effects of stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Generally, stock options are issued at a price equal to the fair value of the Corporation's stock as of the grant date. Under APB 25, options issued in this manner do not result in the recognition of employee compensation in the Corporation's financial statements.

Proforma disclosures required by Statement of Financial Accounting Standard No. 123, Accounting For Stock-Based Compensation, are as follows:

        The pro forma information recognizes as compensation, the fair value of stock options granted using an option valuation model known as the Black Scholes model. There were no options granted in 2005, 2004 and 2003.

        Management believes that the assumptions used in its option pricing model are highly subjective and represent only one estimate of possible value, as there is no active market for the options granted.

        The pro forma effect on reported earnings as a result of options issued in periods presented as follows:

	March 31,
	2005	2004
	(unaudited)
Net income (loss) as reported	$(73,607)	$337,368
Additional compensation for fair value of stock options	(224)	(249)

Pro forma net income (loss)	$(73,831)	$337,119

Earnings per share
Basic
As reported	$(0.25)	$1.17

Pro forma	$(0.25)	$1.17

Diluted
As reported	$(0.25)	$1.17

Pro forma	$(0.25)	$1.17

	December 31,
	2004	2003
Net income (loss) as reported	$(3,126,641)	$(1,061,407)
Additional compensation for fair value of stock options	(995)	(26,241)

Pro forma net income (loss)	$(3,127,636)	$(1,087,648)

Earnings per share
Basic
As reported	$(10.68)	$(3.68)

Pro forma	$(10.68)	$(3.77)

Diluted
As reported	$(10.68)	$(3.68)

Pro forma	$(10.68)	$(3.77)

        The remaining unrecognized compensation for fair value of stock options was $1,266 as of December 31, 2004.

        Earnings Per Share—Basic earnings per share amounts are computed based on the weighted average number of shares outstanding during the period after giving retroactive effect to stock dividends and stock splits. Diluted earnings per share amounts are computed by determining the number of additional shares that are deemed outstanding due to stock options and warrants under the treasury stock method, unless the addition of such shares would be anti-dilutive in the presentation of earnings per share because the Corporation is reporting net losses. The additional shares associated with stock options or stock warrants have not been considered in the calculation of earnings per share, as their effects would be anti-dilutive.

        Reclassifications—Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

NOTE 2—INVESTMENT SECURITIES

        Amortized cost and approximate fair values of investment securities are summarized as follows:

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses Less Than 12 Months	Gross Unrealized Losses Greater Than 12 Months	Estimated Fair Value
Available-For-Sale Securities
Corporate equity securities	$100,000	$—	$—	$—	$100,000

Total available-for-sale	$100,000	$—	$—	$—	$100,000

Held-To-Maturity
U.S. Treasury and obligations of U.S. government agencies	$6,203,299	$—	$(66,038)	$—	$6,137,261
Other bonds	566,266	821	(2,183)	—	564,904

Total held-to-maturity	6,769,565	821	(68,221)	—	6,702,165

TOTAL INVESTMENT SECURITIES	$6,869,565	$821	$(68,221)	$—	$6,802,165

        Certain investment securities shown above currently have fair values less than amortized cost and therefore contain unrealized losses. The Corporation has evaluated these securities and has determined that the decline in value is temporary and is related to the change in market interest rates since purchase. The decline in value is not related to any company or industry specific event. There are 43 investment securities with unrealized losses. The Corporation anticipates full recovery of amortized cost with respect to these securities at maturity or sooner in the event of a more favorable market interest rate environment.

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses Less Than 12 Months	Gross Unrealized Losses Greater Than 12 Months	Estimated Fair Value
	(In Thousands)
Available-For-Sale Securities
Corporate equity securities	$100,000	$—	$—	$—	$100,000

Total available-for-sale	$100,000	$—	$—	$—	$100,000

Held-To-Maturity
U.S. Treasury and obligations of U.S. government agencies	$6,105,960	$12,733	$(6,877)	$—	$6,111,816
Other bonds	1,679,118	60,289	(187)	—	1,739,220
Total held-to-maturity	7,785,078	73,022	(7,064)	—	7,851,036

TOTAL INVESTMENT SECURITIES	$7,885,078	$73,022	$(7,064)	$—	$7,951,036

        The amortized cost and estimated fair value of debt securities at December 31, 2004 by contractual or expected maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2004
	Available-For-Sale		Held-To-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
U.S. Treasury and Obligations of U.S.
Government Agencies and Other Bonds
1 year or less	$—	$—	$566,266	$564,904
1-5 years	—	—	6,203,299	6,137,261

	—	—	6,769,565	6,702,165

Corporate Equity Securities	100,000	100,000	—	—

	$100,000	$100,000	$6,769,565	$6,702,165

        There were no sales of investments in 2004 or 2003.

        Investment securities with a carrying value of $1,050,000 were pledged to secure U.S. government and public deposits as required by law, as of December 31, 2004 and 2003.

NOTE 3—FEDERAL HOME LOAN BANK ("FHLB") STOCK AND ADVANCES AND TERM LOANS

        FHLB stock represents an investment by the Corporation in the capital stock of the Federal Home Loan Bank and is carried at par value, which reasonably approximates fair value. As a member, the Corporation is entitled to certain benefits including a variety of funding options at various interest rates and terms, and correspondent banking services. In addition, quarterly dividends have been paid historically by the FHLB, however the FHLB has indicated that dividend payments will be reduced or eliminated during the immediate future.

        The Bank has borrowing capacity on a case-by-case basis, subject to the Bank pledging sufficient collateral and maintaining the required stock investment, which can fluctuate on a monthly basis. Outstanding advances as of December 31, 2004 and 2003 totaled $-0- and $2,125,412. Advances from the FHLB are collateralized by government agency securities as required by the agreement.

NOTE 4—PACIFIC COAST BANKERS' BANCSHARES ("PCBB") STOCK AND ADVANCES

        PCBB stock represents an investment by the Corporation in the capital stock of the Pacific Coast Bankers' Bancshares and is carried at par value ($150), which reasonably approximates fair value. As a member, the Corporation is entitled to certain benefits including higher federal fund investment rates, lower service fees, and receipt of annual dividends. In addition, PCBB provides an overnight borrowing line of credit for $3 million. At March 31, 2005 there were no borrowings outstanding.

NOTE 5—LOANS

        The major classifications of loans are summarized as follows:

		December 31,
	March 31, 2005
		2004	2003
	(unaudited)
Commercial	$30,670,954	$36,268,163	$79,262,755
Commercial real estate	20,430,910	21,305,234	28,713,999
Real estate construction	4,215,405	7,408,222	17,793,282
Consumer	491,167	475,833	1,708,696
Credit card	557,466	566,423	805,546
Overdrafts	634	1,086	64,556

	56,366,537	66,024,961	128,348,834
Less deferred loan fees	(196,209)	(224,299)	(585,387)

Total loans	$56,170,328	$65,800,662	$127,763,447

        The allowance for loan losses and changes during the periods are as follows:

		December 31,
	March 31, 2005
		2004	2003
	(unaudited)
Balance at beginning of year	$8,459,951	$5,751,263	$3,308,746
Loans recovered	1,595	10,727	34,397
Provision charged to operating expenses for loan losses	—	6,140,025	4,807,000
Loans charged off	(413,420)	(3,442,064)	(2,398,880)

Balance at end of year	$8,048,126	$8,459,951	$5,751,263

        A summary of past due loans follows:

		December 31,
	March 31, 2005
		2004	2003
	(unaudited)
30 to 89 Past Due And Still Accruing	$5,012,523	$1,743,230	$—

90 Days or More Past Due And Still Accruing	$2,985,095	$14,263	$7,588

        A summary of impaired loans follows:

		December 31,
	March 31, 2005
		2004	2003
	(unaudited)
Impaired loans	$11,478,570	$13,222,770	$8,564,480

Average balance of impaired loans	$12,350,670	$12,109,965	$9,418,597

Allowance for loan losses related to impaired loans	$6,712,592	$6,350,779	$1,207,262

Nonaccruing loans	$8,317,822	$9,194,063	$2,327,338

Interest income collected on impaired and nonaccruing loans	$67,851	$6,272	$337,962

NOTE 6—BANK PREMISES AND EQUIPMENT

        Bank premises and equipment at March 31 are classified as follows:

	2004	2003
Leasehold improvements	$218,830	$218,830
Computer software and equipment	527,884	474,694
Furniture and fixtures	217,308	215,558
Office equipment	56,651	56,651

	1,020,673	965,733
Less accumulated depreciation	(786,335)	(683,315)

	$234,33	$282,418

NOTE 7—OTHER REAL ESTATE OWNED

        Other real estate owned at December 31, 2004 and changes during the periods ended March 31, 2005 (unaudited) and December 31, 2004 and 2003 are as follows:

	2004	2003
Balance at beginning of year	$1,325,000	$1,820,000
Properties added	270,018	350,000
Valuation adjustment	(188,000)	(135,000)
Properties sold	(225,000)	(710,000)

	$1,182,018	$1,325,000

NOTE 8—DEPOSITS

        Deposits consisted of the following:

		December 31,
	March 31, 2005
		2004	2003
	(unaudited)
Savings accounts	$226,304	$117,519	$196,159
Certificates of deposit under $100,000	12,460,592	12,863,992	24,873,779
Certificates of deposit over $100,000	19,281,106	28,896,263	49,089,887
Demand accounts
Noninterest-bearing	33,906,704	33,628,176	30,095,405
Interest-bearing	1,756,061	1,208,159	1,623,459
Money market accounts	26,304,883	25,012,717	23,886,405

	$93,935,650	$101,726,826	$129,765,094

        At December 31, 2004 scheduled maturities of certificates of deposit are as follows:

2005	$37,137,366
2006	4,065,889
2007	443,000
2008	99,000
2009	15,000

$41,760,255

NOTE 9—OTHER BORROWINGS

        Note Payable—A note payable to a third party commercial bank is due August 2006. This note allows maximum borrowings of $2,000,000 and is collateralized by the common stock of the Corporation's wholly-owned subsidiary Asia-Europe-Americas Bank. The note is payable in quarterly installments of $41,633, due until maturity at which time the remaining balance of $1,646,782 is due. Interest on this loan is based on the US Bank Prime Rate which was 5.25% and 4.00% at March 31, 2005 (unaudited) and December 31, 2004 and 2003, respectively. The balance at March 31, 2005 (unaudited) and December 31, 2004 and 2003 was $1,896,580 and $1,978,589, respectively.

        The loan agreement requires the Corporation to comply with certain debt covenants including: maintenance of a minimum leverage ratio of 6%, continued profitability, a minimum allowance for loan losses reserve of 1% of total loans, a restriction on additional borrowings without prior approval by the commercial bank and avoiding the issuance of a cease and desist order by a regulatory agency.

        Subsequent to year end 2003, the Corporation received a notice of default from the commercial bank as a result of the net loss reported by the Corporation for 2003. The Bank remains out of compliance with the continued profitability and "no cease and desist order" debt covenants as a result of the reported net loss for 2004 and the regulatory consent order discussed in Note 11. The Bank has negotiated an agreement with the commercial bank as it relates to the terms of the loan and obtained a commercial forbearance from calling the note as currently due and payable. The commercial bank's forbearance does not completely waive its rights, but rather indicates that the bank will not call the note for payment provided the Bank's financial condition does not continue to deteriorate. In the event the commercial bank withdraws its forbearance, alternative financing would be required. To the extent alternative financing is unavailable, the Corporation may be unable to fund its obligations and sustain its operations long-term. See Note 24.

        The Board of Directors approved a Capital Restoration Plan in February 2005 whereby the Directors, through a newly formed LLC, would loan funds to the Corporation for working capital and to be downstreamed to the Bank as capital. See Note 23.

NOTE 10—INCOME TAXES

        A reconciliation of the effective income tax rate with the federal statutory tax rate is as follows:

	2004		2003
	Amount	Rate	Amount	Rate
Income tax provision (benefit) at statutory rate of 34%	$(1,660,575)	(34.00)%	$(449,525)	(34.00)%
Increase (decrease) in tax resulting from
Cash surrender value of life insurance	(12,729)	(0.26)	135,887	10.28
Disallowed expenses	4,534	—	7,953	0.60
Deferred asset true up-OREO	(39,964)	(0.41)	—	—
Other differences	(92,069)	(1.87)	44,959	3.40

	$(1,800,803)	(36.54)%	$(260,726)	(19.72)%

        The income tax provision (benefit) is comprised by the following:

	2004	2003
Currently payable (benefit)	$(1,136,125)	$244,849
Deferred (benefit)	(664,678)	(505,575)

	$(1,800,803)	$(260,726)

        Total deferred tax assets and liabilities as of March 31 are as follows:

	2004	2003
Deferred Tax Assets
OREO property write-down	$64,000	$46,000
Capital loss carryover	1,000	—
Interest on nonaccrual loans	30,000	85,000
Allowance for possible loan losses in excess of tax reserves	2,366,000	1,652,000

Total deferred tax assets	2,461,000	1,783,000
Deferred Tax Liabilities
Accrual to cash adjustment	—	(6,000)
FHLB stock	(6,000)	(20,000)
Deferred loan fees	(9,000)	(41,000)
Prepaid expenses	(97,000)	(110,000)
Premises and equipment	(110,000)	—
Other deferred tax liabilities	(15,746)	(47,425)

Total deferred tax liabilities	(237,746)	(224,425)

Net deferred tax asset	2,223,254	1,558,575
Less valuation allowance on net deferred tax asset	—	—

Net deferred tax asset	$2,223,254	$1,558,575

        Management believes the net deferred tax asset will be realized in the normal course of operations and, accordingly, has not reduced net deferred tax assets by a valuation allowance. See Note 24.

NOTE 11—STOCKHOLDERS' EQUITY

        The Corporation and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of the Corporation's and Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I (as defined) capital to average assets (as defined). Management believes, as of December 31, 2004, that the Corporation and Bank meet these quantitative measures.

        As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation, the Bank was categorized as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Corporation must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. As further described in this Note, the Bank is subject to a Consent Order which specifies a minimum Tier 1 capital ratio of 8.5% through the duration of the Order. At December 31, 2004 the Bank was not in compliance with this requirement. Under the framework, the Bank's capital levels do not allow the Bank to accept brokered deposits without prior approval from the regulatory authorities. At December 31, 2004, the Bank had $6.1 million in brokered deposits. These deposits cannot be renewed. Management believes the Bank has sufficient liquidity to fund the withdrawal of these deposits. There are no conditions or events since that notification that management believes have changed the classification under the prompt corrective action regulation.

        The Corporation's and Bank's actual capital amounts and ratios are also presented in the following table (in thousands). In 2003 the Bank was categorized as Well Capitalized and the capital and ratios for 2003 are based on the well capitalized requirements.

	Actual		For Capital Adequacy Purposes		To Be Adequately Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of March 31, 2005 (unaudited)
Total Capital (to Risk Weighted Assets)
Consolidated	$7,011	11.15%	$5,028	> 8.00%	$	N/A	> N/A	%
AEA Bank	$9,991	15.92%	$5,020	> 8.00%		$5,020	> 8.00%
Tier I Capital (to Risk Weighted Assets)
Consolidated	$6,152	9.79%	$2,514	> 4.00%	$	N/A	> N/A	%
AEA Bank	$9,117	14.53%	$2,510	> 4.00%		$2,510	> 4.00%
Tier I Capital (to Average Assets)
Consolidated	$6,152	5.74%	$4,284	> 4.00%	$	N/A	> N/A	%
AEA Bank	$9,117	8.52%	$4,278	> 4.00%		$4,278	> 4.00%
As of December 31, 2004
Total Capital (to Risk Weighted Assets)
Consolidated	$7,250	9.90%	$5,860	> 8.00%	$	N/A	> N/A	%
AEA Bank	$8,830	12.07%	$5,852	> 8.00%		$5,852	> 8.00%
Tier I Capital (to Risk Weighted Assets)
Consolidated	$6,241	8.70%	$2,872	> 4.00%	$	N/A	> N/A	%
AEA Bank	$7,822	10.69%	$2,926	> 4.00%		$2,926	> 4.00%
Tier I Capital (to Average Assets)
Consolidated	$6,241	5.70%	$4,383	> 4.00%	$	N/A	> N/A	%
AEA Bank	$7,822	7.15%	$4,377	> 4.00%		$4,377	> 4.00%
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2003
Total Capital (to Risk Weighted Assets)
Consolidated	$13,003	10.08%	$10,324	> 8.00%	$	N/A	> N/A	%
AEA Bank	$14,577	11.30%	$10,316	> 8.00%		$12,895	> 10.00%
Tier I Capital (to Risk Weighted Assets)
Consolidated	$11,341	8.79%	$5,162	> 4.00%	$	N/A	> N/A	%
AEA Bank	$12,915	10.02%	$5,158	> 4.00%		$7,737	> 6.00%
Tier I Capital (to Average Assets)
Consolidated	$11,341	7.70%	$5,891	> 4.00%	$	N/A	> N/A	%
AEA Bank	$12,915	8.78%	$5,887	> 4.00%		$7,359	> 5.00%

        As a result of a November 2001 examination by the FDIC and the Washington State Department of Financial Institutions, Divisions of Banks (the "Department"), the Bank became subject to a Supervisory Directive (the "Directive") dated February 28, 2002. Effective February 26, 2003, the Department issued a revised Directive based on the findings from an October 2002 joint examination by the FDIC and the Department and replaced the previous Directive dated February 28, 2002. The revised Directive required the following:

  •
  Improved administrative procedures.

  •
  Additional monitoring by the Board of Directors.

  •
  Reduction in classified loans by specified amounts before each quarter end of 2003.

        As part of their monitoring of the Bank's progress in complying with the earlier Supervisory Directives issued by the FDIC and the Department, a joint examination was conducted in December 2003. The FDIC and Department were not satisfied with the Bank's progress and on May 3, 2004, the Board of Directors of the Corporation and the regulators signed a Consent Order becoming effective May 13, 2004. Significant elements of the Consent Order include the following:

  •
  Increased responsibilities of the Board of Directors, and the retention of at least one additional independent board member.

  •
  Regulator approval prior to retention of any board member or senior banking official.

  •
  A comprehensive review and update of all significant policies and procedures concerning the operation of the Bank and compliance with related laws and regulations.

  •
  Development of a three year strategic plan together with comprehensive profit planning, staffing model, expense controls and liquidity management procedures.

  •
  Specific reductions in loan balances "classified" by the regulators in their examinations.

  •
  Correction of certain documentation and technical requirements for loans.

  •
  Maintenance of Tier 1 leverage capital ratio of no less than 8.5%.

  •
  Delivery of regular written reports of progress on the requirements of the Order.

        On February 16, 2005, the regulatory agencies concluded their most recent examination and found the following:

  •
  Though the Consent Order's requirement regarding reduction of specific classified loans was satisfied, as the portfolio has continued to age, the level of classified loans remains unsatisfactory and the severity of classifications has increased.

  •
  Earnings remain negative due to high levels of nonperforming assets.

  •
  Management and the Board have not met a number of provisions of the Consent Order, namely retention of qualified management, adoption of an acceptable strategic plan, corrections of violations of regulatory requirements, and satisfaction of the required Tier 1 leverage capital ratio.

        The Consent Order contains specific target dates to accomplish its stated requirements. The Board of Directors and Management of the Bank are vigorously working to meet the requirements of the Order and believe they can be accomplished within the indicated timeframes, as may be extended by the bank regulators. Material non-compliance with the Order could trigger additional regulatory actions, the scope of which cannot be foreseen at this time.

        Among other things, the regulatory agencies required the Bank to submit a written Capital Restoration Plan to restore capital to an acceptable level. The Board of Directors approved a Restoration Plan in February 2005, as discussed in Notes 9 and 23.

NOTE 12—STOCK OPTION PLAN

        The Corporation may award options for a maximum of 63,200 shares of authorized common stock to certain officers and key employees under the 1996 Employee Stock Option Plan. Options are granted at no less than fair market value and may or may not vest immediately upon issuance based on the terms established by the Board of Directors. Options are generally exercisable within one to four years from date of grant and expire after ten years.

        Stock option transactions were:

	Options Available for Grant	Options Granted for Common Stock	Weighted Average Exercise Price of Shares Under Plan
BALANCE, December 31, 2002	18,250	35,100	$39.36
Authorized	—	—	$—
Granted	—	—	$—
Exercised	—	(2,000)	$25.00
Expired/forfeited	8,400	(8,400)	$41.75

BALANCE, December 31, 2003	26,650	24,700	$41.19
Authorized	—	—	$—
Granted	—	—	$—
Exercised	—	(7,100)	$25.00
Expired/forfeited	15,300	(15,300)	$49.24

BALANCE, December 31, 2004	41,950	2,300	$37.13

        The following table summarizes information concerning currently outstanding and exercisable options:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Remaining Contractual Life (Years)	Average Exercise Price	Exercisable	Weighted Average Exercise Price
25	1,100	1.39	$25.00	1,100	$25.00
42	700	3.96	$42.00	700	$42.00
50-60	500	6.90	$57.00	350	$56.14

NOTE 13—EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

        Defined Contribution Plan—The Corporation has a 401(k) savings plan covering substantially all of its full-time employees. Eligible employees may contribute through payroll deductions. The Corporation makes annual discretionary matching contributions, at a percentage to be determined each year. Contributions for the plan are funded currently and were $32,372 in 2004 and $40,499 in 2003.

        Salary Continuation, Deferred Compensation Plans, and Employment Agreements—The Corporation had entered into salary continuation and deferred compensation agreements with certain of its officers. Salary continuation plan premiums amounted to $28,720 and $57,232 for the periods ended March 31, 2005 (unaudited) and December 31, 2004 and 2003, respectively. The agreements provide for additional retirement benefits payable over a ten year period following retirement. In connection with these agreements, the Corporation acquired life insurance policies on the individual officers covered by these agreements.

        In connection with the termination of the former Chairman and Chief Executive Officer Mr. Keul in 2004, the Corporation cancelled these agreements, terminated the life insurance policies, and is reviewing and negotiating with Mr. Keul and his counsel regarding what amounts, if any, are payable under those plans and the employment agreement with Mr. Keul. The Corporation believes its liability, if any, will not exceed amounts already reserved for or expensed in prior years. The related accrued liability totaled approximately $254,000 at December 31, 2004 and $232,000 at December 31, 2003.

        In October 2004, the Corporation entered into an employment agreement with its Interim President and Chief Executive Officer Mr. Brooks. The agreement has a term of two years through March 2006 and will renew each year for a one-year period unless either party gives notice of its intent to terminate the agreement. In the event Mr. Brooks is terminated without cause or leaves the Corporation for good reason (as defined) within the term of the agreement, the agreement provides for a severance payment equal to twelve (12) months of Mr. Brook's annual base salary as in effect on the date of termination. Mr. Brooks is also entitled to a severance payment equal to twelve (12) months annual base salary as then in effect following a change of control of the Corporation, provided that Mr. Brooks agrees to remain employed with the acquiror for a period of forty-five (45) days after consummation of the change of control transaction, which condition may be waived by the acquiror.

NOTE 14—COMMITMENTS

        Operating Lease Commitments—The Corporation leases its office premises for its operations. The lease expires November 2005. The Corporation has, at its option, the right to renew the lease for an additional five-year term at rates to be mutually determined. The lease requires the Corporation to pay its pro-rata share of building operating expenses. The Corporation also leases certain equipment used in its operations, over a term of two to five years. The annual lease commitments are as follows:

Year Ending December 31,
2005	$297,468
2006	5,536

$303,004

        Rental expense charged to operations was $355,363 and $322,241 for the periods ended March 31, 2005 (unaudited) and December 31, 2004 and 2003, respectively.

NOTE 15—CONTINGENCIES (ALSO SEE NOTES 11, 13, 19, AND 23)

        The Corporation is a plaintiff and/or defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition or results of operations of the Corporation.

NOTE 16—RELATED PARTY TRANSACTIONS

        Certain directors, executive officers and principal stockholders are customers of, and have had banking transactions with the Corporation, and the Corporation expects to have such transactions in the future. All loans and commitments included in such transactions were made in compliance with applicable laws on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.

	2004	2003
Balance, beginning of year	$6,617,433	$5,605,257
New loans and advances	132,186	5,987,507
Repayments	(4,998,768)	(4,975,331)

Balance, end of year	$1,750,851	$6,617,433

Interest earned on loans	$182,562	$414,831

        Certain officers and directors from prior years were no longer officers or directors as of March 31, 2005 (unaudited) and December 31, 2004 and 2003. The balances outstanding to such persons are reflected in the "repayments" category above.

        The Corporation held deposits of approximately $537,406 and $668,679 for related parties at March 31, 2005 (unaudited) and December 31, 2004 and 2003, respectively.

NOTE 17—STOCK WARRANTS

        Certain key organizers of the Corporation received warrants for an additional 27,200 shares of stock at an exercise price of $25 per share. All of the warrants are fully vested and expire on November 15, 2005. As of March 31, 2005 (unaudited) and December 31, 2004 and 2003, warrants outstanding were 24,000.

NOTE 18—SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

        Most of the Corporation's business activity is with customers located within King County. The Corporation originates commercial, real estate and consumer loans. Generally, loans are secured by accounts receivable, inventory, deposit accounts, personal property or real estate. Rights to collateral vary and are legally documented to the extent practicable. Although the Corporation has a diversified loan portfolio, local economic conditions may affect borrowers' ability to meet the stated repayment terms.

        The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Corporation, as a matter of policy, does not currently extend credit in excess of $1,950,000 to any single borrower or group of related borrowers.

NOTE 19—FINANCIAL INSTRUMENTS

        The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of the Corporation's involvement in particular classes of financial instruments.

        The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

        Commitments to Extend Credit, Standby Letters of Credit, and Financial Guarantees —Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation's experience has been that approximately 25 percent of loan commitments are drawn upon by customers. While approximately eight percent of commercial letters of credit are utilized, a significant portion of such utilization is on an immediate payment basis. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment and income-producing commercial properties.

        Standby letters of credit and financial guarantees written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation maintains various levels of collateral supporting those commitments for which collateral is deemed necessary.

        The Corporation has not been required to perform on any financial guarantees. The Corporation has not incurred any losses on its commitments in 2005, 2004 or 2003.

        A summary of the notional amounts of the Corporation's financial instruments with off-balance-sheet risk at each period are follows:

	March 31, 2005	December 31, 2004
	(unaudited)
Commitments to extend credit	$3,867,928	$5,736,358
Credit card arrangements	$1,273,000	$1,344,807
Standby letters of credit	$75,000	$416,000

NOTE 20—DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement on the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

        The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

        Cash, Due From Banks and Federal Funds Sold—The carrying value amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

        Investment Securities—Fair values for investment securities are based on quoted market prices, where available. If quoted market values are not available, fair values are based on quoted market prices of comparable instruments.

        Federal Home Loan Bank Stock—The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

        Pacific Coast Bankers' Bancshares Stock—The carrying value of Pacific Coast Bankers' Bancshares stock approximates fair value based on the redemption provisions of the Pacific Coast Bankers' Bancshares.

        Loans—For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values of fixed-rate commercial, real estate mortgage, installment, and other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

        Deposit Liabilities—The estimated fair values disclosed for demand, savings, and money market accounts are equal to their carrying amounts. Fair values for fixed-rate time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated expected maturities on time deposits. The carrying amount of interest payable approximates its fair value.

        Federal Home Loan Bank Advances, and Term Loans—The Federal Home Loan Bank advances are issued at variable rates, therefore the carrying amount approximates their fair values. The fair value of the term loan is estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms.

        Other Borrowings—The carrying amounts of other borrowings approximate their fair values.

        The carrying amounts and estimated fair values of the Corporation's financial instruments at March 31 are as follows:

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and due from banks	$2,960,502	$2,960,502	$4,077,846	$4,077,846
Federal funds sold	34,890,765	34,890,765	6,615,847	6,615,847
Investment securities	6,869,565	6,802,165	7,885,078	7,951,036
Investment securities	136,200	136,200	216,800	216,800
Federal Home Loan Bank stock
Pacific Coats Bankers Bancshares stock	60,000	60,000	60,000	60,000
Loans	57,340,711	57,298,695	122,012,184	123,057,184
Accrued interest receivable	502,032	502,032	770,507	770,507
Financial Liabilities
Demand and savings deposits	$59,966,571	$59,966,571	$55,801,428	$55,801,428
Time deposits	41,760,255	42,565,484	73,960,066	73,954,776
Accrued interest payable	114,832	114,832	143,597	143,597
Federal Home Loan Bank advances	—	—	2,000,000	2,000,000
Federal Home Loan Bank term loan	—	—	125,412	138,832
Other borrowings	1,896,580	1,896,580	1,978,589	1,978,589

NOTE 21—PARENT COMPANY (ONLY) FINANCIAL INFORMATION

        The condensed balance sheet follows:

	2004	2003
Cash	$178,841	$245,942
Investment in bank	9,985,520	12,915,319
Other assets	141,823	175,233

	$10,306,18	$13,336,494

Other liabilities	$1,914,330	$1,995,499
Stockholders' equity
Common stock	296,273	289,173
Capital surplus	7,128,897	6,958,497
Retained earnings	966,684	4,093,325

	$10,306,184	$13,336,494

        The condensed statement of income follows:

	2004	2003
Income
Other income	$16,175	$6,300
Cash dividends from Bank subsidiary	40,000	192,293
Total income	56,175	198,593
Total expenses	253,017	120,777
Income (loss) before recognition of subsidiary loss	(196,842)	77,816
Recognition of subsidiary loss	(2,929,799)	(1,139,223)

Net loss	$(3,126,641)	$(1,061,407)

        The condensed statement of cash flows follows:

	2004	2003
Cash flows from operating activities
Net loss	$(3,126,641)	$(1,061,407)
Adjustments to reconcile net income to net cash flows from operating activities
Recognition of subsidiary loss	2,929,799	1,139,223
Other operating activities	34,250	13,368

Net cash flows from operating activities	(162,592)	91,184

Cash flows from financing activities
Repayment of other borrowings	(82,009)	(21,411)
Issuance of common stock	177,500	50,000
Cash dividends	—	(71,796)

Net cash flows from financing activities	95,491	(43,207)

Net change in cash	(67,101)	47,977
Cash, beginning of year	245,942	197,965

Cash, end of year	$178,841	$245,942

NOTE 22—MERGER ACTIVITIES

        Effective July 2004, the agreement and plan of merger between AEA Bancshares, Inc. and Capitol Bancorp, Ltd. entered into on January 14, 2004, was terminated.

NOTE 23—SUBSEQUENT EVENTS

Wrongfully Dishonored Cashier's Checks

        On March 16, 2005, the Bank, through legal counsel, presented a third party bank with a letter demanding that the bank honor and credit to AEA Bank approximately $1.5 million of cashier's and/or teller's checks drawn upon and presented to that bank's clearing agent (a third bank) through the Federal Reserve Bank payment system. The letter asserts that AEA Bank has payment rights resulting from certain Washington State and Federal laws that the Company believes entitles it to payment on the checks either from the bank upon which the official checks were drawn, or upon that bank's clearing agent. Shortly after receiving the demand letter from AEA Bank's legal counsel, the other bank rejected the claims of AEA Bank outright and denied payment or any responsibility. The Corporation plans to vigorously pursue its rights under the law; however, the ultimate outcome of this matter cannot be determined at this time. The caption entitled "Other assets" presented in the unaudited interim balance sheet as of March 31, 2005 totalling $2,187,356 includes the total of these disallowed checks.

Borrowing Agreement

        During March 2005, pursuant to a borrowing resolution made by the Corporation's Board of Directors, the Corporation entered into a borrowing agreement with Funding Source, L.L.C. ("Funding"), a company formed by certain members of the Corporation's Board of Directors. Funding has lent the Corporation $1.8 million for the purpose of making additional capital contributions into the Bank and to provide working capital to the Corporation. $1,200,000 of the funds were downstreamed to the Bank as capital. The remaining $600,000 was retained at the Corporation. The Corporation's Board of Directors took this action to address capital deficiencies resulting from the 2004 net losses incurred by the Corporation and the Bank. The injection of capital, combined with earnings at the Bank, brought the Bank's Tier 1 leverage ratio back into compliance with the Consent Order, though there is no assurance that it will continue to be in compliance with the Tier 1 leverage requirement without the injection of additional capital. Funding has subordinated this indebtedness to the commercial bank note payable described in Note 9. The indebtedness is unsecured, with interest-only due monthly at an annual rate of 6.25%, and matures on March 30, 2008. The caption entitled "Other borrowings" presented in the unaudited interim balance sheet as of March 31,2005 totalling $3,683,614 includes the borrowing from Funding Source, LLC obtained during March 2005.

Insurance Claims under Financial Institutions Bond

        On April 22, 2005, the Bank, through legal counsel, presented one of its insurance carriers with a "notice of losses" in order to preserve insurance recovery rights, pending the Bank's gathering of complete claim information. The notification indicates that the Company believes two of its former officers may have committed dishonest or fraudulent acts with regard to certain customer lending relationships, thereby creating a right of recovery under bond provisions of the underlying insurance policy. The notice communicates to the insurance carrier that the Corporation estimates the losses resulting from these acts range between $4.0 million and $5.2 million. These claim amounts exceed the maximum insured amount of $2.2 million. At this time, the Corporation is unable to determine the probability of recovery, or the range of amounts that might be recovered as of result claims expected to be filed under the bond rights held by the Corporation.

NOTE 24—LIQUIDITY AND OPERATIONS

        During fiscal years 2004 and 2003, the Corporation reported net losses of $3,126,640 and $1,061,407, respectively. Also, as described in Note 23, the Corporation determined that certain official checks totaling approximately $1.5 million were not honored by a third party bank, and while the Corporation intends to vigorously pursue its rights to collect payment on these checks, the outcome of this effort is unknown. In the event that the Corporation is completely unsuccessful on this matter, a loss of $1.5 million (pre-tax) will be incurred.

        In Note 11, the Corporation has also reported that since 2001, its primary regulators have been increasing their level of oversight, concern and requirements. Regulators are empowered with a wide range of corrective and pre-emptive rights in order to protect the safety and soundness of a troubled bank.

        The Corporation is also reliant on borrowings from a third party commercial bank as described in Note 9. While the Corporation has been out of compliance with certain debt covenants contained in this borrowing agreement, it has been able to obtain the commercial bank's forbearance from calling the indebtedness as currently due and payable. The commercial bank's forbearance does not completely waive its rights, but rather indicates that the commercial bank will not call the indebtedness for payment provided the Corporation's financial condition does not further deteriorate.

        Up to this point, the bank regulators have been working with the Board of Directors to allow time for the Corporation to restore itself to an acceptable level of safety and soundness. The Corporation has made substantial progress in collecting or reducing classified loans which have been the principal challenge facing the Bank. Equally important has been the Board's action to add additional capital to the Corporation and the Bank through loans from Funding Source, L.L.C. as described in Note 23. This indebtedness has been subordinated to the indebtedness payable to the commercial bank referred to in the previous paragraph.

        Given the severity of the matters discussed above and elsewhere in these financial statements, it is apparent that the ability of the Corporation to continue as a going concern is dependent on the Corporation's ability to execute on meeting the requirements of the bank regulators and its lender. Failure to meet the requirements of the bank regulators and the Corporation's lender could adversely affect the Corporation's ability to continue operations.

        The Corporation's financial statements have been prepared on the basis that it is a going-concern. Financial statements prepared on this basis are different from those financial statements that would be prepared for a Company which is liquidating or in bankruptcy protection.

        Significant estimates, such as the expected recovery amounts of investments, other real estate owned, and loans, the utility and lives of property and equipment placed in service and the recoverability of deferred tax assets, are highly dependent upon the going concern basis of accounting and their values may be significantly reduced or eliminated should the Corporation not continue as a going concern. These financial statements do not include any adjustments that might be necessary should the Corporation not continue as a going concern.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        As a Washington corporation, Cowlitz is subject to the provisions of the Washington Business Corporation Act (the "WBCA"). The WBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if:

  •
  His or her conduct was in good faith;

  •
  He or she reasonably believed that his or her official conduct was in the corporation's best interest, or his or her unofficial conduct was at least not opposed to the corporation's best interests; and

  •
  In the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

        The corporation may only indemnify a director after the Board of Directors, special legal counsel, or shareholders make a determination in a specific case that indemnification is permissible under the WBCA.

        Unless a corporation's articles of incorporation provide otherwise, indemnification of either a director or an officer is mandatory if the director or officer is wholly successful on the merits or otherwise in such a proceeding, or if a court of competent jurisdiction orders the corporation to indemnify the director or officer. Cowlitz's articles of incorporation do not limit the statutory right to indemnification.

        Under the WBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

  •
  to the corporation in a proceeding by or in the right of the corporation; or

  •
  in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

        The WBCA also provides that a corporation's articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for:

  •
  acts or omissions which involve intentional misconduct or a knowing violation of law;

  •
  any unlawful distribution; or

  •
  any transaction from which the director derived an improper personal benefit.

        Cowlitz's articles of incorporation provide that Cowlitz will indemnify its directors and advance or reimburse reasonable expenses to the fullest extent permitted by the WBCA if the director is made a party to a proceeding because he or she is or was a director of Cowlitz. Cowlitz's articles also provide that it may indemnify any individual made a party to a proceeding because that individual is or was an officer, employee or agent of Cowlitz, or serves or served at the request of Cowlitz as a director, officer, partner, trustee, employee or agent of another company, partnership joint venture, trust, employee benefit plan or other enterprise, and will advance or reimburse reasonable expenses without regard to limitations in the WBCA.

        Cowlitz's articles of incorporation eliminate monetary liability of its directors for their conduct as directors, except for:

  •
  any breach of the director's duty of loyalty;

  •
  acts or omission not in good faith or which involve intentional misconduct or knowing violation of law;

  •
  distributions to shareholders which is unlawful; or

  •
  any transaction from which the directors derived an improper personal benefit.

        If the WBCA is amended to further limit the directors' liability, Cowlitz's articles would incorporate such amendment on its effective date.

        Cowlitz carries liability insurance with Progressive Casualty Insurance Company with limits of $10,000,000 that cover Cowlitz's indemnification obligation to its officers and directors.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.
2.1
Agreement and Plan of Reorganization between Cowlitz Bancorporation, Cowlitz Bank, AEA Bancshares, Inc. and Asia-Europe-Americas Bank dated May 3, 2005 (incorporated by reference to Appendix A of the proxy statement-prospectus included in this Registration Statement)
3.1		Restated Articles of Incorporation of Cowlitz Bancorporation (incorporated by reference to Registrant's Form 8-K filed on June 9, 2005).
5.1	*	Opinion of Foster Pepper Tooze LLP regarding the legality of the shares of common stock being registered
8.1	*	Tax Opinion of Foster Pepper Tooze LLP
10.1		Advances Security and Deposit Agreement dated March 29, 1991 between Federal Home Loan Bank of Seattle and Cowlitz Bank (incorporated by reference from Registration Statement on Form S-1, Reg. No. 333-44355).
10.2		Federal Home Loan Bank of Seattle Form of Promissory Note (Credit Line Fixed Rate Advance) (incorporated by reference from Registration Statement on Form S-1, Reg. No. 333-44355).
10.3		Employment Agreement with Richard Fitzpatrick (incorporated by reference to the Registrant's Form 10-Q filed May 15, 2003).
10.4		Employment Agreement with Ernie Ballou (incorporated by reference to the Registrant's Form 10-Q filed May 15, 2003).
10.5		Cowlitz Bancorporation 2003 Stock Incentive Plan (incorporated by reference to Appendix B to the Registrant's proxy statement for the 2003 annual meeting of shareholders filed April 15, 2003).
10.6		Cowlitz Bancorporation Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Registrant's proxy statement for the 2003 annual meeting of shareholders filed April 15, 2003).
10.7		Placement Agent Agreement dated April 28, 2005 between FTN Capital Market, Keefe, Bruyette & Woods, Inc., and Cowlitz Bancorporation.

10.8		Guarantee Agreement dated April 29, 2005 between Cowlitz Bancorporation and Wilmington Trust Company
10.9		Employment Agreement with Randy Blake dated June 20, 2005 (incorporated by reference to Registrant's Form 8-K filed June 21, 2005).
23.1		Consent of Moss Adams LLP with respect to AEA's audited financial statements
23.2		Consent of Moss Adams LLP with respect to Cowlitz's audited financial statements
23.3	*	Consent of Foster Pepper Tooze LLP (included in Exhibits 5.1 and 8.1)
23.4		Consent of Sandler O'Neill & Partners, L.P.
24.1		Power of Attorney (included on page II-5 of this Registration Statement)
99.1		Form of AEA Bancshares, Inc. Proxy

*
To be filed by amendment.

Item 22. Undertakings

        (a)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longview, State of Washington, on July 5, 2005.

COWLITZ BANCORPORATION
By:	/s/ RICHARD J. FITZPATRICK Richard J. Fitzpatrick President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Richard J. Fitzpatrick and Ernie D. Ballou his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all Amendments (including Post-Effective Amendments) to this Registration Statement and any registration statement related to the offering contemplated by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ MARK F. ANDREWS Mark F. Andrews, Director	Date: July 5, 2005
By:	/s/ JOHN S. MARING John S. Maring, Director	Date: July 5, 2005
By:	/s/ JOHN M. PETERSEN John M. Petersen, Director	Date: July 5, 2005
By:	/s/ PHILIP S. ROWLEY Philip S. Rowley, Director	Date: July 5, 2005
By:	/s/ LINDA M. TUBBS Linda M. Tubbs, Director	Date: July 5, 2005

By:	/s/ RICHARD. J. FITPATRICK Richard J. Fitzpatrick, Director, Chief Executive Officer/President	Date: July 5, 2005
By:	/s/ ERNIE D. BALLOU Ernie D. Ballou, Director Chief Credit Officer	Date: July 5, 2005
By:	/s/ RANDY BLAKE Randy Blake, Chief Financial Officer	Date: July 5, 2005

QuickLinks

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT
WHERE YOU CAN FIND MORE INFORMATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETING
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
FORWARD-LOOKING INFORMATION
RISK FACTORS
SELECTED FINANCIAL DATA
SELECTED UNAUDITED COMPARATIVE PER SHARE DATA
MARKET PRICE DATA AND DIVIDEND INFORMATION
BENEFICIAL OWNERSHIP INFORMATION
AEA SPECIAL MEETING
BACKGROUND AND REASONS FOR MERGER
Multiples Using Various Scenarios
Cowlitz's Stock Performance
Comparable Group Analysis
Comparable Group Analysis
Comparable Transaction Multiples—SCENARIO 1a
Comparable Transaction Multiples—SCENARIO 2a
THE MERGER
THE MERGER AGREEMENT
INFORMATION ABOUT COWLITZ
Average Balances, Yields and Rates Paid
Changing Rate and Volume Effects
Components of Non-interest Income
Components of Non-interest Expense
Summary Balance Sheet
Investment Portfolio
Investment Maturity Distribution
INFORMATION ABOUT AEA
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Notes To The Unaudited Pro Forma Condensed Combined Financial Information
DESCRIPTION OF COWLITZ CAPITAL STOCK
COMPARISON OF RIGHTS OF SHAREHOLDERS
LEGAL MATTERS
EXPERTS
INCORPORATION OF DOCUMENTS BY REFERENCE
  Appendix A
AGREEMENT AND PLAN OF REORGANIZATION
  Appendix B
  Appendix C
WASHINGTON DISSENTERS' RIGHTS STATUTE Chapter 23B.13 RCW
  Appendix D
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COWLITZ BANCORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CONDITION (dollars in thousands)
COWLITZ BANCORPORATION AND SUBSIDIARIES CONSOLDIATED STATEMENTS OF INCOME (dollars in thousands, except share and per share amounts)
COWLITZ BANCORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (dollars in thousands)
COWLITZ BANCORPORATION AND SUBSIDIARIES CONSOLDIATED STATEMENTS OF CASH FLOWS (dollars in thousands)
COWLITZ BANCORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  Appendix E
AEA BANCSHARES, INC. & SUBSIDIARY Independent Auditor's Report and Consolidated Financial Statements March 31, 2005 (unaudited) and December 31, 2004 and 2003
AEA Bancshares, Inc. & Subsidiary TABLE OF CONTENTS MARCH 31, 2005 (UNAUDITED) AND DECEMBER 31, 2004 AND 2003
INDEPENDENT AUDITOR'S REPORT
AEA BANCSHARES, INC. & SUBSIDIARY CONSOLIDATED BALANCE SHEET MARCH 31, 2005 (UNAUDITED) AND DECEMBER 31, 2004 AND 2003
AEA BANCSHARES, INC. & SUBSIDIARY CONSOLIDATED STATEMENT OF OPERATIONS FOR THE PERIODS ENDED MARCH 31, 2005 (UNAUDITED) AND DECEMBER 31, 2004 AND 2003
AEA BANCSHARES, INC. & SUBSIDIARY CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE PERIODS ENDED MARCH 31, 2005 (UNAUDITED) AND DECEMBER 31, 2004 AND 2003
AEA BANCSHARES, INC. & SUBSIDIARY CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE PERIODS ENDED MARCH 31, 2005 (UNAUDITED) AND DECEMBER 31, 2004 AND 2003
AEA BANCSHARES, INC. & SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2005 (UNAUDITED) AND DECEMBER 31, 2004 AND 2003
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES
POWER OF ATTORNEY